Filed Pursuant to Rule 424(b)(4)
Registration No. 333-252271

4,938,271 Class A Ordinary Shares

Warrants to Purchase 4,938,271 Class A Ordinary Shares

Ucommune International Ltd
(incorporated in Cayman Islands)

________________________

We are offering 4,938,271 Class A ordinary shares, par value US$0.0001 per share, or Class A ordinary shares, and warrants to purchase 4,938,271 Class A ordinary shares, or Warrants, at a combined offering price of US$4.05 per Class A ordinary share and Warrant. Class A ordinary shares and Warrants will be separately issued, but the Class A ordinary shares and Warrants will be issued and sold to purchasers in a combination of one Class A ordinary share and one Warrant to purchase one Class A ordinary share for a combined offering price of US$4.05. Each Warrant will be immediately exercisable for one Class A ordinary share at an exercise price of US$4.05 per share and expire five years after the issuance date.

Our Class A ordinary shares are listed on the Nasdaq Capital Market, or the Nasdaq, under the symbol “UK” and our 4,673,225 warrants, at an exercise price of $11.50 per share (the “Prior Warrants”), are listed on the Nasdaq under the symbol “UKOMW.” On January 28, 2021, the latest reported sale price of our Class A ordinary shares on the Nasdaq Capital Market was US$5.09 per Class A ordinary share and the latest reported sale price of our Prior Warrants was US$0.27. We do not intend to apply to list the Warrants on any security exchange.

Dr. Daqing Mao and his wife, Angela Bai currently own approximately 66.63% of the voting power of our company due to our dual class share structure. Upon the closing of this offering, Mr. Mao and Ms. Bai will continue to own a combined controlling interest in us, and we will meet the definition of a “controlled company” under the corporate governance standards for NASDAQ listed companies and we will be eligible to utilize certain exemptions from the corporate governance requirements of the NASDAQ Stock Market.

________________________

Investing in our securities involves a high degree of risks See “Risk Factors” beginning on page 20.

________________________

	Price to Public		Underwriting Discounts and Commissions(1)		Proceeds, before Expenses, to Us(2)
Per Class A ordinary share and Warrant	US$	4.0500	US$	0.2835	US$	3.7665
Total	US$	19,999,998	US$	1,400,000	US$	18,599,998

____________

(1)      The per Class A ordinary share and Warrant calculation represents the average underwriting discount and commissions per Class A ordinary share and Warrant. See “Underwriting” for additional disclosure regarding compensation payable by us to the underwriter(s).

(2)      Does not include proceeds from the exercise of the Warrants in cash, if any.

The offering is being underwritten on a firm commitment basis. We have granted the underwriters an option exercisable within 45 days from the date of this prospectus to purchase up to an additional 740,740 Class A ordinary shares from us at a price of US$4.04 per Class A ordinary share and/or up to an additional 740,740 Warrants at a price of US$0.01 per Warrant, less, in each case, underwriting discounts and commissions.

Neither the United States Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter(s) expect to deliver the Class A ordinary shares and Warrants against payment in U.S. dollars in New York, New York on or about February 2, 2021.

________________________

Sole Book Running Manager

Maxim Group LLC

________________________

The date of this prospectus is January 28, 2021.

Mission

"Sharing, Innovation, Responsibility and Success for all."

We have become the largest co-working space in China in only 4 years. (1)

c.42,000
individual members using workstations(2)

c.860,400
members(2)(3)

c.58,000
workstations(2)

c.597,100 m^2
aggregate managed area(2)

51
cities(2)
222
co-working spaces(2)
Singapore
Number of spaces in one city:
1 - 10
11 - 50
> 50

Notes:

(2) In Greater China (50 cities) and Singapore as of September 30, 2020

(3) Including approximately 830,500 individual members and 29,900 enterprise members as of September 30, 2020

Our Business Model

860,400 members(1)
+
222 co-working spaces(2)
Self-operated model
U Space
U Studio
U Design
Asset-light model
U Brand
U Partner
U Bazaar APP
Smart office system
AI
Customer data
Operating data
Udata
UDA
U Plus services
Individual services
General corporate services
Incubation and corporate venturing services
Design and build services
Advertising and branding services
New initiatives
Precision marketing
E-commerce
Additional services to energize community

Notes:

(1) Approximate number as of September 30, 2020, including approximately 830,500 individual members and 29,900 enterprise members

(2) As of September 30, 2020

________________________

You should rely only on the information contained in this prospectus. We and the underwriter(s) have not authorized anyone to provide you with any information other than that contained in this prospectus, and neither we, nor the underwriter(s) take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy, ordinary shares and warrants only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of ordinary shares and warrants. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Prospectus Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ordinary shares discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ordinary shares. Investors should note that Ucommune International Ltd, our ultimate Cayman Islands holding company, does not directly own any substantive operations in the PRC and our businesses in the PRC described in this prospectus are operated through our VIEs.

What is Ucommune

We are China’s leading agile office space manager and provider with global ambitions. We operate the largest agile office space community in China in terms of number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan.

Our mission is to cultivate a new working culture anchored in four foundations: “Sharing, Innovation, Responsibility and Success for all.”

We are dedicated to providing specialized, integrated services for managing agile office spaces in China. With our strong management and chain operating capabilities, we distinguish ourselves through seamless integration of physical spaces offline and member community online, empowering our members to fulfil their dreams.

The agile office space we envisage is based on a standardized, intelligent, humanized, digital and physical setting. It is an open platform complemented by enterprise services, with office space covering both online and offline members.

Our Business

The urban transformation and the evolution in working culture in China have created strong demand for flexible and innovative working space, creating a unique and significant opportunity for the agile office space industry. Our Ucommune brand is the most recognized agile office space brand in China, according to Frost & Sullivan. Our leading brand position, evidenced by brand awareness and member satisfaction according to a survey conducted by Frost & Sullivan, demonstrates our operating excellence and supports our future development.

Our nationwide agile office space network covers economically vibrant regions, including all the tier-1 and new tier-1 cities in China. Our unique and comprehensive network provides enterprise members with flexible and cost-efficient office space solutions, helping them to expand into new geographic locations quickly and enhance productivity. We are also actively involved in the urban transformation of older and under-utilized buildings, redefining the commercial real estate sector in China.

We believe the establishment of an Ucommune agile office space can attract more traffic to and improve the image of the surrounding neighborhood. Through our physical spaces, we also offer a comprehensive suite of corporate services to empower our members, which we refer to as U Plus services.

Our expertise in the real estate and retail industries has enabled us to operate our agile office spaces with high efficiency. Since the launch of our first agile office space in September 2015, we have replicated our success across China and expanded our footprint overseas with our strong management and chain operating capabilities.

We had 222 spaces across 51 cities as of September 30, 2020, which 158 spaces were in operation, providing approximately 58,000 workstations to our members, and 64 spaces were under construction or preparation for construction. The following map illustrates our agile office space network in Greater China as of September 30, 2020:

Hulun Buir
Urumqi
Changchun
Chengde
Shenyang
Zhangjiakou
Beijing
Datong
Dalian
Baoding
Tianjin
Langfang
Taiyuan
Xiong'an New Area
Shijiazhuang
Jinan
Weifang
Tai'an
Qingdao
Kaifeng
Zaozhuang
Xi'an
Zhengzhou
Yangzhou
Nanjing
Chengdu
Xiangfan
Shanghai
Lhasa
Wuhan
Qianjiang
Hangzhou
Ningbo
Chongqing
Suzhou
Luzhou
Wuxi
Changsha
Nanchang
Changzhou
Jiaxing
Fuzhou
Kunming
Xiamen
Number of spaces in one city:
Huizhou
1 – 10
Shenzhen
11 – 50
Hong Kong
>50
Dongguan
Guangzhou
Zhuhai

In addition, we provide spaces operated by our associates (which refer to spaces in which we have a minority interest investment but are operated by our associates and for which we do not consolidate the revenue from such spaces) to supplement our agile office space network. We refer members who need agile office space services in locations we do not operate directly to spaces operated by our associates and share our service experiences for such members with our associates. This network of spaces operated by our associates allows members to expand into new geographic locations by receiving a similar level of services provided by our agile office spaces. As of September 30, 2020, we had five spaces operated by our associates across three cities in Greater China and New York.

We currently operate our spaces under the following two models:

•        Self-operated Model.    We have three categories of spaces under our self-operated model.

•        U Space, under which we enter into leases with landlords for spaces with area generally over 200 m2 each, and design and build the spaces using our proprietary SOP.

•        U Studio, under which we lease scattered and small office spaces with area generally less than 200 m2 each from landlords, and design and build the spaces using our proprietary SOP.

•        U Design, under which we provide one-stop customized services from location selection to daily operations in accordance with the specifications of our members.

•        Asset-light Model.    We provide space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build out and launch new spaces. We have two categories under our asset-light model.

•        U Brand, under which we primarily charge landlords management fees for branding, consulting and operating services.

•        U Partner, under which we share revenue with landlords.

We have been developing our asset-light model, under which we provide space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build and launch new spaces. The asset-light model allows more landlords to benefit from our professional capabilities and strong brand recognition, which in turn enables our business to scale in a cost-efficient manner.

As of September 30, 2020, we had 106 spaces under the asset-light model with managed area of approximately 272,900 m2, representing 45.7% of the aggregate managed area of approximately 597,100 m2 of all spaces. In the nine months ended September 30, 2020, we launched 59 new spaces under our asset-light model with managed area of approximately 101,700 m2, representing a 151% increase and a 73% increase in the number and managed area of new spaces under our asset-light model in the same period in 2019. In 2018, 2019 and the nine months ended September 30, 2020, we generated operating profit from the subsidiary that operates agile office spaces under our asset-light model. We intend to focus on expanding our asset-light business as one of our major growth drivers.

The profitability of our agile office space services is partly driven by the maturity of our agile office spaces, or the length of time a space has been open to our members. We define spaces that have been open for more than 24 months as mature spaces. Once a space reaches maturity, occupancy is generally stable, our initial investment in build-out and sales and marketing to drive member acquisition is complete and the space typically generates recurring revenue and cash flows. As of September 30, 2020, the overall occupancy rate for our 158 total spaces in operation and 95 mature spaces was approximately 72% and 78%, respectively.

While physical office spaces constitute our core offering, we have built a smart and integrated platform connecting offline and online services via technological innovation. Our app U Bazaar, and data management system, Udata, together with our smart office system and IoT solutions, have created a seamless working experience for our members to go beyond physical spaces and provide them with convenient access to our U Plus services (described in more detail below), resulting in enhanced member loyalty and an expanded member base. As of September 30, 2020, we had approximately 860,400 members, including approximately 830,500 individuals and 29,900 enterprises, ranging from large enterprises to SMEs.

Agile office spaces provide unique access to a large urban population with high disposable income in an office setting, providing significant monetization opportunities. Our individual members using workstations generally spend an average of eight hours in our spaces during a typical working day, building rapport with our Ucommune community and generating significant traffic and data. Powered by our technology capabilities, we offer various U Plus services meeting our members’ needs and preferences and build a vibrant Ucommune community serving a wider group of members beyond physical spaces.

Cooperating with over 700 business partners and more than 30 investees, we provide a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and related services to our community.

We receive revenue from members by providing U Plus services and charging members fees based on services provided. We also generate revenue from our business partners and investees through different arrangements, including (i) revenue sharing arrangements under which we share part of the revenue of our business partners as fees, and (ii) fixed fee arrangements under which we charge our business partners and investees fixed fees for leasing our spaces to provide services.

We also generate revenue by providing SAAS services, such as lease contract management, CRM promotion management, IOT intelligent device management, and tenant and member operation management services, to office buildings and industrial parks through our DOMES platform. The client base and revenue of our SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. We expect this trend to continue as we develop our SAAS business.

Our total revenue increased by 160.3% from RMB448.5 million in 2018 to RMB1,167.4 million (US$167.3 million) in 2019, and decreased by 31.6% from RMB874.6 million for the nine months ended September 30, 2019 to RMB598.5 million (US$88.1 million) in the same period of 2020. Our spaces in operation increased from 162 as of December 31, 2018 to 174 as of December 31, 2019 and decreased to 158 as of September 30, 2020. Our member base increased from approximately 252,000 as of December 31, 2018 to approximately 715,600 as of December 31, 2019 and further to approximately 860,400 as of September 30, 2020. In the first nine months of 2020, our financial condition and results of operation were materially and adversely affected by the impact of COVID-19 outbreak. Despite the adverse conditions, we have maintained our market leading position, as evidenced by the overall occupancy rate of 72% for all our spaces in operation as of September 30, 2020.

The following chart illustrates our business model:

Our Business Model

860,400 members [1]
+
222 agile office spaces[2]
Self-operated model
U Space
U Studio
U Design
Asset-light model
U Brand
U Partner
U Bazaar APP
Smart office system
AI
Customer data
Operating data
Udata
UDA
U Plus services
Individual services
General corporate services
Incubation and corporate venturing services
Design and build services
Advertising and branding services
New initiatives
Precision marketing
E-commerce
Additional services to energize community

Notes:

(1) Approximate number as of September 30, 2020, including 830,500 individual members and 29,900 enterprise members

(2) As of September 30, 2020

The following chart illustrates our community:

Our Strengths

We believe that the following strengths contribute to our success:

•        China’s leading agile office space brand rooted in deep understanding of local market dynamics;

•        our superior space operating efficiency and chain operating capabilities;

•        our technology-driven platform;

•        our dynamic agile office ecosystem empowering enterprise members;

•        our diversified monetization channels enabled by expansion of member base beyond physical spaces; and

•        our innovative management.

Our Strategies

We intend to achieve our mission and further grow our business by pursuing the following strategies:

•        reinforce leading market position by exploring growth under our asset-light model and pursuing target expansion;

•        expand U Plus services to refine our ecosystem;

•        invest in technology to enhance operating efficiency and upgrade smart office system; and

•        selectively pursue acquisition and investment opportunities.

Our Challenges

Investing in the ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 20 of, and the other information contained in, this prospectus before you decide whether to purchase the ordinary shares.

Our ability to achieve our mission and execute our strategies is subject to certain challenges, risks and uncertainties, including our ability to:

•        sustain and manage our growth and expansion;

•        obtain sufficient funds to expand our business and respond to business opportunities;

•        attract more members;

•        successfully operate our spaces and U Plus services;

•        develop our technology;

•        compete with other players in co-working space industry efficiently; and

•        comply with the relevant laws and regulations in the PRC and other jurisdictions in which we operate.

Our History and Corporate Structure

Our Corporate History

We commenced our operations in April 2015 through Ucommune Venture. We expanded our operations beyond Greater China to Singapore in July 2017. We entered into New York market through the space operated by our associate in April 2018. In August 2018, we established Beijing U Bazaar.

We underwent a series of restructuring transactions, which primarily included the following:

•        In September 2018, Ucommune Group Holdings Limited was incorporated under the laws of the Cayman Islands.

•        In December 2018, Ucommune Group Holdings (Hong Kong) Limited was incorporated under the laws of Hong Kong.

•        In January 2019, Ucommune (Beijing) Technology Co., Ltd., or Ucommune Technology, was incorporated in the PRC as a wholly owned subsidiary of Ucommune Group Holdings (Hong Kong) Limited.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Ucommune Venture as well as its shareholders, and the contractual arrangements were renewed in July 2019 and in November 2019.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Beijing U Bazaar as well as its shareholder. We obtained control over Ucommune Venture and Beijing U Bazaar and their respective subsidiaries through contractual arrangements.

In May 2019, we acquired Melo Inc., a holding company incorporated under the laws of Delaware. Beijing Melo Technology Co., Ltd., or Beijing Melo, a company engaging in smart office systems development, is a wholly-owned subsidiary of Melo Inc. We believe the acquisition strengthens our technology capability and enables us to provide advanced office solutions to our members. Beijing Melo entered into a series of contractual arrangements with Weixue Tianxia, a company incorporated in the PRC in December 2017, as well as its respective shareholders, through which we obtained control over Weixue Tianxia.

On November 17, 2020, we consummated a business combination pursuant to a merger agreement with Orisun Acquisition Corp. and certain other parties. Following the business combination, Ucommune Group Holdings Limited became a wholly owned subsidiary of Ucommune International Ltd.

We are regarded as the primary beneficiary of each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their respective subsidiaries. We treat them as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our combined and consolidated financial statements in accordance with U.S.GAAP.

We refer to Ucommune Technology and Beijing Melo as our wholly foreign owned entities, or WFOEs, and to each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia as our variable interest entities, or VIEs, in this prospectus. For more details and risks related to our variable interest entity structure, please see “— Contractual Arrangements with our VIEs and Their Respective Shareholders” and “Risk Factors — Risks Relating to Our Corporate Structure.”

Our Corporate Structure

The following chart shows our corporate structure as of the date of this prospectus, including our principal subsidiaries and our VIEs.

Ucommune International Ltd
(Cayman Islands)
100%
Ucommune Group Holdings Limited
(Cayman Islands)
100%
Ucommune Group Holdings (Hong Kong) Limited
(Hong Kong)
100%
Melo Inc. (Delaware)
100%
Offshore operating companies
100%
Melo HongKong Limited
(Hong Kong)
Off shore
On shore
100%
Ucommune (Beijing) Technology Co., Ltd. ("Ucommune Technology")
100%
Beijing Melo Technology Co., Ltd. ("Beijing Melo")
Ucommune (Beijing) Venture Investment Co., Ltd. ("Ucommune Venture") (1)
Beijing Ubazaar Technology Co., Ltd. ("Beijing U Bazaar") (2)
Beijing Weixue Tianxia Education Technology Co., Ltd. ("Weixue Tianxia") (3)
Equity interest
Contractual arrangement

____________

Notes:

(1)      Our shareholders and their affiliates hold 100% of Ucommune Venture’s equity interests.

(2)      Ms. Nan Shi, our employee responsible for our branding and marketing strategies, holds 100% of Beijing U Bazaar’s equity interests.

(3)      Our shareholders and their affiliates hold 100% of Weixue Tianxia’s equity interests.

Corporate Information

Our principal executive offices are located at Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China. Our telephone number at this address is +8610 6506-7789.

Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://www.ucommune.com/. The information contained on our website is not a part of this prospectus.

Conventions Which Apply to this Prospectus

Unless we indicate otherwise, all information in this prospectus reflects the following:

•        no exercise by the underwriter(s) of their option to purchase up to an additional 740,740 Class A ordinary shares and/or up to an additional 740,740 Warrants from us and no exercise of the Warrants; and

Except where the context otherwise requires and for purposes of this prospectus only:

•        “AI” refers to artificial intelligence;

•        “app” refers to mobile app;

•        “Beijing Melo” refers to Beijing Melo Technology Co., Ltd.;

•        “Beijing U Bazaar” refers to Beijing Ubazaar Technology Co., Ltd.;

•        “Business Combination” refers to (1) reincorporation of Orisun Acquisition Corp in Cayman Islands by merging with and into our company; (2) merger of Everstone International Ltd, a Cayman Islands exempted company and wholly owned subsidiary of our company, with and into Ucommune Group Holdings Limited, resulting in Ucommune Group Holdings Limited being a wholly owned subsidiary of our company.

•        “CAGR” refers to compound annual growth rate;

•        “China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and the Macau Special Administrative Region;

•        “Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.0001 per share, carrying one vote per share, that will be designated immediately upon completion of this offering;

•        “Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.0001 per share, carrying 15 votes per share, that will be designated immediately upon completion of this offering;

•        “Frost & Sullivan” refers to Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., a third-party industry research firm;

•        “Generation Z” refers to the demographic cohort in China of individuals born from 1990 to 2009;

•        “GMV” refers to gross merchandize value;

•        “Greater China” refers to, for the purpose of this prospectus only, China as well as Hong Kong, Macau Special Administrative Region and Taiwan;

•        “Hong Kong” or “HK” refers to the Hong Kong Special Administrative Region of the PRC;

•        “individual members using workstations” refers to the individuals that use our workstations under a membership agreement as of a given date, excluding the individuals that have access to a workstation on as-needed basis;

•        “IoT” refers to internet of things;

•        “IT” refers to information technology;

•        “mature spaces” refers to spaces that have been open for more than 24 months;

•        “members” refers to the individuals and enterprises that have registered on U Bazaar and have received reward points as of a given date;

•        “new tier-1 cities” refers to the relatively developed cities following the tier-1 cities: Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou, Dongguan;

•        “ordinary shares” prior to the completion of this offering refers to our Class A and Class B ordinary shares of par value US$0.0001 per share;

•        “PIPE investment” refers to the investment of $60.9 million in by certain backstop investors in connection with the Company’s Business Combination.

•        “RMB” or “Renminbi” refers to the legal currency of the PRC;

•        “SAFE” refers to the State Administration for Foreign Exchange;

•        “Shengguang Zhongshuo” refers to Zhuhai Shengguang Zhongshuo Digital Marketing Co., Ltd.;

•        “SME” refers to small and medium enterprises;

•        “space(s) operated by our associate(s)” refers to the co-working space(s) in which we have a minority interest investment but are operated by our associate(s); and we account for our investment under the equity method but do not consolidate the revenue of such spaces into our combined and consolidated financial statements;

•        “tier-1 cities” refers to the most developed cities in the PRC: Beijing, Shanghai, Guangzhou and Shenzhen;

•        “U Bazaar” refers to the mobile app developed by Beijing U Bazaar Technology Co., Ltd.;

•        “Ucommune Technology” refers to Ucommune (Beijing) Technology Co., Ltd.;

•        “Ucommune Venture” refers to Ucommune (Beijing) Venture Investment Co., Ltd.;

•        “US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•        “variable interest entities” or “VIEs” refers to Ucommune (Beijing) Venture Investment Co., Ltd., Beijing U Bazaar Technology Co., Ltd. and Beijing Weixue Tianxia Education Technology Co., Ltd., which are PRC companies in which we do not have equity interests but whose financial results have been consolidated into our combined and consolidated financial statements in accordance with United States generally accepted accounting principles, or U.S. GAAP, due to our having effective control over, and our being the primary beneficiary of, such entities;

•        “we,” “us,” “our company,” “our” or “Ucommune” refers to Ucommune International Ltd, a Cayman Islands company, its subsidiaries and, in the context of describing our operations and combined and consolidated financial statements, its VIEs;

•        “Weixue Tianxia” refers to Beijing Weixue Tianxia Education Technology Co., Ltd;

•        “2019 plan” refers to a share incentive plan we adopted on August 22, 2019; and

•        “2020 plan” refers to a share incentive plan we adopted in November 17, 2020, to assume and replace the 2019 plan.

Unless otherwise noted, all statistics with respect to our co-working spaces, cities covered by our co-working space network, managed area of co-working spaces, workstations, occupancy rates and members exclude the spaces operated by our associates.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriter of its option to purchase up to an additional 740,740 Class A ordinary shares and/or up to an additional 740,740 Warrants and no exercise of the Warrants or other outstanding warrants.

Certain amounts, percentages and other figures, such as key operating data, presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentages may not represent the arithmetic summation or calculation of the figures that accompany them.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.7896 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2020. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On January 22 2021, the noon buying rate for Renminbi was RMB6.4810 to US$1.00.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause the results to differ materially from those expressed in these publications and reports.

The Offering

Offering price	Aggregate price of US$4.05 for one Class A ordinary share and one Warrant to purchase one Class A ordinary share.
Class A ordinary shares offered	4,938,271 Class A ordinary shares (or 5,679,011 Class A ordinary shares if the underwriter exercises its option to purchase addition Class A ordinary shares in full). See “Capitalization.”
Warrants offered

Warrants to purchase 4,938,271 of our Class A ordinary shares (or 5,679,011 Class A ordinary shares if the underwriter exercises its option to purchase such additional Warrants in full). Each Warrant will have an exercise price of US$4.05 per Class A ordinary share, exercisable commencing on the date of issuance and will expire five years from the date of issuance. The terms of the Warrants will be governed by a warrant agent agreement, dated as of the closing date of this offering, that we expect to be entered into among us and American
Stock Transfer & Trust Company LLC, or the Warrant Agent. This prospectus also relates to the offering of the Class A ordinary shares issuable upon exercise of the Warrants. For additional information regarding the Warrants, see “Description of Share Capital and Securities We are Offering.”

The Class A ordinary shares and Warrants will be separately issued, but the Class A ordinary shares and Warrants will be issued and sold to purchasers in a combination of one Class A ordinary share and one Warrant to purchase one Class A ordinary share for a combined offering price of US$4.05.

Class A ordinary shares outstanding immediately after this offering

75,937,707 Class A ordinary shares (or 76,678,447 Class A ordinary shares if the underwriter(s) exercise their option to purchase additional Class A ordinary shares and/or additional Warrants in full).

Option

We have granted to the underwriter(s) an option, which is exercisable within 45 days from the date of this prospectus, to purchase up to an additional 740,740 Class A ordinary shares at a price of US$4.04 per Class A ordinary share and and/or up to an additional 740,740 Warrants at a price of US$0.01 per Warrant.

Use of proceeds

We expect to receive net proceeds of approximately US$17.3 million from this offering, based on a combined public offering price of US$4.05 per Class A ordinary share and Warrant and assuming the underwriter(s) do not exercise their option to purchase additional Class A ordinary shares or Warrants and excluding the Class A ordinary shares issuable upon the exercise of the Warrants or other outstanding warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering primarily for the following purposes: 50% of the net proceeds (approximately US$8.6 million) for expansion of our spaces and services offerings, 30% of the net proceeds (approximately US$5.2 million) for strengthening of our technology capabilities, and 20% of the net proceeds (approximately US$3.5 million) for working capital and other general corporate purposes. See “Use of Proceeds.”

Lock-up

We, our directors and executive officers and the holders of 10% or more of our outstanding Class A ordinary shares have agreed with the underwriter(s), subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of Class A ordinary shares or securities convertible into or exercisable or exchangeable for the Class A ordinary shares for a period of 90 days after the date of this prospectus.

NASDAQ trading symbol	UK
Payment and settlement	The underwriter(s) expect to deliver the Class A ordinary shares and the Warrants against payment on February 2, 2021.
Risk factors

See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the Class A ordinary shares. You should carefully consider these risks before deciding to invest in the Class A ordinary shares.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our Class A ordinary shares is American Stock Transfer & Trust Company LLC. Its address is 6201 15th Ave, Brooklyn, NY 11219, and its telephone number is 718-921-8380.

The number of Class A ordinary shares to be outstanding immediately after this offering is based on 70,999,436 Class A ordinary shares outstanding as of the date of this prospectus and excludes:

•        2,336,612 Class A ordinary shares issuable upon the exercise of the Prior Warrants; and

•        4,938,271 Class A ordinary shares issuable upon the exercise of the Warrants issued in this offering.

Unless otherwise stated, all information in this prospectus assumes (i) no exercise of the outstanding options or warrants into Class A ordinary shares, (ii) no exercise of the underwriter’s option to purchase additional securities, and (iii) no exercise of the Warrants.

Our Summary Combined and Consolidated Financial Data and Operating Data

Summary Pro Forma Financial Information

The following pro forma selected financial data for the year ended December 31, 2019 and the nine months ended September 30, 2020 and is derived from the Ucommune International Ltd’s unaudited combined condensed pro forma financial statements and related notes included elsewhere in this prospectus.

The unaudited combined condensed pro forma financial information for the year ended December 31, 2019 are based on the historical financial statements of Orisun Acquisition Corp included in its Annual Report on Form 10-K for the year ended December 31, 2019, and on the historical financial statements of Ucommune Group Holdings Limited also included elsewhere in this prospectus.

The unaudited combined condensed pro forma financial information for the nine months ended September 30, 2020 has been prepared based on the historical statement of operations of Orisun Acquisition Corp for the nine months ended September 30, 2020, and on the historical financial statements of Ucommune Group Holdings Limited for the nine months ended September 30, 2020 included elsewhere in this prospectus.

The following pro forma financial data are being presented to illustrate the effects of the business combination that was completed in November 2020. The information is being presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at December 31, 2019 or at September 30, 2020.

The pro forma financial data are prepared based upon available information and assumptions that are believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the following unaudited combined condensed pro forma financial data due to the factors described in “Risk Factors” included elsewhere herein.

Ucommune International Ltd Pro Forma

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Net revenues	$88,145	$167,334
Formation and operating costs	(328)	(335)
Cost of revenues	(100,569)	(196,295)
Sales and marketing expenses	(3,366)	(10,871)
General and administrative expenses	(12,542)	(26,029)
Pre-operating expenses	—	(2,168)
Impairment loss on long-lived assets	(4,928)	(7,458)
Remeasurement gain of previously held equity interests in connection with step acquisition	—	55
Change in fair value of liabilities to be settled in share	—	(25,727)
Operating loss	(33,588)	(101,494)

Other income (expense):
Interest income	623	852
Interest expense	(2,204)	(2,343)
Other expense, net	(17,382)	(12,063)
Loss before income taxes	(52,551)	(115,048)
(Provision) Benefit for income taxes	(469)	(622)
Loss from equity method investment	21	(222)
Net Loss	(52,999)	(115,892)
Less: net loss attributable to non-controlling interests	(2,282)	(2,225)
Net loss attributable to Company	$(50,717)	$(113,667)

Weighted average shares outstanding, basic and diluted	80,451,843	80,451,843
Basic and diluted net (loss) income per share	$(0.63)	$(1.41)

Summary Financial Information

The following summary combined and consolidated statements of operations data for the years ended December 31, 2018 and 2019, summary combined and consolidated balance sheet data as of December 31, 2018 and 2019 and summary combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 have been derived from our audited combined and consolidated financial statements included elsewhere in this prospectus.

The following summary combined and consolidated statements of operations data for the nine months ended September 30, 2019 and 2020, summary combined and consolidated balance sheet data as of September 30, 2020 and summary combined and consolidated cash flow data for the nine months ended September 30, 2019 and 2020 have been derived from our unaudited combined and consolidated interim financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited combined and consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Combined and Consolidated Financial Data and Operating Data section together with our combined and consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Selected Combined and Consolidated Statements of Operation:
Revenue:
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	419,634	48.0	346,162	50,984	57.9
Marketing and branding service revenue	24,617	5.5	534,826	76,664	45.8	403,484	46.1	207,357	30,540	34.6
Other service revenue	29,535	6.6	74,538	10,685	6.4	51,451	5.9	44,957	6,621	7.5
Total revenue	448,508	100.0	1,167,358	167,334	100.0	874,569	100.0	598,476	88,145	100.0
Cost of revenue:
Workspace membership	(624,844)	(139.3)	(814,002)	(116,683)	(69.7)	(605,190)	(69.2)	(446,526)	(65,766)	(74.6)
Marketing and branding services	(22,481)	(5.0)	(485,473)	(69,590)	(41.6)	(364,442)	(41.7)	(189,077)	(27,848)	(31.6)
Other services	(16,284)	(3.6)	(69,917)	(10,022)	(6.0)	(47,722)	(5.5)	(47,222)	(6,955)	(7.9)
Total cost of revenue (excluding impairment loss)	(663,609)	(148.0)	(1,369,392)	(196,295)	(117.3)	(1,017,354)	(116.4)	(682,825)	(100,569)	(114.1)
Impairment loss on long-lived assets	(111,203)	(24.8)	(52,030)	(7,458)	(4.5)	(46,122)	(5.3)	(33,457)	(4,928)	(5.6)
Pre-opening expenses	(20,165)	(4.5)	(15,124)	(2,168)	(1.3)	(14,148)	(1.6)	—	—	—
Sales and marketing expenses	(44,783)	(10.0)	(75,841)	(10,871)	(6.5)	(48,344)	(5.5)	(22,853)	(3,366)	(3.8)
General and administrative expenses	(118,798)	(26.5)	(181,582)	(26,029)	(15.6)	(128,836)	(14.7)	(87,220)	(12,846)	(14.6)

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	6.1	386	55	0.0	386	—	—	—	—
Change in fair value of liabilities to be settled in shares	25,607	5.7	(179,475)	(25,727)	(15.4)	(179,475)	(20.5)	—	—	—
Loss from operations	(456,900)	(102.0)	(705,700)	(101,159)	(60.5)	(559,324)	(64.0)	(227,879)	(33,564)	(38.1)
Interest income	21,574	4.8	5,944	852	0.5	4,901	0.6	4,233	623	0.7
Interest expense	(9,902)	(2.2)	(16,346)	(2,343)	(1.4)	(7,960)	(0.9)	(14,962)	(2,204)	(2.5)
Subsidy income	31,783	7.1	16,782	2,406	1.4	20,521	2.3	12,706	1,871	2.1
Impairment loss on long-term investments	(18,990)	(4.2)	(37,453)	(5,369)	(3.2)	(2,000)	(0.2)	(3,507)	(517)	(0.6)
Gain/loss on disposal of long-term investments	2,030	0.5	—	—	—	—	—	(43,032)	(6,338)	(7.2)
Other income (expense), net	(11,715)	(2.6)	(63,480)	(9,100)	(5.4)	(20,469)	(2.3)	(84,176)	(12,398)	(14.1)
Loss before income taxes and loss from equity method investments	(442,120)	(98.6)	(800,253)	(114,713)	(68.6)	(564,331)	(64.5)	(356,617)	(52,527)	(59.7)
Provision for income taxes	(2,087)	(0.5)	(4,872)	(698)	(0.4)	(4,780)	(0.5)	(2,330)	(343)	(0.4)
Loss from equity method investments	(948)	(0.2)	(1,548)	(222)	(0.1)	(1,600)	(0.2)	144	21	—
Net loss	(445,155)	(99.3)	(806,673)	(115,633)	(69.1)	(570,711)	(65.2)	(358,803)	(52,849)	(60.1)
Less: net loss attributable to non-controlling interests	(15,563)	(3.5)	(15,523)	(2,225)	(1.3)	(18,763)	(2.1)	(15,497)	(2,282)	(2.6)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(95.8)	(791,150)	(113,408)	(67.8)	(551,948)	(63.1)	(343,306)	(50,567)	(57.5)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
Basic	(4.74)	N/A	(7.56)	(1.08)	N/A	(5.84)	N/A	(2.61)	(0.39)	N/A
Diluted	(4.74)	N/A	(7.56)	(1.08)	N/A	(5.84)	N/A	(2.61)	(0.39)	N/A
Weighted average shares used in calculating net loss per share
Basic	90,646,360	N/A	104,684,701	104,684,701	N/A	94,434,484	N/A	131,312,984	131,312,984	N/A
Diluted	90,646,360	N/A	104,684,701	104,684,701	N/A	94,434,484	N/A	131,312,984	131,312,984	N/A

__________

Note:  Our cost of revenue does not include impairment loss, and we generally do not consider impairment factor on a routine basis when operating and managing our co-working space business.

The following table presents our selected combined and consolidated balance sheet data as of December 31, 2018 and 2019 and September 30, 2020.

	As of December 31,			As of September 30, 2020
	2018	2019
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Combined and Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	274,633	175,774	25,196	89,607	13,198
Restricted cash, current	11,000	—	—	—	—
Term deposits, current	24,000	41,715	5,979	42,950	6,326
Short-term investments	32,200	37,930	5,437	14,350	2,114
Account receivable, net of allowance	69,368	86,200	12,356	66,369	9,775
Prepaid expenses and other current assets	95,784	135,830	19,470	169,277	24,933
Loans receivable	190,000	—	—	—	—
Amounts due from related parties, current	25,660	52,611	7,541	31,052	4,573
Held-for-sale assets, current	—	365,233	51,064	—	—
Total current assets	722,645	886,293	127,043	413,605	60,919
Non-current assets
Restricted cash, non-current	22,273	20,527	2,942	22,777	3,355
Long-term investments	73,167	29,329	4,204	79,768	11,749
Property and equipment, net	490,351	567,844	81,397	387,864	57,126
Right-of-use assets, net	1,935,401	1,851,729	265,435	1,299,685	191,423
Intangible assets, net	30,142	40,105	5,749	34,204	5,038
Goodwill	1,419,018	1,533,485	219,817	1,533,485	225,858
Rental deposit	91,251	98,486	14,117	76,507	11,268
Long-term prepaid expenses	184,833	116,363	16,680	116,173	17,110
Amounts due from related parties, non-current	2,220	884	127	544	80
Other assets, non-current	3,385	185	27	120,318	17,721
Total non-current assets	4,252,041	4,258,937	610,495	3,671,325	540,728
Total assets	4,974,686	5,145,230	737,538	4,084,930	601,647
Total current liabilities	2,879,466	1,625,690	233,031	1,338,666	197,164
Total non-current liabilities	1,499,148	1,415,426	202,894	1,002,792	147,695
Total liabilities	4,378,614	3,041,116	435,925	2,341,458	344,859
Total shareholders’ equity	596,072	2,104,114	301,613	1,743,472	256,788
Total liabilities and shareholders’ equity	4,974,686	5,145,230	737,538	4,084,930	601,647

The following table presents our selected combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(52,071)	(223,357)	(32,015)	(231,578)	(2,347)	(350)
Net cash (used in)/provided by investing activities	(29,685)	7,424	1,063	35,267	(13,025)	(1,918)
Net cash provided by financing activities	189,862	104,379	14,962	95,531	(64,679)	(9,527)
Effects of exchange rate changes	57	(51)	(9)	986	(3,866)	(564)
Net (decrease)/increase in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)	(99,794)	(83,917)	(12,359)
Cash, cash equivalents and restricted cash – beginning of the year/period	199,743	307,906	44,137	307,906	196,301	28,912
Cash, cash equivalents and restricted cash – end of the year/period	307,906	196,301	28,138	208,112	112,384	16,553

Non-GAAP Financial Measure

To supplement our combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use the following non-GAAP financial measures for our combined and consolidated results: EBITDA (including EBITDA margin), adjusted EBITDA (including adjusted EBITDA margin) and adjusted net loss. We believe that EBITDA, adjusted EBITDA and adjusted net loss help understand and evaluate our core operating performance.

EBITDA, adjusted EBITDA and adjusted net loss are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measures. As EBITDA, adjusted EBITDA and adjusted net loss have material limitations as analytical metrics and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

In light of the foregoing limitations, you should not consider EBITDA, adjusted EBITDA and adjusted net loss as substitutes for, or superior to, net loss prepared in accordance with GAAP. We encourage investors and others to review its financial information in its entirety and not rely on any single financial measure. For more information on these non-GAAP financial measures, please see the table below.

EBITDA represents net loss before interest income, interest expense, provision for income taxes, depreciation of property and equipment and amortization of intangible assets.

Adjusted EBITDA represents net loss before (i) interest income, interest expense, other expense, net, provision for income taxes and loss on disposal of subsidiaries and (ii) certain non-cash expenses, consisting of impairment loss on long-term investments. impairment loss on long-lived assets, depreciation of property and equipment, amortization of intangible assets and change in fair value of liabilities to be settled in shares, which we do not believe are reflective of our core operating performance during the periods presented.

Adjusted net loss represents net loss before impairment loss on long-lived assets, impairment loss on long-term investments, change in fair value of liabilities to be settled in shares and loss on disposal of subsidiaries.

The following table sets forth a reconciliation of net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(570,711)	(358,803)	(52,849)
Interest income	(21,574)	(5,944)	(852)	(4,901)	(4,233)	(623)
Interest expense	9,902	16,346	2,343	7,960	14,962	2,204
Provision for income taxes	2,087	4,872	698	4,780	2,330	343
Depreciation of property and equipment	79,162	108,303	15,525	78,637	31,009	4,567
Amortization of intangible assets	1,907	10,803	1,549	5,514	4,907	723
EBITDA (non-GAAP)	(373,671)	(672,293)	(96,370)	(478,721)	(309,828)	(45,635)
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,457	4,928
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	179,475	—	—
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	3,507	517
Loss on disposal of subsidiaries	—	—	—	—	43,032	6,338
Other expense, net	11,715	63,480	9,100	20,469	84,176	12,398
Adjusted EBITDA (non-GAAP)	(257,370)	(339,855)	(48,716)	(230,655)	(145,656)	(21,454)

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(570,711)	(358,803)	(52,849)
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,457	4,928
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	179,475	—	—
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	3,507	517
Loss on disposal of subsidiaries	—	—	—	—	43,032	6,338
Adjusted net loss (non-GAAP)	(340,569)	(537,715)	(77,079)	(343,114)	(278,807)	(41,066)

Key Operating Data

The following table presents our key operating data as of the dates indicated:

	As of December 31, 2018	As of December 31, 2019	As of September 30, 2020
Number of cities	38	44	51
Number of spaces	191	204	222
Number of spaces under self-operated model(1)	160	157	116
Number of spaces under asset-light model	31	47	106
Managed area (m2)(2)	571,900	643,100	597,100
Managed area under self-operated model(2)	465,800	471,900	324,200
Managed area under asset-light model (m2)(2)	106,100	171,200	272,900
Number of spaces in operation	162	174	158
Number of workstations of spaces in operation(2)(3)	64,200	73,300	58,000
Number of members(2)	252,000	715,600	860,400
Number of individual members(2)	239,700	688,900	830,500
Number of individual members using workstations(2)	38,300	58,100	42,000
Number of enterprise members(2)	12,300	26,700	29,900
Occupancy rate for all spaces in operation(2)	60%	79%	72%
Occupancy rate for mature spaces(2)	75%	87%	78%

____________

Notes:

(1)      As spaces under U Studio category are small offices, we count one or more small offices operated under U Studio category in one building as one space. As of December 31, 2018, December 31, 2019 and September 30, 2020, we cooperated with 130, 147 and 139 landlords counted by property ownership certificate, respectively, under U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under U Studio category are small offices, we lease the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under U Studio category is counted by dividing the managed area of our spaces in operation under U Studio category by the average area per workstation of 4.5 m2.

Risk Factors

You should consider carefully all of the information in this prospectus, including the risks and uncertainties below and in our combined and consolidated financial statements and related notes, before making an investment in the Class A ordinary shares. Any of the following risks and uncertainties could materially adversely affect our business, financial condition and results of operations. The market price of our ordinary shares could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment. You should also carefully review the cautionary statements referred to under “Forward-looking Statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus.

Risks Relating to Our Business and Industry

Our limited operating history makes it difficult to predict our future prospects, business and financial performance.

We launched our first space in September 2015 and officially launched our app, U Bazaar, in April 2016. We expanded our operations beyond Greater China to Singapore in July 2017. We entered into the New York market through the space operated by our associate in April 2018. In addition, we continually review the operating models of our spaces and explore new operating models for enhancing our operational efficiency and broadening our monetization channels. For example, we further expanded our operations under U Partner, a category under our asset-light model, in July 2019.

Our short operating history may not serve as an adequate basis for evaluating our prospects and future operating results, including our key operating data, net revenue, cash flows and operating margins. In addition, the co-working space industry in China remains at an early stage of development and continues to evolve. As a result, you may not be able to fully discern the market dynamics to which we are subject and assess our business prospects.

We have encountered risks, challenges and uncertainties experienced by companies at an early stage, including those relating to our ability to adapt to the industry, to maintain and monetize our member base and to introduce new offerings and services. If we cannot successfully address these risks and uncertainties, our business, financial condition and results of operations could be materially adversely affected.

We may not retain existing members, especially those who enter into short-term contracts with us, or attract new members at a level necessary to sustain or grow our business.

Our membership fees constitute an important part of our net revenue, and we depend on the enlargement of our member base to build the vibrant community that we envision. Any failure to attract existing members or bring new members in adequate numbers or at adequate rental rates would materially adversely affect our business. To sustain our growth, we endeavor to retain our existing members and continually add new members to maintain or improve our occupancy rates.

Because the agile office space industry is relatively new and rapidly evolving, we face uncertainties and challenges in maintaining and growing our member base. A significant number of our existing and target members consists of SMEs. These members frequently have limited budgets and are more vulnerable to adverse economic conditions and unfavorable changes in the regulatory environment.

If these businesses experience economic hardship, they may be unwilling or unable to use our services. This would reduce demand for our services, increase customer attrition and adversely affect our business, financial condition and results of operations. In addition, we may lose members due to adverse changes in general economic conditions or the regulatory environment in the regions in which we operate or the industries in which our members operate.

We have experienced fluctuations in our member base. Our members may terminate their membership agreements for leasing our workstations or spaces with us at any time upon one-month’s notice. Furthermore, our existing spaces may become unsuitable to members for a number of reasons. For example, our community could become less popular because of a shift in the local economic landscape, or our members may no longer favor our products and service offerings because of new work style trends or changes in the large enterprise members’ business plans.

Launching new spaces, as mentioned above, is expensive and involves certain risks. Likewise, it would be costly and risky to develop and introduce new lines of products or service offerings. Even if we attract new members, these new members may not maintain the same level of involvement in our community. For example, they may not use our U Plus services. In addition, our net revenue might suffer because of the discounts and other incentives we offer to attract new members.

Our growth has experienced volatility and in subject to various factors, some of which are beyond our control. If we are unable to manage our growth effectively, our business may be materially adversely affected.

Our growth has experienced volatility. The number of our agile office spaces increased from 191 as of December 31, 2018 to 204 as of December 31, 2019 and further to 222 as of September 30, 2020. The number of our spaces in operation increased from 162 as of December 31, 2018 to 174 as of December 31, 2019 and decreased to 158 as of September 30, 2020. The number of workstations available in our spaces in operation increased from approximately 64,200 as of December 31, 2018 to approximately 73,300 as of December 31, 2019 and decreased to approximately 58,000 as of September 30, 2020.

Our growth rates remain subject to various factors, some of which are beyond our control, including increasing competition within the industry, declining growth of China’s agile office space industry in general, emergence of alternative business models, or changes in government policies or general economic conditions. For example, a significant portion of our existing and target member base consists of SMEs, whose growth and expansion have benefited from favorable policies encouraging entrepreneurship and innovation in recent years in China. If changes in policies adversely affect the growth of SMEs, our growth rate may decline due to the reduction in agile office needs in general.

We have incurred significant losses historically, and we may experience significant losses in the future.

We have incurred net losses since our inception in April 2015. For the years ended December 31, 2018 and 2019, we incurred net loss of RMB445.2 million and RMB806.7 million (US$115.6 million), respectively, and for the nine months ended September 30, 2019 and 2020, we incurred net loss of RMB570.7 million and RMB358.8 million (US$52.8 million), respectively.

Our significant losses have resulted primarily from the investments made to grow our business, including opening additional spaces, redeveloping existing spaces and acquiring businesses that could contribute to realizing our enterprise vision. We expect that these costs and investments will grow as our business develops. Moreover, we plan to invest significant capital in upgrading our technology system, recruiting a large number of members and launching more spaces.

We also expect to incur additional general and administrative expenses and compliance costs. These expenditures may make it difficult for us to achieve profitability, and we cannot predict whether we will achieve profitability in the near term or at all. The costs actually incurred could exceed our expectations, and the investments may be unsuccessful and not generate adequate revenue and cash flow, if any at all.

We have substantial indebtedness and other liabilities and are exposed to liquidity constraints, which could make it difficult to obtain additional financing on favorable terms or at all and could adversely affect our financial condition, results of operations and ability to repay our debts.

We have substantial debt, which we have incurred primarily to finance the capital expenditures needed to carry out our daily operations. We had working capital (defined as total current assets deducted by total current liabilities) deficits of RMB2,156.8 million, RMB739.4 million (US$106.0 million), and RMB925.1 million (US$136.2 million), as of December 31, 2018 and 2019 and September 30, 2020, respectively. Historically, we have not been profitable or generated positive net cash flows.

As of September 30, 2020, we had RMB86.3 million (US$12.7 million) in short-term borrowings, RMB9.0 million (US$1.3 million) as the current portion of long-term borrowings and RMB20.7 million (US$3.1 million) in long-term borrowings. To service our debt, we intend to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

If we were unable to obtain financing on favorable terms, this could hamper our ability to obtain further financing and meet our principal and interest payment obligations to our creditors. As a result, we may face liquidity constraints. In order to provide additional liquidity, we could be forced to reduce our planned capital expenditures, implement austerity measures and/or sell additional non-strategic assets to raise funds.

A reduction in our capital expenditure program could adversely affect our financial condition and results of operations, in particular, our ability to achieve our anticipated growth or maintain the operations of our current spaces Such events, if they occur, would adversely affect our financial condition and results of operations after the offering.

We have recorded negative cash flows from operating activities historically and may experience significant cash outflows or have net current liabilities in the future.

We have experienced significant cash outflow from operating activities historically. We had net cash used in operating activities of RMB52.1 million and RMB223.4 million (US$32.0 million) for the years of 2018 and 2019, respectively. Although we had net cash provided by operating activities of RMB2.3 million (US$0.4 million) for the nine months ended September 30, 2020, we may not generate positive cash flows in the future. The cost of continuing operations could further reduce our cash position, and an increase in our net cash outflow from operating activities could adversely affect our operations by reducing the amount of cash available for our operations and business expansion.

Failure to generate positive cash flow from operations may adversely affect our ability to raise capital for our business on reasonable terms, if at all. It may also diminish the willingness of members or other parties to enter into transactions with us, and have other adverse effects that harm our long-term viability.

We had net current liabilities of RMB2,156.8 million, RMB739.4 million (US$106.0 million) and RMB925.1 million (US$136.2 million) as of December 31, 2018, December 31, 2019 and September 30, 2020, respectively. Net current liabilities expose us to liquidity risk. We have satisfied our liquidity requirements primarily through equity financing activities and short-term/long-term borrowings. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our business will require significant working capital to support our growth. Our future liquidity and ability to make additional capital investments will depend primarily on our ability to maintain sufficient cash generated from operating activities and to obtain adequate external financing. We may not renew existing bank facilities or obtain equity or other sources of financing.

Our financial condition and operational results are affected by our occupancy rates. We face heightened risks as we rely on many large enterprise members to sustain our occupancy rates.

In pre-opening process, our spaces typically have a three to five month vacancy period to redevelop space and conduct other pre-opening preparation work. The vacancy period might also be longer than expected if we cannot attract members to our new spaces or maintain members of our existing spaces.

We rely on a limited number of key large enterprise members to sustain our occupancy rates. Our top 25 large enterprise members accounted for approximately 26.9% of our tenancy in terms of workstations as of September 30, 2020 and contributed to 24.0% of our total net revenue for the nine months ended September 30, 2020. Such concentration leads to heightened risks, for instance, if one of these key enterprises terminates its contract with us, our business could suffer.

Large enterprise members often sign membership agreements on longer lease terms and for larger spaces or a greater number of workstations than some of our other members. They generally account for a high proportion of our net revenue at a particular community. A default by a large enterprise member under its agreement with us could significantly reduce the operating cash flow generated by the community where that large enterprise member is situated.

In addition, the larger amount of available space occupied by any individual large enterprise member means that the time and effort required to execute a definitive agreement tailored for such a member is greater than that required for our standard membership agreements. In some instances, we agree to varying levels of customization of the spaces we license to these large enterprise members.

Large enterprise members may nevertheless delay commencement of their membership agreements, fail to make timely lease payments, declare bankruptcy or otherwise default on their obligations. Any of these events could result in the termination of that large enterprise member’s agreement with us and, potentially, sunk costs and transaction costs that are difficult or impossible for us to recover.

If the members choose not to continue using our spaces, new members may not use the current space or we need additional time and cost to redevelop the space, which may result in longer vacancy periods and adversely affect our operational results.

Our key operational metrics and other estimates may not accurately measure our operating performance.

We continually review the numbers of spaces, workstations, members and occupancy rates to evaluate our growth trends, measure our performance and make strategic decisions. We calculate these metrics using internal data and they may not be indicative of our future operating performance. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, measuring how our spaces are used across a large member base involves significant challenges.

For example, the number of our members may include members who do not actively use our spaces or services. If investors do not perceive our operating metrics to accurately represent our operating performance, or if we discover material inaccuracies in our operating metrics, our business, financial condition and reputation may be materially adversely affected.

We require significant capital to fund our operations and growth. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition and prospects may suffer.

We require significant capital and resources for our operations and continued growth. We expect to make significant investments in the expansion and operations of our spaces, which may significantly increase our net cash used in operating activities. Our sales and marketing expenses may also increase to retain existing members and attract new members. In addition, we invest heavily in our technology systems, which are essential to our expansion and operations. It may take substantial time to realize returns on such investments, if at all.

We have historically funded our cash requirements primarily through capital contributions from our shareholders and short-term/long-term borrowings. Upon the completion of this offering, we also plan to utilize the net proceeds we receive from this offering primarily for funding our operations and growth. If these resources are insufficient to satisfy our cash requirements, we may seek to raise funds through additional equity offerings or debt financing or additional bank facilities.

Our ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including our future business development, financial condition and results of operations, general market conditions for financing activities by companies in our industry, and macro-economic and other conditions in China and globally. If we cannot obtain sufficient capital on acceptable terms to meet our capital needs, we may not execute our growth strategies, and our business, financial condition and prospects may be materially adversely affected.

Our advertising and branding services are subject to risks associated with concentration of customers.

The majority of our marketing and branding services revenue generated in the nine months ended September 30, 2020 was attributed to one of our subsidiaries, Shengguang Zhongshuo, a digital marketing services provider we acquired in December 2018. For the nine months ended September 30, 2020, the top four customers of Shengguang Zhongshuo accounted for approximately 84.3% of its total net revenue.

Such concentration leads to heightened risks. For example, any adverse changes or loss of one of our major customers of our advertising and branding services may materially decrease our marketing and branding services revenue, and any interruption or adjustments of those major customers’ businesses may lead to material fluctuations in our marketing and branding services revenue. Due to the decreased marketing and branding spending by certain major clients in the first nine months of 2020, our marketing and branding services revenue decreased by 48.6% from RMB403.5 million for the nine months ended September 30, 2019 to RMB207.4 million (US$30.5 million) for the nine months ended September 30, 2020.

In addition, the historical financial results of our marketing and branding services may not serve as an adequate basis for evaluating the future financial results of this segment. Our history of operating Shengguang Zhongshuo is limited and the concentration of customers increases the likelihood of material fluctuations of our marketing and branding services net revenue.

For example, we experienced substantial growth in net revenue from marketing and branding services in the third quarter of 2020 primarily due to the increased demand from major customers. However, such growth rate may not be sustainable since our net revenue from marketing and branding services will be largely impacted by fluctuations in demand for marketing and branding services from our major customers.

Our expansion into new regions, markets and business areas may pose increased risks.

We plan to expand our operations in China and overseas markets. To provide superior services to our members, we also intend to increase our U Plus service offerings. This expansion will incur significant costs, and inherently involves uncertainties and risks as we may encounter unexpected issues or situations for which we are unprepared.

As our business expands into new regions, we plan to invest substantial resources and may face new operational risks and challenges associated with business, economic and regulatory environments with which we are not familiar. We must understand and comply with local regulations, partner with local businesses or individuals, hire, train, manage and retain local workforce, and cope with members or potential members with different preferences.

In launching new spaces in a new region, we need to negotiate satisfactory leasing terms with local parties, adapt the designs and features of our spaces and services to accommodate local conventions, and adjust our pricing and marketing approaches based on local rental prices. All these adjustments we make may be ineffective and adversely affect our business. Our strategy of overseas expansion will further subject us to different cultural norms and business practices, risks relating to fluctuations in currency exchange rates, and unpredictable disruptions as a result of security threats or political or social unrest and economic instability.

We have incurred, and may in the future incur, impairment loss on long-lived assets. Significant impairment of our long-lived assets could materially impact our financial position and results of our operations.

We have made significant investment in long-lived assets. We review our long-lived assets, including right-of-use of assets arising from certain long-term leases, property, plant and equipment and assets recorded in connection with business combinations, whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.

If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we recognize an impairment loss based on the fair value of the assets. The application of long-lived asset impairment test requires significant management judgment. If our estimates and judgments are inaccurate, the fair value determined could be inaccurate and the impairment may not be adequate, and we may need to record additional impairments in the future.

We had impairment loss on long-lived assets of RMB52.0 million (US$7.5 million) for the year ended December 31, 2019 and RMB33.5 million (US$4.9 million) for the nine months ended September 30, 2020. These impairment losses primarily reflected impairment of right-of-use of assets arising from certain long-term leases, including certain long-term lease agreements with certain shareholders. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Components of Results of Operations.” We could record additional impairments on long-lived assets in the future. Any significant impairment losses charged against our long-lived assets could materially adversely affect our results of operations.

We face vigorous competition. If we cannot compete effectively with others, our business, financial condition and results of operations may suffer.

While we are a leader in the Chinese agile office space industry, the industry remains at an early stage of development. If new companies launch competing solutions in the markets in which we operate, we may face increased competition for members. Our competitors include global players, up-and-coming local companies and traditional workspace operators. Some competitors may have more resources, operate in more jurisdictions and be able to provide a better member experience at more competitive prices.

We may face heightened competition under certain operating models. For example, for our spaces under U Brand, our competitors may charge lower management fees and we may lose clients due to pricing or be forced to lower our fees. Our inability to compete effectively in securing new or repeat businesses could hinder our growth or adversely impact our operating results.

In addition, some of the services we provide or plan to provide are served by companies established in their markets. Failure to compete in such services markets could damage our ability to cultivate the vibrant community we seek to build.

Our success depends on the continuing efforts of our key management and capable personnel as well as our ability to recruit new talent. If we fail to hire, retain or motivate our staff, our business may suffer.

Our future success depends in a large part on the continued service of our key management. If we lose the services of any member of our key management, we may not hire suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. If any member of our key management joins a competitor or forms a competing business, we may lose customers, know-how and key professionals and staff members.

Our rapid growth also requires us to hire, train, and retain a wide range of personnel that can adapt to a dynamic, competitive and challenging business environment and that help us conduct effective marketing, innovate new products and service offerings, and develop technological capabilities. We may need to offer attractive compensation and other benefits packages, including share-based compensation, to attract and retain them.

We also need to provide our employees with sufficient training to help them realize their career development and grow with us. Any failure to attract, train, retain or motivate experienced and capable personnel could severely disrupt our business and growth.

Certain of our affiliated persons or entities are now or may in the future lease the building spaces they own to us or have other transactions with us. We may have conflicts of interest with our officers and directors for such related party transactions and we may not resolve such conflicts on terms favorable to us.

Certain of our officers and directors are now or may in the future lease the building spaces they own to us or have other transactions with us. For example, we lease certain spaces from Youxiang Group, an affiliate of Dr. Daqing Mao, our founder. See “Related Party Transactions.” Those related parties negotiated satisfactory terms that are in the best interests of their businesses as a whole. Although our audit committee, consisting of independent non-executive directors, reviews and approves all proposed related party transactions, we may not resolve all potential conflicts of interest in this regard.

We have engaged in transactions with related parties, and such transactions present potential conflicts of interest that could adversely affect our business and results of operations.

In addition to leasing building spaces from related parties, we have entered into a number of other transactions with related parties. See “Related Party Transactions.” for more details. We may enter into additional transactions with our related parties. Interests of these related parties may not necessarily be aligned with our interests and the interests of our other shareholders.

For example, conflicts of interest may arise in connection with transaction arrangements which may be less favorable to us than similar arrangements negotiated with unaffiliated third parties. Conflicts of interest may also arise in connection with the exercise of contractual remedies, such as the treatment of events of default. As a result, those related party transactions, individually or in the aggregate, may adversely affect our business and results of operations.

Unexpected termination of leases or other arrangements, failure to negotiate satisfactory terms for or perform leases or other arrangements, failure to renew leases or other arrangements of our existing premises or to renew leases or other arrangements at acceptable terms could materially adversely affect our business.

Our ability to increase the number of spaces and to operate them profitably depends on the execution and performance of these leases or other arrangements and whether we can negotiate these leases and other arrangements on satisfactory terms. Lessors may also not duly perform their obligations under the leases or other arrangements due to various reasons, such as lessors’ failure to deliver the possession of the premises as agreed.

The increases in rental rates, particularly in markets where initial terms under our leases are shorter, could adversely affect our business. In addition, our ability to negotiate favorable terms to extend an lease agreement or in connection with an alternate space depend on prevailing conditions in the real estate market, such as overall lease expenses, competition from other would-be tenants for desirable leased spaces, our relationships with building owners and landlords, or other factors beyond our control. If we cannot renew or replace an expiring lease agreement, we will incur significant costs related to vacating that space or redeveloping the space, which could result in loss of members who may have chosen that space based on the design, location or other attributes of that particular space.

Strategic alternatives to pure leasing arrangements, such as acquisitions, strategic alliances and asset management agreements, accounted for a significant percentage of the spaces we obtain. These arrangements are generally more flexible and require less direct capital expenditures than a traditional lease arrangement but also involve risks and uncertainties. For example, we have experienced delays or failure to deliver the possession of the premises with some of the counterparties for various reasons, including the delay of completion of the construction and the change of title of the premises before delivery. Although we have experienced such delays or failures in limited cases, we could experience delays or failures to deliver the premises in the future. Disruption of these strategic arrangements will adversely affect our business.

Growth of our business will partially depend on the recognition of our brand. Failure to maintain, protect and enhance our brand would limit our ability to expand or retain our member base, which would materially adversely affect our business, financial condition and results of operations.

We believe that recognition of our brand among members and business partners has reduced member acquisition costs and contributed to the growth and success of our business. Maintaining, protecting and enhancing our brand remains critical to our business and market position. Maintaining, protecting and enhancing our brand depends on several factors, including our ability to:

•        maintain the quality and attractiveness of the services we offer;

•        maintain relationships with landlords and other business partners;

•        increase brand awareness through marketing and brand promotion activities;

•        comply with relevant laws and regulations;

•        compete effectively against existing and future competitors; and

•        preserve our reputation and goodwill generally and in the event of any negative publicity on our services and data security, or other issues affecting us, and China’s agile office space industry in general.

A public perception that we, or other industry participants do not provide satisfactory services, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brand, undermine the trust and credibility we have established and negatively impact our ability to attract and retain members, as well as our business, financial condition and results of operations.

We face risks associated with the redevelopment and construction of the spaces we occupy.

Opening new spaces subjects us to risks associated with redevelopment projects in general, such as delays in construction, contract disputes and claims, fines or penalties levied by government authorities relating to our construction activities. We may also experience delays when opening a new space as a result of building owners or landlords not completing their base building work on time or as a result of delays in our obtaining land-use, building, occupancy and other required governmental permits and authorizations. Failure to open a space on schedule may result in lost revenue from that space, damage our brand and require that we lease and provide temporary space for our members.

Despite having our own design and building team during the development phase of our space, we rely in part on the availability and satisfactory performance of third-party general contractors and subcontractors to perform the actual construction work, and in many cases to select and obtain the related building materials. The timing and quality of the redevelopment of our occupied spaces depend on the performance of these third party contractors acting on our behalf.

The people we engage in connection with a construction project are subject to the usual hazards associated with providing construction and related services on construction project sites, which can cause personal injury, damage to or destruction of property, plant and equipment, and environmental damage. Although we are insured against many of these risks, our insurance coverage may be inadequate in scope or coverage amount, and may be insufficient to fully compensate us for losses arising from any such events.

Despite our detailed specifications and our inspection, project management and quality control procedures, in some cases, general contractors and their subcontractors may use improper construction practices or defective materials. Improper construction practices or defective materials can result in the need to perform extensive repairs to our spaces and potentially lead to personal injury. We could also suffer damage to our reputation, and may be exposed to possible liability, if these third parties fail to comply with applicable laws.

We incur significant costs related to the redevelopment of our spaces, which we may be unable to recover in a timely manner or at all.

Redevelopment of a space typically takes three to five months from the date we take possession of the space under the relevant occupancy agreement to the opening date. During this time, we incur substantial costs without generating any revenues from the space, especially the costs for spaces under our self-operated model for which we bear lease and redevelopment costs.

If we cannot complete our redevelopment and construction activities, or conditions in the real estate market or the broader economy change in unfavorable ways, we may be unable to recover these costs in a timely manner or at all. In addition, our redevelopment activities are subject to cost and schedule overruns as a result of many factors, some of which are beyond our control and ability to foresee, including increases in the cost of materials and labor.

We incur costs relating to the maintenance, refurbishment and remediation of our spaces.

Our lease agreements generally require that we keep the spaces we occupy in good status and we typically must maintain and repair spaces we decorate. Our lease agreements for overseas spaces may also require us to return the space to the landlord at the end of the term in the same condition it was delivered to us, which, in such instances, will require removing all fixtures and improvements to the space. The costs associated with this maintenance, removal and repair work may be significant.

We may also have to periodically refurbish our spaces to keep pace with the changing needs of our members. Extensive refurbishments may be costly and time-consuming and negatively impact our operational and financial performance. Our member experience may also be adversely affected if extensive refurbishments disrupt our operations at our spaces.

The long-term and fixed cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity.

We currently lease a significant majority of our spaces under long-term leases with an average term of approximately eight years. Our obligations to landlords under these agreements extend for periods that significantly exceed the length of our membership agreements with our members, which our members may terminate upon one-month’s notice. Our leases generally provide for fixed monthly payments that are not tied to member usage or the size of our member base, and all of our leases contain minimum lease payment obligations.

As a result, if members at a particular space terminate their membership agreements with us and if we are unable to attract our members to actively use our spaces or services, our lease expenses may exceed our net revenue. In areas where retail cost for real estate is decreasing, we may not lower our fixed monthly payments under our leases to rates commensurate with prevailing market rates. At the same time, we would be pressured to lower our membership fees charged to the members, potentially resulting in our lease expense exceeding our net revenue. In such events, we could not reduce our lease expenses or otherwise terminate the relevant lease in accordance with its terms.

If we experience a prolonged reduction in net revenue at a particular space, our results of operations in respect of that space would be adversely affected unless and until either the lease expires, or we are able to assign the lease or sublease the space to a third party, or we default under the lease and cease operations at the leased spaces. Our ability to assign a lease or sublease the space to a third party may be constrained by provisions in the lease that restrict these transfers without the prior consent of the landlord.

In addition, we could incur significant costs if we decide to assign or sublease unprofitable leases, as we may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. A default under a lease could expose us to breach of contract and other claims which could result in direct and indirect costs to us, and could result in operational disruptions that could harm our reputation and brand.

Failure to comply with the terms of our indebtedness could result in default, which could have an adverse effect on our cash flow and liquidity.

We may enter into credit facilities and debt financing arrangements containing financial and other covenants that could, among other things, restrict our operations. If we breach any of these covenants, including the failure to maintain certain financial ratios, our lenders may accelerate our debt obligations. Any default under our credit facility could result in the repayment of these loans prior to maturity as well as the inability to obtain additional financing, which may materially adversely affect our cash flow and liquidity.

Some of the lease agreements of our leased properties have not been registered with PRC government authorities as required by PRC law, which may expose us to potential fines.

Under PRC law, we must register lease agreements of commodity housing tenancy with the local construction (real estate) departments. Some of our lease agreements for our leased properties in China, including leased properties for our spaces, have not been registered with PRC government authorities. The reasons for the incomplete registration and filing of lease agreements include:

•        the lessors failed to provide necessary documents for us to register the leases with the local government authorities;

•        certain local regulatory authorities do not process certain leases registration applications; and

•        we did not file registrations for certain of our lease agreements that were close to expiration.

Failure to complete the registration and filing of lease agreements will typically not affect the validity of the lease agreements. However, if the parties to the lease agreements fail to rectify such non-compliance within the prescribed timeframes after receiving notice from the PRC government authorities, they may be exposed to potential fines ranging from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority.

As advised by our PRC counsel, if we fail to rectify the unregistered leases within the period required by relevant government authorities, the maximum amount of potential fines arising from the unregistered leases would be approximately RMB0.8 million, as of the date of this prospectus. However, no material penalty has been imposed on us to date for the failure to register the relevant lease agreements.

We have taken several steps to strengthen our compliance for registration of lease agreements, including:

•        liaising with the relevant lessors to provide required documentation for completing the registration;

•        filing registrations for lease agreements that are close to expiration if such agreements are extended; and

•        strengthening our internal control procedures to ensure registration of lease agreements for our new spaces.

Property owners, government authorities or other third parties could challenge our rights to use our leased properties, which may disrupt our operations and incur relocation costs.

Certain lessors of our leased properties in China have failed to provide us with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties. If such lessors do not have the relevant property ownership certificates or the right to lease or sublease such properties to us, the relevant rightful title holders or other third parties may challenge our use of such leased properties. As a result, we may be forced to vacate these properties and be required to seek alternative properties for lease or choose to terminate the lease earlier while bearing the penalty for early termination under the lease.

The usage of our leased properties might also be challenged by other various reasons, such as restrictions purposed by laws, regulations or policies based on the nature or usage of certain leased properties. With respect to these properties, if the lessors violate relevant laws and regulations for providing such leased properties to us, and incur penalties by government authorities, we may not lease and use such properties. In such an event, our operations may be interrupted, and we would incur relocation costs. Moreover, if third parties challenge our lease agreements, we could incur time, attention and costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

If our promotional and marketing plans are not effective, our business and prospects may be negatively affected.

We invest in sales and marketing activities to promote our brand and spaces and deepen our relationships with members. We also pay for online advertisements to platforms to sustain our exposure and publicity. To foster our member base, we may offer discounts or other incentives, which incur costs and might not be effective for obtaining new members.

Our members may not appreciate our sales and marketing activities. The evolving marketing landscape may require us to experiment with new marketing methods to keep pace with industry trends and member preferences. Failure to refine our existing marketing approaches or introduce new marketing approaches in a cost-effective manner could reduce our members, occupancy rates and market share.

We also rely on a number of agencies, business partners and our own business development team to attract new members and thus enlarge our member base. Any disruption of our relationship with these intermediaries could harm our abilities to promote our business. We may not recover the costs of our sales and marketing activities and these activities may not retain or attract members.

A significant interruption in the operations of our suppliers could potentially disrupt our operations.

We partially rely on third-party suppliers for certain equipment, furniture and other fixtures. We also depend on third-party suppliers to provide certain services to facilitate our daily operations, such as security services and maintenance services. We have limited control over the operations of third-party suppliers, and any significant interruption in their operations may adversely impact our operations. For example, a significant interruption in the operations of our internet service provider could impact the operations of our applications, malfunctioning of our security equipment could lead to safety issues of our spaces, and lighting disruptions could result in poor member experience.

Disruptions in the supply chain may result from weather-related events, natural disasters, trade restrictions, tariffs, border controls, acts of war, terrorist attacks, pandemics, third-party strikes or ineffective cross dock operations, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond our control. If we cannot resolve the impact of the interruptions of operations of our third-party suppliers or service providers, our operations and financial results may be materially adversely affected.

In some cases, we may rely on a single source for procurement of construction materials or other supplies in a given region. Any disruption in the supply of certain materials could disrupt operations at our existing spaces or significantly delay our opening of a new space, which may harm our reputation and brand.

A large portion of our members are concentrated in major metropolitan areas and certain industries. An economic downturn in any of these areas or industries may result in reduction of our members and adversely affect our results of operations.

A significant portion of our existing and target member base consists of SMEs who may be disproportionately affected by adverse economic conditions. In addition, the concentration of our operations in specific cities magnifies the risk of localized economic conditions in those cities or the surrounding regions to any business.

In 2018 and 2019 and the nine months ended September 30, 2020, we generated the majority of our net revenue from our agile office spaces located in Beijing, Shanghai and Shenzhen. Adverse changes in general economic conditions or real estate markets as well as relevant regulatory environment in these cities may disproportionately affect our member base, occupancy rates and/or pricing.

In addition, our members are concentrated in certain industries, such as the technology, media and telecommunications industries. Adverse changes in those industries may affect the demands of agile office spaces of our members and further affect our operation results. Our business may also be affected by generally prevailing economic conditions in the markets where we operate, which can result in a general decline in real estate activity, reduce demand for occupancy and our services and exert downward pressure on pricing.

We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.

China has experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic or pandemic diseases, and any similar event could materially impact our business in the future. If a disaster or other disruption occurred that affects the regions where we operate our business, the resulting loss of personnel and damage to property could materially adversely affect our business. Even if we are not directly affected, such a disaster or disruption could affect the operations or financial condition of our ecosystem participants, which could harm our results of operations.

In addition, our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, COVID-19 or other disease. In December 2019, a novel strain of coronavirus (“COVID-19”) surfaced in China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, infections have spread globally. The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and characterized it as a pandemic on March 11, 2020.

To contain the COVID-19 outbreak, the PRC government imposed strict measures across the country including, but not limited to, travel restrictions, mandatory quarantine requirements, temporary closure of business premises, and postponed resumption of business. Our operations were severely disrupted in the first quarter of 2020 but gradually resumed after April 2020. In particular, most of our space in China temporarily shut down from February 2020 to April 2020 as a result of government restrictions and regulations. Due to the economic downturn in China and worldwide caused by COVID-19, the demand for our spaces have been adversely affected since January 2020.

As some of our members are vulnerable to the COVID-19 outbreak and the slowdown of the macroeconomic conditions, they could not make payments in a timely manner or stopped renewing their leases, resulting in decreased occupancy rates. Although China has controlled COVID-19 to some extent and our business started to recover in the second and third quarters of 2020, the potential impact brought by and the duration of the COVID-19 outbreak is difficult to assess or predict and the full impact of COVID-19 on our operations will depend on many factors beyond our control.

While it is unknown how long these conditions will last and what the complete financial effect will be on us, we are closely monitoring the impact of COVID-19. Our business, results of operations, financial condition and prospects could be materially adversely affected to the extent that COVID-19 harms the Chinese and global economy in general.

Our business and our reputation may be affected if our employees or members of our community or guests who enter our spaces behave badly.

Our emphasis on our values makes our reputation particularly sensitive to allegations of violations of community rules or applicable laws by employees, members, or guests who enter our spaces. If employees, members or guests violate our policies or engage in illegal or unethical behavior, or are perceived to do so, we may be subject to negative publicity and our reputation may be harmed. This behavior may also lead to existing members ceasing to use our spaces, which would adversely impact occupancy and revenue for the affected spaces.

We are exposed to risks relating to our cooperation with our business partners.

We select and rely on a number of business partners to provide various services such as corporate secretary and human resources, to facilitate more service options and better experience for our members. Due to the reliance on such business partners, any interruption of their operations, any failure of them to accommodate our fast growing business scale, any termination or suspension of our partnership arrangements, any change in cooperation terms, or any deterioration of cooperative relationships with them may materially adversely affect our brand image and impact our operations.

We have limited control over our business partners. Failure by third parties to provide satisfactory services or comply with laws and regulations could subject us to reputational harm based on their association with us and our brand. If we become subject to claims arising from services provided by our business partners, we may attempt to seek compensation from the relevant business partners. However, such compensation may be limited.

If no claim can be asserted against a business partner, or we cannot fully recover amounts claimed from business partners, we may be required to bear such losses and compensation at our own costs. This could materially adversely affect our business, financial condition and results of operations.

We may not effectively identify, pursue and consummate strategic alliances, investments or acquisitions.

We may from time to time engage in evaluations of, and discussions with, possible domestic and international acquisitions, investments or alliance candidates. We may not identify suitable strategic alliances, investment or acquisition opportunities. Even when we identify an appropriate acquisition or investment target, we may not negotiate the acquisition or investment successfully, obtain financing for the proposed transaction, or integrate the relevant businesses into our existing operations.

Since we retain limited control over the companies in which we only have minority stake, we cannot ensure that these companies will always comply with applicable laws and regulations. Non-compliance of regulatory requirements by our investees may cause substantial harm to our reputation and the value of our investment.

In addition, particular complexities, regulatory or otherwise, may be associated with our expansion into new markets. We may not successfully implement our strategies beyond our current markets. If we cannot effectively address these challenges, our ability to execute acquisitions as part of our long-term strategy will be impaired, which could adversely affect our growth.

We may not achieve the benefits we expect from recent and future investments and acquisitions and our operations may be materially adversely affected by such investments and acquisitions.

We have made equity investments in or acquisitions of businesses that we believe may complement our existing business or may improve the experience of our members. While we believe those initiatives may benefit our business long term, such decisions may adversely impact our short- or medium-term operating results. Further, if the businesses we acquire or in which we invest do not subsequently achieve the synergies we expect or do not generate the financial and operational benefits we expect, our investments and acquisitions may not benefit our business strategy or generate sufficient revenues to offset the associated investment or acquisition costs.

Investments and acquisitions present financial, managerial and operational challenges, including difficulty in integrating our operations with businesses we acquire or in which we invest, potential disruption of our ongoing business and distraction of management attention and risks associated with offering new products and services or entering additional markets. For example, we invested in or acquired certain construction and decoration services providers and companies that provide value-added services to customers of agile office spaces.

We have limited experience in these new businesses and services and may fail to generate sufficient revenue or other value to justify our investments in these businesses and services. Our members may not respond favorably to our new services and solutions, which could damage our public image and market reputation and adversely affect our business.

In addition, investments and acquisitions could result in significant impairments to long-term investment, goodwill and other intangible assets. For example, we invested RMB17.3 million in a company providing consulting services, but the investment was fully impaired as of December 31, 2018 as we believe the carrying value of the investment was no longer recoverable.

Certain industry data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

This prospectus contains certain industry data and information from third-party sources. We have not independently verified the data and information contained in such third-party publications and reports. Data and information in such third-party publications and reports may use third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Statistical data in these publications also include projections based on a number of assumptions. The agile office space industry may not grow at the rates projected by market data, or at all. If any of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Material slowdown of the agile office space industry against the projected rates may have materially adversely affect our business and the market price of our ordinary shares.

We may not adequately protect our intellectual property from unauthorized use by others.

Our trademarks and other intellectual property are critical to our business. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Risks include the following:

•        Our pending applications for intellectual property rights may not be approved;

•        Our intellectual property rights may not be adequately protected;

•        Our intellectual property rights could be challenged by third parties or found by a judicial authority to be invalid or unenforceable;

•        Third parties may claim that we are infringing their rights, and we may not be successful in defending these claims; and

•        We may not enforce and defend our proprietary rights or prevent infringement or misappropriation, without substantial expense to us and a significant diversion of management time and attention from our business strategy.

To protect our trademarks and other proprietary rights, we rely and expect to rely on a combination of protective agreements with our team members and third parties (including local or other strategic partners we may do business with), physical and electronic security measures, and trademark, copyright, patent and trade secret protection laws. If the measures we take to protect our proprietary rights do not prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of our brand and other intangible assets may be diminished, materially adversely affecting our ability to attract and retain members.

The proper functioning of our technology is essential to our business, and any difficulty experienced by such system would materially adversely affect us.

We use a combination of proprietary technology and technology from third-party service providers to support our business and our member experience. For example, U Bazaar, which we developed in-house but also incorporates third-party and open source software where appropriate, connects local spaces and develops and deepens connections among our members, both at a particular space and across our global network.

Third-party service providers may not support our products and services on commercially reasonable terms or at all. We may be subject to claims by third parties who maintain that our service providers’ technology infringes the third party’s intellectual property rights. Although our agreements with our third-party service providers often contain indemnities in our favor with respect to these eventualities, we may not be indemnified for these claims or we may not be successful in obtaining indemnification to which we are entitled.

If the technologies and systems that we use to manage the daily operations of our business or that we make available to our members malfunction, our ability to operate our business, retain existing members and attract new members may be impaired. We may not attract and retain sufficiently skilled and experienced professionals to operate and maintain these technologies and systems, and our product and service offerings may not continue to be, and new product and service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all. Any harm to our members’ personal computers or other devices caused by our software, such as our apps, or other sources of harm, such as hackers or computer viruses, could adversely affect the member experience and our reputation.

We need to invest heavily on our technology to sustain and grow our business, and the uncertainties associated with the evolving customer needs and emerging industry standards create risks with respect to such investment. Our ongoing investment in technology may not generate the expected level of returns and failure to adopt new technologies to adapt to such changing environment may materially and adversely impact our business.

Our business generates and processes a large amount of data; the improper use or disclosure of such data by unauthorized persons could subject us to significant reputational, financial, legal and operational consequences.

We generate significant amount of proprietary, sensitive and otherwise confidential information relating to our business. We collect and store personal data regarding our members, including member names and billing data in our system. Privacy laws and regulations in PRC and other jurisdictions around the world govern the collection, protection and use of personal data. These laws and regulations are evolving and may be inconsistent from one jurisdiction to another.

Compliance with applicable privacy laws and regulations may lead to increases in our operating costs and adversely impact our ability to conduct our business and market our products and services to our members. Any failure by us or our third-party service providers to comply with applicable privacy laws, privacy policies or privacy-related contractual obligations may result in governmental enforcement actions, fines, litigation, other claims and adverse publicity.

Similar to other companies, our information technology systems face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. Our systems or the systems of third-parties that we use could experience unauthorized intrusions or inadvertent data breaches, which could result in the exposure or erosion of our proprietary information and/or members’ data. This data is maintained on our own systems as well as the systems of third-party service providers.

As methods used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against us or the third parties on which we rely, we and our partners may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who can illegally obtain identification and password credentials could potentially gain unauthorized access to our systems or the systems of third parties on which we rely. If any such event occurs, we may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent such future events of that nature from occurring.

From time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information.

If a cybersecurity incident occurs, or is perceived to occur, we may be the subject of negative publicity and the perception of the effectiveness of our security measures and our reputation may be harmed. This could damage our relationships and result in the loss of existing or potential members. In addition, even if no compromise of member information occurs, we could incur significant fines or lose the opportunity to support electronic payments from members, which would limit the full effectiveness and efficiency of our payment processing.

The wide variety of payment methods that we accept subjects us to third-party payment processing-related risks.

We accept a variety of payment methods including WeChat Pay and Alipay through third-party payment processors. We pay these payment processors varying service fees, which may increase over time and raise our operating costs. We may also be subject to fraud, security breaches and other illegal activities in connection with the payment methods we offer.

We are subject to various rules, regulations and requirements, regulatory or otherwise, governing payment processing, which could change or be reinterpreted to make it difficult or impossible for us to comply with. For example, according to Announcement No.10 (2018) of the People’s Bank of China issued in July 2018, or Announcement No.10, companies that refuse to accept cash payment should rectify such non-compliance. According to People’s Bank of China’s interpretation of Announcement No.10, e-commence platforms, self-service counters and other companies (i) that offer products and services online and in a cashier-less manner, (ii) whose entire customer purchase process does not involve payment or receipt of cash, and (iii) who have obtained consent from customers to use electronic payment methods, may use electronic payment methods instead of accepting cash.

We believe that our cashier-less operation complies with Announcement No. 10. However, governmental authorities may not have the same interpretation. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees or no longer be able to offer certain payment methods, materially adversely affecting our business, financial condition and results of operations.

We may experience significant complaints from members, or adverse publicity involving our spaces and services.

We face an inherent risk of complaints from our members. Most of the complaints from our members related to the facilities and services of our spaces. We take these complaints seriously and endeavor to reduce these complaints by implementing various remedial measures. Nevertheless, we may not successfully prevent or address all complaints.

Any complaints or claims against us, even if meritless and unsuccessful, may divert management attention and other resources from our business and adversely affect our business. Members may lose confidence in us and our brand, which may adversely affect our business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to agile office spaces industry, whether or not accurate, and whether or not concerning our spaces, can adversely affect our business, results of operations and reputation.

Pending or future litigation could have a material and adverse impact on our business, financial condition and results of operations.

We are subject to lawsuits from our competitors, individuals, or other entities against us, in matters relating to intellectual property rights and contractual disputes. The outcomes of actions we institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our reputation, which may adversely affect our ability to expand our member base. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management’s attention from operating our business. We may also need to pay damages or settle lawsuits with a substantial amount of cash.

As a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

Share-based compensation may have an impact on our future profit. Exercise of the share options granted will increase the number of our shares, which may affect the market price of our shares.

We adopted share incentive plans in August 2019 and November 2020, which we respectively refer to as 2019 Plan and 2020 Plan in this prospectus, to enhance our ability to attract and retain qualified individuals and align their interests with the company’s growth and performance. The maximum aggregate numbers of ordinary shares we are authorized to issue pursuant to all awards under 2019 Plan are 15,028,567 ordinary shares.

As of the date of this prospectus, options to purchase an aggregate number of 14,545,706 ordinary shares are outstanding under the 2019 Plan. In November 2020, we adopted the 2020 Plan, under which we are authorized to issue a maximum number of 7,188,661 Class A ordinary shares. As of the date of this prospectus, we have granted awards to purchase 6,957,691 Class A ordinary shares to replace the granted and outstanding awards under 2019 Plan.

We believe the granting of share-based awards helps us attract and retain key personnel and employees, and we expect to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

A severe or prolonged downturn in the PRC or global economy could materially adversely affect our business and our financial condition.

The global macroeconomic environment is facing challenges. Uncertainties remain over the long-term effects of the expansionary monetary and fiscal policies of the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest and terrorist threats in the Middle East, Europe and Africa and conflicts involving Ukraine, Syria and North Korea have also raised concerns. These concerns relate to regional instability and tension, as well as the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes, and the trade disputes between the United States and China.

For example, a growing trade dispute between the United States and China could adversely impact demand for our agile office spaces and services, our costs, our members, suppliers and business partners and China’s economy, which could materially adversely affect our business, operating results and financial condition. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially adversely affect our business, results of operations and financial condition.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ordinary shares may be materially adversely affected.

In connection with our attempted initial public offering, we previously engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) to audit our combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018. In January 2020, Deloitte informed our Board that Deloitte became aware of certain contractual arrangements regarding shareholder transactions of us which were not previously provided to Deloitte. Deloitte raised concerns over the impact of these contracts on the subsequent event footnote to the combined and consolidated financial statements for the years ended December 31, 2017 and 2018, which omitted disclosures related to the contractual arrangements as well as our internal control over financial reporting.

In response to the issues raised by Deloitte, the Board of Directors of us commenced an investigation (the “Internal Investigation”) of such issues with assistance from external legal advisors. On July 22, 2020, the Board of Directors of us concluded the Internal Investigation. The material weaknesses identified during the Internal Investigation included:

•        The lack of an Audit & Risk Committee and Chief Compliance officer to monitor all company policies, and ensure that the policies are implemented and followed;

•        A lack of financial compliance training related to the disclosure obligations by shareholders, directors and officers during an US IPO to the our management personnel as well as other staff;

•        A failure to strictly implement our internal contract initiation and approval procedures to prohibit any unusual bypassing conduct of such procedures and improve employee’s awareness of such procedures by distributing relevant policies and delivering training;

•        A lack of proper contract approval procedures and policies, in which all related party transactions or above a certain amount must be reviewed;

•        A lack of internal file management procedures and lack of a more effective file records management system;

•        A lack of effective chop usage registration records with identifiable contract information, and lack of a parallel searchable chop usage registration records management system; and

•        A lack of compliance policies related to conflict of interest, related party transactions, ethics, and related matters.

As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We have implemented relevant remedy measures and all above material weaknesses are assessed to be remediated by September 30, 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Change in Registered Independent Public Accounting Firm” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.”

In connection with the audits of its combined and consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified the following material weaknesses in our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. The material weaknesses that have been identified relate to:

•        A lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP, and

•        Insufficient accounting personnel with appropriate experience and knowledge to address complex accounting matters in accordance with U.S. GAAP.

To remedy the identified material weaknesses, we have adopted and plan to adopt further measures to improve our internal control over financial reporting. We have implemented, and plan to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work.

We have recruited staff with knowledge of U.S. GAAP and SEC regulations in our finance and accounting department. We have also supplemented and enhanced internal training and development programs for financial reporting personnel. When entering into complex transactions, we plan to utilize third party consultant for accounting services as additional resources. See “Management’s Discussion and Analysis of Financial Condition

and Results of Operations — Internal Control Over Financial Reporting.” However, we cannot assure you that these measures may fully address the material weaknesses and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.

We have become a public company and are subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting.

Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may significantly strain our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

In documenting and testing our internal control procedures, to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended, we may not conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404.

Our failure to achieve and maintain an effective internal control environment could result in material misstatements in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares, may be materially adversely affected. Ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

As a recently public company, we expect to incur significant legal, accounting and other expenses. For example, as a result of becoming a public company, we have increased the number of independent directors and adopted policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers.

After we are no longer an “emerging growth company,” we may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

We have limited insurance coverage for our operations.

The insurance industry in China remains at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. Although we have purchased insurances including business disruption insurance and property insurance for our space, those insurances might not be able to cover all risks. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

Risks Relating to Our Corporate Structure

We rely on contractual arrangements with our VIEs and their shareholders for a large portion of our operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by our VIEs or their shareholders to perform their obligations under these contractual arrangements would materially adversely affect our business.

We rely on contractual arrangements with our VIEs and their shareholders to operate our business in China. The revenues contributed by our VIEs and their subsidiaries constituted substantially all of our net revenue for 2018, 2019 and the nine months ended September 30, 2020.

These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs. For example, our VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions detrimental to our interests. If we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level.

However, under our contractual arrangements, we rely on the performance by our VIEs and their shareholders of their obligations under the contracts to exercise control over our VIEs. The shareholders of our consolidated VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with our VIEs. One of our VIEs, Ucommune Venture, has 45 shareholders. As a result, we face increased risk that these shareholders may breach the VIE contracts or take other actions detrimental to our interests.

If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may incur substantial costs and expend additional resources to enforce such arrangements. If the shareholders of our VIEs refuse to transfer their equity interest in our VIEs to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith, then we may have to take legal actions to compel them to perform their contractual obligations.

If any third parties claim any interest in such shareholders’ equity interests in our VIEs, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIEs and third parties were to impair our control over our VIEs, our ability to consolidate the financial results of our VIEs would be affected, which would in turn materially adversely affect our business, operations and financial condition.

The shareholders of our VIEs may have actual or potential conflicts of interest with us, which may materially adversely affect our business and financial condition.

We are not aware any conflicts between the shareholders of our VIEs and us. However, the shareholders of our VIEs may have actual or potential conflicts of interest with us in the future. These shareholders may refuse to sign or breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs, which would materially adversely affect our ability to effectively control our VIEs and receive economic benefits from it. For example, the shareholders could cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis.

We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor, particularly given the relatively large number of shareholders that Ucommune Venture, one of our VIEs, has. We do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our contractual arrangements are governed by PRC law. These contracts are interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, very few precedents and little formal guidance exist as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary.

Under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts except that parties may apply for a cancellation of such rulings before an intermediate people’s court at the place where the arbitration commission is located under certain circumstances. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts, which would require additional expenses and delay. If we are unable to enforce these contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may exert effective control over our VIEs, negatively affecting our ability to conduct our business.

Substantial uncertainties in the PRC foreign investment legal regime may significantly impact our Group’s corporate structure and operations.

On March 15, 2019, the PRC National People’s Congress adopted the Foreign Investment Law, which came into effect as of January 1, 2020 and replaced the existing laws regulating foreign investment in the PRC: the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law. As a result, the Foreign Investment law became the legal foundation for foreign investment in the PRC. The Implementation Regulation of the Foreign Investment Law came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law.

The Foreign Investment Law stipulates three forms of foreign investment. However, the Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment. The Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council”.

Future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, and whether our contractual arrangement will be recognized as foreign investment, whether our contractual arrangement will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangement will be handled are uncertain. We may ultimately need to unwind the contractual arrangements and/or dispose of the VIEs or their subsidiaries, which could have a material and adverse effect on our business, financial condition and results of operations.

Contractual arrangements in relation to our VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis. This could result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIEs in the form of a transfer pricing adjustment.

A transfer pricing adjustment could result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing our PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIEs for the adjusted but unpaid taxes under applicable regulations. Our financial position could be materially adversely affected if the tax liabilities of our VIEs increase or if they are required to pay late payment fees and other penalties.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by our VIEs, which could severely disrupt our business, render us unable to conduct some or all of our business and constrain our growth.

We rely on contractual arrangements with our VIEs to use, or otherwise benefit from, certain foreign restricted licenses and permits that we need or may need in the future as our business continues to expand, such as the internet content provider license, or the ICP license held by one of our VIEs.

The contractual arrangements contain terms that obligate the VIEs’ shareholders to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. If the VIEs’ shareholders breach these contractual arrangements and voluntarily liquidate our VIEs, or our VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business or otherwise benefit from the assets held by the VIEs.

If our VIEs undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of the assets of the VIEs, hindering our ability to operate our business and constrain our growth. The foregoing risks could materially adversely affect our business, financial condition and results of operations.

Our dual-class share structure with different voting rights may adversely affect the value and liquidity of the ordinary shares.

We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the ordinary shares, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices.

In 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. In October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Because of our dual-class structure, we will likely be excluded from these indices and other stock indices that take similar actions.

Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our ordinary shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, adversely affecting the market price and liquidity of the ordinary shares.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

We have adopted a dual-class share structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares conditional upon and effective immediately prior to the completion of this offering. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 15 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. We will sell Class A ordinary shares in this offering.

Certain of our existing shareholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Dr. Daqing Mao, our founder, and his wife, Angela Bai, together hold approximately 66.63% of the voting power of the Company due to our dual-class share structure. For more information, see “Principal Shareholders.” Dr. Mao is expected to retain significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions.

This concentration of ownership may also discourage, delay or prevent a future change of control, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. Dr. Mao may pursue corporate opportunities independent of us, and the sale of his shares could constitute a change of control under our debt instruments.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands.

The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies such as ours have no general rights under Cayman Islands law to inspect corporate records (except for our memorandum and articles of association, special resolutions which have been passed by our shareholders, our register of mortgages and charges, and a list of our current directors) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, users of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital and Securities We are Offering — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the Cayman Islands. We conduct most of our operations in China and substantially all of our operations outside of the United States. Most of our assets are located in China, and substantially all of our assets are located outside of the United States. In addition, all our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. Substantially all of the assets of these persons are located outside the United States.

As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Risk Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could materially adversely affect our business.

Substantially all of our assets and operations are in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control and allocation of resources.

Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, the government still owns a substantial portion of productive assets in China. In addition, the Chinese government plays a significant role in regulating industry development through industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could materially adversely affect the overall economic growth of China. Such developments could adversely affect our business and operating results, reducing demand for our services and adversely affecting our competitive position.

The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.

In the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results. In addition, since many of our members are concentrated in major metropolitan areas, an economic downturn in any of these areas may materially adversely affect our business.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.

The interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we obtain. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. We may not be aware of our violation of any of these policies and rules until after the violation occurs. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers may not post or display over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites or other internet platforms.

The website or platform operator may also be held liable for such censored information displayed on or linked to the websites or platforms. If our website or internet platform violates any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate due to changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably.

On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. Since then, the RMB has appreciated against the U.S. dollar, particularly in 2020.

With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces, international relations especially the trade tensions between U.S. and China, or government policies of PRC or U.S. may impact the exchange rate between the Renminbi and the U.S. dollar.

A significant majority of our net revenue and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on in U.S. dollars.

To the extent that we need to convert U.S. dollars we receive from this offering, into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars to make payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would negatively affect the U.S. dollar amount.

Any lack of requisite approvals, licenses or permits applicable to our business may materially adversely affect our business, financial condition and results of operations.

In accordance with the laws and regulations in jurisdictions in which we operate, we must maintain various approvals, licenses and permits to operate our business, including but not limited to business license, fire prevention as-built acceptance check and filing for our spaces, and value-added telecommunications license. These approvals, licenses and permits require satisfactory compliance with, among other things, the applicable laws and regulations.

If we fail to obtain the necessary licenses, permits and approvals, we may be subject to fines, confiscation of revenues generated from incompliance operations or the suspension of relevant operations. We may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact our brand. We may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new spaces or new service offerings.

If we fail to obtain the material licenses, our expansion plans may be delayed. In addition, we may not obtain, renew and/or convert all of the approvals, licenses and permits required for our existing business upon their expiration in a timely manner or at all, which could adversely affect our operations.

A small number of spaces under of our self-operated model have not completed the required as-built acceptance check on fire prevention or fire safety filing. Our spaces that fail to complete such as-built acceptance check on fire prevention as required by relevant laws and regulations may be ordered by the relevant government authorities to cease business. As a result, we may be subject to fines ranging from RMB30,000 to RMB300,000 per space, and our spaces that fail to complete such fire safety filing as required may be subject to fines of up to RMB5,000 per space.

Based on relevant laws and regulations and our consultation with relevant government authorities, and as advised by our PRC counsel, the maximum amount of potential fines arising from the incompletion of the required as-built acceptance check on fire prevention and fire safety filing is approximately RMB0.9 million, as of the date of this prospectus. However, we have not received any material fines or penalties for such non-compliance.

We have taken several steps to strengthen our management over fire prevention or fire safety, including:

•        consulting with local regulatory authorities for completing the required as built acceptance checks on fire prevention or fire safety filings;

•        equipping the relevant spaces with proper fire safety facilities, equipment and safety signs;

•        engaging several fire safety consulting institutions to conduct fire safety inspection on the fire safety equipment and system of the -relevant spaces; and

•        implementing our fire safety internal control policy in accordance with applicable laws and regulations and providing fire safety related training to our employees.

The custodians or authorized users of our controlling non-tangible assets, including stamps and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under PRC law, legal documents for corporate transactions, including agreements and contracts, are executed using the stamps or seals of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC industry and commerce authorities. To secure the use of our stamps and seals, we have established internal control procedures and rules for using these stamps and seals.

When we use the stamps and seals, responsible personnel will apply through our office automation system and authorized employees will verify and approve the application in accordance with our internal control procedures and rules. In order to maintain the physical security of our stamps, we generally store them in secured locations accessible only to authorized employees.

Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. Our employees could abuse their authority by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or consolidated VIEs. If any employee obtains, misuses or misappropriates our stamps and seals or other controlling non-tangible assets, we could experience disruption to our operations, and we may have to take corporate or legal actions, which could involve significant time and resources to resolve and divert management from our operations.

Our operations depend on the performance of the mobile based systems, telecommunications networks and digital infrastructure in China.

Our operations rely heavily on mobile based systems, telecommunications networks and digital infrastructure. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. We primarily rely on a limited number of telecommunication service providers to provide data communications capacity through local telecommunications lines and internet data centers to host our servers.

We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may need to upgrade our technology and infrastructure to keep up with the increasing traffic on our apps. The digital infrastructure and the telecommunications networks in China may not support the demands associated with the growth in digital usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and digital services rise significantly, our results of operations may be materially adversely affected. Furthermore, if data access fees or other charges to mobile members increase, our member traffic may decline and our business may be harmed.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could materially adversely affect our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur.

Our PRC subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit a PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries and our VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital.

Each of our PRC subsidiaries as a Foreign Invested Enterprise, or FIE, is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as shareholder loans or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the MOFCOM or their respective local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, any foreign loan procured by our PRC subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches.

Any medium or long-term loan to be provided by us to our VIEs must be registered with the National Development and Reform Commission, or NDRC, and SAFE or its local branches. We may not complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such registrations, our ability to use the proceeds of this offering, and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of FIEs and allows FIEs to settle their foreign exchange capital at their discretion. However, SAFE Circular 19 prohibits FIEs from using the Renminbi funds converted from their foreign exchange capital for expenditures beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in China.

SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, its interpretation and application and any other future foreign exchange related rules remain uncertain.

Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering, to fund the establishment of new entities in China by our VIEs, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new consolidated VIEs in China, which may adversely affect our business, financial condition and results of operations.

Governmental control of currency conversion may limit our ability to utilize our net revenue effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenue in Renminbi. Under our current corporate structure, we, as a Cayman Islands holding company, primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have.

Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Under existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends.

However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not pay dividends in foreign currencies to our shareholders.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37.

SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 applies to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, must register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV must update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change.

If our shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, our PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015.

Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

We have requested PRC residents who we know hold direct or indirect interests in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37. We believe that most of these shareholders have completed the initial foreign exchange registrations with relevant banks. However, these individuals may not continue to make required filings or updates in a timely manner, or at all.

We may not know the identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, restrict our cross-border investment activities, and limit our PRC subsidiaries’ ability to distribute dividends to us. As a result, our business and our ability to make distributions to you could be materially adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations.

If we decide to acquire a PRC domestic company, we or the owners of such company, as the case may be, may not obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company.

In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax.

As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37.

For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request that the relevant transferors from whom we purchase taxable assets comply with these circulars, or establish that our company should not be taxed under these circulars, which may materially adversely affect our financial condition and results of operations.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. The Anti-Monopoly Law of the PRC also requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered.

In addition, the Circular of the General Office of the State Council on the Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors that became effective in March 2011, and the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM. The rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

We may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming. Any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to certain exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests.

We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, and additional restrictions may limit their ability to exercise their stock options or remit proceeds gained from the sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt incentive plans for our directors, executive officers and employees under PRC law.

We may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.

PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of the PRC, involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. We cannot assure you that all the content contained in our advertisements is true and accurate as required by, and complies in all respects with, these advertising laws and regulations especially given the uncertainty in the interpretation of these PRC laws and regulations.

The foregoing regulations include the Advertising Law of the People’s Republic of China and the Interim Measures for the Administration of Internet Advertising. If we violate applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may negatively affect our business, financial condition, results of operations and prospects.

Under PRC advertising laws and regulations, we must monitor the advertising content shown on our platform to ensure that such content is true, accurate and in full compliance with applicable laws and regulations. In addition, where special government review is required for specific types of advertisements prior to posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, we must confirm that such review has been performed and approval has been obtained from competent governmental authority.

Violation of these laws and regulations may subject us to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations, PRC governmental authorities may force us to terminate our advertising operation or revoke our licenses.

Third parties provide us with a majority of the advertisements shown on our platform. Although we have implemented manual monitoring systems and made significant efforts to ensure that the advertisements shown on our platform are in full compliance with applicable laws and regulations, the content contained in such advertisements may not be true and accurate as required by the advertising laws and regulations.

Although we have not been subject to material penalties or administrative sanctions in the past for the advertisements shown on our platform, if we violate PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may materially adversely affect our business, financial condition, results of operations and prospects. We may also be subject to claims by customers misled by information on our apps, website or other portals on which we place our advertisements.

We may not recover our losses from advertisers by enforcing the indemnification provisions in the contracts, which may divert management’s time and other resources from our business to defend against these infringement claims. As a result, our business, financial condition and results of operations could be materially adversely affected.

Our employment practices may be adversely impacted under the labor contract law of the PRC.

The PRC National People’s Congress promulgated the Labor Contract Law which became effective on January 1, 2008 and was amended on December 28, 2012, and the State Council promulgated implementing rules for the labor contract law on September 18, 2008. The labor contract law and the implementing rules impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts.

The interpretation and implementation of these regulations are evolving, our employment practices may violate the labor contract law and related regulations and we could be subject to penalties, fines or legal fees as a result. If we violate relevant laws and regulations, we may be subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, our business, financial condition and results of operations may be adversely affected.

We may be subject to additional contributions of social insurance and housing fund and late payments and fines imposed by relevant governmental authorities.

PRC laws and regulations require us to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.

Under the Social Insurance Law and the Regulations on the Administration of Housing Fund, PRC subsidiaries shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. As of the date of this prospectus, we have not made adequate contributions to the above employee benefits for some of our employees. Government authorities could require us to pay the outstanding amount and impose late fees or fines on us. If we fail to make the outstanding social insurance and housing fund contributions within the prescribed time frame, we may be subject to fines and late payment fees, and our financial condition may be adversely affected.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how “de facto management body” should be applied in determining the tax resident status of all offshore enterprises.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:

•        the primary location of the day-to-day operational management is in the PRC;

•        decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

•        the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and

•        at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income tax on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises.

In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the ordinary shares or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us).

These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our prospectus filed with the US Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the US Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the Peoples’ Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in this issue.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulties associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulties of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally. However, it remains unclear what further actions the SEC and PCAOB will take to address these problems and its impact on Chinese companies listed in the U.S.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements. Additional remedial measures could be imposed on certain PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings instituted by the SEC, as a result of which our financial statements may be determined to not be in compliance with the requirements of the Exchange Act, if at all.

In December 2012, the SEC brought administrative proceedings against the PRC-based affiliates of the Big Four accounting firms, including our independent registered public accounting firm, alleging that they had violated U.S. securities laws by failing to provide audit work papers and other documents related to certain other PRC-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring and suspending these accounting firms from practicing before the SEC for a period of six months. The decision was neither final nor legally effective until reviewed and approved by the SEC, and on February 12, 2014, the PRC-based accounting firms appealed to the SEC against this decision.

In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to such firms’ audit documents via the CSRC. If the firms do not follow these procedures or if there is a failure in the process between the SEC and the CSRC, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies and the market price of the ordinary shares may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could fail to comply with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ordinary shares from the Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ordinary shares in the United States.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or the PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms.

On August 6, 2020, the PWG released the report. In particular, with respect to jurisdictions that do not grant the PCAOB sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommended that enhanced listing standards be applied to companies from NCJs for seeking initial listing and remaining listed on U.S. stock exchanges.

Under the enhanced listing standards, if the PCAOB does not have access to work papers of the principal audit firm located in a NCJ for the audit of a U.S.-listed company as a result of governmental restrictions, the U.S.-listed company may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines that it has sufficient access to the firm’s audit work papers and practices to inspect the co-audit. The report recommended a transition period until January 1, 2022 before the new listing standards apply to companies already listed on U.S. stock exchanges.

Under the PWG recommendations, if we fail to meet the enhanced listing standards before January 1, 2022, we could face delisting from the Nasdaq Global Select Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our ordinary shares trading in the United States. Recent media reports covered the SEC’s proposed rulemaking in this regard. It is uncertain whether the PWG recommendations will be adopted, in whole or in part, and the impact of any new rule on us cannot be estimated at this time.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate auditor reports issued by foreign public accounting firms. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. stock exchanges of issuers included on the SEC’s list for three consecutive years.

On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Act. The Act was approved by the U.S. House of Representatives on December 2, 2020. President Trump signed the Act into law in December 2020.

The Act requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges or trading “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of Act and any additional rule making efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, the market price of our ordinary shares could be materially adversely affected, and we could be delisted if we are unable to meet the PCAOB inspection requirement in time.

Risks Relating to This Offering

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ordinary shares for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ordinary shares as a source for any future dividend income.

A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.

We cannot assure you that a liquid public market for the ordinary shares will develop. If a large, active public market for the ordinary shares does not develop following the completion of this offering, the market price and liquidity of the ordinary shares may be materially adversely affected. The public offering price for the Class A ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of the ordinary shares after this offering could decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of the ordinary shares.

There is no public market for the Warrants to purchase Class A Ordinary Shares being offered by us in this offering.

There is no established public trading market for the Warrants being offered in this offering. The Warrants will not be listed for trading and no market for the Warrants is expected to develop. Without an active trading market, the liquidity of the Warrants will be limited.

The trading price of the ordinary shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ordinary shares and/or Warrants may be highly volatile for factors specific to our own operations, including the following:

•        variations in our net revenue, earnings and cash flows;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new offerings and expansions by us or our competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

•        announcements of new regulations, rules or policies relevant for our business;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

The sale or availability for sale of substantial amounts of ordinary shares could adversely affect their market price.

Sales of substantial amounts of the ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

There will be 75,937,707 Class A ordinary shares outstanding immediately after this offering, or 76,678,447 Class A ordinary shares if the underwriters exercise their option to purchase our shares in full. In connection with this offering, we, our directors and executive officers and the holders of 10% or more of our outstanding Class A ordinary shares have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of Class A ordinary shares or securities convertible into or exercisable or exchangeable for the Class A ordinary shares for a period of 90 days after the date of this prospectus. However, the underwriters may release these securities from these restrictions at any time.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the ordinary shares could be greatly reduced or even rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ordinary shares and trading volume could decline.

The trading market for the ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for the ordinary shares would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ordinary shares to decline.

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our ordinary shares. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds could be invested in a way that does not yield a favorable, or any, return for you.

The Warrants are speculative in nature.

The Warrants do not confer any rights of Class A ordinary shares ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Class A ordinary shares at a fixed price for a limited period of time. Commencing on the date of issuance, holders of the Warrants may exercise their rights to acquire the Class A ordinary shares and pay an exercise price of $4.05 per share, subject to certain adjustments, prior to the fifth anniversary of the date of issuance, after which date any unexercised Warrants will expire and have no further value.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed offering price. There can be no assurance that the market price of our Class A ordinary shares will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Holders of the Warrants will have no rights as shareholders until such holders exercise their Warrants and acquire our Class A Ordinary Shares.

Until holders of the Warrants acquire our Class A ordinary shares upon exercise of the Warrants, holders of the Warrants will have no rights with respect to the Class A ordinary shares underlying the Warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a holder of Class A ordinary shares only as to matters for which the record date occurs after the exercise date.

Our memorandum and articles of association contain anti-takeover provisions that could materially adversely affect the rights of holders of our ordinary shares.

We have adopted an amended and restated memorandum and articles of association that contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Jingtian & Gongcheng, our PRC legal counsel, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of the ordinary shares on the Nasdaq because:

•        the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to M&A Rules;

•        we established the PRC subsidiaries that are wholly owned foreign enterprises by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules; and

•        no explicit provision in the M&A Rules classifies the contractual arrangements between us and the VIEs as a type of acquisition transaction falling under the M&A Rules.

However, our PRC legal counsel has further advised us that there is substantial uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies.

These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could materially adversely affect our business, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered hereby.

Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could materially adversely affect the trading price of the ordinary shares.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There can be no assurance we will not be a passive foreign investment company (“PFIC”), for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ordinary shares or Warrants.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock.

Based upon the manner in which we currently operate our business, the expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our ordinary shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our workspace business (and the extent to which our income from workspace membership continues to qualify as active for PFIC purposes). Furthermore, it is not entirely clear how the contractual arrangements between us, our VIEs and their nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us. Because of these uncertainties, there can be no assurance we will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If we were a PFIC for any taxable year during which a U.S. investor owns our ordinary shares or Warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”

We are a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are a “controlled company” as defined under the rules of the Nasdaq since Dr. Daqing Mao and his spouse, Angela Bai, beneficially own, when combined, more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, we could elect to rely on those exemptions in the future. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•        our goals and growth strategies;

•        our future business development, results of operations and financial condition;

•        relevant government policies and regulations relating to our business and industry;

•        our expectation regarding the use of proceeds from this offering;

•        general economic and business conditions in China; and

•        assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

We operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately US$17.3 million, or approximately US$20.1 million if the underwriters exercise their option to purchase additional ordinary shares in full, based on a combined public offering price of US$4.05 per Class A ordinary share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of the Warrants sold in this offering. If all of the Warrants sold in this offering were to be exercised in cash at an exercise price of US$4.05 per share, we would receive additional gross proceeds of approximately US$20.0 million. We cannot predict when or if these Warrants will be exercised.

We plan to use the net proceeds of this offering primarily for the following purpose:

•        50% of the net proceeds (approximately US$8.6 million) for expansion of our spaces and services offerings;

•        30% of the net proceeds (approximately US$5.2 million) for strengthening of our technology capabilities; and

•        20% of the net proceeds (approximately US$3.5 million) for working capital and other general corporate purposes.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our consolidated VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements.

We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Dividend Policy

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us.

Our Board of Directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board of Directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Capitalization

The following table sets forth our capitalization as of September 30, 2020:

•        on an actual basis;

•        on an as adjusted basis to reflect the Business Combination and PIPE investment; and

•        on a pro forma, as adjusted basis to reflect the foregoing and the issuance and sale of 4,938,271 Class A ordinary shares and Warrants offered in this offering at a combined public offering price of US$4.05 per Class A ordinary share and Warrant, after deducting underwriting discounts, commissions and estimated offering expenses of US$2.7 million (assuming the underwriters do not exercise their option to purchase additional shares or Warrants and excluding the Class A ordinary shares issuable upon the exercise of the Warrants or other outstanding warrants).

You should read this table together with our combined and consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2020
	Actual	As Adjusted(1)	Pro Forma As Adjusted(2)
	Ucommune
		(in thousands)
Cash and cash equivalents	US$ 13,198	US$ 15,534	US$ 32,794
Amounts due to related parties	11,420	11,420	11,420
Total shareholders’ equity	256,788	259,137	276,397
Total capitalization	US$ 601,647	US$ 603,996	US$ 621,256

____________

Notes:

(1)      On an as adjusted basis to reflect the Business Combination and PIPE investment on November 17, 2020, net of related costs.

(2)      On a pro forma, as adjusted basis, to further reflect the issuance and sale of ordinary shares in this offering. The pro forma, as adjusted information above is illustrative only.

The above discussion and table are based on 70,999,436 Class A ordinary shares and 9,452,407 Class B ordinary shares, on an adjusted basis, outstanding as of September 30, 2020 and exclude:

•        2,336,612 Class A ordinary shares issuable upon the exercise of Prior Warrants; and

•        4,938,271 Class A ordinary share issuable upon the exercise of the Warrants issued in this offering.

Dilution

If you invest in the Class A ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per Class A ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2020 was approximately US$0.35 per ordinary share. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the public offering price per Class A ordinary share.

As Class A ordinary shares and Class B ordinary shares are entitled to the same rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in such net tangible book value after September 30, 2020, other than to give effect to our issuance and sale of 4,938,271 Class A ordinary shares and Warrants offered in this offering at a combined public offering price of US$4.05 per Class A ordinary share and Warrant, excluding the Class A ordinary shares issuable upon the exercise of the Warrants relating to this offering, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been approximately US$45.5 million, or US$0.53 per ordinary share, to existing shareholders and an immediate dilution in net tangible book value of US$3.52 per ordinary share, to purchasers of Class A ordinary shares in this offering.

The following table illustrates the dilution on a per ordinary share basis at a combined public offering price per Class A ordinary share and Warrant of US$4.05:

Aggregate public offering price per Class A ordinary share	US$ 4.05
Net tangible book value as of September 30, 2020 per ordinary share	US$ 0.35
Pro forma net tangible book value per ordinary share	US$ 0.53
Increase in pro forma net tangible book value per ordinary share	US$ 0.18
Dilution in pro forma net tangible book value to new investors in this offering per ordinary share	US$ 3.52

The pro forma information discussed above is illustrative only.

The following table summarizes, as of September 30, 2020, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at a combined public offering price of US$4.05 per Class A ordinary share and Warrant before deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming the underwriter(s) do not exercise their option to purchase additional shares or Warrants and excluding the Class A ordinary shares issuable upon the exercise of the Warrants related to this offering or other outstanding warrants).

			Total Consideration		Average Price Per Ordinary Share
	Ordinary shares Purchased		Amount (in thousands of US$)
	Number	Percent	RM US$	Percent	US$
Existing shareholders	80,451,843	94.2%	536,955	96.4%	6.67
New investors	4,938,271	5.8%	20,000	3.6%	4.05
Total	85,390,114	100.0%	556,955	100.0%

The total number of ordinary shares above does not include Class A ordinary shares issuable upon (i) the exercise of the option granted to the underwriters, (ii) the exercise of the 4,938,271 Warrants issued in this offering, or (iii) the exercise of the 4,673,225 Prior Warrants. It also assumes no exercise of any stock options or grants outstanding as of the date of this prospectus. As of the date of this prospectus, there are 6,957,691 ordinary shares issuable upon exercise of outstanding stock options under the 2019 Plan and the 2020 Plan and there are a total of 230,970 ordinary shares available for future issuance upon the exercise of grants under the 2019 Plan and the 2020 Plan. To the extent that any of these grants or options are exercised, there will be further dilution to new investors.

Enforceability of Civil Liabilities

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Jingtian & Gongcheng, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company.

As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has further informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•        is given by a foreign court of competent jurisdiction,

•        imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given,

•        is final,

•        is not in respect of taxes, a fine or a penalty, and

•        was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

PRC

We have been advised by Jingtian & Gongcheng, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments.

In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Corporate History and Structure

Our Corporate History

We commenced our operations in April 2015 through Ucommune Venture. We expanded our operations beyond Greater China to Singapore in July 2017. We entered into New York market through the space operated by our associate in April 2018. In August 2018, we established Beijing U Bazaar.

We underwent a series of restructuring transactions, which primarily included the following:

•        In September 2018, Ucommune Group Holdings Limited was incorporated under the laws of the Cayman Islands.

•        In December 2018, Ucommune Group Holdings (Hong Kong) Limited was incorporated under the laws of Hong Kong.

•        In January 2019, Ucommune (Beijing) Technology Co., Ltd., or Ucommune Technology, was incorporated in the PRC as a wholly owned subsidiary of Ucommune Group Holdings (Hong Kong) Limited.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Ucommune Venture as well as its shareholders, and the contractual arrangements were renewed in July 2019 and in November 2019.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Beijing U Bazaar as well as its shareholder. We obtained control over Ucommune Venture and Beijing U Bazaar and their respective subsidiaries through contractual arrangements.

In May 2019, we acquired Melo Inc., a holding company incorporated under the laws of Delaware. Beijing Melo Technology Co., Ltd., or Beijing Melo, a company engaging in smart office systems development, is a wholly-owned subsidiary of Melo Inc. We believe the acquisition strengthens our technology capability and enables us to provide advanced office solutions to our members. Beijing Melo entered into a series of contractual arrangements with Weixue Tianxia, a company incorporated in the PRC in December 2017, as well as its respective shareholders, through which we obtained control over Weixue Tianxia.

On November 17, 2020, we consummated a business combination pursuant to a merger agreement with Orisun Acquisition Corp. and certain other parties. Following the business combination, Ucommune Group Holdings Limited became a wholly owned subsidiary of Ucommune International Ltd.

We are regarded as the primary beneficiary of each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their respective subsidiaries. We treat them as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our combined and consolidated financial statements in accordance with U.S.GAAP.

We refer to Ucommune Technology and Beijing Melo as our wholly foreign owned entities, or WFOEs, and to each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia as our variable interest entities, or VIEs, in this prospectus. For more details and risks related to our variable interest entity structure, please see “— Contractual Arrangements with our VIEs and Their Respective Shareholders” and “Risk Factors — Risks Relating to Our Corporate Structure.”

Our Corporate Structure

The following chart shows our corporate structure as of the date of this prospectus, including our principal subsidiaries and our VIEs.

____________

Notes:

(1)      Our shareholders and their affiliates hold 100% of Ucommune Venture’s equity interests

(2)      Ms. Nan Shi, our employee responsible for our branding and marketing strategies, holds 100% of Beijing U Bazaar’s equity interests.

(3)      Our shareholders and their affiliates hold 100% of Weixue Tianxia’s equity interests.

Contractual Arrangements with Our VIEs the Their Respective Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, VATS, and certain other businesses. We are a company incorporated in the Cayman Islands. We currently conduct our VATS business through Beijing U Bazaar, including value-added online services for our members. We also plan to engage in VATS businesses and other business which may subject to foreign investment restrictions through Ucommune Venture and/or Weixue Tianxia in the future.

We operate our business mainly through our VIEs in the PRC, based on a series of contractual arrangements. As a result of these contractual arrangements, we exert effective control over, and are considered the primary beneficiary of, our VIEs and consolidate their operating results in our financial statements under the U.S. GAAP.

The following is a summary of the contractual arrangements by and among Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture, the contractual arrangements by and among Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar, and the contractual arrangements by and among Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia. For the complete text of these contractual arrangements, please see the copies filed as exhibits to the registration statement filed with the SEC of which this prospectus forms a part.

In the opinion of Jingtian & Gongcheng, our PRC legal counsel, the contractual arrangements described below are valid, binding and enforceable under current PRC law. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations.

According to our PRC counsel, if the agreements that establish the structure for operating our value-added telecommunication services and related business do not comply with PRC government restrictions on foreign investment in such businesses, we could be subject to severe penalties including being prohibited from continuing operating such business. For a description of the risks related to these contractual arrangements and our corporate structure, please see “Risk Factors — Risks Relating to Our Corporate Structure.”

Agreements relating to Ucommune Venture and Beijing U Bazaar

Exclusive business cooperation agreement

Under the exclusive business cooperation agreement dated July 5, 2019, Ucommune Technology has agreed to provide the following services (among others) to Ucommune Venture:

•        the provision of technical support and marketing services, including, but not limited to consultancy, collection and research of information thereof, support and training for employees, services related to customers and order management;

•        the provision of services related to the transfer, leasing and disposal of equipment or assets;

•        the development, maintenance and updates of computer system, hardware and database;

•        the licensing of software legally owned by Ucommune Technology; and

•        the development of application software and related updates and operational support.

Ucommune Venture has agreed to pay fees up to its and its subsidiaries’ after tax profit to Ucommune Technology. This agreement was effective from July 5, 2019 and will continue to be effective unless it is terminated by written notice of Ucommune Technology or, or until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive purchase option agreement.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive business cooperation agreement, which contains terms substantially similar to the exclusive business cooperation agreement described above.

Equity pledge agreement

Ucommune Venture and its shareholders entered into an equity pledge agreement with Ucommune Technology, dated November 22, 2019. Under such equity pledge agreement, each of the shareholders of Ucommune Venture agreed to pledge its respective equity interest in Ucommune Venture to Ucommune Technology to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive business cooperation agreement.

Each of such shareholders further agreed to not transfer or pledge his or her respective equity interest in Ucommune Venture without the prior written consent of Ucommune Technology. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an equity pledge agreement, which contains terms substantially similar to the equity pledge agreement described above.

We have completed the registration of equity pledge of Ucommune Venture and Beijing U Bazaar with the relevant offices of State Administration for Market Regulation, or the SAMR (formerly known as State Administration of Industry and Commerce, or the SAIC).

Exclusive option agreement

Under the exclusive option agreement entered into by Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture, dated November 22, 2019, shareholders of Ucommune Venture granted Ucommune Technology or its designee an option to purchase all or a portion of their respective equity interest in Ucommune Venture for the minimum amount of consideration permitted by PRC law. Under the exclusive option agreement, Ucommune Venture granted Ucommune Technology or its designee an option to purchase all or a portion of the assets of Ucommune Venture or its subsidiaries for the minimum amount of consideration permitted by PRC law.

Each of Ucommune Venture and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Ucommune Venture without the prior written consent of Ucommune Technology. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee, or until all parties agree in writing to terminate the agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive purchase option agreement, which contains terms substantially similar to the exclusive purchase option agreement described above.

Shareholders’ voting rights proxy agreement

Under the shareholders’ voting rights proxy agreement among Ucommune Technology, Ucommune Venture and shareholders of Ucommune Venture, dated November 22, 2019, each of the shareholders of Ucommune Venture, agreed to irrevocably entrust Ucommune Technology or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Ucommune Venture. The shareholders’ voting rights proxy agreement shall remain effective until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive option agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into a shareholders’ voting rights proxy agreement, which contains terms substantially similar to the shareholders’ voting rights proxy agreement described above.

Spousal consent letter

The spouse of relevant individual shareholders of Ucommune Venture has signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the disposition of the equity interest in Ucommune Venture which is held by and registered under the name of his or her spouse shall be made pursuant to the above-mentioned equity pledge agreement, exclusive option agreement, shareholders’ voting rights proxy agreement and exclusive business cooperation agreement, as amended from time to time. Moreover, the spouse undertook not to take any action with the intent to interfere with above-mentioned arrangements and unconditionally and irrevocably waive all rights or entitlements whatsoever to such equity interest that may be granted to the spouse according to applicable laws.

Agreements relating to Weixue Tianxia

In January 2019, Beijing Melo entered into contractual arrangements with Weixue Tianxia and the shareholders of Weixue Tianxia. We acquired Melo Inc. in May 2019.

Exclusive technology consulting and service agreement

Under the exclusive technology consulting and service agreement dated January 30, 2019, Beijing Melo has agreed to provide, including without limitation, the following services to Weixue Tianxia:

•        the provision of comprehensive resolutions of information technology as required by the operations of Weixue Tianxia;

•        the development of computer software and technical support and maintenance for computer software operation;

•        training of IT related personnel and collect IT information; and

•        any other technology and consulting services required by Weixue Tianxia.

Weixue Tianxia has agreed to pay fees equal to its monthly income (after tax and expenses) with Beijing Melo in accordance with calculation method as specified in the exclusive consulting and service agreement. The exclusive consulting and service agreement was effective from January 30, 2019 and will continue to be effective unless it is terminated by Beijing Melo or otherwise required by law.

Equity pledge agreement

The shareholders of Weixue Tianxia have entered into an equity pledge agreement with Beijing Melo and Weixue Tianxia taking effect from January 30, 2019. Under such equity pledge agreement, each of the shareholders of Weixue Tianxia agreed to pledge their respective equity interest in Weixue Tianxia to Beijing Melo to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive consulting and service agreement. Each of such shareholders further agreed to not transfer or pledge his respective equity interest in Weixue Tianxia without the prior written consent of Beijing Melo. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

We have completed the registration of the equity pledges with the relevant office of SAMR.

Exclusive option agreement

Under the exclusive option agreement entered into by Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia, dated January 30, 2019, shareholders of Weixue Tianxia granted Beijing Melo or its designee an option to purchase all or a portion of their respective equity interest in Weixue Tianxia for the minimum amount of consideration permitted by PRC law.

Under the exclusive option agreement, Weixue Tianxia granted Beijing Melo or its designee an option to purchase all or a portion of the assets of Weixue Tianxia or its subsidiaries for the minimum amount of consideration permitted by PRC law. Each of Weixue Tianxia and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Weixue Tianxia without the prior written consent of Beijing Melo. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Weixue Tianxia have been acquired by Beijing Melo or its designee, or until Beijing Melo unilaterally terminates the agreement by written notice.

Shareholders’ voting rights proxy agreement

Under the shareholders’ voting rights proxy agreement among Beijing Melo, Weixue Tianxia and shareholders of Weixue Tianxia, dated January 30, 2019, each of the shareholders of Weixue Tianxia, agreed to irrevocably entrust Beijing Melo or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Weixue Tianxia. The shareholders’ voting rights proxy agreement shall remain effective until all parties agree in writing to terminate the agreement, or until Beijing Melo unilaterally terminates the agreement by written notice.

Selected Combined and Consolidated Financial Data

Selected Pro Forma Financial Information

The following pro forma selected financial data for the year ended December 31, 2019 and the nine months ended September 30, 2020 and is derived from the Ucommune International Ltd’s unaudited combined condensed pro forma financial statements and related notes included elsewhere in this prospectus.

The unaudited combined condensed pro forma financial information for the year ended December 31, 2019 are based on the historical financial statements of Orisun Acquisition Corp included in its Annual Report on Form 10-K for the year ended December 31, 2019, and on the historical financial statements of Ucommune Group Holdings Limited also included elsewhere in this prospectus.

The unaudited combined condensed pro forma financial information for the nine months ended September 30, 2020 has been prepared based on the historical statement of operations of Orisun Acquisition Corp for the nine months ended September 30, 2020, and on the historical financial statements of Ucommune Group Holdings Limited for the nine months ended September 30, 2020 included elsewhere in this prospectus.

The following pro forma financial data are being presented to illustrate the effects of the business combination that was completed in November 2020. The information is being presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at December 31, 2019 or at September 30, 2020.

The pro forma financial data are prepared based upon available information and assumptions that are believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the following unaudited combined condensed pro forma financial data due to the factors described in “Risk Factors” included elsewhere herein.

Ucommune International Ltd Pro Forma

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Net revenues	$88,145	$167,334
Formation and operating costs	(328)	(335)
Cost of revenues	(100,569)	(196,295)
Sales and marketing expenses	(3,366)	(10,871)
General and administrative expenses	(12,542)	(26,029)
Pre-operating expenses	—	(2,168)
Impairment loss on long-lived assets	(4,928)	(7,458)
Remeasurement gain of previously held equity interests in connection with step acquisition	—	55
Change in fair value of liabilities to be settled in share	—	(25,727)
Operating loss	(33,588)	(101,494)

Other income (expense):
Interest income	623	852
Interest expense	(2,204)	(2,343)
Other expense, net	(17,382)	(12,063)
Loss before income taxes	(52,551)	(115,048)
(Provision) Benefit for income taxes	(469)	(622)
Loss from equity method investment	21	(222)
Net Loss	(52,999)	(115,892)
Less: net loss attributable to non-controlling interests	(2,282)	(2,225)
Net loss attributable to Company	$(50,717)	$(113,667)

Weighted average shares outstanding, basic and diluted	80,451,843	80,451,843
Basic and diluted net (loss) income per share	$(0.63)	$(1.41)

Selected Financial Information

The following summary combined and consolidated statements of operations data for the years ended December 31, 2018 and 2019, summary combined and consolidated balance sheet data as of December 31, 2018 and 2019 and summary combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 have been derived from our audited combined and consolidated financial statements included elsewhere in this prospectus.

The following summary combined and consolidated statements of operations data for the nine months ended September 30, 2019 and 2020, summary combined and consolidated balance sheet data as of September 30, 2020 and summary combined and consolidated cash flow data for the nine months ended September 30, 2019 and 2020 have been derived from our unaudited combined and consolidated interim financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited combined and consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Combined and Consolidated Financial Data and Operating Data section together with our combined and consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Selected Combined and Consolidated Statements of Operation:
Revenue:
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	419,634	48.0	346,162	50,984	57.9
Marketing and branding service revenue	24,617	5.5	534,826	76,664	45.8	403,484	46.1	207,357	30,540	34.6
Other service revenue	29,535	6.6	74,538	10,685	6.4	51,451	5.9	44,957	6,621	7.5
Total revenue	448,508	100.0	1,167,358	167,334	100.0	874,569	100.0	598,476	88,145	100.0
Cost of revenue:
Workspace membership	(624,844)	(139.3)	(814,002)	(116,683)	(69.7)	(605,190)	(69.2)	(446,526)	(65,766)	(74.6)
Marketing and branding services	(22,481)	(5.0)	(485,473)	(69,590)	(41.6)	(364,442)	(41.7)	(189,077)	(27,848)	(31.6)
Other services	(16,284)	(3.6)	(69,917)	(10,022)	(6.0)	(47,722)	(5.5)	(47,222)	(6,955)	(7.9)
Total cost of revenue (excluding impairment loss)	(663,609)	(148.0)	(1,369,392)	(196,295)	(117.3)	(1,017,354)	(116.4)	(682,825)	(100,569)	(114.1)
Impairment loss on long-lived assets	(111,203)	(24.8)	(52,030)	(7,458)	(4.5)	(46,122)	(5.3)	(33,457)	(4,928)	(5.6)
Pre-opening expenses	(20,165)	(4.5)	(15,124)	(2,168)	(1.3)	(14,148)	(1.6)	—	—	—
Sales and marketing expenses	(44,783)	(10.0)	(75,841)	(10,871)	(6.5)	(48,344)	(5.5)	(22,853)	(3,366)	(3.8)
General and administrative expenses	(118,798)	(26.5)	(181,582)	(26,029)	(15.6)	(128,836)	(14.7)	(87,220)	(12,846)	(14.6)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	6.1	386	55	0.0	386	—	—	—	—
Change in fair value of liabilities to be settled in shares	25,607	5.7	(179,475)	(25,727)	(15.4)	(179,475)	(20.5)	—	—	—
Loss from operations	(456,900)	(102.0)	(705,700)	(101,159)	(60.5)	(559,324)	(64.0)	(227,879)	(33,564)	(38.1)
Interest income	21,574	4.8	5,944	852	0.5	4,901	0.6	4,233	623	0.7
Interest expense	(9,902)	(2.2)	(16,346)	(2,343)	(1.4)	(7,960)	(0.9)	(14,962)	(2,204)	(2.5)
Subsidy income	31,783	7.1	16,782	2,406	1.4	20,521	2.3	12,706	1,871	2.1
Impairment loss on long-term investments	(18,990)	(4.2)	(37,453)	(5,369)	(3.2)	(2,000)	(0.2)	(3,507)	(517)	(0.6)
Gain/loss on disposal of long-term investments	2,030	0.5	—	—	—	—	—	(43,032)	(6,338)	(7.2)
Other income (expense), net	(11,715)	(2.6)	(63,480)	(9,100)	(5.4)	(20,469)	(2.3)	(84,176)	(12,398)	(14.1)
Loss before income taxes and loss from equity method investments	(442,120)	(98.6)	(800,253)	(114,713)	(68.6)	(564,331)	(64.5)	(356,617)	(52,527)	(59.7)
Provision for income taxes	(2,087)	(0.5)	(4,872)	(698)	(0.4)	(4,780)	(0.5)	(2,330)	(343)	(0.4)
Loss from equity method investments	(948)	(0.2)	(1,548)	(222)	(0.1)	(1,600)	(0.2)	144	21	—
Net loss	(445,155)	(99.3)	(806,673)	(115,633)	(69.1)	(570,711)	(65.2)	(358,803)	(52,849)	(60.1)
Less: net loss attributable to non-controlling interests	(15,563)	(3.5)	(15,523)	(2,225)	(1.3)	(18,763)	(2.1)	(15,497)	(2,282)	(2.6)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(95.8)	(791,150)	(113,408)	(67.8)	(551,948)	(63.1)	(343,306)	(50,567)	(57.5)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
– Basic	(4.74)	N/A	(7.56)	(1.08)	N/A	(5.84)	N/A	(2.61)	(0.39)	N/A
– Diluted	(4.74)	N/A	(7.56)	(1.08)	N/A	(5.84)	N/A	(2.61)	(0.39)	N/A
Weighted average shares used in calculating net loss per share
– Basic	90,646,360	N/A	104,684,701	104,684,701	N/A	94,434,484	N/A	131,312,984	131,312,984	N/A
– Diluted	90,646,360	N/A	104,684,701	104,684,701	N/A	94,434,484	N/A	131,312,984	131,312,984	N/A

____________

Note: Our cost of revenue does not include impairment loss, and we generally do not consider impairment factor on a routine basis when operating and managing our co-working space business.

The following table presents our selected combined and consolidated balance sheet data as of December 31, 2018 and 2019 and September 30, 2020.

	As of December 31,			As of September 30,
	2018	2019		2020
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Combined and Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	274,633	175,774	25,196	89,607	13,198
Restricted cash, current	11,000	—	—	—	—
Term deposits, current	24,000	41,715	5,979	42,950	6,326
Short-term investments	32,200	37,930	5,437	14,350	2,114
Accounts receivable, net of allowance	69,368	86,200	12,356	66,369	9,775
Prepaid expenses and other current assets	95,784	135,830	19,470	169,277	24,933
Loans receivable	190,000	—	—	—	—
Amounts due from related parties, current	25,660	52,611	7,541	31,052	4,573
Held-for-sale assets, current	—	365,233	51,064	—	—
Total current assets	722,645	886,293	127,043	413,605	60,919
Non-current assets
Restricted cash, non-current	22,273	20,527	2,942	22,777	3,355
Long-term investments	73,167	29,329	4,204	79,768	11,749
Property and equipment, net	490,351	567,844	81,397	387,864	57,126
Right-of-use assets, net	1,935,401	1,851,729	265,435	1,299,685	191,423
Intangible assets, net	30,142	40,105	5,749	34,204	5,038
Goodwill	1,419,018	1,533,485	219,817	1,533,485	225,858
Rental deposit	91,251	98,486	14,117	76,507	11,268
Long-term prepaid expenses	184,833	116,363	16,680	116,173	17,110
Amounts due from related parties, non-current	2,220	884	127	544	80
Other assets, non-current	3,385	185	27	120,318	17,721
Total non-current assets	4,252,041	4,258,937	610,495	3,671,325	540,728
Total assets	4,974,686	5,145,230	737,538	4,084,930	601,647
Total current liabilities	2,879,466	1,625,690	233,031	1,338,666	197,164
Total non-current liabilities	1,499,148	1,415,426	202,894	1,002,792	147,695
Total liabilities	4,378,614	3,041,116	435,925	2,341,458	344,859
Total shareholders’ equity	596,072	2,104,114	301,613	1,743,472	256,788
Total liabilities and shareholders’ equity	4,974,686	5,145,230	737,538	4,084,930	601,647

The following table presents our selected combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(52,071)	(223,357)	(32,015)	(231,578)	(2,347)	(350)
Net cash (used in)/provided by investing activities	(29,685)	7,424	1,063	35,267	(13,025)	(1,918)
Net cash provided by financing activities	189,862	104,379	14,962	95,531	(64,679)	(9,527)
Effects of exchange rate changes	57	(51)	(9)	986	(3,866)	(564)
Net (decrease)/increase in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)	(99,794)	(83,917)	(12,359)
Cash, cash equivalents and restricted cash – beginning of the year/period	199,743	307,906	44,137	307,906	196,301	28,912
Cash, cash equivalents and restricted cash – end of the year/period	307,906	196,301	28,138	208,112	112,384	16,553

Non-GAAP Financial Measure

To supplement our combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use the following non-GAAP financial measures for our combined and consolidated results: EBITDA (including EBITDA margin), adjusted EBITDA (including adjusted EBITDA margin) and adjusted net loss. We believe that EBITDA, adjusted EBITDA and adjusted net loss help understand and evaluate our core operating performance.

EBITDA, adjusted EBITDA and adjusted net loss are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measures. As EBITDA, adjusted EBITDA and adjusted net loss have material limitations as analytical metrics and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

In light of the foregoing limitations, you should not consider EBITDA, adjusted EBITDA and adjusted net loss as substitutes for, or superior to, net loss prepared in accordance with GAAP. We encourage investors and others to review its financial information in its entirety and not rely on any single financial measure. For more information on these non-GAAP financial measures, please see the table below.

EBITDA represents net loss before interest income, interest expense, provision for income taxes, depreciation of property and equipment and amortization of intangible assets.

Adjusted EBITDA represents net loss before (i) interest income, interest expense, other expense, net, provision for income taxes and loss on disposal of subsidiaries and (ii) certain non-cash expenses, consisting of impairment loss on long-term investments. impairment loss on long-lived assets, depreciation of property and equipment, amortization of intangible assets and change in fair value of liabilities to be settled in shares, which we do not believe are reflective of our core operating performance during the periods presented.

Adjusted net loss represents net loss before impairment loss on long-lived assets, impairment loss on long-term investments, change in fair value of liabilities to be settled in shares and loss on disposal of subsidiaries.

The following table sets forth a reconciliation of net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(570,711)	(358,803)	(52,849)
Interest income	(21,574)	(5,944)	(852)	(4,901)	(4,233)	(623)
Interest expense	9,902	16,346	2,343	7,960	14,962	2,204
Provision for income taxes	2,087	4,872	698	4,780	2,330	343
Depreciation of property and equipment	79,162	108,303	15,525	78,637	31,009	4,567
Amortization of intangible assets	1,907	10,803	1,549	5,514	4,907	723
EBITDA (non-GAAP)	(373,671)	(672,293)	(96,370)	(478,721)	(309,828)	(45,635)
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,457	4,928
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	179,475	—	—
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	3,507	517
Loss on disposal of subsidiaries	—	—	—	—	43,032	6,338
Other expense, net	11,715	63,480	9,100	20,469	84,176	12,398
Adjusted EBITDA (non-GAAP)	(257,370)	(339,855)	(48,716)	(230,655)	(145,656)	(21,454)

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(570,711)	(358,803)	(52,849)
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,457	4,928
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	179,475	—	—
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	3,507	517
Loss on disposal of subsidiaries	—	—	—	—	43,032	6,338
Adjusted net loss (non-GAAP)	(340,569)	(537,715)	(77,079)	(343,114)	(278,807)	(41,066)

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Combined and Consolidated Financial Data” and our combined and consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our brand is the most recognized agile office space brand in China according to Frost & Sullivan. We operate the largest agile office space community in China in terms of the number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. We had 222 agile office spaces across 51 cities as of September 30, 2020. As of the same date, we had 158 spaces in operation, providing approximately 58,000 workstations to our members and we also had 64 spaces under construction or preparation for construction. As of September 30, 2020, we had five spaces operated by our associates across three cities in Greater China and New York. As of September 30, 2020, we had approximately 860,400 members, including approximately 830,500 individuals and 29,900 enterprises, ranging from large enterprises to SMEs.

We have been developing our asset-light model, under which we provide space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build and launch new spaces. The asset-light model allows more landlords to benefit from our professional capabilities and strong brand recognition, which in turn enables our business to scale in a cost-efficient manner.

As of September 30, 2020, we had 106 spaces under the asset-light model with managed area of approximately 272,900 m2, representing 45.7% of the aggregate managed area of approximately 597,100 m2 of all spaces. In the nine months ended September 30, 2020, we launched 59 new spaces under our asset-light model with managed area of approximately 101,700 m2, representing a 151% increase and a 73% increase in the number and managed area of new spaces under our asset-light model in the same period in 2019. In 2018, 2019 and the nine months ended September 30, 2020, we generated operating profit from the subsidiary that operates agile office spaces under our asset-light model. We intend to focus on expanding our asset-light business as one of our major growth drivers.

Cooperating with 700 business partners and more than 30 investees, we provide a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and services to further energize our community. We receive revenue from members by providing U Plus services and charging members fees based on the services provided, such as design and build services, and advertising and branding services. We also generate revenue from our business partners and investees through different arrangements, including (i) revenue sharing arrangements under which we share part of the revenue of our business partners as fees, and (ii) fixed fee arrangements under which we charge our business partners and investees fixed fees for leasing our spaces to provide services.

Key Operating Data

We regularly monitor a number of operating metrics in order to measure our current performance and project our future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	As of December 31, 2018	As of December 31, 2019	As of September 30, 2020
Number of cities	38	44	51
Self-operated model
Number of space(1)	160	157	116
Managed area (m2)(2)	465,800	471,900	324,200
Asset-light model
Number of space	31	47	106
Managed area (m2)(2)	106,100	171,200	272,900
Number of spaces in operation	162	174	158
Number of workstations of spaces in operation(2)(3)	64,200	73,300	58,000
Number of members(2)	252,000	715,600	860,400
Number of individual members(2)	239,700	688,900	830,500
Number of individual members using workstations(2)	38,300	58,100	42,000
Number of enterprise members(2)	12,300	26,700	29,900
Occupancy rate for all spaces in operation(2)	60%	79%	72%
Occupancy rate for mature spaces(2)	75%	87%	78%

____________

Notes:

(1)      As spaces under the U Studio category are small offices, Ucommune counts one or more small offices operated under the U Studio category in one building as one space. As of December 31, 2018, December 31, 2019 and September 30, 2020, we cooperated with 130, 147 and 139 landlords counted by property ownership certificate, respectively, under the U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under the U Studio category are small offices, we lease the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under the U Studio category is counted by dividing the managed area of our spaces in operation under the U Studio category by the average area per workstation of 4.5 m2.

Key Factors Affecting Our Results of Operations

We operate in China’s agile office space industry, and our results of operations and financial condition are influenced by the macroeconomic factors affecting this industry. These factors include China’s economic growth, the impact of COVID-19 outbreak on the economy in China or worldwide, the emergence of China’s new economy and internet companies under favorable policies encouraging entrepreneurship and innovation, and urbanization of the workforce.

The COVID-19 outbreak has materially adversely affected our financial condition and results of operation. Net revenue for the nine months ended September 30, 2020 decreased partially due to the temporary closure of our spaces during the break and we experienced difficulty in collection of receivables, which resulted in additional allowance for doubtful accounts or impairment loss. The COVID-19 outbreak has resulted in, and may intensify global economic distress, and the extent to which it may affect our financial condition, results of operations, and cash flows will depend on future developments, which are highly uncertain and cannot be reasonably estimated at this time. See “Risk Factors — We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.”

Our financial condition and results of operations are also affected by a number of emerging market trends, such as companies’ rising needs for cost-efficient and flexible office space solutions and one-stop services for both corporates and employees, and new demand for intelligent office systems and working environments. In addition, as we generate a portion of our net revenue from providing marketing and branding services, our results of operations are also affected by the general factors affecting our advertisers and their marketing and branding budgets.

Our results of operations and financial condition are also subject to changes in the regulatory regime governing China’s agile office space industry, as well as the U Plus services we provide. The PRC government regulates various aspects of our operations, such as leasing, design and build and the operation of office spaces and online advertising and branding content. See “Risk Factors — Risks Relating to Doing Business in China — Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.”

Our results of operations and financial condition also depend on a number of company-specific factors, including the factors discussed below.

Our Ability to refine our Agile office Space Network

Given that the majority of our net revenue is from workspace membership, our net revenue growth depends primarily on our ability to refine our agile office space network and expand our community. Since the launch of our first agile office space in September 2015, we have expanded our operations across 51 cities primarily through our self-operating model. We derive substantially all of our net revenue from operations within Greater China.

We have developed an asset-light model by providing landlords with our design and build and operation capabilities. Our asset-light model has two categories, i.e., U Brand and U Partner. Under U Brand, we primarily receive management fees from landlords. Under U Partner, we primarily share revenue with landlords.

We operate agile office spaces under our asset-light model through one subsidiary. In 2018, 2019 and the nine months ended September 30, 2020, the net revenue and operating profit of this subsidiary was relatively insignificant to us. However, the subsidiary generated operating profit while we incurred overall loss from operations.

We plan to refine our agile office space network by exploring growth under the asset-light model and pursuing targeted expansion. Our spaces under the asset-light model increased from 31 as of December 31, 2018 to 47 as of December 31, 2019 and further increased to 106 as of September 30, 2020. We also plan to enhance our leading position by expanding across tier-1 and new tier-1 cities in China and into overseas markets.

With the expansion of our agile office space network, our business may be exposed to additional risks. For example, our impairment loss on long-lived assets was RMB33.5 million (US$4.9 million) for the nine months ended September 30, 2020, as compared to RMB46.1 million for the nine months ended September 30, 2019, primarily associated with the spaces where carrying value is not expected to be fully recoverable. The changes in impairment loss on long-lived assets are affected by various factors, primarily including our spaces in operation and the new operating risks and challenges associated with our expansion into existing markets and new markets, and therefore are subject to fluctuations. See “Risk Factors — Our expansion into new regions, markets and business areas may pose increased risks.” However, we believe that we can improve the performance of our spaces in operation leveraging on our management capabilities and our experience of expanding into new markets.

Our Ability to Manage Costs and Expenses Effectively

Our ability to manage our costs and expenses effectively is critical to the success of our business. We have benefited from the use of technologies and the standardization of our processes and achieved economies of scale as we have developed a core competency in the efficient sourcing, design and build, and operation of our spaces. Building on our operating capabilities, we have also developed an asset-light model, which can free up a large amount of capital investments to build out and launch new spaces. Our cost of revenue (excluding impairment loss) as a percentage of our net revenue decreased from 2018 to 2019 and further decreased for the nine months ended September 30, 2020.

The financial and business performance of our agile office spaces under the U Space category highly depends on our ability to source and lease suitable properties on reasonable terms. We plan to utilize our management team’s expertise in developing and operating commercial properties and our strong relationships with landlords to identify new locations suitable for the expansion of our business and to negotiate leasing terms of such properties to effectively manage our costs and expenses.

Our design and build capabilities enable us to shorten the time from taking possession of a new space to making the space ready for leasing to members. We typically complete this process within three to five months for spaces under the U Space category. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately nine months.

We expect our costs and expenses to increase in absolute amount as we expand our business and to decrease a percentage of our net revenue as we improve operational efficiency, achieve economies of scale and enhance our brand recognition.

Growth in Our Member Base and Pricing of Our Agile office Space Services

We generate most of our net revenue from providing various agile office space solutions to our members from whom we collect monthly rent in the form of membership service fees in accordance with membership service contracts or office workstation rental fees in accordance with office workstation rental contracts. The key contract terms and services provided under both membership service contracts and office workstation rental contracts are identical. Therefore, our results of operations are directly affected by the growth in our member base and the pricing of our agile office space services. The number of individual members using workstations increased from approximately 38,300 as of December 31, 2018 to approximately 58,100 as of December 31, 2019, and decreased to approximately 42,000 as of September 30, 2020.

The pricing of our agile office space services is affected by our service positioning strategy, locations of our spaces, brand recognition, the competitive landscape of the agile office space industry in China and the design and build and maintenance cost of our agile office spaces. Our ability to maintain or increase the pricing of our agile office space services largely depends on our ability to compete effectively and differentiate our services through our strong brand recognition, our unique and nationwide agile office space network and our ability to meet our members’ needs for office space solutions.

Development of U Plus Services

We derive revenue from U Plus services in cooperation with our business partners and investees. As of September 30, 2020, we had over 700 business partners and more than 30 investees. Our member base has grown rapidly, increasing from approximately 252,000 as of December 31, 2018 to approximately 715,600 as of December 31, 2019 and further to approximately 860,400 as of September 30, 2020. As our business grows, we have opportunities to provide more services and build a vibrant community serving wider group of members beyond the physical spaces.

The growth of our net revenue from U Plus services depends on our own capabilities, including through acquisitions or strategic investments, or through selected quality business partners to provide services that match the needs of our members at reasonable prices. We will make ongoing efforts, including investing time and money, to identify the needs of our members and provide quality and diversified services to them.

Acquisition Activities to Expand Our Offerings

We have made acquisitions or investments that we believe will expand our agile office space network and service offerings that benefit our members and have the potential to become meaningful revenue streams in the future. For example, in 2018, we acquired a company engaging in marketing and branding services and two companies engaging in interior design and construction services. We intend to continue selectively pursuing strategic partnerships and acquisitions to expand our Ucommune community.

Key Components of Results of Operations

We have three operating segments including (i) workspace membership, (ii) marketing and branding services, and (iii) other services. Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available. Our chief operating decision makers regularly evaluate our operating segments in deciding how to allocate resources and assess performance. See our combined and consolidated financial statements included elsewhere in this prospectus for additional information regarding our three reportable segments.

Net Revenue

The following table sets forth a breakdown of our net revenue, in absolute amounts and as percentages of total net revenue, for the periods indicated.

	For the Year Ended December 31,					For the Nine months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net Revenue
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	419,634	48.0	346,162	50,984	57.9
Marketing and branding services revenue	24,617	5.5	534,826	76,664	45.8	403,484	46.1	207,357	30,540	34.6
Other services revenue	29,535	6.6	74,538	10,685	6.4	51,451	5.9	44,957	6,621	7.5
Total net revenue	448,508	100.0	1,167,358	167,334	100.0	874,569	100.0	598,476	88,145	100.0

Workspace membership revenue.    We generate the majority of our net revenue by providing various agile office space solutions to members from whom we collect monthly rent in the form of membership service fees or office workstation rental fees. Our workspace membership net revenue primarily includes fees generated through our agile office spaces services under our self-operated model, fees generated through revenue sharing under U Partner, and also includes other net revenue in relation to utilizing our spaces, such as net revenue generated from service fees for using our conference rooms.

Marketing and branding services revenue.    Our marketing and branding services net revenue includes advertising services net revenue, primarily generated by integrated branding services and online targeted marketing services provided by Shengguang Zhongshuo that we acquired in December 2018.

Other services revenue.    Other services net revenue primarily consists of (i) interior design and construction net revenue generated from two companies that we acquired in July 2018, (ii) management fees generated from our agile office spaces under U Brand, and (iii) charges to members for ancillary services such as printing and copying fees.

Cost of revenue (excluding impairment loss)

The following table sets forth a breakdown of our cost of revenue (excluding impairment loss), in absolute amounts and as percentages of total cost of revenue (excluding impairment loss), for the periods indicated.

	For the Year Ended December 31,					For the Nine months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue (excluding impairment loss)
Workspace membership	624,844	94.2	814,002	116,683	59.4	605,190	59.5	446,526	65,766	65.4
Marketing and branding services	22,481	3.4	485,473	69,590	35.5	364,442	35.8	189,077	27,848	27.7
Other services	16,284	2.4	69,917	10,022	5.1	47,722	4.7	47,222	6,955	6.9
Total cost of revenue (excluding impairment loss)	663,609	100.0	1,369,392	196,295	100.0	1,017,354	100.0	682,825	100,569	100.0

Note: Our cost of revenue does not include impairment loss, and we generally do not consider impairment factor on a routine basis when operating and managing our agile office space business.

Workspace membership.    The following table sets forth a breakdown of the cost of revenue (excluding impairment loss) for workspace membership, in absolute amounts and as percentage of total cost of revenue (excluding impairment loss) for workspace membership, for period indicated.

	For the Year Ended December 31,					For the Nine months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue (excluding impairment loss) for workspace membership
Lease expenses	382,897	61.3	490,068	70,249	60.2	363,486	60.1	294,809	43,421	66.0
Employee compensation and benefits	37,210	6.0	42,051	6,028	5.2	35,933	5.9	25,006	3,683	5.6
Depreciation and amortization	76,869	12.3	105,761	15,160	13.0	74,651	12.3	48,698	7,172	10.9
Other workspace operating costs	127,868	20.4	176,122	25,246	21.6	131,120	21.7	78,013	11,490	17.5
Total cost of revenue (excluding impairment loss) for workspace membership	624,844	100.0	814,002	116,683	100.0	605,190	100.0	446,526	65,766	100.0

Cost of revenue (excluding impairment loss) for workspace membership primarily consists of (i) lease expenses, (ii) employee compensation and benefits, (iii) depreciation and amortization expenses, and (iv) other workspace operating costs, such as costs for daily maintenance and cleaning, and insurance costs.

Marketing and branding services.    Cost of revenue (excluding impairment loss) for marketing and branding services primarily consists of costs associated with advertisement distribution and content design, and employee compensation and benefits.

Other services.    Cost of revenue (excluding impairment loss) for other services primarily consists of costs in relation to our interior design and construction services, costs in relation to revenue from asset-light model, and other ancillary costs.

Impairment loss on long-lived assets

Our impairment loss on long-lived assets was impairment loss recognized whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may no longer be recoverable.

Pre-opening expenses.

Our pre-opening expenses consist primarily of lease expenses incurred before an agile office space open for operations.

Sales and marketing expenses.

Our sales and marketing expenses consist primarily of (i) marketing and promotion expenses, and (ii) compensation for our sales and marketing personnel.

General and administrative expenses.

Our general and administrative expenses consist primarily of (i) compensation for our management and administrative personnel, (ii) expenses in connection with our operation supporting functions such as legal and human resources, and (iii) other administrative expenses.

Remeasurement gain of previously held equity interests in connection with step acquisitions

Remeasurement gain of previously held equity interests in connection with step acquisitions was recognized in relation to the business acquisition achieved in stages in which the initial investments we made were re-measured to fair value.

Change in fair value of liabilities to be settled in shares

Our change in fair value of liabilities to be settled in shares was recognized since we had certain issuable shares for our financing and acquisition that were not issued during the reporting period, which were accounted for as a liability and subsequently measured at fair value. The change primarily arose from the change of the fair value of our shares during the reporting period.

Impairment loss on long-term investments

Our impairment loss on long-term investments was impairment loss recognized when the investees’ operating performances indicate that the carrying value of the investment is no longer recoverable.

Gain on disposal of long-term investments

Our gain on disposal of long-term investments was generated from the disposal of equity interests in one of our investees in 2018.

Loss on disposal of a subsidiary

Our loss on disposal of subsidiaries was generated from the disposal of one subsidiary in 2020.

Taxation

Cayman Islands

We were incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income, corporation or capital gains tax in the Cayman Islands. In addition, our payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.

British Virgin Islands

Ucommune International Limited, our subsidiary incorporated in the BVI, is not subject to income tax in the British Virgin Islands.

Hong Kong

Ucommune Group Holdings (Hong Kong) Limited, our subsidiary incorporated in Hong Kong, is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first two million Hong Kong dollars of profits earned by a company are subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements it had no assessable income for the years ended December 31, 2018 and 2019 and for the first nine months ended September 30, 2020.

Singapore

Ucommune Singapore Pte. Ltd., our subsidiary incorporated in Singapore, is subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2018 and 2019 and for the first nine months ended September 30, 2020.

United States

Ucommune N.Y. Corp. is incorporated in the U.S. and is subject to the U.S. federal income taxes. A flat corporate income tax rate of 21% was effective beginning in 2018.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.

According to the requirements of Cai Shui [2014] No. 26, Enterprises that qualify as encouraged industrial enterprises located in Heng Qin New Area in Guangdong province, Ping Tan Comprehensive Experimental Area in Fujian province and Qian hai shen gang Modern Service Cooperation Zone in Shenzhen are subject to a tax rate of 15%. The notification will be implemented from January 1, 2014 to December 31, 2020. One of our subsidiaries,

Shengguang Zhongshuo, an advertising company, was established in September 2015 in Heng Qin New Area. Its main business belongs to one of the industries in the tax preferential catalogue, which accounts for more than 70% of the total income of enterprises, so it enjoys 15% preferential tax rate of income tax.

Enterprises with annual taxable income of no more than RMB0.5 million in 2017, and annual taxable income of no more than RMB1 million in 2018, qualify as small low-profit enterprises. Only 50% of such enterprises’ taxable income shall be subject to enterprise income tax at a reduced tax rate of 20%.

According to Caishui [2019] No. 13, small and low-profit enterprises shall meet three conditions for enjoying preferential tax conditions, including (i) annual taxable income of no more than RMB 3 million and no more than 300 employees, and (iii) total assets of no more than RMB 50 million. Small, low-profit enterprises whose annual taxable income is no more than RMB1 million are subject to the preferential income tax rate of 5%. Small, low-profit enterprises whose annual taxable income exceed RMB1 million but no more than RMB3 million are subject to the preferential income tax rate of 10%.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries through Ucommune Group Holdings (Hong Kong) Limited. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise.

Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply for the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends.

In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that nonresident enterprises do not need to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

Accordingly, Ucommune Group Holdings (Hong Kong) Limited may be able to benefit from the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities believe that the primary purpose of our transactions or arrangements is to enjoy a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, we would be subject to enterprise income tax on our worldwide income at a rate of 25%. See “Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Critical Accounting Policies, Judgments and Estimates

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The critical accounting policies, judgments and estimates that we believe to have the most significant impact on our combined and consolidated financial statements are described below, which should be read in conjunction with our combined and consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider:

•        our selection of critical accounting policies,

•        the judgments and other uncertainties affecting the application of such policies,

•        the sensitivity of reported results to changes in conditions and assumptions.

Principle of consolidation

Our combined and consolidated financial statements include the financial information of us and our subsidiaries, our variable interest entities (the “VIEs”) and our VIEs’ subsidiaries. All intercompany balances and transactions were eliminated upon combination and consolidation.

Impairment of right-of-use assets and other long-lived assets

We review our right-of-use assets, or ROU assets, and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors we consider to be important which could trigger an impairment review primarily include:

•        significant underperformance relative to projected operating results;

•        significant changes in the overall business strategy;

•        significant adverse changes in legal or business environment; and

•        significant competition, unfavorable industry trends, or economic outlook.

When these events occur, we measure impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss based on the fair value of the assets.

We measure the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate and operating costs. The weighted average cost of capital is used as the discount rate.

Lease

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, which supersedes existing guidance on accounting for leases in ASC Topic 840-Leases (“ASC 840”) and generally requires all leases, including operating leases, to be recognized in the statement of financial position of lessees as ROU assets and lease liabilities, with certain practical expedients available.

We early adopted ASC Topic 842 — Leases (“ASC 842”) on January 1, 2017 on a modified retrospective basis. Upon adoption, we elected to utilize the package of practical expedients available under ASC 842. These expedients permit us to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of our right-of-use assets, or ROU assets.

In connection with the adoption of ASC 842, we made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. We have also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to our overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the perspective of Lessee

We lease properties for our collaborative workspaces and other locations. At the commencement of each lease, management determines the classification as an operating or finance lease. For the years ended December 2018, 2019 and nine months ended September 30, 2020, we did not enter into any finance lease. For leases that qualify as operating leases, we recognize the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession. The date of initial possession is generally when we enter the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, we recognize a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term. The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporates lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, we elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, we elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, we use the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses includes rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses it incurred or becomes probable.

From the perspective of Lessor

We recognize workspace membership revenue under ASC 842, and all the leases contracts are operating leases. We provide various leasing solutions for our members and generates revenues from monthly rent in the form of membership service fees or workstation rental fee.

The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), as well as service fees for the use of conference room and prints/copies. The price of each membership varies, based on the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the number of workstations in the contract.

The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of our lease contracts are fixed lease payment contracts. Our variable lease payments consists of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred.

The residual value of our lease assets represents the fair value of the leased assets at the end of the lease terms. We rely on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Revenue recognition

Our revenue primarily derived from workspace leasing to our members, ancillary services, marketing and branding services, and others. Workspace leasing is set out above in “Lease−from the perspective of lessor”. For all other revenue streams, we apply ASC 606, as defined below.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. We have early adopted the new standard as of January 1, 2017 using the modified retrospective method to all contracts that were not completed as of January 1, 2017.

We elect the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The adoption did not have a material impact on our financial positions or results of operations. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

Revenue is recognized when control of promised goods or services is transferred to our customers in an amount of consideration to which we expect to be entitled in exchange for those goods or services. We follow the five steps approach for revenue recognition under Topic 606::

•        identify the contract(s) with a customer,

•        identify the performance obligations in the contract,

•        determine the transaction price,

•        allocate the transaction price to the performance obligations in the contract, and

•        recognize revenue when (or as) we satisfy a performance obligation.

The primary sources of our revenues are as follows:

(a)    Workspace membership revenue

Workspace membership revenue is recognized under ASC 842. See “— Lease, from the perspective of lessor.”

(b)    Marketing and branding services revenue

We offer integrated branding services and online targeted marketing services to customers primarily through Shengguang Zhongshuo, a subsidiary we acquired in December 2018. For the integrated branding services, we provide packaged services including content design and creation, online and offline advertising activities to help customers promote brand awareness. The online targeted marketing services mainly include content design and creation as well as comprehensive advertisement placement services.

Payment terms and conditions for contracts with customers vary. We typically offer standard terms of net 15 to 30 days. We do not offer extended payment terms longer than one year. The contracts do not contain a significant financing component. Payment is due after the advertisements are placed on the media platform. We may offer extended terms or obtain prepayments from the customers depending on certain circumstances.

We are the principal in providing the marketing and branding services because we control the specified services before the services are transferred to the customers. We are the sole responsible party addressing customer’s feedback for the design and placement of the advertisement to the customers’ satisfaction. We assume full fulfilment risk and risks related to the quality and acceptability of the services.

The services provided are accounted for as a single performance obligation and revenue is recognized over the service period. We use the advertisement placed as the output method to measure progress toward complete satisfaction because the nature of our promise is a comprehensive marketing and branding service and the customers benefit from the desired publicity promotion throughout the advertising campaign. We have determined that the output method provides a faithful depiction of the transfer of services to the customers as the advertisement placement is directly observable which measures the value of services transferred to the customers.

(c)     Other services revenue

Other services revenue primarily consists of (i) interior design and construction net revenue, (ii) agile office space management fees and (iii) charges to members for ancillary services including printing, copying and related services. Design and construction revenue is generated from two companies acquired in 2018. It is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost.

Agile office space management fees is derived from operating agile office spaces under our U Brand model for landlords. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided.

Variable consideration is estimated as the most likely amount to which we expect to be entitled. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts. Contract liabilities primarily result from the timing difference between our satisfaction of performance obligation and the customers’ payment.

Business combinations

We record business combinations using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interest, if any, based on their estimated fair values as of the acquisition date.

The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred. Common forms of the consideration made in acquisitions is equity exchange; consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

In a business combination achieved in stages, we re-measure the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value. The re-measurement gain or loss, if any, is recognized in the combined and consolidated statements of operations.

Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the combined and consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

The first step in the two-step impairment test is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is estimated by applying valuation multiples and/or estimating future discounted cash flows. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends and prospects, industry, market and economic conditions.

When estimating future discounted cash flows, we consider the assumptions that hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on an industry-wide average cost of capital or location-specific economic factors.

If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit).

If the implied fair value of goodwill exceeds the carrying amount, goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit.

In addition, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. We early adopted ASU No. 2017-04 on January 1, 2019 and used the one-step method for the goodwill impairment assessment for the year of 2019. Based on the result of our annual goodwill impairment assessment, no impairment charges were recognized for the years ended December 31, 2018 and 2019.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes.

Fair value of ordinary shares

Prior to the Business Combination, we were a private company with no quoted market prices for our ordinary shares. We therefore needed to make estimates of the fair value of our ordinary shares at various dates primarily for the following purposes:

•        Determining the fair value of share considerations in connection with our business acquisitions

•        Determining the fair value of our equity interests to be applied in non-monetary exchanges

•        Determining the fair value of the share options granted

The following table sets forth the fair value of our ordinary shares estimated at different times prior to the Business Combination with the assistance from an independent valuation firm:

Date	Fair value per share(1) (RMB)	DLOM	Discount rate	Type of valuation	Purpose of valuation
December 1, 2017	66.24	12.4%	14.4%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions, and determination of fair value in non-monetary exchanges
July 1, 2018	77.47	10.0%	14.4%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions
December 31, 2018	80.20	9.0%	14.1%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions
May 31, 2019	87.05	7.5%	14.1%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions
September 19, 2019	45.90	5.9%	16.8%	Discounted cash flow method	Fair value of the share options granted

____________

Note:

(1)      Assuming we completed the reorganization and issued ordinary shares to all of our equity interest holders at various valuation dates. See Note 3 to our combined and consolidated financial statements.

The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

The major assumptions used in calculating the fair value of ordinary shares include:

Discount rates.    The discount rates listed out in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size premium and non-systemic risk factors.

Discount for lack of marketability, or DLOM.    DLOM was quantified by the Black Scholes put option model (“Black Scholes model”). Under Black Scholes model, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. Black Scholes model is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event (such as an initial public offering) and estimated volatility of our shares.

The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares. However, these fair values are inherently uncertain and highly subjective.

The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain.

The fair value of our ordinary shares increased from RMB66.24 as of December 1, 2017 to RMB77.47 as of July 1, 2018. The increase in fair value of our ordinary shares was attributable to organic growth of our business.

The fair value of our ordinary shares increased from RMB77.47 as of July 1, 2018 to RMB80.20 as of December 31, 2018 DLOM decreased from 14.4% to 14.1%, primarily due to our expectations for the timing of our initial public offering. Meanwhile, the increase in fair value of our ordinary shares was attributable to organic growth of our business.

The fair value of our ordinary shares increased from RMB80.20 as of December 31, 2018 to RMB87.05 as of May 31, 2019. The increase in fair value of our ordinary shares was attributable to organic growth of our business.

The fair value of our ordinary shares decreased from RMB87.05 as of May 31, 2019 to RMB45.90 as of September 19, 2019. The decrease was primarily attributable to issuance of ordinary shares in August 2019.

These estimates will not be necessary to determine the fair value of ordinary shares to be traded. Valuations and estimates are no longer be necessary now that we are a public company because we can rely on the market price to determine the market value of our ordinary shares.

Results of Operations

The following table summarizes our combined and consolidated results of operations both in absolute amounts and as percentages of our total net revenue for the periods presented. This information should be read together with our combined and consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,					For the Nine months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Selected Combined and Consolidated Statements of Operation:
Net revenue
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	419,634	48.0	346,162	50,984	57.9
Marketing and branding services revenue	24,617	5.5	534,826	76,664	45.8	403,484	46.1	207,357	30,540	34.6
Other services revenue	29,535	6.6	74,538	10,685	6.4	51,451	5.9	44,957	6,621	7.5
Total net revenue	448,508	100.0	1,167,358	167,334	100.0	874,569	100.0	598,476	88,145	100.0
Cost of revenue (excluding impairment loss):
Workspace membership	(624,844)	(139.3)	(814,002)	(116,683)	(69.7)	(605,190)	(69.2)	(446,526)	(65,766)	(74.6)
Marketing and branding services	(22,481)	(5.0)	(485,473)	(69,590)	(41.6)	(364,442)	(41.7)	(189,077)	(27,848)	(31.6)
Other services	(16,284)	(3.6)	(69,917)	(10,022)	(6.0)	(47,722)	(5.5)	(47,222)	(6,955)	(7.9)
Total cost of revenue (excluding impairment loss)	(663,609)	(148.0)	(1,369,392)	(196,295)	(117.3)	(1,017,354)	(116.4)	(682,825)	(100,569)	(114.1)
Impairment loss on long-lived assets	(111,203)	(24.8)	(52,030)	(7,458)	(4.5)	(46,122)	(5.3)	(33,457)	(4,928)	(5.6)
Pre-opening expenses	(20,165)	(4.5)	(15,124)	(2,168)	(1.3)	(14,148)	(1.6)	—	—	—
Sales and marketing expenses	(44,783)	(10.0)	(75,841)	(10,871)	(6.5)	(48,344)	(5.5)	(22,853)	(3,366)	(3.8)
General and administrative expenses	(118,798)	(26.5)	(181,582)	(26,029)	(15.6)	(128,836)	(14.7)	(87,220)	(12,846)	(14.6)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	6.1	386	55	0.0	386	—	—	—	—
Change in fair value of liabilities to be settled in shares	25,607	5.7	(179,475)	(25,727)	(15.4)	(179,475)	(20.5)	—	—	—
Loss from operations	(456,900)	(102.0)	(705,700)	(101,159)	(60.5)	(559,324)	(64.0)	(227,879)	(33,564)	(38.1)
Interest income	21,574	4.8	5,944	852	0.5	4,901	0.6	4,233	623	0.7
Interest expense	(9,902)	(2.2)	(16,346)	(2,343)	(1.4)	(7,960)	(0.9)	(14,962)	(2,204)	(2.5)
Subsidy income	31,783	7.1	16,782	2,406	1.4	20,521	2.3	12,706	1,871	2.1
Impairment loss on long-term investments	(18,990)	(4.2)	(37,453)	(5,369)	(3.2)	(2,000)	(0.2)	(3,507)	(517)	(0.6)
Gain on disposal of long-term investments	2,030	0.5	—	—	—	—	—	—	—	—
Loss on disposal of subsidiaries	—	—	—	—	—	—	—	(43,032)	(6,338)	(7.2)
Other expense, net	(11,715)	(2.6)	(63,480)	(9,100)	(5.4)	(20,469)	(2.3)	(84,176)	(12,398)	(14.1)
Loss before income taxes and loss from equity method investments	(442,120)	(98.6)	(800,253)	(114,713)	(68.6)	(564,331)	(64.5)	(356,617)	(52,527)	(59.7)
Provision for income taxes	(2,087)	(0.5)	(4,872)	(698)	(0.4)	(4,780)	(0.5)	(2,330)	(343)	(0.4)
(Loss)/gain from Equity method investments	(948)	(0.2)	(1,548)	(222)	(0.1)	(1,600)	(0.2)	144	21	—
Net loss	(445,155)	(99.3)	(806,673)	(115,633)	(69.1)	(570,711)	(65.2)	(358,803)	(52,849)	(60.1)
Less: net loss attributable to noncontrolling interests	(15,563)	(3.5)	(15,523)	(2,225)	(1.3)	(18,763)	(2.1)	(15,497)	(2,282)	(2.6)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(95.8)	(791,150)	(113,408)	(67.8)	(551,948)	(63.1)	(343,306)	(50,567)	(57.5)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
– Basic	(4.74)	N/A	(7.56)	(1.08)	N/A	(5.84)	N/A	(2.61)	(0.39)	N/A
– Diluted	(4.74)	N/A	(7.56)	(1.08)	N/A	(5.84)	N/A	(2.61)	(0.39)	N/A
Weighted average shares used in calculating net loss per share
– Basic	90,646,360	N/A	104,684,701	104,684,701	N/A	94,434,484	N/A	131,312,984	131,312,984	N/A
– Diluted	90,646,360	N/A	104,684,701	104,684,701	N/A	94,434,484	N/A	131,312,984	131,312,984	N/A

Nine months Ended September 30, 2020 Compared to Nine months Ended September 30, 2019

Our net revenue decreased by 31.6% from RMB874.6 million for the nine months ended September 30, 2019 to RMB598.5 million (US$88.1 million) for the nine months ended September 30, 2020.

Workspace membership revenue

Our workspace membership net revenue decreased by 17.5% from RMB419.6 million for the nine months ended September 30, 2019 to RMB346.2 million (US$51.0 million) for the nine months ended September 30, 2020, primarily due to (i) our decreased occupancy rate from 78% as of September 30, 2019 to 72% as of September 30, 2020 and temporary closures of spaces, mainly caused by the effects of the COVID-19 outbreak; and (ii) an increased number of space in operation from 170 as of September 30, 2019 to 223 as of September 30, 2020, principally due to the strategic development of our asset-light model. The decrease in our workspace membership net revenue was partially offset by net revenue of RMB5.0 million (US$0.7 million) generated under U Partner for the nine months ended September 30, 2020, compared to nil for the nine months ended September 30, 2019.

Marketing and branding services revenue

Our marketing and branding services net revenue decreased by 48.6% from RMB403.5 million for the nine months ended September 30, 2019 to RMB207.4 million (US$30.5 million) for the nine months ended September 30, 2020, primarily due to decreased marketing and branding spending by certain clients given the sluggish demand for advertising or marketing services as a result of the COVID-19 outbreak.

Other services revenue

Our other services net revenue decreased by 12.6% from RMB51.5 million for the nine months ended September 30, 2019 to RMB45.0 million (US$6.6 million) for the nine months ended September 30, 2020, primarily due to decreased net revenue generated from our interior design and construction services, which we suspended for certain periods due to the COVID-19 outbreak.

Cost of revenue (excluding impairment loss)

Our cost of revenue (excluding impairment loss) decreased by 32.9% from RMB1,017.4 million for the nine months ended September 30, 2019 to RMB682.8 million (US$100.6 million) for the nine months ended September 30, 2020.

Workspace membership

Our cost of revenue (excluding impairment loss) for workspace membership decreased by 26.2% from RMB605.2 million for the nine months ended September 30, 2019 to RMB446.6 million (US$65.8 million) for the nine months ended September 30, 2020, primarily due to decreased operating costs related to leases, as well as the reduction in costs related to property services and staff.

Marketing and branding services

Our cost of revenue (excluding impairment loss) for marketing and branding services decreased by 48.1% from RMB364.4 million for the nine months ended September 30, 2019 to RMB189.1 million (US$27.8 million) for the nine months ended September 30, 2020, primarily attributable to decreased costs for advertising distribution and content design, which was in line with the decrease in our revenue from marketing and branding services.

Other services

Our cost of revenue (excluding impairment loss) for other services slightly decreased by 1.0% from RMB47.7 million for the nine months ended September 30, 2019 to RMB47.2 million (US$7.0 million) for the nine months ended September 30, 2020, primarily due to decreased costs associated with our interior design and construction services.

Impairment loss on long-lived assets

Our impairment loss on long-lived assets was RMB33.5 million (US$4.9 million) for the nine months ended September 30, 2020, compared to RMB46.1 million for the nine months ended September 30, 2019. We evaluate the recoverability of long-lived assets including ROU assets, leasehold improvements, property and equipment with finite lives by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition whenever any events or changes in circumstances occur, such as a significant adverse change to market conditions that will impact the future use of the assets. The impairment loss on long-lived assets incurred was primarily due to some spaces and other assets, whose carrying value we expected would not be recoverable, during our expansion in that period.

Pre-opening expenses

Our pre-opening expenses were nil for the nine months ended September 30, 2020, as compared to RMB14.1 million for the nine months ended September 30, 2019, primarily due to the significant slowdown in pre-open space during the nine months ended September 30, 2020 in response to the COVID-19 outbreak.

Sales and marketing expenses

Our sales and marketing expenses decreased by 52.7% from RMB48.3 million for the nine months ended September 30, 2019 to RMB22.9 million (US$3.4 million) for the nine months ended September 30, 2020, mainly due to decreased compensation for our sales and marketing personnel and the decrease in marketing and promotion expenses in response to the COVID-19 outbreak.

General and administrative expenses

Our general and administrative expenses decreased by 32.3% from RMB128.8 million for the nine months ended September 30, 2019 to RMB87.2 million (US$12.8 million) for the nine months ended September 30, 2020, mainly due to decreased professional consulting fees and staff costs, as we optimized our staff structure and reduced our general and administrative personnel to increase operational efficiency.

Change in fair value of liabilities to be settled in shares

Our change in fair value of liabilities to be settled in shares was nil for the nine months ended September 30, 2020, compared to a loss of RMB179.5 million for the nine months ended September 30, 2019. Our change in fair value of liabilities to be settled in shares for the nine months ended September 30, 2019 reflected the increase in the fair value of our equity interests during the period.

Loss from operation

As a result of the foregoing, our loss from operation was RMB227.9 million (US$33.6 million) for the nine months ended September 30, 2020, as compared to RMB559.3 million for the nine months ended September 30, 2019.

Interest income

Our interest income was RMB4.2 million (US$0.6 million) for the nine months ended September 30, 2020, compared to RMB4.9 million for the nine months ended September 30, 2019. We generated interest income primarily from our bank balances, short-term investments and loan receivables. The decrease in interest income was primarily because of the maturity of certain short-term investments we purchased.

Interest expense

Our interest expense was RMB15.0 million (US$2.2 million) for the nine months ended September 30, 2020, as compared to RMB8.0 million for the nine months ended September 30, 2019. Interest expense primarily relates to our bank loans and other borrowings. Interest expense increased primarily because of the convertible bond we issued and increased borrowings.

Subsidy income

Our subsidy income was subsidies granted by local governments to support the development and operation of agile office spaces. Our subsidy income was RMB12.7 million (US$1.9 million) for the nine months ended September 30, 2020, as compared to RMB20.5 million for the nine months ended September 30, 2019.

Impairment loss on long-term investments

Impairment loss on long-term investments was RMB3.5 million (US$0.5 million) for the nine months ended September 30, 2020, as compared to RMB2.0 million for the nine months ended September 30, 2019.

Loss on disposal of subsidiaries

Loss on disposal of subsidiaries was RMB43.0 million (US$6.3 million) for the nine months ended September 30, 2020, as compared to nil for the nine months ended September 30, 2019.

Other expense, net

Our other expense, net, was RMB84.2 million (US$12.4 million) for the nine months ended September 30, 2020, as compared to RMB20.5 million for the nine months ended September 30, 2019. The increase was primarily associated with the payment of early termination fees for closing certain spaces 2020, due to our strategy to close underperforming spaces and open more new spaces under our asset light model.

Provision for income taxes

We had provision for income taxes of RMB2.3 million (US$0.3 million) for the nine months ended September 30, 2020 and RMB4.8 million for the nine months ended September 30, 2019, primarily related to income taxes incurred by certain companies we acquired in the second half of 2018.

Gain/Loss from equity method investments

We had gain from equity method investments of RMB144 thousand (US$21 thousand) for the nine months ended September 30, 2020, and loss from equity method investments of RMB1.6 million for the nine months ended September 30, 2019, primarily due to gains recorded in connection with our investees for the nine months ended September 30, 2020.

Net loss

As a result of the foregoing, our net loss was RMB358.8 million (US$52.8 million) for the nine months ended September 30, 2020 as compared to RMB570.7 million for the nine months ended September 30, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Net revenue

Our net revenue increased by 160.3% from RMB448.5 million in 2018 to RMB1,167.4 million (US$167.3 million) in 2019.

Workspace membership revenue

Our workspace membership net revenue increased by 41.5% from RMB394.4 million in 2018 to RMB558.0 million (US$80.0 million) in 2019, primarily due to the growth in (i) the number of our spaces in operation from 162 as of December 31, 2018 to 174 as of December 31, 2019; (ii) the number of workstations available in spaces in operation from approximately 64,200 as of December 31, 2018 to approximately 73,300 as of December 31, 2019; (iii) the number of individual members using workstations from approximately 38,300 as of December 31, 2018 to approximately 58,100 as of December 31, 2019; and (iv) increased net revenue of RMB1.0 million (US$0.14 million) generated under U Partner.

Marketing and branding services revenue

Our marketing and branding services net revenue increased by 2,072.6% from RMB24.6 million in 2018 to RMB534.8 million (US$76.7 million) in 2019. The increase was primarily attributable to the acquisition of a company engaging in marketing and branding services in December 2018.

Other services revenue

Our other services net revenue increased by 152.4% from RMB29.5 million in 2018 to RMB74.5 million (US$10.7 million) in 2019, primarily due to (i) increased net revenue generated from interior design and construction services since we acquired two companies engaged in design and build services in July 2018; and (ii) increased management fees due to the increase in the number of spaces in operation under U Brand.

Cost of revenue (excluding impairment loss)

Our cost of revenue (excluding impairment loss) increased by 106.4% from RMB663.6 million in 2018 to RMB1,369.4 million (US$196.3 million) in 2019.

Workspace membership

Our cost of revenue (excluding impairment loss) of workspace membership increased by 30.3% from RMB624.8 million in 2018 to RMB814.0 million (US$116.7 million) in 2019, primarily attributable to (i) increased lease expenses of RMB107.1 million and (ii) increased depreciation and amortization costs of RMB28.9 million, primarily due to the increased managed area of our agile office spaces.

Marketing and branding services

Our cost of revenue (excluding impairment loss) of marketing and branding services increased by 2,059.5% from RMB22.5 million in 2018 to RMB485.5 million (US$69.6 million) in 2019. The increase was primarily attributable to the costs associated with a company engaging in marketing and branding services we acquired in December 2018, including the costs for advertising distribution and content design, and employee compensation and benefits.

Other services

Our cost of revenue (excluding impairment loss) of other services increased by 329.3% from RMB16.3 million in 2018 to RMB69.9 million (US$10.0 million) in 2019, primarily due to (i) the increased number of spaces in operation under our U Brand; and (ii) costs incurred for providing interior design and construction services since July 2018.

Impairment loss on long-lived assets

Our impairment loss on long-lived assets was RMB52.0 million (US$7.5 million) in 2019, as compared to RMB111.2 million in 2018. The impairment loss in 2019 and 2018 was mainly attributable to the spaces whose carrying value we expected would not be recoverable, primarily due to the underperformance of certain spaces we opened in new geographic markets with relatively higher lease expenses. However, we believe we can reduce the impairment losses caused by the underperformance of our spaces as our management capabilities improve and we gain experience in new geographic markets.

Pre-Opening Expenses

Our pre-opening expenses decreased by 25.0% from RMB20.2 million in 2018 to RMB15.1 million (US$2.2 million) in 2019, primarily due to the decrease in managed area of our agile office spaces under preparation in 2019 compared to 2018.

Sales and marketing expenses

Our sales and marketing expenses increased by 69.4% from RMB44.8 million in 2018 to RMB75.8 million (US$10.9 million) in 2019, mainly attributable to (i) increased marketing and promotion expenses to attract more members and (ii) increased compensation for our sales and marketing personnel of business acquired.

General and administrative expenses

Our general and administrative expenses increased by 52.8% from RMB118.8 million in 2018 to RMB181.6 million (US$26.0 million) in 2019, mainly attributable to an increase in the number of staff for management and administration in line with our agile office space business expansion in 2019.

Remeasurement gain of previously held equity interests in connection with step acquisitions

Our remeasurement gain of previously held equity interests in connection with step acquisitions was RMB386 thousand (US$55 thousand) in 2019, compared to RMB27.5 million in 2018, primarily because change in fair value in 2018 was recognized in relation to the step acquisition achieved in stages, and the initial investments we made were remeasured to fair value.

Change in fair value of liabilities to be settled in shares

Our change in fair value of liabilities to be settled in shares was a loss of RMB179.5 million (US$25.7 million) in 2019, compared to a gain of RMB25.6 million in 2018. Our change in fair value of liabilities to be settled in shares in 2019 reflected the increase of the fair value of our equity interests.

Loss from operations

As a result of the foregoing, our loss from operations was RMB705.7 million (US$101.2 million) in 2019, compared to RMB456.9 million in 2018.

Interest income

Our interest income was RMB5.9 million (US$0.9 million) in 2019, compared to RMB21.6 million in 2018, primarily generated from our bank balances, short-term investments and loan receivables. The decrease in interest income was primarily because of the maturity of certain short-term investments we purchased.

Interest expense

Our interest expense was RMB16.3 million (US$2.3 million) in 2019, compared to RMB9.9 million in 2018, primarily associated with our bank loans and other borrowings. The increase was primarily due to convertible bonds we issued and increased borrowings.

Subsidy income

Our subsidy income consisted of subsidies granted by local governments to support the development and operation of agile office spaces. Our subsidy income was RMB16.8 million (US$2.4 million) in 2019, compared to RMB31.8 million in 2018.

Impairment loss on long-term investments

Impairment loss on long-term investment was RMB37.5 million (US$5.4 million) in 2019, compared to RMB19.0 million in 2018. The increase was primarily related to the impairment of our investment in a company engaged in agile workspace services.

Gain on disposal of long-term investments

Our gain on disposal of long-term investments was generated from our sale of a long-term investment. Our gain on disposal of long-term investments was nil in 2019, compared to RMB2.0 million in 2018.

Other expense, net

Our other expense, net, was RMB63.5 million (US$9.1 million) in 2019, as compared to our other income, net, of RMB11.7 million in 2018. Our other expense, net, in 2019 was mainly due to a provision for a penalty associated with idled lands owned by us, the early termination of certain leases and other ancillary expenses.

Provision for income taxes

We had provision for income taxes of RMB4.9 million (US$0.7 million) in 2019 and RMB2.1 million in 2018, primarily related to the income taxes incurred by certain companies we acquired in the second half of 2018.

Loss from equity method investments

Our loss from equity method investments were loss generated from our certain investments, which was RMB1.5 million (US$0.2 million) in 2019 compared to RMB0.9 million in 2018, primarily due to certain losses recorded in connection with our investees.

Net loss

As a result of the foregoing, our net loss was RMB806.7 million (US$115.6 million) in 2019 as compared to RMB445.2 million in 2018.

Non-GAAP Financial Measures

To supplement our combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use the following non-GAAP financial measures for our combined and consolidated results: EBITDA (including EBITDA margin), adjusted EBITDA (including adjusted EBITDA margin) and adjusted net loss. We believe that EBITDA, adjusted EBITDA and adjusted net loss help understand and evaluate our core operating performance.

EBITDA, adjusted EBITDA and adjusted net loss are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measures. As EBITDA, adjusted EBITDA and adjusted net loss have material limitations as analytical metrics and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

In light of the foregoing limitations, you should not consider EBITDA, adjusted EBITDA and adjusted net loss as substitutes for, or superior to, net loss prepared in accordance with GAAP. We encourage investors and others to review its financial information in its entirety and not rely on any single financial measure. For more information on these non-GAAP financial measures, please see the table below.

EBITDA represents net loss before interest income, interest expense, provision for income taxes, depreciation of property and equipment and amortization of intangible assets.

Adjusted EBITDA represents net loss before (i) interest income, interest expense, other expense, net, provision for income taxes and loss on disposal of subsidiaries and (ii) certain non-cash expenses, consisting of impairment loss on long-term investments. impairment loss on long-lived assets, depreciation of property and equipment, amortization of intangible assets and change in fair value of liabilities to be settled in shares, which we do not believe are reflective of our core operating performance during the periods presented.

Adjusted net loss represents net loss before impairment loss on long-lived assets, impairment loss on long-term investments, change in fair value of liabilities to be settled in shares and loss on disposal of subsidiaries.

The following table sets forth a reconciliation of net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(570,711)	(358,803)	(52,849)
Interest income	(21,574)	(5,944)	(852)	(4,901)	(4,233)	(623)
Interest expense	9,902	16,346	2,343	7,960	14,962	2,204
Provision for income taxes	2,087	4,872	698	4,780	2,330	343
Depreciation of property and equipment	79,162	108,303	15,525	78,637	31,009	4,567
Amortization of intangible assets	1,907	10,803	1,549	5,514	4,907	723
EBITDA (non-GAAP)	(373,671)	(672,293)	(96,370)	(478,721)	(309,828)	(45,635)
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,457	4,928
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	179,475	—	—
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	3,507	517
Loss on disposal of subsidiaries	—	—	—	—	43,032	6,338
Other expense, net	11,715	63,480	9,100	20,469	84,176	12,398
Adjusted EBITDA (non-GAAP)	(257,370)	(339,855)	(48,716)	(230,655)	(145,656)	(21,454)

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(570,711)	(358,803)	(52,849)
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,457	4,928
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	179,475	—	—
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	3,507	517
Loss on disposal of subsidiaries	—	—	—	—	43,032	6,338
Adjusted net loss (non-GAAP)	(340,569)	(537,715)	(77,079)	(343,114)	(278,807)	(41,066)

Liquidity and Capital Resources

Cash flows and working capital

Our principal sources of liquidity have been cash provided from capital contributions from our shareholders and short-term/long-term borrowings. As of December 31, 2018 and 2019 and September 30, 2020, we had RMB274.6 million, RMB175.8 million and RMB89.6 million (US$13.2 million), respectively, in cash and cash equivalents. Our cash and cash equivalents consist primarily of cash at bank and on hand and are primarily denominated in Renminbi. We had working capital (defined as total current assets deducted by total current liabilities) deficits of RMB2,156.8 million, deficits of RMB739.4 million, and deficits of RMB925.1 million (US$136.2 million), respectively, as of December 31, 2018 and 2019 and September 30, 2020.

Historically, we have not been profitable or generated positive net cash flows. As of September 30, 2020, we had RMB86.3 million (US$12.7 million) short-term borrowings and RMB9.0 million (US$1.3 million) current portion of long-term borrowings. We have the intention and ability to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the combined and consolidated financial statements.

On November 12, 2020, we entered into a line of credit from Xiamen International Bank Beijing Branch of RMB90.0 million with annual interest rates ranging from 5% to 6.8%. We can borrow the money at any time during November 16, 2020 to November 15, 2022. We are seeking to expand our asset-light model, under which we can reduce upfront capital investments for opening new spaces. We regularly monitor our current and expected liquidity requirements to help ensure that we maintain sufficient cash balances to meet our existing and reasonably likely long-term liquidity needs.

Based on our current business plan, we believe that our current cash and cash equivalents, current term deposits, short-term investments and anticipated cash flow from operations and financing activities will exceed our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders.

If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer. See “Risk Factors — Risks Relating to Our Business and Industry — We require significant capital to fund our operations and growth. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition and prospects may suffer.”

As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our PRC subsidiaries and our consolidated VIEs in China. Under PRC laws and regulations, we may provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may only provide Renminbi funding to our consolidated VIEs through entrusted loans. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially adversely affect our liquidity and our ability to fund and expand our business.” and “Use of Proceeds.”

The ability of our subsidiaries in China to make dividends or other cash payments to us is subject to restrictions under PRC laws and regulations. See “Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could materially adversely affect our ability to conduct our business.” and “Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences us and our non-PRC shareholders.”

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(52,071)	(223,357)	(32,015)	(231,578)	(2,347)	(350)
Net cash (used in)/provided by investing activities	(29,685)	7,424	1,063	35,267	(13,025)	(1,918)
Net cash provided by/(used in) financing activities	189,862	104,379	14,962	95,531	(64,679)	(9,527)
Effects of exchange rate changes	57	(51)	(9)	986	(3,866)	(564)
Net increase/(decrease) in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)	(99,794)	(83,917)	(12,359)
Cash, cash equivalents and restricted cash – beginning of the year/period	199,743	307,906	44,137	307,906	196,301	28,912
Cash, cash equivalents and restricted cash – end of the year/period	307,906	196,301	28,138	208,112	112,384	16,553

The following table presents our selected combined and consolidated cash flow data for the periods indicated.

Operating activities

Net cash used in operating activities was RMB2.3 million (US$0.3 million) for the nine months ended September 30, 2020. The difference between net loss of RMB358.8 million (US$52.8 million) and the net cash used by operating activities was mainly due to (i) non-cash positive adjustment items such as depreciation and loss on disposal of property and equipment, impairment of long-lived assets, disposal of a subsidiary as well as amortization of ROU assets, in an aggregate amount of RMB394.5 million (US$58.1 million), (ii) a decrease in ROU assets of RMB362.3 million (US$52.6 million), (iii) a decrease of prepaid expenses and other current assets of RMB14.7 million (US$2.2 million), and (iv) a decrease of accounts receivable of RMB12.2 million (US$1.8 million), partially offset by a decrease in lease liability of RMB435.7 million (US$64.2 million) primarily due to the termination of lease of certain of our underperforming paces as well as the payments made for rentals payable. We have tightened rent collection requirements to avoid the occurrence of bad debt during the COVID-19 period and implemented budget control to decrease unnecessary expenses or advances.

Net cash used in operating activities was RMB223.4 million (US$32.0 million) in 2019. The difference between net loss of RMB806.7 million (US$115.6 million) and the net cash used in operating activities was mainly due to (i) amortization of right-of-use assets of RMB289.0 million (US$41.4 million) primarily associated with right-of-use of our spaces, (ii) change in fair value of liabilities to be settled in shares of RMB179.5 million (US$25.7 million) reflecting the increase in fair value of our Company in 2019, and (iii) depreciation of property and equipment of RMB108.3 million (US$15.5 million) primarily associated with the closures of certain our underperforming spaces, partially offset by an increase of right-of-use assets of RMB203.0 million (US$ 29.1 million) in line with the expansion of our spaces.

Net cash used in operating activities was RMB52.1 million in 2018. The difference between net loss of RMB445.2 million and the net cash used in operating activities was mainly due to (i) an increase of lease liabilities of RMB574.0 million in line with the expansion of our spaces, (ii) amortization of right-of-use assets of RMB288.1 million, (iii) impairment loss on long-lived assets of RMB111.2 million, and (iv) depreciation of property and equipment of RMB79.2 million, partially offset by an increase in right-of-use assets of RMB741.4 million in line with the expansion of our spaces.

Investing activities

Net cash used in investing activities was RMB13.0 million (US$1.9 million) for the nine months ended September 30, 2020, primarily attributable to (i) purchase of short-term investments of RMB70.8 million (US$10.4 million), and (ii) purchase of property, plant and equipment of RMB64.7 million (US$9.5 million), partially offset by settlement of short-term investments of RMB94.4 million (US$13.9 million).

Net cash provided by investing activities was RMB7.4 million (US$1.1 million) in 2019, primarily attributable to (i) settlement of short-term investments of RMB317.2 million (US$45.5 million), and (ii) loans collected from third parties of RMB190.0 million (US$27.2 million), partially offset by (i) purchase of short-term investments of RMB321.9 million (US$46.1 million), and (ii) purchase of property and equipment of RMB173.6 million (US$24.9 million).

Net cash used in investing activities was RMB29.7 million in 2018, primarily attributable to (i) purchase of property and equipment of RMB135.2 million, (ii) loans provided to third parties of RMB70.0 million and (iii) purchase of short-term investments of RMB32.2 million, partially offset by (i) settlement of short-term investments of RMB206.4 million, and (ii) cash received for business acquisitions of RMB29.9 million.

Financing activities

Net cash used in financing activities for the nine months ended September 30, 2020 was RMB64.7 million (US$9.5 million), primarily attributable to loan repaid to third parties of RMB142.1 million (US$20.9 million), partially offset by loans received from third parties of RMB55.4 million (US$8.2 million).

Net cash provided by financing activities in 2019 was RMB104.4 million (US$15.0 million), primarily attributable to (i) loan received from third parties of RMB120.2 million (US$17.2 million), and (ii) cash received from issuing convertible bonds of RMB69.8 million (US$10.0 million), partially offset by loans repaid to third parties of RMB73.7 million (US$10.6 million).

Net cash provided by financing activities in 2018 was RMB189.9 million, primarily attributable to (i) subscription received to be settled in shares of RMB126.5 million, and (ii) loans received from third parties of RMB60.0 million, partially offset by loan repaid to third parties of RMB11.3 million.

Capital Expenditures

Our capital expenditures are incurred primarily in connection with purchase of property and equipment and purchase of intangible assets. Our capital expenditures were RMB277.0 million, RMB224.5 million, RMB112.2 million and RMB64.7 million (US$9.2 million) for 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. Our commitments for capital expenditures as of September 30, 2020 were nil. See “— Contractual Obligations.” We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering.

Contractual Obligations

The following table sets forth our contractual obligations and commitments as of September 30, 2020.

	Payments Due by Years Ending
	Total	Less than 1 year	1-3 years	3-5 year	More than 5 years
	(RMB in thousands)
Short-term borrowings(1)	86,276	86,276	—	—	—
Long-term borrowings(2)	29,725	9,018	20,707	—	—
Capital commitments(3)	265	265	—	—	—
Investment commitments(4)	5,000	5,000	—	—	—
Lease commitments(5)	2,014,413	86,711	653,758	521,924	752,020
Total contractual obligations	2,135,679	187,270	674,465	521,924	752,020

____________

(1)      The short-term borrowings for working capital purposes, which primarily include borrowings of RMB22.0 million from commercial banks, a balance of RMB43.9 million due to All-Stars SPX Limited and a balance of RMB 20.4 million due to Innoven Capital China Pte., Ltd. The annual interest rate of the short-term borrowings ranged from 4.5% to 12%.

(2)      Long-term borrowings primarily consist of loans from commercial bank with an annual interest rate from 7.03% to 7.92%.

(3)      Capital commitments relate to capital expenditures on leasehold improvements with payment due within one year.

(4)      Investment commitments relate to our obligation to pay several long-term investments under various arrangements.

(5)      Lease commitments relate to our obligation to pay under lease agreements.

Holding Company Structure

Ucommune Group Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries and consolidated VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, our consolidated VIEs in China must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of our consolidated VIEs. Appropriation to discretionary surplus fund is made at the discretion of our consolidated VIEs.

Pursuant to the law applicable to China’s foreign investment enterprises, our subsidiaries that are foreign investment enterprise in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of our subsidiary. Appropriation to the other two reserve funds is at our subsidiary’s discretion.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund-raising activities to our PRC subsidiaries only through loans or capital contributions, and to our consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries and consolidated VIEs when needed.

Notwithstanding the foregoing, our PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to our consolidated affiliated entity either through entrusted loans from our PRC subsidiaries to our consolidated VIEs or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in our combined and consolidated financial statements against the consolidated affiliated entity’s share capital.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our combined and consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosure about Market Risk

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. our cash and cash equivalents denominated in RMB amounted to RMB171.9 million and RMB86.1 million as of December 31, 2019 and September 30, 2020, respectively.

Inflation risk

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018 and 2019 were increases of 1.9% and 2.9%, respectively. Although we have not in the past been materially affected by inflation since our inception, we may be affected in the future by higher rates of inflation in China.

Internal Control Over Financial Reporting

Prior to our business combination, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the internal investigation conducted by our Board with the assistance from external legal advisors in 2020, the following material weaknesses were identified in March 2020, including

•        The lack of an Audit & Risk Committee and Chief Compliance officer to monitor all company policies, and ensure that the policies are implemented and followed;

•        A lack of financial compliance training related to the disclosure obligations by shareholders, directors and officers during an US IPO to the our management personnel as well as other staff;

•        A failure to strictly implement our internal contract initiation and approval procedures to prohibit any unusual bypassing conduct of such procedures and improve employee’s awareness of such procedures by distributing relevant policies and delivering training;

•        A lack of proper contract approval procedures and policies, in which all related party transactions or above a certain amount must be reviewed;

•        A lack of internal file management procedures and lack of a more effective file records management system;

•        A lack of effective chop usage registration records with identifiable contract information, and lack of a parallel searchable chop usage registration records management system; and

•        A lack of compliance policies related to conflict of interest, related party transactions, ethics, and related matters.

We have already made improvements in relating to above material weaknesses, including:

•        The establishment of Audit & Risk Committee and the appointment of an independent director as the Chair of Audit & Risk Committee, and the appointment of the Chief Risk Officer to monitor company’s policies since February 2020, who also report directly to Audit & Risk Committee;

•        The implementation of financial compliance related training and the plan to hold such training regularly in the future;

•        The release of the policies regarding to significant operation activities to all employees, and the improvement on OA system to ensure all internal contracts are proposed and approved properly;

•        The strengthen approval of contracts relating to related party transactions or contacts of a significant amount;

•        The establishment of an internal file management system;

•        The improvement of the chop management procedure and the implementation of an effective chop usage registration records; and

•        The establishment of new compliance policy related to conflicts of interest, related party transaction and ethics.

All those improvements have been effectively implemented before June 30, 2020 and all above material weaknesses are assessed to be remediated by June 30, 2020.

In connection with the audits of our combined and consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified the following material weaknesses in our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

The material weaknesses that have been identified relate to:

•        A lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP, and

•        Insufficient accounting personnel with appropriate experience and knowledge to address complex accounting matters in accordance with U.S. GAAP.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified. The material weaknesses, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

To remedy the identified material weaknesses, we have adopted and will adopt further measures to improve our internal control over financial reporting, as follows.

•        We have implemented, and plan to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work;

•        We have recruited staff with knowledge of U.S. GAAP and SEC regulations in our finance and accounting department;

•        We have also supplemented and enhanced internal training and development programs for financial reporting personnel; and

•        When entering into complex transactions, we plan to utilize a third party consultant for accounting services as additional resources.

We intend to remediate these material weaknesses in multiple phases and expect that we will incur certain costs for implementing our remediation measures. The implementation of the measure, however, may not fully address the material weaknesses identified in our internal control over financial reporting, and we cannot conclude that the material weaknesses have been fully remedied. See “Risk Factors — Risk Factors Relating to our Business and Industry — If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ordinary shares may be materially adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to our combined and consolidated financial statements.

Change in Registered Independent Public Accounting Firm

In connection with a proposed initial public offering of Ucommune Group Holdings Limited (“Ucommune Group Holdings”), Ucommune Group Holdings previously engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) to audit its combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018. The proposed initial public offering of Ucommune Group Holdings was subsequently put on hold, and Ucommune Group Holdings’ engagement with Deloitte was terminated effective on June 1, 2020. Ucommune Group Holdings withdrew its initial public offering documents on August 6, 2020.

In connection with the Business Combination, Ucommune Group Holdings engaged Marcum Bernstein & Pinchuk LLP (“Marcum BP”) effective on June 2, 2020 as Ucommune Group Holdings’ independent registered public accounting firm to audit its combined and consolidated financial statements for the two fiscal years ended December 31, 2018 and 2019.

The change of Ucommune Group Holdings’ independent registered public accounting firm had been approved by the Board of Directors of Ucommune Group Holdings (the “Ucommune Group Holdings Board”), and the decision was not made due to any disagreements between Ucommune Group Holdings and Deloitte.

The reports of Deloitte on Ucommune Group Holdings’ combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018 previously filed with the Securities and Exchange Commission did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through June 1, 2020, in connection with Deloitte’s audits on Ucommune Group Holdings’ combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018, other than as disclosed hereinafter, there were no (i) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in their report on the combined and consolidated financial statements for such years, or (ii) “reportable events” (hereinafter defined) requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F. As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 16F of Form 20-F.

In January 2020, Deloitte informed the Ucommune Group Holdings Board that Deloitte became aware of certain contractual arrangements regarding shareholder transactions of Ucommune Group Holdings which were not previously provided to Deloitte, and raised concerns over the impact of these contracts on the subsequent event footnote to the combined and consolidated financial statements for the years ended December 31, 2017 and 2018, which omitted disclosures related to the contractual arrangements as well as Ucommune Group Holdings’ internal control over financial reporting.

In response to the issues raised by Deloitte, the Ucommune Group Holdings Board commenced an investigation of such issues with assistance from external legal advisors. On July 22, 2020, the Ucommune Group Holdings Board concluded this investigation and Ucommune Group Holdings had implemented relevant remedy measures including changes to the Ucommune Group Holdings Board composition and senior management team, strengthening internal control structure, and assessment of the impact of these contracts on the 2019 financial statements and related disclosures.

Ucommune Group Holdings provided a copy of this disclosure to Deloitte and requested that Deloitte furnish Ucommune Group Holdings with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from Deloitte, dated August 19, 2020, addressed to the SEC regarding the disclosure herein under the heading “Change in Registered Independent Public Accounting Firm” (which was previously disclosed in the Form F-4 of Ucommune International Ltd dated August 18, 2020) is filed as Exhibit 23.3 to this prospectus.

Prior to Marcum BP’s engagement, neither Ucommune Group Holdings nor anyone on its behalf consulted Marcum BP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Ucommune Group Holdings’ financial statements, and neither a written report nor oral advice was provided to Ucommune Group Holdings by Marcum BP that Marcum BP concluded was an important factor considered by Ucommune Group Holdings in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F.

Industry Overview

Overview of China’s Agile Office Space Industry

An agile office space is an office space where different companies or individuals share the same work environment, creating a community in the office space. Generally, agile office space providers enter into long-term lease agreements with office landlords and design and/or build those offices as agile office spaces with modern and flexible layouts. They then lease the spaces and provide integrated office solutions to enterprises or freelancers.

In addition to office-related services, agile office space providers provide various services. These include individual services, such as catering, fitness, healthcare, training and entertainment, and general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services. These services aim to attract and retain members and generate additional revenue for agile office space providers, playing an increasingly important role in the agile office space value chain.

Market Size

According to Frost & Sullivan, the market size of China’s agile office space industry, consisting of rental revenue and service revenue, grew from RMB1.85 billion in 2014 to RMB25.83 billion in 2019 at a CAGR of 69.5%, and is expected to grow further to RMB100.03 billion in 2023 at a CAGR of 40.3%.

Market Size of Agile Office Space Industry in China, by Revenue, 2014 – 2023E

____________

Source: Frost & Sullivan

Penetration Rates

The agile office space industry is gradually gaining acceptance and becoming mainstream in tier-1 and new tier-1 cities in China, reflected by the increasing penetration rate, defined as the percentage of the area of agile office spaces relative to the total area of the commercial office buildings. According to Frost & Sullivan, China’s total area of commercial office buildings increased from 272.0 million m2 in 2014 to 396.6 million m2 in 2019, and is expected to reach 509.4 million m2 in 2023.

According to Frost & Sullivan, the penetration rate of agile office spaces in the relatively more mature commercial office market in tier-1 cities increased from 0.9% in 2014 to 7.4% in 2019, and is expected to reach 8.9% in 2023. The penetration rate of agile office spaces in new tier-1 cities increased from 0.9% in 2014 to 5.1% in 2019, and is expected to reach 6.2% in 2023.

As the agile office space business model becomes more widely accepted in China, the penetration rate is expected to gradually increase in lower tier cities. Growth in the agile office space rental market in China is expected to occur primarily in tier-1 cities, with future growth originating from new tier-1 cities and moderate growth in lower tier cities.

Penetration Rates of Agile Office Space in Tier-1 Cities and New Tier-1 Cities in China as a Percentage of Total Area of Commercial Office Buildings, 2014 – 2023E

____________

Source: Frost & Sullivan

Competitive Landscape

According to Frost & Sullivan, China’s agile office space industry has evolved rapidly in recent years and remains relatively dispersed. The top ten players accounted for 21.2% of total market share in terms of revenue for the year ended December 31, 2019. Ucommune is the largest player with a market share of 4.5% while each of the second to fifth players had market share ranging from 2.1% to 3.1%, according to Frost & Sullivan.

Industry consolidation has been taking place as the agile office space business model evolves and market leaders strengthen their positions. The industry is expected to shift from a purely physical space growth model driven by the increase in the number of spaces and workstations, to a space-and-service driven model with service revenue as the growth engine.

Key Drivers

According to Frost & Sullivan, the key drivers for China’s agile office space industry include:

Continuing urbanization and urban transformation

China’s urbanization rate increased from 54.8% in 2014 to 60.6% in 2019, and is expected to reach 64.8% in 2023, according to Frost & Sullivan. Continuing urbanization results in increased labor supply in urban areas, leading to increased demand for renewed, innovative, cost-effective and environmentally sustainable buildings and other infrastructure.

Flexible solutions addressing shortcomings of traditional workspaces

Traditional workspaces, generally offered under long-term leases with large upfront payments as lease deposits, are typically costly and inflexible. Enterprises generally have to spend time and money to refurbish or renovate the spaces prior to occupancy.

According to Frost & Sullivan, in today’s changing environment, enterprises seek flexible solutions that enable them to expand and/or adjust promptly and cost-effectively in response to business developments. Accordingly, traditional workspaces, the shortest tenancy of which normally ranges from three to four years according to Frost & Sullivan, are typically less appealing to enterprise tenants, while agile office spaces can satisfy the needs of large enterprises and SMEs.

According to Frost & Sullivan, the established extensive network of agile office spaces provides large enterprises with sufficient and variable number of spaces and workstations in accordance with their workforce growth and geographic expansion. This facilitates their penetration into new markets in China and overseas with time and cost efficiency.

SMEs generally are characterized as operating in small teams and value fast development and agility in response to the changing economic and industrial environment. As a result, SMEs naturally look for flexible office space solutions at cost-effective prices. Agile office spaces offer SMEs more cost-effective solutions by reducing costs for deposits and refurbishment.

For example, agile office spaces could result in up to 35% per employee savings compared to traditional offices in same or similar locations in tier-1 cities in China, according to Frost & Sullivan. By providing various options in terms of locations, sizes, lease terms and facilities, agile office spaces offer a seamless and fast on boarding process that fits SMEs’ needs in a fast-paced development lifecycle.

According to Frost & Sullivan, agile office space clients find that the community and the interactive nature of having many employees of different enterprises working in one agile office space can result in improved productivity. The environment also leads to demand for “one-stop” services, including, among others:

•        individual services such as catering, fitness, healthcare, training and entertainment,

•        general corporate services such as corporate secretary, human resources, legal, finance, IT support and tax services,

•        incubation services,

•        design and build services,

•        advertising, marketing and branding services, and

•        consultation and operation services for spaces under an asset-light model, which are expected to create synergies with traditional offline business.

Rise of the sharing economy and demand from Generation Z

According to Frost & Sullivan, the sharing economy has become increasingly popular over the past few years in China, driven by urbanization and Generation Z’s desire for value, quality and variety in the work place. According to National Bureau of Statistics of China, the population of Generation Z was approximately 336.0 million in 2019, representing approximately 24.0% of the total population in China. The sharing economy reshapes the way of living and provides people with a new lifestyle, increasing market acceptance of agile office spaces, which can offer flexible office space solutions and various services.

According to Frost & Sullivan, Generation Z is becoming the main force of the working population in China and they value the quality of working places as they consistently seek improved lifestyle and living standards. Offices that attract Generation Z do not simply offer a space for work, but also provide quality facilities and aesthetic designs, a vibrant community with collaborative atmosphere and social interaction. Most agile office spaces can satisfy the needs of Generation Z, providing them with an extensive network to share knowledge and resources towards achieving their career goals.

Strong growth in number of SMEs under favorable government policies

In recent years, China has been encouraging entrepreneurship and innovation, resulting in a surge of entrepreneurial activities across the country. Newly registered enterprises in China grew from 3.7 million in 2014 to 7.3 million in 2019, representing a CAGR of 14.6%, according to Frost & Sullivan. China has also promulgated policies to encourage agile office spaces to support and incubate SMEs.

In 2016, the State Council issued Guidance on Accelerating the Development of Working Spaces for Entrepreneurs to Serve the Transformation and Upgrading of the Real Economy, encouraging the implementation of incentives and subsidies for, as well as investment in, start-up incubators and agile office spaces. The Ministry of Science and Technology issued the National Strategy Planning on Start-up Incubators in 2017, planning to build a multi-type and multi-level start-up incubator services system by 2020. The number of SMEs is expected to increase under favorable policies, creating greater demand for agile office spaces.

Increased demand for smart working

To improve efficiency and to save costs, enterprises tend to switch to agile office spaces to access smart office systems, integrated online platforms, and advanced and tailored technology support throughout their lifecycles. According to Frost & Sullivan, technological development will facilitate the growth of the agile office space industry, making it possible for people to work without location restrictions.

High demand for fully equipped workspaces

Enterprises have to spend time and resources in office decoration and facilities. Any delay caused by complex design and build process in office decoration may negatively affect the commencement of business and daily operation. According to Frost & Sullivan, enterprises, in particular, SMEs, often lack negotiation power or experience and therefore pay higher prices when purchasing things such as fixtures, equipment and furniture.

Accordingly, according to Frost & Sullivan, a fully equipped agile office space that includes facilities, furniture, high-speed internet and a staffed reception is appealing to enterprises, helping them to achieve time and cost efficiency. In addition, agile office space providers can achieve economies of scale when offering fully equipped workspaces, in line with government’s goals for environmentally sustainable development.

Demand for professional management of small-sized office spaces

In China, a single commercial office building often contains numerous small-sized office spaces owned by different individual owners. In general, these individual owners lack capabilities and resources to operate these office spaces profitably, resulting in strong demand for professional management of such spaces. Agile office space providers are well-positioned to provide professional management services of small-sized office spaces as they have a large base of upstream SME members as potential users, as well as the expertise to manage workspaces of different sizes.

China’s Agile Office Space Rental Market

China’s agile office space rental market has experienced rapid growth since its emergence. China’s agile office space rental market in terms of revenue from agile office spaces, grew from RMB1.71 billion in 2014 to RMB20.53 billion in 2019 at a CAGR of 64.4%, and is expected to reach RMB51.99 billion in 2023 at a CAGR of 26.1%, according to Frost & Sullivan.

Rapid growth in the number of available workstations is expected to further drive the growth of the agile office space rental market. The number of China’s agile office workstations increased from approximately 0.1 million in 2014 to 1.7 million to 2019 at a CAGR of 76.2%, and is expected to reach 3.1 million in 2023 at a CAGR of 16.2%, according to Frost & Sullivan. In addition, China’s agile office space area increased from approximately 1.0 million m2 in 2014 to approximately 11.8 million m2 in 2019 at a CAGR of 63.8%, and is expected to reach 21.8 million m2 in 2023 at a CAGR of 16.6%, according to Frost & Sullivan.

China’s Agile Office Space Service Market

Agile office space providers, in addition to providing spaces and workstations, also offer services primarily including:

•        individual services, such as catering, fitness, healthcare, training and entertainment,

•        general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services,

•        incubation services helping start-ups grow, such as management training, marketing and equity financing,

•        design and build services,

•        advertising, marketing and branding services, and

•        consultation and operation services for spaces under an asset-light model.

As the agile office space member base expands and the community becomes more vibrant, agile office providers have opportunities to extend services to enterprises and individuals both in and beyond agile office spaces, such as community e-commerce. According to Frost & Sullivan, China’s agile office space service market grew from RMB0.14 billion in 2014 to RMB5.30 billion in 2019 at a CAGR of 106.8%, and is expected to reach RMB48.04 billion in 2023 at a CAGR of 73.5%, representing 48.0% of the expected total revenue of the agile office space market in 2023.

Services can help agile office space providers monetize the traffic in workspaces and achieve higher operating efficiency. As a result, agile office space services are expected to become the key growth driver for China’s agile office space industry in the future, according to Frost & Sullivan.

Asia Agile Office Space Industry

The market size of agile office space industry in Asia, consisting of rental revenue and service revenue, increased from US$0.40 billion in 2014 to US$5.09 billion in 2019 at a CAGR of 66.3%, according to Frost & Sullivan. China has been driving the growth in Asia’s agile office space industry, resulting in a growth rate higher than that of the U.S. market during the same period.

China, Japan, South Korea and Singapore, as well as other emerging markets such as Indonesia and Philippines, are expected to be the main markets driving the growth in agile office space industry in Asia. The market size is expected to reach US$21.90 billion in 2023 at a CAGR of 44.0% from 2019, according to Frost & Sullivan.

Market Size of Agile Office Space Industry in Asia, by Revenue, 2014 – 2023E

____________

Source: Frost & Sullivan

Business

What is Ucommune

We are China’s leading agile office space manager and provider with global ambitions. We operate the largest agile office space community in China in terms of number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan.

Our mission is to cultivate a new working culture anchored in four foundations: “Sharing, Innovation, Responsibility and Success for all.”

We are dedicated to providing specialized, integrated services for managing agile office spaces in China. With our strong management and chain operating capabilities, we distinguish ourselves through seamless integration of physical spaces offline and member community online, empowering our members to fulfil their dreams.

The agile office space we envisage is based on a standardized, intelligent, humanized, digital and physical setting. It is an open platform complemented by enterprise services, with office space covering both online and offline members.

Overview

The urban transformation and the evolution in working culture in China have created strong demand for flexible and innovative working space, creating a unique and significant opportunity for the agile office space industry. Our Ucommune brand is the most recognized agile office space brand in China, according to Frost & Sullivan. Our leading brand position, evidenced by brand awareness and member satisfaction according to a survey conducted by Frost & Sullivan, demonstrates our operating excellence and supports our future development.

Our nationwide agile office space network covers economically vibrant regions, including all the tier-1 and new tier-1 cities in China. Our unique and comprehensive network provides enterprise members with flexible and cost-efficient office space solutions, helping them to expand into new geographic locations quickly and enhance productivity. We are also actively involved in the urban transformation of older and under-utilized buildings, redefining the commercial real estate sector in China.

We believe the establishment of an Ucommune agile office space can attract more traffic to and improve the image of the surrounding neighborhood. Through our physical spaces, we also offer a comprehensive suite of corporate services to empower our members, which we refer to as U Plus services.

Our expertise in the real estate and retail industries has enabled us to operate our agile office spaces with high efficiency. Since the launch of our first agile office space in September 2015, we have replicated our success across China and expanded our footprint overseas with our strong management and chain operating capabilities. We had 222 spaces across 51 cities as of September 30, 2020, which 158 spaces were in operation, providing approximately 58,000 workstations to our members, and 64 spaces were under construction or preparation for construction. The following map illustrates our agile office space network in Greater China as of September 30, 2020:

In addition, we provide spaces operated by our associates (which refer to spaces in which we have a minority interest investment but are operated by our associates and for which we do not consolidate the revenue from such spaces) to supplement our agile office space network. We refer members who need agile office space services in locations we do not operate directly to spaces operated by our associates and share our service experiences for such members with our associates. This network of spaces operated by our associates allows members to expand into new geographic locations by receiving a similar level of services provided by our agile office spaces. As of September 30, 2020, we had five spaces operated by our associates across three cities in Greater China and New York.

We have also been focusing on developing our asset-light model, under which we provide space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build and launch new spaces. The asset-light model allows more landlords to benefit from our professional capabilities and strong brand recognition, which in turn enables our business to scale in a cost-efficient manner. As of September 30, 2020, we had 106 spaces under the asset-light model with managed area of approximately 272,900 m2, representing 45.7% of the aggregate managed area of approximately 597,100 m2 of all spaces. In the nine months ended September 30, 2020, we launched 59 new spaces under our asset-light model with managed area of approximately 101,700 m2, representing a 151% increase and a 73% increase in the number and managed area of new spaces under our asset-light model in the same period in 2019. In 2018, 2019 and the nine months ended September 30, 2020, we generated operating profit from the subsidiary that operates agile office spaces under our asset-light model. We intend to focus on expanding our asset-light business as one of our major growth drivers.

The profitability of our agile office space services is partly driven by the maturity of our agile office spaces, or the length of time a space has been open to our members. We define spaces that have been open for more than 24 months as mature spaces. Once a space reaches maturity, occupancy is generally stable, our initial investment in build-out and sales and marketing to drive member acquisition is complete and the space typically generates recurring revenue and cash flows. As of September 30, 2020, the overall occupancy rate for our 158 total spaces in operation and 95 mature spaces was approximately 72% and 78%, respectively.

While physical office spaces constitute our core offering, we have built a smart and integrated platform connecting offline and online services via technological innovation. Our app U Bazaar, and data management system, Udata, together with our smart office system and IoT solutions, have created a seamless working experience for our members to go beyond physical spaces and provide them with convenient access to our U Plus services (described in more detail below), resulting in enhanced member loyalty and an expanded member base. As of September 30, 2020, we had approximately 860,400 members, including approximately 830,500 individuals and 29,900 enterprises, ranging from large enterprises to SMEs.

Agile office spaces provide unique access to a large urban population with high disposable income in an office setting, providing significant monetization opportunities. Our individual members using workstations generally spend an average of eight hours in our spaces during a typical working day, building rapport with our Ucommune community and generating significant traffic and data. Powered by our technology capabilities, we offer various U Plus services meeting our members’ needs and preferences and build a vibrant Ucommune community serving a wider group of members beyond physical spaces.

Cooperating with over 700 business partners and more than 30 investees, we provide a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and related services to our community.

We receive revenue from members by providing U Plus services and charging members fees based on services provided. We also generate revenue from our business partners and investees through different arrangements, including (i) revenue sharing arrangements under which we share part of the revenue of our business partners as fees, and (ii) fixed fee arrangements under which we charge our business partners and investees fixed fees for leasing our spaces to provide services.

We also generate revenue by providing SAAS services, such as lease contract management, CRM promotion management, IOT intelligent device management, and tenant and member operation management services, to office buildings and industrial parks through our DOMES platform. The client base and revenue of our SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. We expect this trend to continue as we develop our SAAS business.

Our total revenue increased by 160.3% from RMB448.5 million in 2018 to RMB1,167.4 million (US$167.3 million) in 2019, and decreased by 31.6% from RMB874.6 million for the nine months ended September 30, 2019 to RMB598.5 million (US$88.1 million) in the same period of 2020. Our spaces in operation increased from 162 as of December 31, 2018 to 174 as of December 31, 2019 and decreased to 158 as of September 30, 2020. Our member base increased from approximately 252,000 as of December 31, 2018 to approximately 715,600 as of December 31, 2019 and further to approximately 860,400 as of September 30, 2020. In the first nine months of 2020, our financial condition and results of operation were materially and adversely affected by the impact of COVID-19 outbreak. Despite the adverse conditions, we have maintained our market leading position, as evidenced by the overall occupancy rate of 72% for all our spaces in operation as of September 30, 2020.

The following chart illustrates our business model:

Our Strengths

China’s Leading Agile Office Space Brand Rooted in Deep Understanding of Local Market Dynamics

Ucommune is the most recognized agile office space brand in China, according to Frost & Sullivan, which reflects our leading position and operating excellence and supports our future development. We are the largest agile office space provider in China in terms of number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. From the launch of our first agile office space in September 2015 to September 30, 2020, we have successfully built our agile office space network, consisting of 222 spaces (158 in operation and 64 under construction) across 51 cities. In addition, spaces operated by our associates supplement our agile office space network.

When members need agile office space services in locations that we do not operate, we refer them to the spaces operated by our associates and share our service experiences for such members with our associates. This network of spaces operated by our associates allows members to expand into new geographic locations by receiving a similar level of services as provided by our agile office spaces. As of September 30, 2020, we had five spaces operated by our associates across three cities in Greater China and New York.

Centering on our brand, we have established a unique and extensive network of agile office spaces covering economically vibrant regions, including all the tier-1 and new tier-1 cities in China, and offer various office space solutions and services. As a result, we provide enterprise members with flexible and cost-efficient office space solutions, especially for their geographic expansion, helping them enhance productivity. As of September 30, 2020, we had approximately 29,900 enterprise members ranging from large enterprises to SMEs.

Our leading position largely benefits from our deep understanding of local market dynamics. Our management team has decades of experience in China’s commercial real estate industry, a deep understanding of China’s urban development, and extensive local knowledge. In light of China’s fast-paced development, both SMEs and large enterprises demand cost-effective and flexible office space solutions. Based on our unique and extensive network of agile office spaces and our Chinese cultural background, we have developed a deep understanding of the needs and preferences of enterprises in China.

We contribute our local knowledge and expertise to fulfill our corporate responsibilities. Our well-recognized brand enables us to revitalize the properties that we occupy and improve the neighborhood where our spaces are located. By transforming under-utilized buildings across China to modern agile office spaces, we have built a vibrant community with a large number of members, benefitting surrounding office buildings, shopping malls and restaurants and improving consumers’ perception of the adjacent community. As of September 30, 2020, we had completed the transformation of 12 old buildings to agile office spaces in several tier-1 and new tier-1 cities such as Beijing, Shanghai, Guangzhou, Shenzhen, Nanjing and Wuxi.

Our leading position and strong brand exemplify China’s highest agile office space industry standard operating procedure, or SOP, attracting more real estate developers and owners to partner with us under our asset-light model. As our brand improves through our technology-driven platform, which integrates members, business partners, traffic and data, we can offer more services to meet the needs and preferences of our members and diversify monetization opportunities. We believe we are well-positioned to capture the growth of China’s agile office space industry and strengthen our leading position.

Superior Space Operating Efficiency and Chain Operating Capabilities

Our capabilities in sourcing, design and build, and management are the foundation of our success in operating agile office spaces with high efficiency.

•        Sourcing.    Our management team has decades of experience in commercial real estate and a deep understanding of urban development and local knowledge. Our leading brand and strong value proposition to our community have resulted in strategic partnerships with more than ten leading commercial real estate developers and owners in China. We can access real estate opportunities that suit our sourcing and growth strategies and obtain long-term lease pipelines for properties on favorable terms. As of the date of the prospectus, we have entered into strategic cooperation agreements with a number of property providers in connection with the proposed development of agile office spaces with an aggregate area of approximately two million m2.

•        Design and Build.    With a team of over 50 experienced architects and designers, we have built strong in-house design and build capabilities to reduce build-out cost and time, maintain high quality and create innovative solutions tailored to our members’ needs. Our design philosophy combines “Design, Skill and Technology” with providing one-stop spaces upgrade services. Our integrated design and build capabilities significantly improve space opening efficiency. It typically takes us about three to five months to open a space under U Space category. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately six months. As of September 30, 2020, our team had involved in the design of over 71 projects across 30 cities for approximately 589,000 m2 area. Certain design plans of our spaces have been published in renowned architecture websites and received positive feedback. With our enhanced design and build capabilities, we provide customers with prefabricated office design products.

•        Management.    With the efforts of our operating and community management team including, among others, more than 170 operating staff with hotel operating or other service industry experience, we have achieved higher occupancy rates than our peers. As of September 30, 2020, our overall occupancy rate was 72% for all spaces in operation. For mature spaces, our overall occupancy rate was 78% as of September 30, 2020.

We have replicated our success across China as a result of our strong chain operating capabilities, through our nationwide presence, proprietary operating system and product standardization. We have combined a centralized system for nationwide agile office space planning and product standardization and local expertise to manage the day-to-day operations in each agile office space.

Our proprietary operation system, UDA, is a customized solution designed for our agile office space operations. It manages and monitors conference rooms and workstations in hundreds of agile office spaces simultaneously, improving our operating efficiency and enhancing our members’ experience. We have standardized our agile office spaces into three categories including Premium, Superior and Standard, accommodating different needs from our members.

Our superior operating efficiency and chain operating capabilities lead to high scalability under our asset-light model. Landlords benefit from our management expertise through our full range of space operating services and customized office space solutions. As of September 30, 2020, we had 106 spaces under the asset-light model with managed area of approximately 272,900 m2, representing 45.7% of the aggregate managed area of approximately 597,100 m2 of all spaces. In 2018, 2019 and the nine months ended September 30, 2020, we generated operating profit from the subsidiary that operates agile office spaces under our asset-light model. The asset-light model can free up a large capital investments to build and launch new spaces, allowing us to expand our agile office space network at a faster pace, generate sustainable service revenue and achieve profitability more quickly.

Technology-driven Platform

Supported by our strong technology capabilities and a dedicated team, which has an extensive internet and technology industry background, we have built an integrated platform consisting of U Bazaar, Udata, smart office system and IoT solutions to serve our members offline and online and to create more monetization opportunities.

U Bazaar is connected to several smart office tools, enabling members to easily manage office logistics and operations, such as conference room and workstation booking, workstation log-in, smart device operation and calendar management. Through U Bazaar, our members also enjoy various services, ranging from individual services such as catering and healthcare to general corporate services such as corporate secretary and legal services.

We equip our spaces with smart office system and IoT solutions, promoting automated services including smart conference, cloud-based printing, facial recognition entrance and other cloud-based security control. Our Udata applies data analytics and AI algorithms to analyze the large amount of data generated in our community. Udata provides us with a better understanding of our members’ needs and preferences, enabling us to offer customized and satisfactory services to them.

Our technology-driven platform has not only improved work efficiency and experience of our members, improving member loyalty, but also improved our operational cost effectiveness. As of September 30, 2020, one operating staff operated on average approximately 2,762 m2 of our spaces in China. By integrating offline and online services on our platform, we have created strong connections among our members and between our members and our business partners, fostering a vibrant community around our brand with diversified monetization opportunities.

Dynamic Agile Office Ecosystem Empowering Enterprise Members

Our dynamic agile office ecosystem provides a compelling value proposition to empower enterprise members. As our enterprise members understand our value, this increases member loyalty and drives our growth.

We offer enterprise members a full suite of office space solutions and U Plus services. We cooperate with business partners and investees to provide our enterprise members with high-quality services at favorable prices, including general corporate services, incubation and corporate venturing services, design and build services and advertising and branding services. We are also dedicated to creating business opportunities through dynamic interactions among our enterprise members and our business partners and investees. With the expansion of Ucommune community, we believe our compelling value proposition can benefit our enterprise members of all types and sizes.

We launched our SAAS services in 2018. In December 2019, our subsidiary Beijing Xiyu Information Technology Co., Ltd. (“Xiyu Information”) has developed a SAAS management platform named DOMES for office buildings and industrial parks. The functions of our DOMES platform include lease contract management,

CRM promotion management, IOT intelligent device management, and tenant and member operation management. Through these SAAS services, our DOMES platform enables property developers and other participants along the real estate value chain to enhance the value of their properties. Our DOMES clients include major real estate property companies in China, such as Beijing Jingying Menggu Changying Industrial Park and Shanghai Dashu Shared Office. The client base and revenue of our SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. We expect this trend to continue as we develop our SAAS business.

We maintain a healthy member mix of large enterprises and SMEs. Our extensive agile office space network and customization capabilities fulfill the needs of large enterprises including Nokia, ByteDance, Nike (NYSE: NKE) and Liaoning Zhongwang, for flexible and cost-efficient office space solutions, providing us with steady revenue streams. Our office space solutions and U Plus services serve SME members throughout their life cycles, helping them grow their businesses, expand into new geographic locations and reduce operating costs.

Our dynamic agile office ecosystem has led to high member loyalty and attracted more enterprise members and business partners, which in turn makes it a more vibrant environment for our community.

Diversified Monetization Channels Enabled by Expansion of Member Base beyond Physical Spaces

Our agile office spaces and technology-driven platform give us unique access to a large urban population with high disposable income in an office setting, providing us with significant monetization opportunities.

Our individual members using workstations generally spend an average of eight hours in our spaces during a typical working day, building rapport with our Ucommune community and generating significant traffic and data. We are dedicated to meeting individual members’ needs. We cooperate with our business partners and investees to provide individual members with comprehensive services such as cafeterias, cafes, gyms, self-service supermarkets, vending machines, massage chairs, sleep pods, training and entertainment. We receive revenue from these services.

We also receive revenue from our business partners and investees through different arrangements, including (i) revenue sharing arrangements under which we share part of the revenue of our business partners as fees, and (ii) fixed fee arrangements under which we charge our business partners and investees fixed fees for leasing our spaces to provide services. These arrangements have diversified our monetization channels and expanded our membership beyond physical spaces.

We have experienced rapid growth in our member base. Our individual members increased from approximately 239,700 as of December 31, 2018 to approximately 688,900 as of December 31, 2019 and further to approximately 830,500 as of September 30, 2020.

Powered by our technology capabilities, we can utilize the large amount of traffic in Ucommune community to explore new monetization initiatives. For example:

•        We promote community e-commerce through cooperation with our business partners and investees. We launched U Product in August 2019, in which our members and their social contacts can participate in group purchases of high-quality products at favorable prices ordered on our platform and delivered to our spaces. We had processed an aggregate of approximately 37,200 U Product orders with GMV of RMB74.9 million since it launched in August 2019.

•        We provide precision marketing services through U Bazaar and our agile office spaces. We utilize our technology to analyze the large amount of data on our platform, allowing us to help our advertisers understand consumers’ needs and preferences. We have integrated our smart advertising and branding platform with U Bazaar to facilitate our members’ purchase of services and show advertisements on the screens and digital displays in our spaces.

These initiatives enable us to provide more value to our members, business partners and investees and build a vibrant community serving wider groups of members beyond physical spaces.

Innovative Management

Our founder, Dr. Daqing Mao, has over 20 years of working experience in the commercial real estate industry. Before founding Ucommune, he served in various senior positions at China Vanke Co., Ltd. and CapitaLand China Holdings Pte Ltd for over 13 years, accumulating expertise and insights in operating and monetizing opportunities the commercial real estate industry.

We have a visionary and innovative management team with a unique combination of experience in commercial real estate and technology sectors. Our management team has gained extensive industry background and experience with market leading players such as CapitaLand, Zaha Hadid Architects and Dentsu Aegis Network.

Our Strategies

Reinforce Leading Market Position by Exploring Growth under our Asset-Light Model and Pursuing Target Expansion

We intend to develop the agile office space business under our asset-light model as one of our major growth drivers. We believe our leading position and strong brand and operating capabilities will attract more partners, including real estate developers, property owners and hotels, under our asset-light model. The growth in operations under the asset-light model can effectively reduce our capital investments to build and launch new spaces and achieve economies of scale by monetizing our operating capabilities, which we believe will help us become the largest office property manager and operator in China. We plan to launch approximately 250 new spaces under our asset-light model in 2021.

We plan to reinforce our leading market position by pursuing target expansion by focusing on the following approaches:

•        Increase our managed area and the number of workstations by launching more spaces in cities with existing coverage and expanding to additional cities.

•        Explore the potential of property management and leasing of small-sized commercial properties under our U Studio category. We believe we can generate higher margins with these spaces, utilizing our capabilities and economies of scale. We plan to devote more resources to the expansion of our U Studio category to other tier-1 cities in China in the next few years.

•        Expand in our target overseas markets. We see significant opportunities to grow in emerging overseas markets, such as Asia. We intend to help foreign companies enter the China market by utilizing our strong network in China and support China’s new economy companies to expand their overseas footprint and rapidly adapt to local markets.

Expand U Plus Services to Refine our Ecosystem

We plan to explore opportunities to monetize our operating capabilities. Our capabilities in sourcing, design and build, and management enable us to provide entire package space services. Urban transformation in China has resulted in increased demand for renewed, innovative, cost-effective and environmentally sustainable buildings and other infrastructure. We may monetize our capabilities by capturing market opportunities, such as offering design and build services to our members and others beyond our Ucommune community, such as property developers and other office space providers.

Our Ucommune community also serves as a connection between members in upstream and downstream sectors. We plan to expand our offering of high-quality services to our members by developing U Bazaar as an enterprise and lifestyle platform. Using our technology, we can understand the demands and preferences of our members and are well-positioned to offer more services meeting their needs and monetize the large amount of traffic in our Ucommune community.

Cooperating with over 700 business partners and more than 30 investees, we plan to launch more services to enterprise members to facilitate their business development and continually upgrade and diversify service offerings to individual members. For example, we can provide precision marketing services on U Bazaar and in our physical spaces. We also launched U Product, our community e-commerce initiative, in August 2019. We believe expanding U Plus services will enable us to enhance member loyalty, improve member experience and build a more vibrant community.

Invest in Technology to Enhance Operating Efficiency and Upgrade Smart Office System

We plan to invest in technology to enhance our operating efficiency and upgrade our smart office system by focusing on the following:

•        Strengthen our AI algorithm capabilities to enhance our operating management system, especially our data management system, Udata.

•        Develop our proprietary smart office technology. For example, we plan to promote the use of our proprietary IoT hub conference robot, Melobot, which can automatically record meeting videos, audios, scripts and mark up the speech of each participant.

•        Upgrade our smart office system. We cooperate with a multinational technology company and other partners in developing smart screens, which improves our individual members’ work efficiency and can also function as a new channel to distribute precision marketing services.

Selectively Pursue Acquisition and Investment Opportunities

We plan to evaluate investment opportunities, including acquiring local agile office brands with strong regional influence to expand our coverage, and companies that may support the integration of industrial chain resources for refining our one-stop space upgrade service.

In addition, we plan to explore corporate venturing. We expect the wide coverage of services provided by our investees to satisfy the evolving needs of our members. Meanwhile, we expect our investees’ businesses to grow with us.

Ucommune Community

We are China’s largest agile office space provider in terms of the number of spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. Beyond physical spaces, we have built a technology-driven platform consisting of U Bazaar, a smart office system, IoT solutions and a data management system, Udata, to foster a vibrant Ucommune community by offering U Plus services to satisfy member needs.

We launched our first space in September 2015, and have since expanded our operations into 51 cities as of September 30, 2020. We operate our spaces under the following two models:

•        Self-operated Model.    We have three categories of spaces under our self-operated model.

•        U Space, under which we enter into leases with landlords for spaces with area generally over 200 m2 each, and design and build the spaces using our proprietary SOP.

•        U Studio, under which we lease scattered and small office spaces with area generally less than 200 m2 each from landlords, and design and build the spaces using our proprietary SOP.

•        U Design, under which we provide one-stop customized services from location selection to daily operations in accordance with the specifications of our members.

Fees received under our self-operated model, including for U Space, U Studio and U Design, pursuant to member service contracts are recognized as workspace membership revenue. Fees charged to members for ancillary services under our self-operated model, such as printing and copying, are recognized as other services revenue.

•        Asset-light Model.    We provide space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build out and launch new spaces. We have two categories under our asset-light model.

•        U Brand, under which we primarily charge landlords management fees for branding, consulting and operating services.

•        U Partner, under which we share revenue with landlords.

Fees received under U Brand category are recognized as other services revenue. Fees received under U Partner category are recognized as workspace membership revenue.

With our large-scale agile office space network, we consistently seek opportunities to provide U Plus services to improve the experience of our members and to build a vibrant Ucommune community serving wider groups of members beyond physical spaces.

To offer various U Plus services, we cooperate with third-party business partners and have strategically invested in enterprises engaging in a wide range of services. As of September 30, 2020, we had invested in more than 30 enterprises with high growth and market penetration potential, including Maker, an incubator specializing in science and technology industries, Accvally, a leading player in the meetings, incentives, conferences and exhibitions industry, Phoenix Tree Holdings Limited (NYSE: DNK), one of the largest co-living platforms in China, Chief Business Review, a well-known business commentary media in China, and Runnar, a pioneer sports tourism provider in China.

Our investees extend our offerings and their businesses grow with our expansion. Cooperating with over 700 business partners and more than 30 investees, we provide a comprehensive suite of U Plus services, including:

•        individual services, such as catering, fitness, healthcare, training and entertainment,

•        general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services,

•        design and build services,

•        incubation and corporate venturing services,

•        advertising and branding services, and

•        related services to serve our community.

The following chart illustrates our community:

Agile office space Services

Member Base for Agile office space Services

We provide agile office space services to enterprise and individual members on a regular or as-needed basis.

Enterprise Members

Our unique and comprehensive network of agile office spaces covering economically vibrant regions, including all the tier-1 and new tier-1 cities in China, provides our enterprise members with flexible and cost-efficient office space solutions, particularly for their geographic expansion, helping them to rapidly achieve scale and enhance productivity. As September 30, 2020, we had approximately 29,900 enterprise members ranging from large enterprises to SMEs.

Our enterprise member base is diverse in terms of size, industry and geography with a healthy mix of large enterprise members and SME members. The following chart illustrates the diversity of our enterprise members by industry as of September 30, 2020:

Large Enterprise Members

Large enterprise members are enterprise members with 100 or more employees. Compared to SME members, large enterprise members generally occupy more workstations and enter into leases with longer terms, which offer better visibility on our future revenue. Under long-term leases for dedicated spaces of more than 100 workstations, we usually conduct large-scale customization to suit member needs. As of September 30, 2020, our large enterprise members included Nokia, ByteDance, Nike (NYSE: NKE) and Liaoning Zhongwang.

SME Members

SME members are enterprise members with fewer than 100 employees. Our SME members are a significant driver of the growth of our business. As our SME members grow, they typically rely on us to access more workstations and extensively utilize our suite of corporate services. For SME members that occupy more than 20 workstations, we can conduct moderate customization such as rearranging the furniture and opening the partitions between offices, to better satisfy member needs. In addition, SMEs often lack channels and negotiating power when they seek to purchase general corporate services. As our members, they enjoy discounted rates for general corporate services and employee benefits provided by our business partners in U Bazaar.

We take pride in helping our SME members succeed. We often host events and activities in our spaces to assist SMEs members to resolve problems they encounter during different development stages of the SMEs. We invite successful investors to our spaces to meet with SME members and provide them with the opportunities to connect with these investors and to seek advice. We also utilize our advertising, marketing and branding capabilities to promote SMEs members to help them attract users and improve brand awareness.

Individual Members

Our individual members consist primarily of employees of our enterprise members and freelancers. As of September 30, 2020, we had approximately 830,500 individual members. According to a member survey conducted by Frost & Sullivan, more than 75% of our individual members using workstations have bachelor’s or master’s degrees and their annual incomes are higher than per capita disposable income in China in 2019.

They generally spend an average of eight hours in our spaces during a typical working day, providing us with opportunities to offer services to help their career advancement and improve the quality of their personal lives. As of September 30, 2020, our individual members using workstations was approximately 42,000.

Our Operating Models

As of September 30, 2020, we had 222 spaces across 51 cities of which 158 spaces were in operation, providing approximately 58,000 workstations to our members, and 64 spaces were under construction or preparation for construction. The following table sets forth some of our operating metrics as of the dates indicated:

	As of December 31, 2018	As of December 31, 2019	As of September 30, 2020
Number of cities	38	44	51
Number of Spaces	191	204	222
Number of spaces under self-operated model(1)	160	157	116
Number of spaces under asset-light model	31	47	106
Managed area (m2)(2)	571,900	643,100	597,100
Managed area under self-operated model(2)	465,800	471,900	324,200
Managed area under asset-light model(2)	106,100	171,200	272,900
Number of spaces in operation	162	174	158
Number of workstations of spaces in operation(2)(3)	64,200	73,300	58,000
Number of members(2)	252,000	715,600	860,400
Number of individual members(2)	239,700	688,900	830,500
Number of individual members using workstations(2)	38,300	58,100	42,000
Number of enterprise members(2)	12,300	26,700	29,900
Occupancy rate for all spaces in operation(2)	60%	79%	72%
Occupancy rate for mature spaces(2)	75%	87%	78%

____________

Notes:

(1)      As spaces under U Studio category are small offices, we count one or more small offices operated under U Studio category in one building as one space. As of December 31, 2018, December 31, 2019 and September 30, 2020, we cooperated with 130, 147 and 139 landlords counted by property ownership certificate, respectively, under U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under U Studio category are small offices, we lease the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under U Studio category is counted by dividing the managed area of our spaces in operation under U Studio category by the average area per workstation of 4.5 m2.

Based on different operating models and revenue sources, we categorize our spaces into two models:

Self-operated Model

U Space

U Space is the core of our brand and community. We built our initial member base under U Space and built our brand awareness from here. Under this model, we enter into long-term leases with landlords. On average, the length of our leases under the U Space category is approximately nine years. We design and build the space and then directly lease the space and workstations to our members. We bear the cost of leasing office buildings or floors from the landlords and expenses on design and build and operation of the spaces.

We generate revenue by directly leasing spaces to members and charging membership fees. We also generate revenue by leasing storefronts, restaurants and workstations to our business partners who occupy our spaces to provide services to our members. As of September 30, 2020, we had 84 spaces under the U Space category, including 81 spaces in operation with approximately 38,800 workstations available for members.

U Studio

Under the U Studio category, we lease small office spaces scattered in commercial office buildings, conduct moderate alterations and provide streamlined operating services to members. In China, different property owners typically own office spaces in the same office building, presenting challenges for owners of these small offices to manage their properties.

These office spaces are usually small, with an average area of under 200 m2 and are mostly owned by individual owners. These individual strata owners typically do not have professional management capabilities and resources to operate these office spaces on their own.

We can utilize our operating capabilities and economies of scale to generate higher margins and gross profit with these spaces. We bear the cost of leasing these office spaces from the landlords and expenses on design and build and operation of the spaces. We generate revenue by directly leasing spaces to our members and charging membership fees.

As of September 30, 2020, we had 26 spaces under U Studio category, all of which were spaces in operation located in Beijing with approximately 4,727 workstations available for members. U Studio spaces become appealing to members, in particular SMEs, as they provide more privacy compared to other types of agile office spaces. We plan to expand the U Studio category to other tier-1 cities.

U Design

For members who wish to bring the Ucommune experience to their own office spaces, we provide an option of customizing an office space according to the specifications of our members. We provide one-stop services to our members, from advisory services on location selection, design and build services, to delivery and operation services.

We provide the services under this model on an as-needed basis, and we generate revenue from services actually provided, such as operating fees, advisory fees and fees related to design and build of the spaces. As of September 30, 2020, we had six spaces under U Design category, all of which are spaces in operation with approximately 1,580 workstations available for members.

Asset-light Model

The asset-light model has two categories — U Brand and U Partner. Under both subcategories, we are responsible for operating the spaces and we can deliver our members the same quality services that we provide in U Space. As we expand rapidly into other cities and countries under the asset-light model, we can provide our members with spaces in more geographical locations.

As of September 30, 2020, we had 106 spaces under the asset-light model with managed area of approximately 272,900 m2, representing 45.7% of the aggregate managed area of approximately 597,100 m2 of all spaces. In the nine months ended September 30, 2020, we launched 59 new spaces under our asset-light model with managed area of approximately 101,700 m2, representing a 151% increase and a 73% increase in the number and managed area of new spaces under our asset-light model in the same period in 2019. In 2018, 2019 and the nine months ended September 30, 2020, we generated operating profit from the subsidiary that operates agile office spaces under our asset-light model. We intend to focus on expanding our asset-light business as one of our major growth drivers.

U Brand

Under this model, landlords engage us to design and build spaces in accordance with our standards and landlords bear the associated costs. Alternatively, landlords can deliver us fully furnished spaces that meet our standards of design and functions. Under this model, our revenue consists of:

•        consultation fees relating to branding, design and build services,

•        management fees for operating services, and

•        under certain contracts, incentive fees based on the financial performance of the spaces.

Since U Brand does not require us to incur significant capital investments to build and launch new spaces, we believe we can scale rapidly under this model. As of September 30, 2020, we had 59 spaces under the U Brand category, including 28 spaces in operation with approximately 8,200 workstations available for members.

U Partner

We are making substantial effort in exploring a new operation category, U Partner, and launched our first space under U Partner category in July 2019. Under this model, we enter into partnerships with landlords, where the landlords offer the right to use spaces and we operate and manage the spaces under our brand. The landlords deliver us fully furnished spaces that meet our standards of design and functions. If the landlords engage us to design and build the spaces, we charge separate service fees for providing such services.

We generate revenue under a revenue sharing mechanism with landlords. As of September 30, 2020, we had 47 spaces under the U Partner category, including 17 spaces in operation with approximately 4,600 workstations available for members.

Case study:

CIPRUN Group is a preeminent IP cloud service platform in China. In 2017, for increasing operational efficiency of its office building and developing deep connections with more enterprises, CIPRUN became our first partner under the U Brand model, under which CIPRUN Group engaged us to operate part of its office building with managed area of approximately 2,726 m2.

For 2018, 2019 and the nine months ended September 30, 2020, CIPRUN-Ucommune Space reached an occupancy rate of over 90%, with various enterprise and individual members. Benefiting from the strong demand for IP services of resident members and visitors, CIPRUN-Ucommune Space effectively extends the customer reach of CIPRUN, which in turn drives space operations by us.

Our Space Offerings

We aim to provide one-stop office space solutions to members. We provide our members with offices and workstations to help ensure that they can find the most suitable office solutions from our spaces.

•        Standard workstations: Standard workstations are dedicated workstations in shared offices.

•        On-demand workstations: On-demand workstations are flexible workstations in open spaces. Members who do not need to use workstations every day can book on-demand workstations in our agile office spaces on as-needed basis.

•        Private offices and customized offices: Private offices and customized offices are independent enclosed office spaces that are customized depending on the needs and scale of the members.

Our spaces offering includes certain basic services and amenities free of charge, including high-speed internet access, reception services, package handling, security services, office furniture and stationary, lounge and common area and shared kitchen and pantry.

Our spaces also feature various smart functions that aim to improve our members’ experience. Facial-recognition and smart monitoring systems are available in the majority of our spaces. As of September 30, 2020, cloud access control had been installed in approximately 90% of our spaces; and approximately 70% of our conference rooms were equipped with smart conferencing systems, featuring screen casting and video conferencing. Our members can host video conferences across departments and geographical locations.

Our spaces are equipped with air quality sensors, as well as temperature and humidity sensors that generate significant data into our data analytics platform to help with operational and space improvement. Our smart operating systems, connected to power panels and lights in our spaces, can control lights, air conditioners and other devices automatically based on feedback from the sensors in our spaces.

We also provide our members with cloud-based printing services. Members can upload the documents to our smart office system, and print from printers of their choice in our spaces by logging into their user accounts and scanning QR codes to process payment for printing.

Our Smart Platform

Our members can access our service offerings through U Bazaar in a quick and convenient way. U Bazaar is integrated with our smart office system, IoT devices and other technology capabilities to create a seamless working experience for our members in and beyond physical spaces. For more details of U Bazaar and our smart platform, see “— Technology.”

Our members can also enjoy various enterprise-level and individual-level services provided by us and our business partners and investees through U Bazaar and our smart platform. For more details, see “— U Plus Services.”

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Development and Management of our Agile office spaces

Sourcing

We established our brand by opening Ucommune spaces in centrally located business districts in tier-1 cities. In selecting potential locations for our spaces, we focus on demographics, population density, GDP growth and the surrounding neighborhood. We select locations to cater to the needs and business goals of our target members. We plan to implement our sourcing strategy while we grow in tier-1 cities and expand into new tier-1 cities in China and overseas.

We have strong working relationships and a successful track-record cooperating with China’s leading commercial real estate developers and owners as well as local governments, as we can address their concerns and challenges in today’s changing environment. Real estate developers and owners seek to enter into long-term leases with customers to generate steady income, which makes agile office space a natural fit for their business models. Local governments hope to support new start-ups to attract young working professionals to cities and space providers, contributing to urban transformation.

Our strong brand and operating capabilities and integrated community of large member base make us a valuable partner for these landlords. Our spaces also bring more foot traffic to surrounding office buildings and shopping malls and improve the neighborhood where our spaces are located. The foregoing factors allow us to address landlord needs and enable us to secure long-term leases at prime locations at favorable rental rates, effectively lowering our real estate procurement costs. As of the date of the prospectus, we have entered into strategic cooperation agreements with six landlords in connection with the proposed development of agile office spaces with an aggregate area of approximately two million m2.

Design and Build

Our design capabilities are the foundation of our unified and highly identifiable brand. Our spaces feature innovative design with aesthetics, high efficiencies and broad functionalities.

The most significant feature of our design capability is the combination of standardization and modularization with artistic design. Our proprietary SOP refines our design and build process to the finest details, allowing us to create and execute design plans in an orderly and efficient manner at lower costs. Our SOP stipulates details such as the size of workstations, capacities of electricity, layout of air conditioners and area of common space. Our ongoing effort in improving and modularizing our design and build is the key to our high scalability.

With a team of over 50 experienced architects and designers, we have built strong in-house design-and-build capabilities. Our architects and designers were trained in the world’s top-tier architecture firms and are knowledgeable about China’s local markets. They have rich experience in designing agile office spaces and can deliver a three-dimension design in a short time with the use of advanced software and modelling technology.

As of September 30, 2020, our team had involved in the design of 71 projects across 30 cities for approximately 589,000 m2 area. Certain design plans of our spaces have been published in renowned architecture websites and received positive feedback. With our enhanced design and build capabilities, we plan to provide customers with prefabricated office design products.

Our design and build capabilities enable us to reduce the time from taking possession of a new space to making the space ready for leasing to members. It typically takes us about three to five months to open a U Space. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately six months.

We also have long-term relationships with reputable third-party contractors able to deliver high-quality construction, build and project management. We give our construction contractors detailed design and execution plans, and designate quality vendors for major materials and equipment and supervise the build process by conducting periodic and ad hoc inspections to help ensure the space under construction can meet our standards. As leading agile office space provider in China, we can obtain favorable terms from our contractors, such as extension of construction warranty from 12 months to 24 months for our projects in China.

Based on factors including redevelopment costs, location and standards of decoration and office facilities, we have developed three product lines based on different design standards — premium, superior and standard — which can satisfy the various needs and different budgets of our members.

Premium product line

Our premium product line serves as flagship Ucommune spaces and are critical to our branding. As our top product line, it features premium facilities and decor. We usually design the space with a customized theme and redevelop the entire space in accordance with the design. As of September 30, 2020, we had 25 spaces under our premium product line, all of which are spaces in operation with approximately 12,700 workstations available for members.

Superior product line

We develop the superior product line with high-end facilities and decor. As of September 30, 2020, we had 45 spaces under our superior product line, including 42 spaces in operation with approximately 17,200 workstations available for members.

Standard product line

We develop our standard product line by utilizing the original facilities and decor and conduct necessary modelling. Our goal is to complete the redevelopment of the properties in a cost-efficient manner while ensuring the proper functioning of our working spaces. As of September 30, 2020, we had 178 spaces under our standard product line, including 117 spaces in operation with approximately 28,000 workstations available for members.

Management

Our management team has a deep understanding of and rich experience in operating chain commercial real estate space, such as hotels and serviced apartments. Combined with our refined SOP on agile office space operation, we have significantly streamlined and simplified the operation of our spaces while maintaining our superior services that our members expect.

Led by our management team, we have an experienced operating and community management team including, among others, more than 170 operating staff with hotel operation or other service industry experience. We offer training to our operating staff on various aspects of space operation, including facilities and amenities maintenance, cleaning, security and other services. We also provide an operating guidance manual, which serves as a reference when the operating staff encounters problems in daily operations.

Operating Efficiency

We have achieved high efficiency as a result of our development and management capabilities. As of September 30, 2020, one operating staff operated on average approximately 2,762 m2 of our spaces in China. Our overall occupancy rate as of September 30, 2020 was 72% for all spaces in operation.

Further, the profitability profile of our agile office space services is partly driven by the maturity of our agile office spaces, or the period a space has been open to our members. Once a space reaches maturity, occupancy is generally stable, our initial investment in build-out and sales and marketing to acquire members is complete and the space typically generates recurring revenue and cash flow. As of September 30, 2020, notwithstanding the adverse impact resulting from the COVID-19 pandemic, the overall occupancy rate for our 158 total spaces in operation and 95 mature spaces was approximately 72% and 78%, respectively.

U Plus Services

In addition to agile office space services, we seek to provide comprehensive services to empower our members, which we refer to as U Plus services, to improve the experience of our members and to build a vibrant Ucommune community serving wider group of members beyond physical spaces.

We are dedicated to providing services by ourselves or through our business partners and investees. Business partners are third-party service providers who, through our spaces or technology-driven platform, sell services to our members. We screen and select reputable business partners through a rigorous screening process to help ensure that the quality of services they provide meet our standards. As of September 30, 2020, we had cooperated with over 700 business partners and more than 30 investees to provide U Plus services ranging from office services to lifestyle, from general corporate services to advertising and branding services, and from self-development to social networking.

Our individual members using workstations generally spend an average of eight hours in our spaces during a typical working day, establishing rapport with our community and generating significant traffic and data. We have developed Udata, our data management system, which applies data analytics and AI algorithms to analyze and provide us with a better understanding of our members’ needs and preferences, enabling us to offer upgraded and satisfactory services to our members. For more details of Udata, see “— Technology — Udata.”

Utilizing our offering of U Plus services and technology capabilities, we have experienced rapid growth in our member base, increasing from approximately 252,000 as of December 31, 2018 to approximately 715,600 as of December 31, 2019 and further to approximately 830,500 as of September 30, 2020.

In addition to improving member experience, we have launched online and offline initiatives to increase our member loyalty. We host various events in our spaces, such as reading clubs, career development training and entrepreneur forums, to strengthen the connection among our members and between our members and our business partners and investees, fostering a vibrant community even outside working hours.

Furthermore, we have started to engage in community e-commerce, attracting members and their social contacts to participate in discounted sales of products. Through online orders and offline deliveries to our spaces, we bring value to our members and business partners while creating a vibrant and interactive Ucommune community. We have also launched a member loyalty program, under which our members receive reward points for engaging in various activities and can use reward points to purchase value-add services, book conference rooms and exchange points for membership gift packages.

We receive revenue from members by providing U Plus services and charging members fees based on services provided, such as design and build services and advertising and branding services. We also generate revenue from our business partners and investees through different arrangements, including:

•        revenue sharing arrangements under which we share part of the revenue of our business partners as fees, and

•        fixed fee arrangements under which we charge our business partners and investees fixed fees for leasing our spaces to provide services.

Under a typical agreement for revenue sharing arrangements with our business partners,:

•        business partners provide services in designated agile office spaces and are primarily responsible for operation and maintenance,

•        we provide utilities and ancillary services to support the services provided in the agile office spaces,

•        business partners share revenue with us in accordance with the pre-agreed proportion of their monthly/quarterly service income and may enjoy a one-month complimentary trial operating period, and

•        our cooperation with business partners has one to two year terms.

Under a typical agreement for fixed fee arrangements with our business partners:

•        business partners provide services in designated agile office spaces and are primarily responsible for operations and maintenance,

•        we provide utilities and ancillary services to support the services provided in the agile office spaces,

•        business partners pay fixed-fees per month/quarter/year for leasing our spaces and may enjoy a one-month complimentary trial operating period, and

•        our cooperation with business partners has one to two year terms.

Under our current arrangements, we provide a handful of our business partners with one-off complimentary trial operating periods ranging from one to three months in a few selected cases, at the beginning of our revenue sharing or fixed-fee arrangements, which do not materially increase our cost of revenue (excluding impairment loss). As our member base grows, we are exploring diversified monetization channels to serve our community.

Individual Services

By cooperating with over 700 business partners and more than 30 investees, we offer comprehensive individual services to improve the experience of our individual members and help them to achieve self-development. Such services include corporate secretarial, cafeteria, café, gyms, self-service supermarkets, vending machines, massage chairs, sleep pods, training and entertainment at agile office spaces.

Individual members access the offered services necessary for their work and lifestyles either within our spaces or through U Bazaar in a place where they spend their working hours. We also provide individual members with opportunities to interact with each other, supporting a cohesive culture among employees of enterprise members and fostering a vibrant community even outside working hours.

General Corporate Services

Start-up companies of smaller scale often lack negotiating power or experience when they seek to purchase services. As our members, they enjoy preferential rates for services from our business partners.

Because of our large member base and density of foot traffic in our spaces, we can select high-quality service providers and negotiate discounts on behalf of our members. Our members not only save time on selecting and subscribing services, but also enjoy discounted rates to lower their costs and expenses, which increase member loyalty.

In addition, we have consolidated general corporate services on U Bazaar, enabling our enterprise members to access such services on one single platform. The general corporate services provided to enterprise members cover a wide range of services, including corporate secretarial, finance, legal, human resources, tax, trademark and intellectual property registration, software, healthcare and travel services, making us as an integrated general corporate service platform.

Incubation Services and Corporate Venture

We cooperate with our business partners to provide incubation services. We have many start-up members with high demand for financing and mentoring services, such as identifying and addressing market opportunities, and advising on government policies. Through hosting events in our spaces, we and our business partners invite entrepreneurs and mentors to share experiences on early stage projects with start-up founders, and make connections with business partners and potential investors.

In addition, we provide venture financing to companies that expand our service offerings and refine our ecosystem. As of September 30, 2020, we had invested in more than 30 enterprises with high growth and market penetration potential. We expect the wide coverage of services provided by our investees to enable us to keep satisfying the evolving needs of our members.

Design and Build Services

Our in-house design and build capabilities are based on our agile office space services. Empowered by cutting edge technologies, we provide high quality, innovative and tailored design and build services to our members and others beyond the Ucommune community, such as property developers and other office space providers.

Advertising and Branding Services

In December 2018, we acquired a 51% equity interest in Shengguang Zhongshuo, a digital marketing services provider co-founded in June 2015 by Guangdong Advertising Group, one of the largest advertising companies in China. Since its inception, Shengguang Zhongshuo has helped companies formulate tailor-made digital marketing strategies in their respective industries, including the internet, automobile, finance, electronics and consumer goods. Shengguang Zhongshuo has won numerous awards and accolades, such as the Golden Award granted at the Kerui International Innovation Festival and the Golden Bi Te Award granted at the Mobile Intelligent Marketing Conference in 2018.

Through Shengguang Zhongshuo, we provide members with a wide range of tailor-made advertising and branding services based on their respective industries, business scale, competitive environments and phase of lifecycle. We have integrated our smart advertising and branding platform with U Bazaar to facilitate our members’ purchase of advertising and branding services in a convenient and efficient way.

We can help our members identify suitable advertising and branding tools and provide them with choices of distribution channels to implement their advertising and branding campaigns. We can generally negotiate favorable prices for prominent advertising and branding channels because of our scale of member base. In addition, we provide our members with advertising and branding services through the events hosted in our spaces, such as advertisement displays.

We utilize our strong membership base to distinguish our marketing and branding services and attract customers. For example, many of our SMEs members have strong financing needs and are target customers for online financial service providers. We have attracted certain online financial service providers as the major customers of our advertising and branding services since 2019.

Related Services to Our Community

The nature of our business — providing office space solutions — results in our individual members spending long hours in our physical spaces. Our individual members using workstations generally spend an average of eight hours in our spaces during a typical working day, establishing rapport with our Ucommune community and generating significant traffic and data.

Coupled with our business partners and investees and our technology capabilities, we have launched initiatives, such as community e-commerce and precision marketing, to build a vibrant community serving wider group of members beyond physical spaces.

Community E-commerce

We analyze the preferences and behavior of our members and launched our community e-commerce initiative, U Product, in August 2019. We partner with emerging or established brands to conduct sales of high-quality products at favorable prices to our members and their social contacts by utilizing our physical spaces and online platform. We obtain favorable discounts from sellers because:

•        delivery of products occurs onsite within our spaces, which reduces delivery costs of the sellers,

•        orders are made on our online platform, which allows the sellers to pre-plan production to control costs and manage inventories, and

•        our community operating staff shares product information with members in our spaces and are rewarded when our members make purchases.

We do not charge members processing fees for the purchase of products through our U Product platform. As U Product is a relatively new service, as of the date of the prospectus, we did not charge partnered brands fees for their sale of products on our platform to promote community e-commerce and improvement in product offerings and user experience. In the future, we plan to charge partnered brands fees for selling products through our U Product platform.

As of September 30, 2020, we had processed an aggregate of approximately 37,200 U Product orders with a gross market value of RMB74.9 million since we launched U Product in August 2019. As of the date of the prospectus, most purchases are made through our WeChat mini program. The promotional interfaces of the U Product WeChat mini program aid the shopping experience on our platform, enabling dissemination of product information. Our members can easily share the WeChat mini program for U Product with their families, friends and other social contacts who may also be interested in buying products through our platform.

Through our members’ word-of-mouth referrals through social networks, our platform has attracted a large and growing base of members. As we promote community e-commerce in more spaces and offer broader selection of products, we can draw WeChat mini program users to U Bazaar by offering more products and better prices on U Bazaar, which we believe will significantly increase our member network and business partner base, helping us to keep member acquisition costs low.

Precision Marketing

Using traffic from our large member base and technology capabilities to analyze the large amount of data on our platform, making available screens and digital displays in our spaces and in-app push on U Bazaar, we help advertisers, members and business partners understand consumers’ needs and preferences to deliver precision marketing online and offline. Our precision marketing services also empower more merchants in surrounding areas by connecting them with our members.

SAAS Services

We launched our SAAS services in 2018. In December 2019, our subsidiary Xiyu Information developed a SAAS management platform named DOMES for office buildings and industrial parks. The functions of our DOMES platform include lease contract management, CRM promotion management, IOT intelligent device management, and tenant and member operation management. Through these SAAS services, our DOMES platform enables property developers and other participants along the real estate value chain to enhance the value of their properties. Our DOMES clients include major real estate companies in China, such as Beijing Jingying Menggu Changying Industrial Park and Shanghai Dashu Shared Office. The client base and revenue of our SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. We expect this trend to continue as we develop our SAAS business.

Technology

Technology is the core of our business, enabling us to operate our spaces with high efficiency and build an integrated platform to serve and empower our members online and offline. Our research and development team, consisting of more than 52 staff with extensive internet- and technology-industry backgrounds, focuses on optimizing our systems based on business development, data analytics and member feedback. We plan to invest in technology to refine our data analytics and technologies capabilities to improve our operating efficiency and drive monetization opportunities.

Udata

Udata is our proprietary data management system for storing, cleaning and processing data. We systematically store and organize unstructured data in our data pool and then store the data on the data processing platform as structured datasets. We utilize AI technology, including machine learning algorithms, and other data processing and statistics tools to automate modelling exercises to find meaningful correlations and intelligent patterns to generate actionable and effective insights from data.

Udata is one of the key drivers for expansion of our member base and enhancement of member loyalty. Udata is expected to manage more data generated in Ucommune community as we grow our business. It enhances our ability to provide more services meeting members’ demands and preferences. Udata also helps us explore diversified monetization opportunities, such as community e-commerce and precision marketing businesses.

U Bazaar

U Bazaar is our official app for members, consolidating various functions and services enabled by other operation systems. Through U Bazaar, members can manage access, including facial recognition access, to our spaces at their level of authorization and control the amenities in their dedicated space. Integrated with our smart conferencing system and Rocket Calendar, an emerging meeting and scheduling tool, U Bazaar provides our members with meeting scheduling, conference room booking, appointment reminders, and visitor management features.

U Bazaar is also a one-stop service platform, providing members with convenient access to comprehensive services provided by us and our business partners and investees. U Bazaar also functions as a social platform, creating connections among our members and between our members and our business partners, fostering a vibrant community around our brand.

UDA System

UDA is our proprietary agile office space operating system. Our UDA system manages our assets, contracts, occupancy data, conference room data, member information and profiles and third-party resources. It is integrated with our customer relation management system, or CRM, and financial reporting system. Our UDA system enables us to monitor our operations and occupancy on real-time basis and is highly scalable. It provides real-time insights into the performance of our business and provides support to our expansion under our asset-light model.

Smart Advertising and Branding System

Our smart advertising and branding system manages the delivery of advertising content and support multi-channel and multi-media delivery. Our smart advertising and branding system centralizes content delivery and display of the screens and digital displays in our spaces. Integrated with our proprietary demand-side platform powered by intelligent auction algorithm, our smart advertising and branding system enables real-time bidding for displaying online advertising.

Smart Office System

Our smart office system consists of three major components: smart conferencing system, access control system and UcomOS office operating system.

Smart Conferencing System

Our smart conferencing system, integrated with U Bazaar, manages the availability and booking of our conference rooms. Screen casting and video conferencing can be enabled through our smart conferencing system and allows members to have video conferences across departments, locations and cities without modifying their current network or having to pre-install software. As of September 30, 2020, approximately 70% conference rooms were equipped with smart conferencing systems.

Access Control System

Our artificial intelligence-powered access control system enables centralized management of access to our spaces. We use facial recognition technology to control access. Once members and visitors upload their pictures onto U Bazaar, our access control system allows members and visitors with proper authorization to enter our spaces.

We also use QR codes and Bluetooth-enabled access control technology to allow members and visitors to enter our spaces by using their mobile devices. As of September 30, 2020, over 50 of our agile office spaces were equipped with facial recognition access control, and cloud-based security system cover almost all of our agile office spaces.

UcomOS

UcomOS is our proprietary cloud office operating system. UcomOS implements a system-level cloud architecture that allows members to enjoy simplified and convenient services, such as content searching and cloud-based printing, achieving a consistent office experience almost anywhere, anytime. UcomOS can be fully integrated with commonly used office systems and software to help ensure a smooth on boarding process for our members.

Hui Office

In June 2019, we launched Hui Office, an office space leasing platform designed to present available office spaces of various sizes, conditions and locations on one single platform. By consolidating information of various office spaces into one single platform, we can help office space providers and potential customers to reach each other in a reliable and efficient way. Under our standard contract with office space providers, we will charge them fixed fees for using the Hui Office brand, listing spaces on the Hui Office platform and using our operating system to operate Hui office spaces.

Privacy and Data Security

We have implemented internal rules and policy governing the use and sharing of personal and business data that we collect. Our access to user data is on a strict “need-to-know” basis. We have also developed protocols, technologies and systems to implement such rules and policy. Data encryption and masking are implemented to help ensure data safety.

Our members must acknowledge the terms and conditions of the user agreement before using our spaces or our app.

Intellectual Property

We develop and protect our intellectual property portfolio by registering our patents, trademarks, copyrights and domain names. We have also adopted a comprehensive set of internal rules for intellectual property management.

We have entered into standard employee agreements with our employees, including research and development employees, which state that the intellectual property created by them in connection with their employment with us is our intellectual property.

We develop proprietary SOP on agile office space operation. We also own the copyrights of major systems that power our operations, including Udata, U Bazaar, UDA system, UcomOS and Hui Office. For our systems that are not proprietary, we enter into licensing arrangements on reasonable terms to help ensure our right of use.

As of September 30, 2020, we had registered two patents, 933 trademarks, 68 copyrights and 31 domain names in the PRC, which include the domain name of our main operating website (www.ucommune.com). As of the same date, we had registered two patents, 226 trademarks and four domain names and had two patent applications outside of China.

Properties and Facilities

We lease the properties for our principal executive office, which is located on Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China with an aggregate area of approximately 860 m2.

We lease the properties for our agile office spaces. For more information on our spaces, see “— Agile office space Services.”

In addition to our leased agile office spaces and offices, as of September 30, 2020, we had self-owned properties in China with an aggregate area of approximately 249,000 m2.

Branding, Marketing and Sales

We have built a strong brand by providing superior experience and distinguished value proposition to our members and business partners. Our highly recognizable brand allows us to expand through word-of-mouth. Active on social media, we regularly interact with our members and business partners to promote our brand and the Ucommune spaces.

Our dedicated sales and marketing team, supported by our integrated operation systems, conduct promotion of our agile office spaces. We occasionally engage real estate agents to conduct offline sales in targeted neighborhoods. We also cooperate with industrial zones, enterprises and organizations to conduct marketing and sales.

We use data analytics and strategically place advertisements on third-party online information platforms such as 58.com and Ganji.com to attract potential members. Our self-developed algorithm proactively searches for potential members on those third-party online information platforms and make recommendations based on the profiles of potential members.

Competition

We compete in an emerging and competitive industry for the following:

•        Locations:    The growth of our business depends on our ability to source suitable real estate for management under our self-operated model and asset-light model.

•        Members:    While the number of companies and individuals seeking agile office space solutions is growing, we compete to acquire new members and retaining existing members.

•        Business partners:    Our ability to continue to attract and retain quality business partners and to obtain favorable pricing for our members from such business partners depends on our ability to grow our member base and effectively match our members’ needs with the services provided by our business partners.

•        Technology:    Technology drives the growth and operating efficiencies of our business. We need to develop better operating systems and more user-friendly apps to remain competitive.

•        Personnel:    Employees are our most valuable assets. We compete with our peer company to retain and recruit talented employees by providing competitive compensation and growth opportunities to our employees.

We believe that we are leading the competition in the agile office space industry on the basis of the above factors. However, some of our competitors may have more resources than we do, and may be able to devote greater resources than we can to expand their business and market shares. See “Risk Factors — Risks Relating to Our Business and Industry — We face vigorous competition. If we are not able to compete effectively with others, our business, financial condition and results of operations may be materially and adversely affected.”

Employees

We had a total of 551 employees as of September 30, 2020, approximately 74% of whom have a bachelor’s degree or above. The following table gives a breakdown of our employees as of September 30, 2020 by function:

Function	Number
Operation and development	314
Technology and product development	134
Sales and marketing	14
Finance	52
General administrative and others	37
Total	551

As of September 30, 2020, 543 of our employees were based in Greater China. The remainder of our employees were based in Singapore.

Our employees, who are on average below age 32, drive the rapid growth of our business. We devote management and organizational focus and resources to ensuring that our culture and brand remain attractive to potential and existing employees. We have established comprehensive training programs that cover topics such as our corporate culture, employee rights and responsibilities, team-building, professional behavior and job performance.

We believe we offer our employees competitive compensation packages and a dynamic work environment that encourages initiative. As a result, we have generally been able to attract and retain qualified employees and maintain a stable core management team.

Under PRC regulations, we participate in various statutory employee benefit plans, including social insurance funds, such as a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. PRC laws require us to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

In addition, we purchase additional commercial health insurance to increase insurance coverage of our employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of our business. We adopted the 2019 Plan to grant share-based incentive awards to our employees to incentivize their contributions to our growth and development.

We enter into standard labor contracts with our employees. We also enter into standard confidentiality agreements with our senior management that contain non-compete restrictions. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.

Insurance

Consistent with industry practices, we maintain three types of insurance: public liability insurance, third party liability insurance and property all risks insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Legal Proceedings

We are not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Regulation

Regulations Relating to Foreign Investment

Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, which was promulgated and is amended from time to time by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or NDRC. In June 2017, MOFCOM and NDRC promulgated a revision of the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which became effective in July 2017. Industries listed in the Catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally deemed as constituting a fourth “permitted” category.

In June 2020, MOFCOM and NDRC promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment (2020 Version), or the Negative List, effective in July 2020. The Negative List expands the scope of permitted industries for foreign investment by reducing the number of industries that fall within the Negative List where restrictions on the shareholding percentage or requirements on the composition of board or senior management remain. According to the Negative List, the proportion of foreign investment in a value-added telecommunications business (excluding e-commerce business, domestic multi-party communications, store-and-forward and call center) shall not exceed 50%.

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council in December 2001 and most recently amended in February 2016, or the FITE Regulations, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%. Moreover, a foreign investor contemplating to acquire any equity interest in a value-added telecommunication business in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas.

In June 2015, the Ministry of Industry and Information Technology, or MIIT, issued the Circular on Removing the Restrictions on Equity Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-Commerce) Business to amend the relevant provisions in the FITE Regulations, allowing foreign investors to own more than 50% of equity interest in an value-added telecommunication service provider that “conducts e-commerce” business. However, other requirements provided by the FITE Regulations (such as the track record and experience requirement for a major foreign investor) still apply, and foreign investors are still prohibited from holding more than 50% of equity interest in a provider of other subcategories of value-added telecommunications services, or the VATS.

Foreign Investment Law (2019)

The National People’s Congress, or the NPC, adopted the Foreign Investment Law of the PRC, or the Foreign Investment Law, on March 15, 2019, which came into effect on January 1, 2020 and replaced the existing laws governing foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the Company Law of PRC and the Partnership Enterprise Law of PRC.

According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to a negative list management system. Pre-entry national treatment means that the treatment given to foreign investors and their investment at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields.

Foreign investors shall not invest in prohibited fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields. Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises.

On December 26, 2019, the State Council promulgated the Implementation Rules to the Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarify that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level opening.

On December 30, 2019, the MOFCOM and the State Administration for Market Regulation, or the SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Regulations Relating to Leasing Properties

Pursuant to the Administration of Urban Real Estate Law of the PRC, which was promulgated by the Standing Committee of the NPC in July 1994 and most recently amended and came into effect in January 2020, a written lease contract shall be entered into between the lessor and the lessee for leasing a property, and the contract shall include the terms and conditions such as the term, purpose and price of leasing and liability for maintenance and repair, as well as other rights and obligations of both parties. The contract shall be filed for registration and record with the real estate administration department.

The Administrative Measures for Commercial House Leasing were promulgated by Ministry of Housing and Urban-Rural Development in December 2010, and became effective in February 2011. These measures set out specific rules for commercial house leasing. Houses may not be leased in any of the following circumstances:

•        the house is an illegal structure;

•        the house fails to meet mandatory engineering construction standards with respect to safety and disaster preventions;

•        the house usage is changed in violation of applicable regulations; and

•        other circumstances prohibited by laws and regulations.

The lessor and the lessee shall register and file with the local property administration authority within thirty days after entering into the lease contract. Non-compliance with such registration and filing requirements shall be subject to fines from RMB1,000 to RMB10,000 provided that they fail to rectify within required time limits.

Regulations Relating to Fire Prevention

Fire Prevention Design Approval and Filing

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted in April 1998 and was most recently amended in April 2019. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Emergency Management and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to national fire prevention technical standards.

Pursuant to Notice of the Adjustments to the Functions, Structure and Staffing of the Ministry of Housing and Urban-Rural Development issued by the General Office of the CPC Central Committee and the General Office of the State Council on September 13, 2018, the review and examine function of fire protection designs for construction projects of the Ministry of Public Security was assigned to the Ministry of Housing and Urban-Rural Development.

According to the requirement of the Fire Prevention Law and Interim Provisions on the Administration of the Fire Protection Design Review and Final Inspection of Construction Projects, or the Interim Provisions, which became effective in June 2020, the housing and urban-rural development authorities of the local government at or above the county level (the “fire protection design review and final inspection authorities”) shall undertake fire protection design review, fire protection final inspection and recordation and random inspection of construction projects within their respective administrative regions. For construction projects that satisfy certain criteria (the “special construction projects”), the construction institutions shall apply for fire prevention design review and approval.

For construction projects other than the foregoing (the “other construction projects”), the construction institutions shall provide fire protection design drawings or technical information as needed for construction when applying for a construction permit or a construction commencement report. If fire protection design drawings or technical information as needed for construction fail to be submitted, the relevant authority shall neither issue a construction permit nor approve the construction commencement report. According to the Interim Provisions, and the Measures for the Administration of Construction Permits for Construction Projects, for a construction project with an investment amount less than RMB300,000 or a construction area less than 300 m2, the fire prevention design approval or the provision of fire protection design drawings or technical information is not required.

Fire prevention As-built Acceptance Check and Filing

According to the requirements of the Fire Prevention Law and the Interim Provisions, upon completion of a construction project to which a fire prevention design has been applied, such project must go through an as-built acceptance check on fire prevention by, or filed with the fire protection design review and final inspection authorities. For special construction projects, the construction institutions shall, prior to use and operation of any business thereof, apply for a safety acceptance check on fire prevention.

For other construction projects, the construction institutions shall submit the filing for as-built inspection of the project. For a construction project whose investment is less than RMB300,000 or whose construction area is less than 300 m2 the fire prevention as-built acceptance check or filing is not required.

The construction institutions that carry out a construction project of which the required fire prevention design is required to be approved but such design has not been approved or has failed the examination, or put into use a construction project which is required to undergo a fire prevention acceptance check, but the project has not undergone such acceptance check or has failed the acceptance check, shall be ordered to suspend construction, usage, production or operations and be imposed a fine of RMB30,000 to RMB300,000 by competent government authorities. The construction institutions who fails to submit the filing for as-built inspect to the competent department of housing and urban-rural development, will be ordered to effect rectifications and be imposed a fine of not more than RMB5,000 by such department.

Fire Safety Inspection

The Fire Prevention Law requires that the construction institution or institutions using such venue apply to the fire prevention department of the public security authority of the local people’s government at or above the county level for a fire safety inspection before a public gathering place is put into use or opens for business. Public gathering places that have not undergone or have failed the fire safety inspection shall not be put into use or carry out business.

Regulations Relating to Value-Added Telecommunication Services

In September 2000, the State Council issued the Telecommunications Regulations of PRC, or the Telecom Regulations, which were amended in February 2016, as the primary governing law on telecommunication services. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, telecommunications service providers must procure operating licenses prior to their commencement of operations. The Telecom Regulations draw a distinction between “basic telecommunications services” and “value-added telecommunications services, or the VAT.”

A “Catalog of Telecommunications Business” was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic telecommunications services or VATS. In December 2015, MIIT released the Catalog of Telecommunication Business (2015 Version), or the 2015 Telecom Catalog, effective in March 2016 and most recently amended in June 2019. Under the 2015 Telecom Catalog, both the online data processing and transaction processing business (i.e., operating e-commerce business) and information service business, continue to be categorized as value-added telecommunication services. The information service business as defined under the 2015 Telecom Catalog includes information release and delivery services, information search and query services, information community platform services, information real-time interactive services, and information protection and processing services.

In March 2009, MIIT issued the Administrative Measures for Telecommunications Business Operating Permit, or the Telecom Permit Measures, which became effective in April 2009 and was most recently amended in July 2017. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China: licenses for basic telecommunications services and licenses for VATS. The Telecom Permit Measures set forth the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses.

Under these regulations, a commercial operator of VATS must first obtain a VATS License from the MIIT or its provincial level counterparts. Otherwise, such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, closure of websites.

In September 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures, which were most recently amended in January 2011. Under the Internet Measures, operators engage in commercial internet information services shall obtain a VATS License for internet information service, or the ICP License, from the relevant government authorities before engaging in any commercial internet information services operations within China.

In addition to the Telecommunications Regulations and other regulations above, the apps are specially regulated by the Regulations for the Administration of Mobile Internet Applications Information Services, or the APP Provisions, which were promulgated by the Cyberspace Administration of China, or the CAC in June 2016 and became effective in August 2016. Pursuant to the APP Provisions, the APP information service providers shall satisfy relevant qualifications required by laws and regulations, strictly carry out the information security management responsibilities and fulfill their obligations in various aspects relating to the real-name system, protection of users’ information and the examination and management of information content.

Ucommune’s consolidated affiliated entity, Beijing U Bazaar, which is also Ucommune’s main on-line operating entity, has obtained a VATS License for the online data processing and transaction processing business (i.e., operating e-commerce business) and information service business (only for internet information services, except for information search and query services, information community platform services, information real-time interactive services, and information protection and processing services).

Regulations Relating to E-Commerce

In January 2014, State Administration for Industry and Commerce of the People’s Republic of China (the “SAIC”, the predecessor of SAMR) adopted the Administrative Measures for Online Trading, or the Online Trading Measures. The Online Trading Measures set forth requirements for anyone engaging in online trading and related services within China. Operators engaging in online commodity trading and related services shall undergo industrial and commercial registration in accordance with the law. When selling commodities or providing services to consumers, online commodity operators shall observe the Law on the Protection of Consumer Rights and Interests, the Product Quality Law and provisions of other laws, regulations and rules and shall not infringe on the consumers’ legitimate rights and interests.

In addition, when collecting or using information about consumers or operators in business activities, online commodity operators and related service operators shall follow the principles of legality, legitimacy and necessity, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected. When collecting or using information about consumers or operators, online commodity operators and related service operators shall disclose their collection and use rules and shall not collect or use information in violation of laws and regulations and the agreement between both parties.

Online commodity operators and related service operators and their staff must strictly keep confidential, and may not divulge, sell or illegally provide others with the data and information about personal information of consumers or trade secrets of operators they collected. Online commodity operators and related service operators shall take technical measures and other necessary measures to ensure information security and prevent information from being divulged or lost. When any information divulgence or loss occurs or may occur, remedial actions shall be taken immediately.

The Standing Committee of the NPC enacted the E-Commerce Law of the PRC or the E-Commerce Law in August 2018, which became effective in January 2019. The E-commerce Law proposes a series of requirements on e-commerce operators including individuals and entities carrying out business online, e-commerce platform operators and merchants on the platform. For example, the operators shall respect and equally protect consumers’ legitimate rights and provide options to consumers without targeting their personal characteristics, and also requires e-commerce operators to clearly point out to consumers their tie-in sales in which additional services or products are added by merchants to a purchase, and not to assume consumers’ consent to such tie in sales by default. The e-commerce platform operators must establish a credit evaluation system and publicize the credit evaluation rules, and to provide consumers with ways to evaluate products sold or services provided within the platform.

According to the E-Commerce Law, e-commerce platform operators who fail to take necessary actions when they know or should have known that the merchants within the platform infringe others’ intellectual property rights or the products or services provided by the merchants do not meet the requirements for personal and property security, or otherwise infringe upon consumers’ legitimate rights, will be imposed a joint liability with such merchants. With respect to the products or services affecting consumers’ life and health, the e-commerce platform operators will be held jointly liable with the merchants if they fail to review the qualifications of merchants or fail to safeguard the interests of the consumers.

Regulations Relating to Advertising Business

The SAMR is the primary governmental authority regulating advertising activities in China. Regulations that apply to the advertising business primarily include the Advertisement Law of the PRC, or the Advertisement Law, promulgated by the Standing Committee of the NPC in October 1994 and most recently amended in October 2018, and the Administrative Regulations for Advertising, or the Advertising Regulations, promulgated by the State Council in October 1987 and which has been effective since December 1987.

According to the Advertisement Law and the Advertising Regulations, companies that engage in advertising activities must obtain, from the SAMR or its local branches, a business license, which specifically includes operating an advertising business in its business scope. Enterprises engaged in the advertising business with such advertising business in its business scope do not need to apply for an advertising operation license. The Advertising Law and the Advertising Regulations set certain content requirements for advertisements, including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest.

Advertisers, advertising agencies, and advertising distributors must ensure that the content of the advertisements they prepare or distribute is true and in complete compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements subject to government censorship and approval, advertising distributors are obligated to confirm that such censorship has been performed and approval has been obtained.

Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. Where serious violations occur, the SAMR or its local branches may suspend their advertisement publishing business or revoke such offenders’ business licenses.

In July 2016, SAIC issued the Interim Measures for the Administration of Internet Advertising, or the Interim Measures, to regulate internet advertising activities. The Interim Measures, which became effective in September 2016, defining internet advertising as any commercial advertising that directly or indirectly promotes goods or services through websites, webpages, internet applications and other internet media in the forms of words, picture, audio, video or others, including promotion through emails, texts, images, video with embedded links and paid-for search results.

According to the Interim Measures, an internet advertisement must be identifiable and clearly identified as an “advertisement” to the consumers. Paid search advertisements are required to be clearly distinguished from natural search results. In addition, the following internet advertising activities are prohibited:

•        providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons;

•        using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization; or

•        using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others.

Internet advertisement publishers must verify relevant supporting documents and check the content of the advertisement and are prohibited from publishing any advertisement with unverified content or without all the necessary qualifications. Internet information service providers that are not involved in internet advertising business activities but simply provide information services must block any attempt to publish illegal advisements of which they are aware or should be reasonably be aware through their information services.

Regulations Relating to Internet Information Security and Privacy Protection

The MIIT issued the Several Provisions on Regulating the Market Order of Internet Information Services, or the Several Provisions, in December 2011, which became effective in March 2012. Pursuant to the Several Provisions, internet information service providers may not collect any users’ personal information or provide any such information to third parties without the consent of the user.

An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such users’ personal information and may only collect information necessary for the provision of its services. An internet information service provider is also required to properly maintain the users’ personal information, and in case of any leak or likely leak of the users’ personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority.

The Standing Committee of the NPC has issued the Decision on Strengthening Internet Information Protection in December 2012. Pursuant to this decision, the State protects the electronic information that can identify the personal identity of citizens and that involves privacy of citizens. No organization or individual may obtain the personal electronic information of citizens by steal or other illegal means, nor sell or illegally provide certain information others. The Decision further set out the requirement for the internet service providers.

When collecting or using the personal electronic information of citizens in their business activities, the internet service providers shall follow the principle of lawfulness, properness and necessity, explicitly disclose their purposes, methods and scopes for collection and use of the information, and, upon consent of the information providers, may collect or use information without violation of the provisions of the laws and regulations and the agreement of both parties. Where the internet service providers collect and use the personal electronic information of citizens, they shall disclose the rules for such collection and use.

The network service providers as well as their personnel must keep in strict confidence of the personal electronic information of citizens collected in their business activities. They shall not divulge, distort or damage such information, or shall not sell or illegally provide certain information to others. Furthermore, the network service provider shall take technical measures and other necessary measures to ensure information security and prevent the divulgence, damage or loss of any personal electronic information of citizens collected in their business activities. In case of occurrence or possible occurrence of such divulgence, damage or loss of information, remedial measures shall be immediately taken.

Furthermore, MIIT’s Provisions on Protection of Personal Information of Telecommunications and Internet Users which was promulgated in July 2013 and became effective September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the NPC in August 2015 which became effective November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of:

•        any dissemination of illegal information in large scale;

•        any severe effect due to the leakage of the client’s information;

•        any serious loss of criminal evidence; or

•        other severe situation.

Any individual or entity that (a) sells or provides personal information to others in a way violating the applicable law, or (b) steals or illegally obtains any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.

The Standing Committee of the NPC promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which became effective in June 2017, to protect cyberspace security and order. Pursuant to the Cyber Security Law, any individual or organization using the network must comply with the Constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others.

The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers”, including, among others, complying with a series of requirements of tiered cyber protection systems, verifying users’ real identity, localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the China and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

Regulations Relating to Intellectual Property in the PRC

Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was most recently amended in November 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved.

According to the Trademark Law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. The infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action and pay damages.

Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, as amended in 2008, a patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications.

A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.

Copyright

Pursuant to the Copyright Law of the PRC, or the Copyright Law, as amended in February 2010, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law, shall constitute infringements of copyrights.

The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, offer an apology and pay damages. Pursuant to the Computer Software Copyright Protection Regulations promulgated in December 2001 and amended in January 2013, the software copyright owner may undergo registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright, and is entitled to receive remuneration.

Domain Name

Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by the MIIT in August 2017 and became effective in November 2017. The MIIT is the major regulatory authority of the domain names. The registration of domain names in China is on a “first-apply-first-registration” basis. A domain name applicant will become the domain name holder upon completion of the application procedure.

Regulations Relating to Tax in the PRC

Income Tax

The Enterprise Income Tax Law of the PRC, or the Enterprise Income Tax Law, was promulgated in March 2007 and was most recently amended in December 2018. The Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects.

Under the Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance, or MOF, and the State Administration of Tax, or the SAT, jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008.

In February 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, which became effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and placement in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly.

In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which was amended in June 2018.

SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC which was promulgated in December, 1993 and most recently amended in November 2017 and its implementation rules, all entities or individuals in the PRC engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the importation of goods are required to pay value-added tax. A value-added tax rate at 6%, 11% or 17% applies to the PRC enterprises unless otherwise exempted or reduced according to the value-added tax Regulations and other relevant regulations.

Pursuant to the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax which was promulgated in March 2016 and most recently amended on in December 2017, upon approval of the State Council, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner as of May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates which was promulgated on April 4, 2018 and come to effect on May 1, 2018, by MOF and SAT, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable tax rates of 17% and 11% shall be adjusted to 16% and 10%. Furthermore, pursuant to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform promulgated by MOF, SAT and the General Administration of Customs of PRC on March 20, 2019 and came to effect on April 1, 2019, the currently applicable value-added tax rate of 16% shall be adjusted to 13%, and the value-added tax rate of 10% shall be adjusted to 9%.

Regulations Relating to Labor Protection in the PRC

Labor Law and Labor Contract Law

According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the Standing Committee of the NPC in July 1994, became effective in January 1995, and was most recently amended in December 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its employees, and shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards.

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated by the NPC Standing Committee in June 2007, became effective in January 2008, and was most recently amended in December 2012, and the Implementation Regulations on Labor Contract Law, promulgated in and became effective in September 2008, regulate both employer and the employee and contain specific provisions involving the terms of the labor contract. Pursuant to the Labor Contract Law, employers shall establish employment relationships with employees on the date that they start employing employees.

To establish employment, a written employment contract shall be concluded, or employers will be liable for the illegal actions. Furthermore, enterprises and institutions are prohibited from forcing the laborers to work beyond the time limit and the employers shall pay laborers overtime working compensation in accordance with national regulations. In addition, the labor wages shall not be lower than local standards on minimum wages and shall be paid to the laborers timely.

Regulations on Social Insurance and Housing Provident Fund

According to the Social Insurance Law of the PRC effective as of July 1, 2011, and as amended on December 29, 2018, the Regulations on Occupational Injury Insurance effective as of January 1, 2004 and as amended on December 20, 2010, the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective as of January 1, 1995, the Interim Regulations concerning the Levy of Social Insurance effective as of January 22, 1999 and most recently amended on March 24, 2019, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance.

An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. If an employer does not pay the full amount of social insurance premiums as required by law, the social insurance premium collection institution shall order the employer to make the payment or make up the difference within the stipulated period and impose a daily surcharge equivalent to 0.05% of the overdue payment from the date on which the payment is overdue. If such overdue payment is not made within the stipulated period, the relevant administration government department shall impose a fine from one to three times the amount of overdue payment.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated in and became effective in April 1999, and was most recently amended in March 2019, the employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center.

With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000.

When companies violate these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

According to the Regulations on Foreign Exchange Administration of the PRC (Revised in 2008) which was promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and was last revised on August 5, 2008, RMB is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, payment of interests and dividends. Current account foreign exchange income may, in accordance with relevant provisions of the PRC, be retained or sold to any financial institution engaged in foreign exchange settlement and sales business. The conversion of RMB into other currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the State Administration of Foreign Exchange, or the SAFE, or its local branches.

Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies may repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local branches. Pursuant to the Notice of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 which was promulgated on November 19, 2012, and became effective on December 17, 2012 and was revised on May 4, 2015 and October 10, 2018 respectively, the approval is not required for the opening of an account entry in foreign exchange accounts under direct investment or for domestic transfer of the foreign exchange under direct investment.

SAFE Circular No. 59 also simplifies the capital verification and confirmation formalities for foreign invested enterprises, the foreign capital and foreign exchange registration formalities required for the foreign investors to acquire the equity interests and foreign exchange registration formalities required for the foreign investors to acquire the equity interests of Chinese party, and further improves the administration on exchange settlement of foreign exchange capital of foreign invested enterprises.

In light of The Circular of the SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or the SAFE Circular No. 13, promulgated on February 13, 2015 and became effective on June 1, 2015, to improve the efficiency on foreign exchange management, the SAFE has cancelled the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment. In addition, SAFE Circular No. 13 simplifies the procedure of registration of foreign exchange and investors shall register with banks to have the registration of foreign exchange under the condition of direct domestic investment and direct overseas investment.

The Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or the SAFE Circular No. 19, which was promulgated on March 30, 2015 and came into effect as of June 1, 2015, adopts the approach of discretional foreign exchange settlement. The discretional settlement of the foreign exchange capital of foreign-invested enterprises refers to that the settlement of foreign exchange capital in the capital accounts of foreign-funded enterprises that have been subject to the confirmation of cash capital contribution at foreign exchange authorities (or the entry registration of cash contribution at banks) may be handled at banks based on the enterprises’ actual requirements for business operation.

The proportion of discretional settlement of foreign exchange capital of foreign-funded enterprises is temporarily determined as 100%. The SAFE may, based on the international balance of payments, adjust the aforesaid proportion at appropriate times.

The Notice of the SAFE on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular 16, was promulgated and became effective on June 9, 2016. According to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency into RMB on self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital, foreign debts and repatriated funds raised through overseas listing) on self-discretionary basis, which applies to all enterprises registered in China.

SAFE Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or expenditure prohibited by laws and regulations of PRC and may not be used for investments in securities or other investment with the exception of bank financial products that can guarantee the principal within China unless otherwise specifically provided. In addition, the converted RMB may not be used to make loans for unrelated enterprises unless it is within the business scope nor to build or to purchase any real estate that is not for the enterprise own use with the exception for the real estate enterprise.

Regulations in Relation to Offshore Investment

Pursuant to the Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the Circular No. 37, which was promulgated by the SAFE and became effective on July 4, 2014, a domestic resident shall, before contributing the domestic and overseas lawful assets or interests to a special purpose vehicle (“SPV”), apply to the foreign exchange office for foreign exchange registration of overseas investments.

In addition, in the event of any change of basic information of the overseas SPV such as the individual shareholder, name, operation term, etc., or if there is a capital increase, decrease, equity transfer or swap, merge, spin-off or other amendment of the material items, the domestic resident shall complete the modification of foreign exchange registration procedures for offshore investment. Upon the completion of the overseas financing, the SPV shall comply with the related provisions on Chinese foreign investment and foreign debt administration if the capital financed is repatriated for use within the territory of China. Failure to comply with the registration procedures as set out in SAFE Circular 37 may result in penalties.

The SAFE Circular No. 13 has further revised Circular No. 37 by requiring domestic residents to register with qualified banks rather than the SAFE or its local counterparts in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations Relating to Stock Incentive Plans

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or Circular 7, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company and complete certain other procedures.

In addition, SAT has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations Relating to Mergers and Acquisitions

On August 8, 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. The M&A Rules require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. For a detailed description of the risks associated with the M&A Rules, see “Risk Factors — Risk Relating to Doing Business in China — Certain PRC regulations may make it more difficult for Ucommune to pursue growth through acquisitions”.

Management

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Cheong Kwok Mun	52	Chairman of the Board of Directors, Chief Financial Officer
Zhuangkun He	48	Chief Executive Officer
Daqing Mao	51	Director
Zhimo Zhao	38	Director
Jian Zhang	44	Independent Director
Mei Han	51	Independent Director
Jinghong Xu	57	Independent Director
Xianhao Gu	39	Independent Director
Guohang Wang	42	Chief Strategy Officer
Xin Guan	39	Chief Operating Officer
Binchao Xu	42	Chief Technology Officer
Zhenfei Wu	43	Chief Marketing Officer
Jianghai Shen	35	Chief Product Designer

Cheong Kwok Mun serves as our chairman of board of directors and chief financial officer. Prior to joining us in 2019, he was an independent consultant specializing in real estate advisory services. He previously served as the Asian regional head of capital raising and client relations at Corestate Capital Group from 2015 to 2017. Before that, he had worked at CapitaLand Limited (SGX: C31) for 11 years, during which he served as the managing director of Raffles City China Fund from 2008 to 2010 and as vice president of investor relations and capital partners at the headquarters in Singapore from 2009 to 2015. Mr. Cheong received his bachelor’s degree in economics from the University of Western Australia in 1993.

Zhuangkun He serves as our chief executive officer. Before joining us, Mr. He was a practicing lawyer for more than ten years and he served as partner in Liuhe Jinzheng Law Firm. He received his master’s degree in law from University of International Business and Economics in 2008 and his bachelor’s degree in engineering from Zhengzhou Engineering College (currently known as Zhengzhou University) in 1995.

Daqing Mao is our founder and serves as our director. Prior to founding the Company, Dr. Mao served as the executive vice president of China Vanke Co., Ltd. (HKEX: 2202) and the general manager of Beijing Vanke Company Limited from 2009 to 2015. Prior to that, Dr. Mao served as the Bohai-Rim region general manager of CapitaLand China Holdings Pte Ltd (Beijing) from 2002 to 2009, and was the chief representative of The Ascott Limited (Beijing) from 2000 to 2002, was a resident architect and project manager at Somerset Holding’s Limited from 1996 to 1999, was a senior designer at Nikken Sekkei International from 1994 to 1996, and was a senior planner at Thailand’s Saha Group from 1993 to 1994. Dr. Mao is also the founder and chairman of 5Lmeet, a lifestyle innovation company based in Beijing. He is a Charted Architect in China and serves as visiting professor in multiple universities and an expert consultant of the Beijing Municipal People’s Government. Dr. Mao received his bachelor’s degree in architecture from Southeast University in 1991 and his Ph.D. degree in management science and engineering from Tongji University in 2002. He also completed his post-doctoral program in regional economics at Peking University in 2006.

Zhimo Zhao serves as our director. Mr. Zhao is in charge of our investor relations. Mr. Zhao served as chief marketing officer and chief representative for East Asia region at Eurofr Environment Tech. Ltd. Mr. Zhao received his master’s degree in management from the Australian National University in 2013.

Jian Zhang serves as our independent director. Ms. Zhang has served as independent director of Shenzhen Sinexcel Electric Co., Ltd. (SZSE: 300693) since 2015, and served as independent director of NetPosa Technologies Ltd. (SZSE: 300367) from 2016 to 2020. Ms. Zhang worked at TCL group from 2007 to 2014, in charge of financial matters. Ms. Zhang also had nine years of professional auditing experience at Ernst & Young from 1998 to 2007. Ms. Zhang received her EMBA degree from China Europe International Business School in 2013 and her bachelor’s degree in accounting from Beijing Wuzi University in 1997.

Mei Han serves as our independent director. Dr. Han has more than 25 years of experience in the areas of finance, investment strategies, sales and management. During 20 years of working for Capital Group from 1997 to 2017, Dr. Han held several senior management roles, including managing director for Capital Group’s strategic solutions. She was also a founding member of Capital Group China. Dr. Han received her doctorate degree in business administration from University of South Australia in 2010, her master’s degree in business administration from European University in 1993, and her bachelor’s degree in law from Peking University in 1990.

Jinghong Xu serves as our independent director. Mr. Xu is the chairman of Zhongguancun Longmen Investment Limited, and served as the chairman of Tsinghua Holdings Co., Ltd. from 2012 to 2018. Mr. Xu has years of experience at Tsinghua University at various positions including Deputy Director of President’s Office, Director of Administration, and Vice Dean of General Affairs. Mr. Xu received his master’s degree in mechanical engineering from Tsinghua University in 1988.

Xianhao Gu serves as our independent director. Mr. Gu has worked for New Oriental Education & Technology (NYSE: EDU) since 2006. He served in various positions in New Oriental Education & Technology, including the assistant to the chief financial officer since 2019, managing director and head of risk control of the New Oriental Education Industry Fund since 2018, chief financial officer of Maxen International Education, a subsidiary of New Oriental Education & Technology, from 2012 to 2018, and financial manager of financial management department from 2006 and 2012. Mr. Gu received his bachelor’s degree in accounting from Dongbei University of Finance and Economics in July 2004 and is a chartered accountant.

Guohang Wang serves as our chief strategy officer. Prior to joining us in 2019, Mr. Wang founded Rocket Technology in 2018, which we acquired in 2019. Prior to that, Mr. Wang served as the chief executive officer of Beijing Lailai Web Network Technology Co., Ltd. from 2011 to 2018, as vice president of Utour Group Co., Ltd. (SZSE: 002707) from 2006 to 2010, and as general manager of Beijing branch of HNA Tourism Group Co., Ltd. from 2002 to 2006. He received his bachelor’s degree in arts from College of Applied Arts and Science of Peking University, now known as College of Applied Arts and Science of Beijing Union University, in 2000.

Xin Guan serves as our chief operating officer. Before joining us in 2016, she was in charge of systematic construction at Taikang Community from 2014 to 2016. She also served as vice president for the medium-level brand chain at Plateno Group from 2012 to 2014. Ms. Guan obtained her executive master of business administration degree from China Europe International Business School in 2018 and her bachelor’s degree in mathematics with a dual degree in business administration from University of Waterloo in 2004.

Binchao Xu serves as our chief technology. Prior to joining us in 2015, Mr. Xu served as general manager of the product center of Hi Sun Technology (China) Limited (HKEX: 0818) from 2009 to 2013, and manager of the product division of Nine Energy Service, Inc. (NASDAQ: NINE) from 2006 to 2008. Mr. Xu received his bachelor’s degree in computer science and application from Lanzhou University in 2002.

Zhenfei Wu serves as our chief marketing officer. Prior to joining us in 2018, Mr. Wu Zhenfei founded Shengguang Zhongshuo Digital Marketing Co., Ltd. in 2015, which we acquired in 2018. Prior to that, Mr. Wu served as general manager of south China district of media and advertising department and vice manager of Shenzhen branch of Bluefocus Intelligent Communications Group Co., Ltd. from 2014 to 2015, general manager of south China district of Shanghai OMP Advertisement Communication Company from 2013 to 2014, vice general manager of south China district of Shanghai Madhouse Advertisement Communication Company in 2012, vice general manager of south China district of Shanghai MediaV Advertisement Communication Company from 2009 to 2012, senior manager of Shanghai Allyes Advertisement Communication Company from 2005 to 2009, and senior manager of International Data Group from February 2004 to August 2005. Mr. Wu received his bachelor’s degree in mechanical engineering and automation from South China University of Technology in 2001 and his graduate certificate in marketing and communication from the University of Hong Kong in 2015.

Jianghai Shen serves as our chief product designer. Prior to joining us in 2018, Mr. Shen founded Beijing Daguan Architectural Design Consulting Co., Ltd. in 2016, which we acquired in 2018. Prior to that, he served as design manager at Sino-Ocean Group Holding Limited (HKEX: 3377) from 2015 to 2016, as architectural design manager at China Vanke Co., Ltd. (HKEX: 2202) from 2011 to 2015, and as architect at Zaha Hadid Architects from 2010 to 2011. Mr. Shen received his master’s degree in architecture design from University of Westminster in 2010 and his bachelor’s degree in architecture from Hebei University of Technology in 2009.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period, which can then be renewed upon mutual agreement before the expiration of the current employment term. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may also terminate an executive officer’s employment by giving a prior written notice or by paying certain compensation. An executive officer may terminate his or her employment at any time by giving prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-compete and non-solicitation restrictions during the term of his or her employment and for three years following the last date of employment.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our Board of Directors consists of seven directors, including four independent directors: Jian Zhang, Mei Han, Jinghong Xu and Xianhao Gu. A director is not required to hold any of our shares to qualify as a director. The Listing Rules of the NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our Board of Directors may exercise all of the powers to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any of our debt, liability or obligation or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of our Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under our Board of Directors. We have also adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Jian Zhang, Mei Han and Jinghong Xu, chaired by Jian Zhang. We have determined that each of them satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. We have determined that Jian Zhang qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

•        establishing clear hiring policies for employees or former employees of the independent auditors;

•        reviewing and recommending to our Board of Directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

•        obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our Board of Directors for inclusion in our annual reports;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing policies with respect to risk assessment and risk management;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        establishing and overseeing procedures for the handling of complaints and whistleblowing;

•        meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

•        reporting periodically to our Board of Directors; and

•        handling other matters that are specifically delegated to our audit committee by our Board of Directors from time to time.

Compensation Committee.    Our compensation committee consists of Mei Han, Cheong Kwok Mun and Xianhao Gu, chaired by Mei Han. We have determined that Mei Han satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The compensation committee assists the Board of Directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        reviewing and evaluating our executive compensation and benefits policies generally;

•        reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•        reporting periodically to our Board of Directors; and

•        handling other matters that are specifically delegated to the compensation committee by our Board of Directors from time to time.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Jinghong Xu, Daqing Mao and Zhimo Zhao, chaired by Jinghong Xu. We have determined that Jinghong Xu satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the Board of Directors in selecting individuals qualified to become directors and in determining the composition of the Board of Directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to our Board of Directors for election or re-election to our Board of Directors, or for appointment to fill any vacancy or newly created directorships on our Board of Directors;

•        reviewing periodically with our Board of Directors the current composition of our Board of Directors with respect to characteristics such as judgment, experience, expertise, diversity and background;

•        recommending to our Board of Directors such criteria with respect to nomination or appointment of members of our Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

•        recommending to our Board of Directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        periodically and reassessing the adequacy of the committee charter;

•        overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

•        overseeing and leading the self-evaluation of our Board of Directors in its performance and effectiveness as a whole.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to us, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to us a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience.

However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association, as amended and restated from time to time. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. The functions and powers of our Board of Directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings,

•        declaring dividends,

•        appointing directors or officers and determining their terms of offices and responsibilities, and

•        approving the transfer of our shares, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution of all shareholders. A director will be removed from office automatically if, among other things, the director:

•        becomes bankrupt or makes any arrangement or composition with his creditors;

•        dies or is found by us to be of unsound mind;

•        resigns by notice in writing to us;

•        is prohibited by law from being a director; or

•        is removed from office pursuant to any other provisions of our Memorandum and Articles of Association.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020, we paid an aggregate of RMB5.14 million (US$0.76 million) in cash to our directors and executive officers. For share incentive grants to our directors and executive officers, see “— Share Incentive Plan.”

Share Incentive Plan

2019 Plan

We adopted the 2019 Plan on August 22, 2019, to attract and retain exceptionally qualified personnel and to encourage them to acquire a proprietary interest in our growth and performance. The 2019 Plan provides for the issuance of up to an aggregate of 15,028,567 of our ordinary shares. As of date of this prospectus, options to purchase an aggregate number of 14,545,706 ordinary shares are outstanding under the 2019 Plan, and none of such options have vested and become exercisable.

The options granted under the 2019 Plan have been completely assumed and replaced by the options under the 2020 Plan. One option granted under the 2019 Plan was assumed and replaced by 0.478333 option under the 2020 Plan.

2020 Plan

We adopted the 2020 Plan on November 17, 2020, to assume and replace the 2019 Plan. We rolled over options granted under the 2019 Plan with the same terms. The 2020 Plan provides for the issuance of up to an aggregate of 7,188,661 of Class A ordinary shares. As of the date of this prospectus, options to purchase an aggregate number of 6,957,691 Class A ordinary shares were granted and outstanding to replace the granted and outstanding awards under 2019 Plan.

The terms under the 2020 Plan are substantially the same with the 2019 Plan. The following paragraphs summarize the terms of the 2020 Plan.

Types of Awards.    The 2020 Plan permits the awards of options, share appreciation rights, rights to dividends and dividend equivalent right, restricted shares and restricted share units and other rights or benefits under the 2020 Plan.

Plan Administration.    The 2020 Plan shall be administrated by a committee formed in accordance with applicable stock exchange rules, unless otherwise determined by the Board of Directors.

Eligibility.    Our employees and consultants are eligible to participate in the 2020 Plan. An employee or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award.    Each award under the 2020 Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by the company and the grantee, including any amendments thereto.

Conditions of Award.    Our board of directors or any entity appointed by our board of directors to administer the 2020 Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award.    The term of each award is stated in the award agreement between the company and the grantee of such award.

Transfer Restrictions.    Unless otherwise determined by the administrator of the 2020 Plan, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the 2020 Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award.    Any award granted under the 2020 Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the 2020 Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to the company in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension or Termination of the 2020 Plan.    The administrator of the 2020 Plan may amend, alter, suspend, discontinue or terminate the 2020 Plan, or any award agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without:

•        shareholder approval with such legally mandated threshold for a resolution of the shareholders if such approval is necessary to comply with any tax or regulatory requirement for which or with which the administrator of the 2020 Plan deems it necessary or desirable to qualify, or

•        shareholder approval with such threshold for a resolution of the shareholders in respect of such amendment, alteration, suspension, discontinuation or termination as provided in our Memorandum And Articles Of Association for any amendment to the 2020 Plan that increases the total number of shares reserved for the purposes of the 2020 Plan, and

•        with respect to any award agreement, the consent of the affected employee, if such action would materially and adversely affect the rights of such employee under any outstanding award.

The following table summarizes options that we granted to the persons who serve as our directors and executive officers under the 2020 Plan. Such options were granted to reflect assumption of the awards granted to such persons under the 2019 Plan.

Name	Position	Our Class A Ordinary Shares Underlying Outstanding Options to Be Assumed	Option Exercise Price (US$ per Share)	Date of Grant	Date of Expiration
Cheong Kwok Mun	Chairman of the Board of Directors, Chief Financial Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhuangkun He	Chief Executive Officer	*	0.00021	September 19, 2019	September 19, 2029
Daqing Mao	Director	—	—	—	—
Zhimo Zhao	Director	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Jian Zhang	Independent Director	—	—	—	—
Mei Han	Independent Director	—	—	—	—
Jinghong Xu	Independent Director	—	—	—	—
Xianhao Gu	Independent Director	—	—	—	—
Guohang Wang	Chief Strategy Officer	—	—	—	—
Xin Guan	Chief Operating Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Binchao Xu	Chief Technology Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhenfei Wu	Chief Marketing Officer	*	0.00021	September 1, 2020	September 1, 2030
Jianghai Shen	Chief Product Designer	—	—	—	—
All non-executive employees as a group		5,438,691	0.00021	Various dates from September 19, 2019 to October 13, 2020	Various dates from September 19, 2029 to October 13, 2030

____________

*        Less than 1% of our Ordinary Shares.

Foreign Private Issuer Status

As a foreign private issuer, we are exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and are not required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose.

We may follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, Our corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Principal Shareholders

The following tables sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•        each person known to us to beneficially own more than 5% of our ordinary shares;

•        each of our officers and directors; and

•        all of our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the completion of this offering, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All our ordinary shares subject to options or warrants exercisable within 60 days of the completion of this offering are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The calculations in the table below are based on 80,451,843 ordinary shares issued and outstanding as of the date of this prospectus, comprising 70,999,436 Class A ordinary shares and 9,452,407 Class B ordinary shares, and 85,390,114 ordinary shares issued and outstanding immediately after the completion of this offering, comprising 75,937,707 Class A and 9,452,407 Class B ordinary shares, assuming the underwriter does not exercise its option to purchase additional Class A ordinary shares and/or Warrants and none of the Warrants or other outstanding warrants are exercised.

	Ordinary Shares Beneficially Owned Prior to This Offering**				Ordinary Shares Beneficially Owned Immediately After This Offering
Name and Address of Beneficial Owner(1)	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership	% of Aggregate Voting Power	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership	% of Aggregate Voting Power
Executive Officers and Directors
Cheong Kwok Mun	*	—	*	*	*	—	*	*
Zhuangkun He	*	—	*	*	*	—	*	*
Daqing Mao	—	8,017,408	9.97	56.52	—	8,017,408	9.39	55.24
Zhimo Zhao	*	—	*	*	*	—	*	*
Jian Zhang	—	—	—	—	—	—	—	—
Mei Han	—	—	—	—	—	—	—	—
Jinghong Xu	—	—	—	—	—	—	—	—
Xianhao Gu	—	—	—	—	—	—	—	—
Guohang Wang(2)	962,288	—	1.20	*	962,288	—	1.13	*
Xin Guan	*	—	*	*	*	—	*	*
Binchao Xu	*	—	*	*	*	—	*	*
Zhenfei Wu	*	—	*	*	*	—	*	*
Jianghai Shen	*	—	*	*	*	—	*	*
All Executive Officers and Directors as a group	2,947,352	—	3.66	1.39	2,947,352	—	3.45	1.35
5% or Greater Holders
Holding group of Dr. Daqing Mao/Angela Bai(3)	—	9,452,407	11.75	66.63	—	9,452,407	11.07	65.12
AMBITIOUS WORLD LIMITED(4)	5,374,142	—	6.68	2.53	5,374,142	—	6.29	2.47

____________

*        Less than 1%.

**      For each person and group included in this column, percentage ownership is calculated by dividing the sum of (i) the number of shares beneficially owned by such person or group (including the number of shares on a pro rata basis based on an aggregate of 3,140,567 ordinary shares of us, being the sum of 2,667,947 Class A ordinary shares and 472,620 Class B ordinary shares, issued and held in escrow by the escrow agent to satisfy any indemnification obligations of the former Ucommune shareholders) and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days as the date of this prospectus, by 80,451,843, including Class A ordinary shares issued or to be issued to investors of the $60.9 million PIPE financing.

(1)      Except for Jian Zhang, Jinghong Xu, Xianhao Gu and Mei Han, the address of our directors and executive officers is Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China. The business address of Jian Zhang is 3D Building D, Baoneng Taigucheng North, Nanshan District, Shenzhen, People’s Republic of China. The business address of Jinghong Xu is Room 601 6-F, No.2 Kexueyuan South Road, Haidian District, Beijing, People’s Republic of China. The business address of Xianhao Gu is No.6 Haidian Zhongjie, Haidian District, Beijing, People’s Republic of China. The business address of Mei Han is 214 Depot Road, #18-68, The lnterlace, Singapore.

(2)      Represents 962,288 Class A ordinary shares to be issued to Bannong Holdings Limited, a British Virgin Islands company controlled by Mr. Guohang Wang. The registered address of Bannong Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(3)      Represents an aggregate of 9,452,407 Class B ordinary shares, consisting of (i) 4,200,000 Class B ordinary shares held by Maodq Limited, a limited liability company incorporated in the British Virgin Islands wholly owned by Dr. Daqing Mao, (ii) 3,817,408 Class B ordinary shares held by Fair Vision Group Limited, a British Virgin Islands company wholly owned by Planet MDQ Limited and ultimately controlled by Dr. Daqing Mao, and (iii) 1,434,999 Class B ordinary shares held by Astro Angel Limited, a British Virgin Islands company wholly owned by Baixh Limited and ultimately controlled by Ms. Angela Bai, the spouse of Dr. Daqing Mao. The registered address of Maodq Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands. The registered address of Fair Vision Group Limited and Astro Angel Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(4)      Represents 5,374,142 Class A ordinary shares to be issued to Ambitious World Limited, a British Virgin Islands company controlled by Wisdom World Group Limited, a British Virgin Islands company wholly owned by TCT (BVI) Limited. TCT (BVI) Limited is a trust established under the laws of the British Virgin Islands and managed by the Core Trust Company Limited as the trustee, Mr. Bin Zhao as the settlor of the trust, and Mr. Weihao Zhao, Mr. Bin Zhao’s son, as the beneficiary of the trust. The registered address of Ambitious World Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

Related Party Transactions

Contractual Arrangements

See “Corporate History and Structure” for a description of the contractual arrangements among our PRC subsidiaries, our VIEs and the shareholders of our VIEs.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Private Placements

See “Description of Share Capital and Securities We are Offering — History of Securities Issuances.”

Share Incentives

See “Management — Share Incentive Plan.”

Other Transactions of Ucommune

Transactions with Dr. Daqing Mao

In December 2018, we extended a loan of RMB2.2 million to Dr. Daqing Mao, our founder and one of our directors. We settled all outstanding balances of this loan in March 2019.

Transactions with Angela Bai

In August 2020, Angela Bai, spouse of Dr. Daqing Mao, extended two loans of US$1.1 million and RMB8.0 million to us, respectively. One loan had an interest rate of 8.0% per annum with a maturity date of January 4, 2021, and the other had an interest rate of 4.785% per annum with a maturity date of August 15, 2021. As of September 30, 2020, the amount due to Angela Bai was RMB15.5 million (US$2.3 million).

Transactions with Youxiang Group

We entered into six lease agreements with Youxiang Chuangzhi (Beijing) Technology Service Co., Ltd. and its affiliates, collectively Youxiang Group, an affiliate of Dr. Daqing Mao. Those lease agreements have terms ranging from two years to 20 years, and we pay daily rents ranging from RMB2.83/m2 to RMB10/m2 with annual increases set forth in the lease agreements.

For the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2020, the lease expenses incurred in connection with lease agreements with Youxiang Group were RMB12.0 million, RMB22.3 million (US$3.2 million) and RMB11.2 million (US$1.7 million), respectively. As of December 31, 2018 and 2019 and September 30, 2020, the amounts due to Youxiang Group under these lease agreements were RMB8.0 million, RMB27.9 million (US$4.0 million) and RMB31.6 million (US$4.7 million), respectively.

Youxiang Group provides property management services to us. For the years ended December 31, 2018 and 2019, and for the nine months ended September 30, 2020, the expenses incurred in connection with property management services provided by Youxiang Group were RMB1.5 million, RMB3.5 million (US$0.5 million) and RMB0.2 million (US$0.03 million), respectively. As of December 31, 2018 and 2019 and September 30, 2020, the amounts due to Youxiang Group for property management services were nil, RMB6.2 million (US$0.9 million) and RMB6.3 million (US$0.9 million), respectively.

In June 2020, Youxiang Group provided a loan of RMB3.0 million due August 31, 2020 with an interest rate of 4.785% per annum to us. In September 2020, Youxiang provided another loan of RMB5.0 million due October 28, 2020 with an interest rate of 4.785% to us. As of September 30, 2020, the amount due to Youxiang Group was RMB6.5 million (US$1.0 million).

We provide consulting, construction and designing services to Youxiang Group. For the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2020, revenue generated from Youxiang Group for consulting, construction and designing services was RMB4.4 million, RMB12.1 million (US$1.7 million) and RMB4.6 million (US$0.7 million), respectively. As of December 31, 2018 and 2019 and as of September 30, 2020, the amounts due from Youxiang Group for consulting, construction and designing services were RMB18.7 million, RMB14.5 million (US$2.1 million) and RMB2.1 million (US$0.3 million), respectively.

Transactions with Feitelan Culture

Beijing Feitelan Culture Development Co., Ltd., or Feitelan Culture, was one of our affiliates in 2018, and became our subsidiary in 2019. In May 2018 and September 2018, we extended two loans of RMB3.5 million and RMB0.3 million, respectively, to Feitelan Culture. Each of the two loans had an interest rate of 6% per annum and a term of one year. As of December 31, 2018 and 2019, the amounts due from Feitelan Culture were RMB6.6 million and nil, respectively.

Transactions with Xinjiang Xinzhongshuo

Xinjiang Xinzhongshuo Marketing Co., Ltd., or Xinjiang Xinzhongshuo, was controlled by Zhenfei Wu, our chief marketing officer. In 2019, we procured promotion consulting services from Xinjiang Xinzhongshuo. In 2019, expenses incurred for such services were RMB4.4 million (US$0.6 million). We settled all outstanding balances due to Xinjiang Xinzhongshuo in 2019.

Xinjiang Xinzhongshuo sells advertisement distribution resources to us. For the year ended December 31, 2019 and for the nine months ended September 30, 2020, the expenses incurred in connection with the purchase of advertisement distribution resources from Xinjiang Xinzhongshuo were RMB47.4 million (US$6.8 million) and RMB5.0 thousand (US$0.7 thousand), respectively. As of December 31, 2019 and September 30, 2020, the amounts due to Xinjiang Xinzhongshuo for advertisement distribution services were RMB1.6 million (US$0.2 million) and nil, respectively.

Transactions with Guangdong Advertising Co., Ltd

We provided marketing services to Guangdong Advertising Co., Ltd., an affiliate of Shengguang Zhongsuo, one of our subsidiaries. For the year ended December 31, 2019 and for the nine months ended September 30, 2020, revenues generated from providing marketing services to Guangdong Advertising Co., Ltd were RMB117.8 million (US$16.9 million) and RMB75.1 million (US$11.1 million), respectively. As of December 31, 2019 and September 30, 2020, the amounts due from Guangdong Advertising Co., Ltd for marketing services were RMB36.4 million (US$5.2 million) and RMB29.0 million (US$4.3 million), respectively.

Guangdong Advertising Co., Ltd sells advertisement distribution resources to us. For the year ended December 31, 2019 and for the nine months ended September 30, 2020, the expenses incurred from Guangdong Advertising Co., Ltd in connection with the purchase of advertisement distribution resources were RMB2.9 million (US$0.4 million) and RMB1.1 million (US$0.2 million), respectively. As of December 31, 2019 and September 30, 2020, the amounts due to Guangdong Advertising Co., Ltd for advertisement distribution services were RMB2.0 million (US$0.3 million) and nil, respectively.

Transactions with Guangdong Marketing Advertising Group

Guangdong Marketing Advertising Group, a subsidiary of an affiliate of Shengguang Zhongsuo, one of our subsidiaries, sells advertisement distribution resources to us. For the year ended December 31, 2019 and for the nine months ended September 30, 2020, the expenses incurred from Guangdong Advertising Co., Ltd in connection with the purchase of advertisement distribution resources were RMB8.7 million (US$1.2 million) and RMB7.8 million (US$1.1 million), respectively. As of December 31, 2019 and September 30, 2020, the amounts due to Guangdong Advertising Co., Ltd for advertisement distribution services were RMB9.2 million (US$1.3 million) and RMB15.9 million (US$2.3 million), respectively.

Transactions with Binchao Xu

In 2019, we acquired a 21% equity interest in Xiyu Information for no consideration. Control of Xiyu Information was transferred to us in November 2019. Prior to the acquisition, Mr. Binchao Xu was our chief technology officer and held a 55% equity interest in Xiyu Information.

Description of Share Capital and securities we are offering

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

Our share capital consists of ordinary shares. In respect of all of our ordinary shares we have power insofar as is permitted by law, to redeem or purchase any of our shares and to increase or reduce the share capital subject to the provisions of the Companies Act and the articles of association and to issue any shares, whether such shares be of the original, redeemed or increased capital, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers under our memorandum and articles of association.

Our authorized share capital immediately prior to the completion of the offering will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, comprising (a) 400,000,000 Class A ordinary shares of par value of US$0.0001 each and (b) 100,000,000 Class B ordinary shares of par value of US$0.0001 each. As of the date of this prospectus, there are 80,451,843 ordinary shares outstanding, comprising 70,999,436 Class A ordinary shares and 9,452,407 Class B ordinary shares. There are also 4,673,225 warrants outstanding, each exercisable to purchase one-half (1/2) of one Class A ordinary share at a price of $11.50 per full share. We will issue Class A ordinary shares and Warrants in this offering. All options, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the vesting and exercising conditions are met.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our Board of Directors subject to our amended and restated memorandum and articles of association and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our Board of Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.    In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 15 votes, voting together as one class. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our Board of Directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Ordinary Shares.    Subject to the restrictions in our amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors.

Our Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our Board of Directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event. Any distribution of assets or capital to a holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our Board of Directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our Board of Directors or are otherwise authorized by our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.    Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (except for the memorandum and articles of association, special resolutions which have been passed by our shareholders, our register of mortgages and charges, and a list of our current directors). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    Our amended and restated memorandum of association authorizes our Board of Directors to issue additional ordinary shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum of association also authorizes our Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Our Board of Directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Warrants

Prior Warrants

Immediately prior to the completion of the offering, there are 4,673,225 warrants outstanding, each exercisable to purchase one-half (1/2) of one Class A ordinary share at a price of $11.50 per full share. We will not issue fractional shares. As a result, a warrant holder must exercise its warrants in multiples of two, at a price of $11.50 per full share, subject to adjustment, to validly exercise the warrants. The warrants will expire five years after the consummation of the Business Combination.

We may redeem the outstanding warrants (excluding the private warrants that are part of the 220,000 units we issued at a price of $10.00 per unit in a private placement to Everstone Investments, LLC and Chardan Capital Markets LLC), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of our ordinary shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption, and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit our ability to complete the redemption.

If we call the warrants for redemption as described above, our management will have the option to require all warrant holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole warrant for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether we will exercise our option to require all warrant holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary Shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

Warrants to be issued as part of this offering

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants accompanying the Class A ordinary shares offered hereby and the Warrant Agent Agreement. You should review a copy of the form of Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the Warrants.

Form.    The Warrants will be issued in electronic certificated form.

Term.    The Warrants will be exercisable on the date of issuance and will expire on the fifth anniversary of the date of issuance.

Exercisability.    The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of Class A ordinary shares purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of Class A ordinary shares issuable upon exercise of the Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Class A ordinary shares. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Warrant, the Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of Class A ordinary shares then issuable upon exercise in full of the Warrant.

Exercise Price.    The exercise price of the Warrants is US$4.05 per Class A ordinary share. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of the Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of Class A ordinary shares outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Warrant, provided that in no event shall the limitation exceed 9.99% of the number of Class A ordinary shares outstanding immediately after giving effect to the exercise of the Warrant.

Cashless Exercise.     If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common shares issuable upon exercise of the Warrants the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the holder would be entitled to receive a number of Class A ordinary shares in accordance with certain formula set forth in the Warrant.

Delivery of Class A ordinary shares.    We shall deliver the Class A ordinary share underlying the Warrants to the holders exercising such Warrants by no later than 5:00 P.M. New York City time on the second trading day following the Warrants exercise date, provided the funds in payment of the exercise price for such Warrants have cleared on the trading day following the exercise date.

No Fractional Shares.    No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability.    Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Warrant to us with a completed and signed assignment in the form attached to the Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Authorized Shares.    During the period the Warrants are outstanding, we will reserve from our authorized and unissued ordinary shares a sufficient number of shares to provide for the issuance of Class A ordinary shares underlying the warrants upon the exercise of the Warrants.

No Market.    There is no public trading market for the Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market.

Exchange Listing.    Our Class A ordinary shares and prior warrants are currently listed on Nasdaq under the symbols “UK,” and “UCOMW,” respectively. We do not plan on applying to list the Warrants on the Nasdaq, or any other national securities exchange.

Fundamental Transactions.    In the event of any fundamental transaction, generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our ordinary shares or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder shall have the right to receive for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of ordinary shares of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the warrant is exercisable immediately prior to such event.

Right as a Shareholder.    Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our Class A ordinary shares until they receive the Class A ordinary shares underlying the Warrants.

Waivers and Amendments.    Any term of the Warrants issued in the offering may be amended or waived with the written consent of holders of the Warrants. The Warrants will be issued pursuant to a warrant agent agreement by and between us and American Stock Transfer & Trust Company LLC, the warrant agent.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our members, together with a statement of the shares held by each member, and such statement shall confirm (i) of the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands Law to have legal title to the shares as set against its name in the register of members. Upon completion of this offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) ”merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (a) gives notice in writing to the Company that he resigns the office of director; (b) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (c) is prohibited by any applicable law or designated stock exchange rules from being a director; (d) is found to be or becomes of unsound mind; or (e) is removed from office pursuant to any other provision of our amended and restated memorandum and articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders.    There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On May 16, 2019, we issued a total of 70,333,091 ordinary shares at par value of US$0.0001 per share to Zhaozy Limited, Dynamic Youth Limited, Cinaus Holdings Limited, Baixh Limited, Maodq Limited, Brian Zhao Limited, Linkgtrend Investment Limited, Lintrend Investment Limited, Qinjun Limited, Mainto Capital Limited, Pine Wine Holdings Limited, Hezk Limited, Everest Capital-UC Limited, Majun Limited, Urshare International Limited, Dai WF Limited, Yuzl Limited, Yangtong Limited, Assemble Bonanza Investment Limited, Yipei Global Holding Limited, Fusl Limited, Hong Kong Junfa Property Company Limited, GanJH Limited, JiangM International Limited, Aisijia Company Limited, Prometheus YK Holding Limited, BECL Star Holding Ltd, FanXC Limited, DaiC Holdings Limited and Shanghai Fengluo Enterprise Management Consulting Partnership (Limited Partnership).

On June 21, 2019, we issued a total of 20,313,269 ordinary shares at par value of US$0.0001 per share to Max Harmony Limited, AJX Limited, Uke Overseas Investment Limited, Yirun Silver Limited, Suzhou Industry Park Gaorong Growth Investment Center (Limited Partnership), PinHui International Investment Limited, Locals Winwin Limited, Sichuan XinWen Investment Co., LTD, Pure Idea International Limited, Jiaxing Chuanghehuijin Equity Investment Partnership Enterprise (Limited Partnership), Hangzhou Shenghang Jinghe Investment Management L.P., Songdu Culture & Tourism Development Co., Limited, Silk Road Kechuang Investment Center Ltd. and Shanghai Wuhui Management Consulting Partnership (Limited Partnership).

On August 28, 2019, we issued a total of 40,666,624 ordinary shares at par value of US$0.0001 per share to Majun Limited, Shanghai Wuhui Management Consulting Partnership (Limited Partnership), Silk Road Kechuang Investment Centre Ltd., Xingpai Group Limited, ShiY Limited, Yi Pin Xuan International Limited, HODE LIMITED, SundayRiver Limited, Aplus Youke Holdings Limited, XSpecies Company Limited, Fiji Pine Group Limited, Future Fortune First Group Limited, CEG Beaux Associated Co., Ltd., Tembusu IV UCOM Ltd., Plum Angel Investment Co., Ltd., Tembusu Limited., Ideate Investments Limited, Cyanhill Capital Limited, WEDO A HOLDING LIMITED, WEDO B HOLDING LIMITED, Guohui (HK) Holdings Co., Limited, Junhao Holdings Limited, WilsonR Limited, CDL International Limited, GYY International Limited, Genius Choice International Limited, Rich Enterprise Holdings Ltd., Valencia & JONSON International Limited, Talent Found Limited, Dongyiyuanda Limited, Daga Architects Limited, iZest Limited and Bannong Holdings Limited.

Convertible Note Issued to All-Stars SP X Limited

On January 11, 2019, pursuant to a note purchase agreement dated December 24, 2018, we issued a convertible promissory note due on January 9, 2020, in the principal amount of US$10 million to All-Stars. Maodq Limited, a wholly-owned subsidiary of Dr. Daqing Mao, has pledged 697,977 of our ordinary shares to All-Stars for securing the loan extended by All-Stars to us under the convertible promissory note.

The convertible note bears a simple interest at the rate of eight percent per annum. According to the note purchase agreement, as long as the convertible promissory note is outstanding, All-Stars, as the note holder, shall enjoy the following rights:

Pre-emptive right.    All-Stars has a pre-emptive right to purchase any new shares or securities issued by the Company to third parties based on All-Stars’ percentage ownership in the Company on a pro rata, fully diluted and as-converted basis.

Information and Inspection Rights.    We will deliver to All-Stars: (a) audited annual consolidated financial statements of Ucommune (Beijing) Venture Investment Co., Ltd., Ucommune (Hong Kong) Limited and Ucommune Singapore Pte. Ltd., including without limitation, the balance sheet as of the end of such fiscal year and statements of income, shareholders’ equity, and cash-flow for such fiscal year (each audited and certified by an accounting firm designated by the board), within one hundred and twenty (120) days after the end of each fiscal year; (b) unaudited quarterly management accounts of Ucommune (Beijing) Venture Investment Co., Ltd., Ucommune (Hong Kong) Limited and Ucommune Singapore Pte. Ltd., within forty-five (45) days after the end of each fiscal quarter; and; (c) copies of all documents or other information filed with and disclosed under the request of any stock exchange or securities regulatory authority. As a result of All-Stars’ information and inspection rights, All-Star might be in possession of material non-public information (“MNPI”) of our Company from time to time and therefore be subject to certain trading restrictions under U.S. securities laws. After the completion of this offering, we will remind All-Star to comply with the trading restrictions under applicable securities laws and to prevent the disclosures of MNPI when we deliver the our non-public information to All-Stars.

In addition, within twelve (12) months from the date All-Stars wires the principal amount to us, in the case that we issue new shares in class(es) that is different from the class(es) of shares that All-Stars may invest in to any third party, All-Stars shall be entitled to any more favorable investment rights or privileges granted to such third parties by us if such more favorable rights or privileges be granted to the third parties.

In accordance with the convertible promissory note, subject to certain conditions, if the next round financing occurs before the maturity, All-Stars has the right to convert US$5 million, US$4 million and US$1 million of the principal amount and all accrued interests thereon into our shares issued in that round, at the conversion price determined based on the pre-money valuation of the Group at US$800 million, US$1,360 million and US$2,500 million, respectively, on a fully diluted and as converted basis. Upon conversion, All-Stars will be entitled to the rights for the holder of shares in the same class(es) as the converted shares (including but not limited to, any information rights, preemptive rights, first refusal and co-sale rights, voting right, and registration rights) set forth in the relevant memorandum and articles of association, shareholders’ agreement and other related documents.

On July 6, 2020, we entered into an amended note purchase agreement with All-Stars. Pursuant to the amended note purchase agreement, we issued a note in the principal amount of US$11.2 million to All-Stars, and upon the issuance of the note, the convertible promissory note with All-Stars issued on January 11, 2019 terminated. The repayment of principal amount and any accrued but unpaid interest under the amended note purchase agreement was divided into five separate installments, the last of which we settled in November 2020.

Business Combination

On November 17, 2020, we consummated a business combination pursuant to a merger agreement with Orisun Acquisition Corp. and certain other parties. Following the business combination, Ucommune Group Holdings Limited became a wholly owned subsidiary of Ucommune International Ltd. In connection with the closing of business combination, as of November 18, 2020, certain backstop investors had invested an aggregate amount of $68.0 million pursuant to backstop agreements, including an aggregate investment of $60.9 million in a PIPE financing.

Shares Eligible for Future Sale

As of the date of this prospectus:

•        our authorized share capital is $50,000 divided into 500,000,000 ordinary shares of par value of $0.0001 each, consisting of:

•        400,000,000 Class A ordinary shares of par value of US$0.0001 each, and

•        100,000,000 Class B ordinary shares of par value of $0.0001 each;

•        80,451,843 ordinary shares are issued and outstanding, consisting of:

•        70,999,436 Class A ordinary shares, and

•        9,452,407 Class B ordinary shares; and

•        4,673,225 Prior Warrants to purchase ordinary shares are outstanding.

Upon completion of this offering,

•        85,390,114 ordinary shares, comprising 75,937,707 Class A ordinary shares and 9,452,407 Class B ordinary shares, will be issued and outstanding; and

•        9,611,496 warrants to purchase Class A ordinary shares will be outstanding.

Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.

Lockup Agreements

We, our directors and executive officers and the holders of 10% or more of our outstanding Class A ordinary shares have agreed, subject to certain exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exchangeable or exercisable for our ordinary shares for a period of 90 days after the date of this prospectus. After the expiration of the 90-day period, the ordinary shares held by our directors, executive officers and such shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act, pursuant to another exemption from registration under the Securities Act, or by means of a registered public offering.

Rule 144

In general, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months may sell its ordinary shares provided that, at the time of a sale, such person is not, and has not been during the three months preceding the sale, our affiliate, subject to the availability of current public information about us, and subject to the restrictions on the use of Rule 144 by former shell companies below.

Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares; or

•        the average weekly trading volume of our ordinary shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company, unless following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of our business combination, we have no longer been a shell company. Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

•        none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

•        in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

Agreements in Connection with our Business Combination

Registration Rights

In connection with our business combination, we entered into backstop agreements with a number of investors. The backstop agreements provide that holders of the PIPE shares can, at any time after the consummation of our business combination and subject to certain conditions set forth in the backstop agreements, make up to two demands that we register the applicable Class A ordinary shares. In addition, pursuant to the backstop agreements, the holders of PIPE Shares have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of our business combination.

Lock-up Agreements

(i) 62,811,339 ordinary shares issued in our business combination to former shareholders of Ucommune Group Holdings, (ii) 350,000 ordinary shares to be issued to Mr. Feng Liu pursuant to an independent consultant agreement in connection with our business combination, and (iii) 537,500 ordinary shares to be issued to Chardan Capital Markets, LLC pursuant to a merger and acquisitions advisory agreement are subject to certain restrictions on sale and cannot be sold for at the least six months (or in certain cases, twelve months) from the date of our business combination.

Escrow Agreements

1,321,011 Class A ordinary shares owned by our initial stockholders following our business combination were placed in an escrow account and will be released and available for sale as early as six months from the date of our business combination, provided that 50% of such shares will be released on the date on which the closing price of the shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination. After the expiration of this restricted period, these 1,321,011 shares will become are eligible for trading in the public market.

We also entered into an escrow agreement in connection with Ucommune Group Holdings’ indemnification obligations under the merger agreement for our business combination. 3,140,567 ordinary shares escrow shares (which will not be fully paid at issuance) are held in escrow for the escrow period, which ends approximately six months following the closing date of our business combination, to satisfy any potential claims against the former Ucommune Group Holdings shareholders brought pursuant to the merger agreement.

The escrow shares were issued as partly paid. During the escrow period, the former Ucommune Group Holdings shareholders shall be entitled to vote and to receive dividends on the escrow shares. If any claims are to be satisfied by withholding part of or all of the escrow shares from the Ucommune Group Holdings shareholders at the end of the escrow period, we will forfeit and cancel those escrow shares. Any escrow shares released from the escrow account and transferred by the escrow agent to the Ucommune Group Holdings shareholders will be deemed fully paid ordinary shares as of the time of such release and transfer and no Ucommune Group Holdings shareholders will be required to pay any additional amount (in cash or otherwise) to us in connection with the receipt of fully paid ordinary shares.

Taxation

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands.

The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and amended on February 24, 2017, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC:

•        senior management personnel and departments that are responsible for daily production, operation and management;

•        financial and personnel decision-making bodies;

•        key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and

•        half or more of the senior management or directors having voting rights.

Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises.

However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders.

In addition, nonresident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us).

These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Material U.S. Federal Income Taxation Considerations

The following discussion describes certain material United States federal income tax consequences to U.S. Holders (defined below) of an investment in our ordinary shares or Warrants issued pursuant to this offering and our ordinary shares received upon exercise of the Warrants. This summary applies only to investors that hold our ordinary shares or Warrants as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the United States Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), as in effect on the date of this prospectus and on United States Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. The summary below does not discuss certain United States federal tax consequences that may be relevant to a particular U.S. Holder’s particular circumstances, such as consequences relating to the Medicare contribution tax on net investment income or the alternative minimum tax.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•        banks;

•        certain financial institutions;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts ;

•        broker dealers;

•        United States expatriates;

•        traders that elect to use the mark-to-market method of accounting;

•        tax-exempt entities;

•        persons holding ordinary shares or Warrants as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively (including through the ownership of Warrants) own 10% or more of our stock, by total combined voting power or by value;

•        persons who acquired ordinary shares or Warrants pursuant to the exercise of any employee share option or otherwise as compensation; or

•        persons holding ordinary shares or Warrants through partnerships or other pass-through entities.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE UNITED STATES FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR WARRANTS ISSUED PURSUANT TO THIS OFFERING AND OUR ORDINARY SHARES RECEIVED UPON EXERCISE OF THE WARRANTS.

The discussion below of the United States federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ordinary shares or Warrants and you are, for United States federal income tax purposes,

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for United states federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Internal Revenue Code Section 7701(a)(30), or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds ordinary shares or Warrants, the tax treatment of a partner will generally depend upon the status and the activities of the partnership. A U.S. Holder that is a partner in a partnership holding ordinary shares or Warrants is urged to consult its tax advisor.

Allocation of Basis between our Ordinary Shares and Warrants

In determining their tax basis for our ordinary shares and Warrants received together pursuant to this offering, U.S. Holders should allocate their purchase price between our ordinary shares and Warrants on the basis of their relative fair market values at the time of issuance. We do not intend to advise U.S. Holders with respect to this determination, and U.S. Holders are advised to consult their tax and financial advisors with respect to the relative fair market values of our ordinary shares and Warrants for U.S. federal income tax purposes. We expect, and this discussion assumes, that the price per our ordinary share and the price per Warrant indicated on the cover of this prospectus reflect the relative fair market value of our ordinary shares and Warrants at the time of the issuance.

Taxation of Dividends and Other Distributions on Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to our ordinary shares (without reduction for any amounts withheld) generally will be includible in your gross income as foreign source dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other United States corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under United States federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ordinary shares, as capital gain. However, we currently do not, and we do not intend to, calculate our earnings and profits under United States federal income tax principles. Therefore, a U.S. Holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income”, provided that (1) our ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a qualifying income tax treaty with the United States, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, and (3) the ordinary shares are held for a holding period of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Ordinary shares are generally considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our ordinary shares currently are. If we are treated as a “resident enterprise” for PRC tax purposes (see “Taxation — People’s Republic of China Taxation”), we may be eligible for the benefits of the income tax treaty between the United States and the PRC (the “Treaty”). You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our ordinary shares.

Any non-U.S. withholding tax (including any PRC withholding tax (see “Taxation — People’s Republic of China Taxation”)) paid (or deemed paid) by a U.S. Holder at the rate applicable to such Holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by us with respect to ordinary shares will generally constitute “passive category income.”

The rules relating to the determination of the foreign tax credit are complex and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances, including the effects of any applicable income tax treaties.

Constructive Dividends on Ordinary Shares or Warrants

If the exercise price of the Warrants is adjusted in certain circumstances (or in certain circumstances, there is a failure to make adjustments or a failure to make adequate adjustments), that adjustment (or failure to adjust) may result in the deemed payment of a taxable dividend to a U.S. Holder of Warrants or our ordinary shares. Any such constructive dividend will be taxable generally as described above under “— Taxation of Dividends and Other Distributions on Ordinary Shares.” Generally, a U.S. Holder’s tax basis in our ordinary shares or Warrants will be increased to the extent of any such constructive dividend. It is not entirely clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder could be “qualified dividend income” as discussed above under “— Taxation of Dividends and Other Distributions on Ordinary Shares.” U.S. Holders should consult their tax advisers regarding the proper U.S. federal income tax treatment of any adjustments to (or failure to adjust, or adjust adequately) the exercise price of the Warrants.

We are currently required to report the amount of any constructive dividends on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of constructive dividends, as well as, obligations of withholding agents and filing and notice obligations of issuers in respect of such constructive dividends. If adopted as proposed, the regulations would generally provide that (i) the amount of a constructive dividend is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the constructive dividend occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the actual distribution of cash or property that results in the constructive dividend and (iii) we are required to report the amount of any constructive dividends on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for constructive dividends occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Taxation of a Disposition of Ordinary Shares or Warrants

Subject to the PFIC rules discussed below, upon a sale or other disposition of ordinary shares or Warrants, a U.S. Holder will generally recognize a capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and such U.S. Holder’s tax basis in such ordinary shares or Warrants. Any such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares or Warrants at the time of the disposition exceeds one year. Long-term capital gain of individual U.S. Holders generally will be subject to United States federal income tax at reduced tax rates. The deductibility of capital losses is subject to limitations.

Any such gain or loss that you recognize generally will be treated as United States source income or loss for foreign tax credit limitation purposes. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the Treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of our ordinary shares or Warrants, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat the gain as PRC source income for foreign tax credit purposes. U.S. Holders should consult their tax advisors regarding the proper treatment of gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.

Taxation of Exercise or Expiration of Warrants

In general, you will not be required to recognize income, gain or loss upon exercise of the Warrants by payment of the exercise price. Your tax basis in our ordinary shares received upon exercise of the Warrants will be equal to the sum of (1) your tax basis in the Warrants exchanged therefor and (2) the exercise price of the Warrants. Your holding period in our ordinary shares received upon exercise will commence on the day after you exercise the Warrants.

If the Warrants expire without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the Warrants. Such loss will be long-term capital loss if, at the time of the expiration, your holding period in the Warrants is more than one year. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-United States corporation will be a PFIC for United States federal income tax purposes for any taxable year if, after applying certain look-through rules, either:

•        at least 75% of its gross income for such taxable year is passive income (the income test), or

•        at least 50% of the total value of its assets (generally based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the asset test).

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Passive income generally includes rents, royalties, dividends, interest and certain gains. Cash is a passive asset for these purposes. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income. Although “passive income” generally includes rents, certain “active rental income” is not considered passive for purposes of determining whether a company is a PFIC.

Based on the manner in which we currently operate our business, the expected composition of our income and assets, and the value of our assets, including goodwill, although not clear, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our ordinary shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner in which we operate our workspace business (and the extent to which our income from workspace membership continues to qualify as active for PFIC purposes). Furthermore, it is not entirely clear how the contractual arrangements between us, our VIEs and their nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us. Because of these uncertainties, there can be no assurance we will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If we are a PFIC for any taxable year during your holding period for our ordinary shares (or under proposed United States Treasury regulations, the Warrants), we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold our ordinary shares or Warrants, and, although subject to uncertainty, potentially our ordinary shares received upon exercise of such Warrants. Certain elections (such as a “deemed sale” election) may be available under certain circumstances.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a pledge) of our ordinary shares or Warrants, unless you make a “mark-to-market” election as discussed below, which may not be available for the Warrants. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period;

•        the amount allocated to the current taxable year, and any taxable year in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us (as described above under “— Taxation of Dividends and Other Distributions on Ordinary Shares”) if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of our ordinary shares or Warrants cannot be treated as capital gains, even if you hold our ordinary shares or Warrants as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by us, and you may be subject to the adverse tax consequences described in the preceding paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. As a result, you may incur liability for any excess distribution described above if we receive a distribution from our lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the applicability of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. The mark-to-market election is available only for “marketable stock” and may not include Warrants. If you make a valid mark-to-market election for our ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of our ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on our ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our ordinary shares, as well as to any loss realized on the actual sale or other disposition of our ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that we make would generally be subject to the tax rules discussed above under “— Taxation of Dividends and Other Distributions on Ordinary Shares,” except that the lower rate applicable to qualified dividend income (discussed above) would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in the applicable United States Treasury regulations, and may not include Warrants. Nasdaq is a qualified exchange. Our ordinary shares are listed on Nasdaq and, consequently, if you are a holder of ordinary shares and our ordinary shares are regularly traded, the mark-to-market election might be available to you if we become a PFIC. Because a mark-to-market election may not be made for equity interests in any lower-tier PFICs we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-United States corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election (a “QEF Election”) to include in income its share of the corporation’s income on a current basis. However, you may make a QEF Election with respect to our ordinary shares only if we agree to furnish you annually with certain tax information. We do not intend to provide information necessary for U.S. Holders to make QEF Elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. A QEF Election may not be available for Warrants regardless of whether we provide such information.

A U.S. Holder of a PFIC is generally required to file an annual report with the U.S. Internal Revenue Service. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisor regarding the application of the PFIC rules to your investment in our ordinary shares or Warrants pursuant to this offering and our ordinary shares received upon exercise of the Warrants.

Information Reporting and Backup Withholding

Any dividend payments (including constructive dividends) with respect to ordinary shares or Warrants and proceeds from the sale, exchange, redemption or other disposition of ordinary shares or Warrants may be subject to information reporting to the U.S. Internal Revenue Service and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Additional Reporting Requirements

Certain U.S. Holders who are individuals (and certain entities) are required to report information relating to an interest in our ordinary shares or Warrants, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our ordinary shares or Warrants issued pursuant to this offering and our ordinary shares received upon exercise of the Warrants.

Underwriting

We will enter into an underwriting agreement on the date of this prospectus with Maxim Group LLC, as the sole book-running manager and the representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of Class A ordinary shares and Warrants at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Class A ordinary shares and Warrants
Maxim Group LLC	4,938,271
Total	4,938,271

All of the Class A ordinary shares and Warrants to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A ordinary shares and Warrants offered by us in this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The Class A ordinary shares and Warrants are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to take and pay for all of the Class A ordinary shares and Warrants offered by this prospectus if any such Class A ordinary shares and Warrants are taken, other than those Class A ordinary shares and Warrants covered by the option to purchase up to 740,740 additional Class A ordinary shares and/or up to an additional 740,740 Warrants described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement.

Option

We have granted an option to the underwriters to purchase up to 740,740 Class A ordinary shares and/or up to 740,740 Warrants at the public offering prices of US$4.04 per Class A ordinary shares and US$0.01 per Warrant, in each case, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 45-day period after the date of this prospectus. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional Class A ordinary shares and/or Warrants in proportion to their respective commitments set forth in the prior table.

Discounts and Commissions

The representative has advised us that the underwriters propose to offer the Class A ordinary shares and Warrants to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer Class A ordinary shares and Warrants to securities dealers at that price less a concession of not more than $0.1701 per Class A ordinary shares and Warrant. After the offering to the public, the public offering price and other selling terms may be changed by the representative. The underwriting discounts and commissions are 7% of the public offering price per Class A ordinary share and Warrant.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their option to purchase up to 740,740 additional Class A ordinary shares and/or up to an additional 740,740 Warrants:

	Per Class A ordinary shares and Warrant	Without Exercise of Option	Total With Full Exercise of Option
Public offering price	US$ 4.0500	US$ 19,999,998	US$ 22,999,995
Underwriting discounts and commissions paid by us	US$ 0.2835	US$ 1,400,000	US$ 1,610,000
Proceeds, before expenses, to us	US$ 3.7665	US$ 18,599,998	US$ 21,389,995

In addition, we have agreed to pay the representative’s accountable expenses, including the representative’s legal fees, as well as other fees, expenses and disbursement up to a maximum amount of $90,000 in connection with the offering. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and financial advisory fees, but excluding underwriting discounts and commissions, will be approximately US$1.3 million, all of which are payable by us.

Right of First Refusal

Until twelve (12) months from the effective date of this registration statement, the representative shall have a right of first refusal to act as book runner and manager and/or placement agent, with at least 60% of the economics for any and all future public equity, convertible or debt offerings of our securities; provided, however, that if the Company retains a bulge bracket firm as lead book runner, manager and/or placement agent, then the economics shall be mutually agreed by the Company and the representative, but shall in no event be less than 35%.

Lock-Up Agreements

We and each of our officers, directors and beneficial owners of 10% or more of our ordinary shares have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our ordinary shares or other securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 90 days after this offering is completed without the prior written consent of Maxim.

Maxim may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

Listing

The Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “UK” and the Prior Warrants are listed on the Nasdaq under the symbol “UKOMW.” We do not intend to apply to list the Warrants on any security exchange/ intend to apply to list the Warrants on the Nasdaq.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the option to purchase additional Class A ordinary shares and/or additional Warrants. In a naked short position, the number of securities involved is greater than the number of ordinary shares in the option. To close out a short position, the underwriters may elect to exercise all or part of the option. The underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Class A ordinary shares immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•        a passive market maker may not effect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

•        net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our securities during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•        passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of securities offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia.    This prospectus:

•        does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•        does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada.    The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands.    This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”).    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ordinary shares may be made to the public in that Relevant Member State at any time:

•        to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the ordinary shares to the public” in relation to any ordinary share in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong.    The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan.    Ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ordinary shares, as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore.    This prospectus or any other offering material relating to the ordinary shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the ordinary shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ordinary shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)     where no consideration is or will be given for the transfer;

(c)     where the transfer is by operation of law;

(d)     as specified in Section 276(7) of the SFA; or

(e)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland.    The ordinary shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Taiwan.    The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

United Arab Emirates.    The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom.    This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Expenses Relating to this Offering

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee, all amounts are estimates.

SEC Registration Fee	US$	5,019
FINRA Filing Fee	US$	7,400
Printing and Engraving Expenses	US$	5,000
Legal Fees and Expenses	US$	344,370
Accounting Fees and Expenses	US$	128,500
Financial Advisory Fee	US$	800,000
Miscellaneous	US$	50,000
Total	US$	1,340,289

Legal Matters

We are being represented by Latham & Watkins LLP with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriter by Loeb & Loeb LLP. The validity of the Class A ordinary shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng. Latham & Watkins LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

Experts

The combined and consolidated financial statements as of December 31, 2018 and 2019 and for the two years ended December 31, 2018 and 2019 included in this prospectus have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such combined and consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Marcum Bernstein & Pinchuk LLP is located in New York, the United States.

The financial statements of Orisun Acquisition Corp. for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Orisun Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The office of Marcum LLP is located in New York, the United States.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A ordinary shares and the Warrants offered under this prospectus. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the Class A ordinary shares and the Warrants offered in this prospectus. The registration statement, including its exhibits and schedules, are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

ORISUN ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS

UCOMMUNE GROUP HOLDINGS LIMITED
Index to combined and consolidated financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

ANNEX A	A-1

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$55,037	$336,270
Prepaid expenses	14,125	42,917
Total Current Assets	69,162	379,187
Marketable securities held in Trust Account	45,229,740	44,694,457
Total Assets	$45,298,902	$45,073,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$305,401	$139,954
Advance from related party	—	57,500
Total Current Liabilities	305,401	197,454
Convertible promissory notes	422,001	—
Convertible promissory note – related party	222,001	—
Deferred underwriting fee payable	1,332,010	1,332,010
Total Liabilities	2,281,413	1,529,464

Commitments
Common stock subject to possible redemption 3,736,581 and 3,831,138 shares at redemption valued as of September 30, 2020 and December 31, 2019, respectively	38,017,486	38,544,171

Stockholders’ Equity
Common stock, $0.00001 par value; 30,000,000 shares authorized; 2,046,654 and 1,952,097 shares issued and outstanding (excluding 3,736,581 and 3,831,138 shares subject to possible redemption) as of September 30, 2020 and December 31, 2019, respectively	20	20
Additional paid in capital	5,558,938	5,032,253
Accumulated deficit	(558,955)	(32,264)
Total Stockholders’ Equity	5,000,003	5,000,009
Total Liabilities and Stockholders’ Equity	$45,298,902	$45,073,644

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Formation and operating costs	$482,379	$59,716	$693,728	$76,475
Loss from operations	(482,379)	(59,716)	(693,728)	(76,475)
Other income:
Interest income	4,221	123,966	167,037	123,966
(Loss) income before income taxes	(478,158)	64,250	(526,691)	47,491
Benefit from income taxes	—	(9,973)	—	(9,973)
Net (loss) income	$(478,158)	$54,277	$(526,691)	$37,518
Weighted average shares outstanding, basic and diluted(1)	1,965,671	1,521,779	1,957,921	1,175,838
Basic and diluted net loss per common share(2)	$(0.24)	$(0.02)	$(0.31)	$(0.04)

____________

(1)      Excludes an aggregate of 3,736,581 and 3,850,841 shares subject to possible redemption at September 30, 2020 and 2019, respectively.

(2)      Net loss per share — basic and diluted excludes interest income attributable to shares subject to possible redemption of $0 and $80,319 for the three and nine months ended September 30, 2020 and $84,455 for each of the three and nine months ended September 30, 2019, respectively (see Note 3).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Common Stock(1)		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	1,952,097	$20	$5,032,253	$(32,264)	$5,000,009
Change in value of common stock subject to possible redemption	3,812	—	(43,071)	—	(43,071)
Net loss	—	—	—	43,072	43,072
Balance – March 31, 2020	1,955,909	20	4,989,182	10,808	5,000,010
Change in value of common stock subject to possible redemption	9,762	—	91,597	—	91,597
Net loss	—	—	—	(91,605)	(91,605)
Balance – June 30, 2020	1,965,671	20	5,080,779	(80,797)	5,000,002
Change in value of common stock subject to possible redemption	80,983	—	478,159	—	478,159
Net loss	—	—	—	(478,158)	(478,158)
Balance – September 30, 2020	2,046,654	$20	$5,558,938	$(558,955)	$5,000,003

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019

	Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2019	1,150,000	$12	$24,988	$(863)	$24,137
Net loss	—	—	—	(16,656)	(16,656)
Balance – March 31, 2019	1,150,000	12	24,988	(17,519)	7,481
Net loss	—	—	—	(103)	(103)
Balance – June 30, 2019	1,150,000	12	24,988	(17,622)	7,378
Sale of 4,440,024 Units, net of underwriting discounts and offering costs	4,440,024	44	41,219,290	—	41,219,334
Sale of 233,201 Private Units	233,201	2	2,332,008	—	2,332,010
Forfeiture of Founder Shares	(39,990)	—	—	—	—
Common stock subject to possible redemption	(3,850,841)	(39)	(38,613,059)	—	(38,613,098)
Sale of unit purchase options	—	—	100	—	100
Net income	—	—	—	54,277	54,277
Balance – September 30, 2019	1,932,394	$19	$4,963,327	$36,655	$5,000,001

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(526,691)	$37,518
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(167,037)	(123,966)
Changes in operating assets and liabilities:
Prepaid expenses	28,792	(73,542)
Accrued expenses	165,447	18,650
Income taxes payable	—	9,973
Net cash used in operating activities	(499,489)	(131,367)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(444,002)	(44,400,240)
Cash withdrawn from Trust Account to pay trustee fees and franchise taxes	75,756	3,264
Net cash used in investing activities	(368,246)	(44,396,976)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting fees paid	—	43,068,230
Proceeds from sale of Private Units	—	2,332,010
Sales of unit purchase options	—	100
Repayment of advances from related party	(57,500)	—
Proceeds from promissory note – related party	—	9,000
Repayment of promissory note – related party	—	(234,000)
Proceeds from convertible promissory notes	422,001	—
Proceeds from convertible promissory note – related party	222,001	—
Payment of offering costs	—	(413,886)
Net cash provided by financing activities	586,502	44,761,454

Net Change in Cash	(281,233)	233,111
Cash – Beginning	336,270	147,000
Cash – Ending	$55,037	$380,111

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$38,558,760
Change in value of common stock subject to possible redemption	$(526,685)	$54,338
Deferred underwriting fee payable	$—	$1,332,010

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Orisun Acquisition Corp. (the “Company”) was incorporated in Delaware on October 22, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in and around the high-tech industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Ucommune Group Holdings Limited (“Ucommune”) (see Note 7). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s subsidiaries are comprised of Ucommune International Ltd, a Cayman Islands exempted company and a wholly owned subsidiary of the Company (the “Purchaser”), and Everstone International Ltd, a Cayman Islands exempted company and a wholly owned subsidiary of Purchaser (the “Merger Sub,” together with the Company, Purchaser, the “Purchaser Parties”).

The registration statement for the Company’s Initial Public Offering was declared effective on August 2, 2019. On August 6, 2019, the Company consummated the Initial Public Offering of 4,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $40,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 220,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Everstone Investments, LLC (the “Sponsor”) and Chardan Capital Markets LLC (and their designees) (“Chardan”), generating gross proceeds of $2,200,000, which is described in Note 5.

Following the closing of the Initial Public Offering on August 6, 2019, an amount of $40,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On August 28, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company consummated the sale of an additional 440,024 Units at a price of $10.00 per Unit and the sale of an additional 13,201 Private Units at a price of at $10.00 per unit, generating total gross proceeds of $4,532,250. Following the closing, an additional $4,400,240 of net proceeds ($10.00 per Unit) was placed in the Trust Account, resulting in $44,400,240 ($10.00 per Unit) held in the Trust Account.

Transaction costs amounted to $3,180,906, consisting of $1,332,010 of underwriting fees, $1,332,010 of deferred underwriting fees and $516,886 of other offering costs. In addition, at September 30, 2020, cash of $55,037 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 6) (the “Initial Stockholders”) and Chardan have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Initial Stockholders and Chardan have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company initially had until August 6, 2020 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by August 6, 2020, or such later extended date, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $444,002 ($0.10 per Public Share), or an aggregate of $1,332,010, or $0.30 per Unit, on or prior to the date of the applicable deadline for each three month extension.

On July 28, 2020, the Company issued two unsecured promissory notes each in an amount of $222,001 (or an aggregate principal amount of $444,002), to the Sponsor and Ucommune, respectively, in exchange for the Sponsor and Ucommune each depositing such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a Business Combination from August 6, 2020 to November 6, 2020 (see Note 6).

On November 2, 2020, the Company issued an unsecured promissory note in an aggregate principal amount $444,002 to Ucommune in exchange for Ucommune depositing such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a Business Combination from November 6, 2020 to February 6, 2021 (see Note 6).

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor and Chardan have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or Chardan acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, Ms. Wei Chen, the Company’s chief executive officer, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Ms. Wei Chen, the chief executive officer, will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Ms. Chen will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or closing of a business combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. LIQUIDITY AND GOING CONCERN

As of September 30, 2020, the Company had $55,037 in its operating bank accounts, $45,229,740 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $181,099, which excludes franchise and income taxes payable as these amounts can be paid from the interest earned in the Trust Account. As of September 30, 2020, approximately $385,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, officers, directors, or their affiliates. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through February 6, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 30, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At September 30, 2020 and December 31, 2019, the assets held in the Trust Account held in trust funds that invests in U.S. Treasury Bills. Through September 30, 2020, an aggregate of $75,756 was withdrawn from the interest earned on the Trust Account, of which $18,750 was used to pay trustee fees and $57,006 was withdrawn to pay for franchise taxes during the nine months ended September 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2020 due to the valuation allowance recorded against the Company’s net operating losses.

Net Loss Per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At September 30, 2019, weighted average shares were reduced for the effect of an aggregate of 150,000 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 2,336,613 shares of common stock (2) rights sold in the Initial Public Offering and private placement that convert into 467,323 share of common stock and (3) a unit purchase option sold to the underwriter that is exercisable for 333,002 shares of common stock, warrants to purchase 166,501 shares of common stock and rights that convert into 33,300 shares of common stock, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into shares of common stock are contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Reconciliation of Net Loss Per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(478,158)	$54,277	$(526,691)	$37,518
Less: Income attributable to shares subject to possible redemption	—	(84,455)	(80,319)	(84,455)
Adjusted net loss	$(478,158)	$(30,178)	$(607,010)	$(46,937)
Weighted average common shares outstanding, basic and diluted	1,965,671	1,521,779	1,957,921	1,175,838
Basic and diluted net loss per common share	$(0.24)	$(0.02)	$(0.31)	$(0.04)

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 4,440,024 units at $10.00 per Unit, inclusive of 440,024 Units sold to the underwriters on August 28, 2019 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock, one right (“Public Right”) and one warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination (see Note 8). Each Public Warrant entitles the holder to purchase one half of one share of common stock at a price of $11.50 per whole share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and their designees) purchased an aggregate of 220,000 Private Units at a price of $10.00 per Private Unit, of which 200,000 Private Units were purchased by the Sponsor and 20,000 Private Units were purchased by Chardan, for an aggregate purchase price of $2,200,000. On August 28, 2019, the Company consummated the sale of an additional 13,201 Private Units at a price of $10.00 per Private Unit, which was purchased by the Sponsor and Chardan, generating gross proceeds of $132,010. Each Private Unit consists of one share of common stock (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination (see Note 8). Each Private Warrant is exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Sponsor purchased 1,150,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 150,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Units). On August 28, 2019, as a result of the underwriters’ election to partially exercise their over-allotment option, 110,010 Founder Shares are no longer subject to forfeiture. The underwriters elected not to exercise the remaining portion of the over-allotment option and, therefore, 39,990 Founder Shares were forfeited.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until, with respect to 50% of the Founder Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advances — Related Party

The Sponsor advanced the Company an aggregate of $57,500 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. At September 30, 2020 and December 31, 2019, advances of $0 and $57,500, respectively, were outstanding and due on demand.

Convertible Promissory Notes

On August 17, 2020, the Company issued an unsecured promissory note in an amount of $200,000 to an unrelated third party to finance transaction costs in connection with a Business Combination. The note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the note may be converted at the lender’s discretion into units identical to the Units issued in the Initial Public Offering at a price of $10.00 per unit.

On July 28, 2020, the Company issued an unsecured promissory note in an amount of $222,001 to Ucommune in exchange for Ucommune depositing such amount into the Company’s Trust Account (see below).

Total outstanding amounts under the convertible promissory notes amounted to $422,001 as of September 30, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $444,002 ($0.10 per Public Share), or an aggregate of $1,332,010, or $0.30 per Unit, on or prior to the date of the applicable deadline. The Sponsor will receive a non-interest bearing, unsecured promissory note that will not be repaid in the event that the Company is unable to close a Business Combination unless there are funds available outside the Trust Account to do so. The note would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, converted upon the consummation of a Business Combination into additional Private Units at a price of $10.00 per unit. The initial stockholders and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

On July 28, 2020, the Company issued two unsecured promissory notes each in an amount of $222,001 (or an aggregate principal amount of $444,002), to the Sponsor and Ucommune, respectively, in exchange for the Sponsor and Ucommune each deposit such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a Business Combination from August 6, 2020 to November 6, 2020. The Notes are non-interest bearing and due upon the consummation of a Business Combination. In addition, the Notes may be converted at the lender’s discretion into units identical to the Units issued in the Initial Public Offering at a price of $10.00 per unit.

On November 2, 2020, the Company issued an unsecured promissory note in an aggregate principal amount $444,002 to Ucommune, in exchange for Ucommune depositing such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a Business Combination from November 6, 2020 to February 6, 2021. The Note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the Note may be converted at the lender’s discretion into units identical to the Units issued in the Initial Public Offering at a price of $10.00 per unit.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 2, 2019, the holders of the Founder Shares, Private Units (and all underlying securities), and any shares that may be issued upon conversion of Working Capital Loans will be entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Units and units issued in payment of Working Capital Loans made to the Company can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 7. COMMITMENTS (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 600,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 28, 2019, the underwriters elected to partially exercise their over-allotment option to purchase an additional 440,024 Units at a purchase price of $10.00 per Unit.

In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters are entitled to a deferred fee of $0.30 per Unit, or $1,332,010 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

The Company has granted Chardan a right of first refusal, for a period of 18 months after the date of the consummation of a Business Combination, to act as lead investment banker, or minimally as a co-manager, with at 30% of the economics or 20% if three investment banks are involved in the transaction, for any public or private equity and debt offerings during such period.

Warrant Solicitation Fee

The Company has agreed to pay Chardan a warrant solicitation fee of 5% of the exercise price of each Public Warrant exercised during the period commencing 12 months from the effective date of the registration statement (August 2, 2019) other than (a) in conjunction with a force-call provision, or (b) in the case that all solicitations to warrant holders are made exclusively by the Company and/or the Sponsor without third party assistance on an engaged or non-engaged basis. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to Chardan except to the extent it is limited by the number of warrants outstanding. As of September 30, 2020, no warrants have been exercised.

Advisory Agreement

The Company entered into an agreement with Chardan, pursuant to which Chardan will act as a financial and mergers and acquisition advisor to the Company with respect to a Business Combination involving the Company. The Company will pay Chardan a cash fee equal to 5% of the aggregate sales price of the Company’s securities sold in the Business Combination to the investors that are introduced by Chardan and are not holders of the Company’s securities as of september 18, 2019. In addition, Chardan and an idependent consultant agreement with Mr. Feng Liu, the Company has agreed to issue Chardan as the Company’s financial advisor and Mr. Feng Liu as the Company’s M&A consultant an aggregate of 1,775,000 Purchaser Class A Ordinary Shares at the closing of the Business Combination.

Merger Agreement

On June 29, 2020, the Purchaser Parties entered into a Merger Agreement (the “Agreement”) with Ucommune, certain shareholders of Ucommune (“Ucommune Shareholders”), and Mr. Daqing Mao, as representative of shareholders of Ucommune.

Pursuant to the Agreement, the Company will merge with and into Purchaser, resulting in all the Company stockholders becoming shareholders of the Purchaser. Concurrently therewith, Merger Sub will merge with and into Ucommune, resulting in Purchaser acquiring 100% of the issued and outstanding equity securities of Ucommune (the “Acquisition Merger”).

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 7. COMMITMENTS (cont.)

Under the Agreement, upon the closing of the Acquisition Merger, the ordinary shares of Purchaser shall be reclassified into class A (“Purchaser Class A Ordinary Shares”) and class B ordinary shares (“Purchaser Class B Ordinary Shares,” together with Purchaser Class A Ordinary Shares, collectively “Purchaser Ordinary Shares”), where each Purchaser Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general and special meetings of the post-closing company and each Purchaser Class B Ordinary Share shall be entitled to fifteen (15) votes on all matters subject to vote at general and special meetings of the post-closing company. At the closing of the Acquisition Merger, the former security holders of the Company will receive the consideration specified, as further described in the Agreement and the former Ucommune Shareholders will receive an aggregate of 53,358,932 Purchaser Class A Ordinary Shares and 9,452,407 Class B Ordinary Shares, among which 3,140,567 Purchaser Ordinary Shares are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Agreement. 7,188,661 Purchaser Class A Ordinary Shares will be reserved and authorized for issuance under the equity incentive plan upon closing.

Additionally, certain shareholders of Ucommune may be entitled to receive earn-out shares as follows: (1) 2,000,000 Purchaser Class A Ordinary Shares if (x) the volume weighted average price (the “VWAP”) of the Purchaser Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2020; (2) 1,000,000 Purchaser Class A Ordinary Shares if (x) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2021; and (3) 1,000,000 Purchaser Class A Ordinary Shares if (x) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $30 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2022.

The Acquisition Merger will be consummated subject to the deliverables and provisions as further described in the Agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.00001 per share. Holders of the common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 2,046,654 and 1,952,097 shares of common stock issued and outstanding, excluding 3,736,581 and 3,831,138 shares of common stock subject to possible redemption, respectively.

Rights — Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of common stock underlying the rights.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the private warrants and warrants underlying the units that may be issued upon conversion of working capital loans but including any outstanding warrants issued upon exercise of the unit purchase option issued to Chardan Capital Markets, LLC), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Unit Purchase Option

The Company sold to Chardan (and its designees), for $100, an option to purchase 300,000 Units exercisable at $11.50 per Unit (or an aggregate exercise price of $3,450,000) commencing on the later of February 2, 2020 and the consummation of a Business Combination. In connection with the underwriters election to partially exercise their over-allotment option on August 28, 2019, the Company issued an additional 33,002 unit purchase options to Chardan and its designees. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires August 2, 2024. The Units issuable upon exercise of the option are identical to those sold in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity. The Company estimated the fair value of the unit purchase option to be approximately $941,000 (or $2.83 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.53% and (3) expected life of five years. The option and the underlying securities that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. The option grants to holders demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of common stock at a price below its exercise price.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

ORISUN ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:  Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:  Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:  Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$45,229,740	$44,694,457

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On November 2, 2020, the Company issued an unsecured promissory note in an aggregate principal amount $444,002 to Ucommune in exchange for Ucommune depositing such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a Business Combination from November 6, 2020 to February 6, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Orisun Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Orisun Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019 to 2020.

New York, NY

March 30, 2020

ORISUN ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$336,270	$147,000
Prepaid expenses	42,917	—
Total Current Assets	379,187	147,000
Deferred offering costs	—	105,500
Marketable securities held in Trust Account	44,694,457	—
Total Assets	$45,073,644	$252,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$139,954	$863
Advance from related party	57,500	—
Accrued offering costs	—	2,500
Promissory note – related party	—	225,000
Total Current Liabilities	197,454	228,363
Deferred underwriting fee payable	1,332,010	—
Total Liabilities	1,529,464	228,363

Commitments
Common stock subject to possible redemption 3,831,138 shares at redemption valued as of December 31, 2019	38,544,171	—

Stockholders’ Equity
Common stock, $0.00001 par value; 30,000,000 shares authorized; and 1,952,097 and 1,150,000 shares issued and outstanding (excluding 3,831,138 and no shares subject to possible redemption) as of December 31, 2019 and 2018, respectively(1)	20	12
Additional paid in capital	5,032,253	24,988
Accumulated deficit	(32,264)	(863)
Total Stockholders’ Equity	5,000,009	24,137
Total Liabilities and Stockholders’ Equity	$45,073,644	$252,500

____________

(1)      Included an aggregate of up to 150,000 shares subject to forfeiture at December 31, 2018 if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

ORISUN ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period from October 22, 2018 (inception) through December 31, 2018
Formation and operating costs	$335,132	$863
Loss from operations	(335,132)	(863)
Other income:
Interest income	303,731	—
Net income (loss)	$(31,401)	$(863)
Weighted average shares outstanding, basic and diluted(1)	1,366,531	1,000,000
Basic and diluted net loss per common share(2)	$(0.19)	$(0.00)

____________

(1)      At December 31, 2019 excludes an aggregate of 3,831,138 shares subject to possible redemption. At December 31, 2018, excluded an aggregate of up to 150,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

(2)      Net loss per share — basic and diluted excludes interest income attributable to shares subject to possible redemption of $226,672 for the year ended December 31, 2019 (see Note 3).

The accompanying notes are an integral part of the financial statements.

ORISUN ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock(1)		Additional Paid in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance – October 22, 2018 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)	1,150,000	12	24,988	—	25,000
Net loss	—	—	—	(863)	(863)
Balance – December 31, 2018	1,150,000	12	24,988	(863)	24,137
Sale of 4,440,024 Units, net of underwriting discounts and offering costs	4,440,024	44	41,219,290	—	41,219,334
Sale of 233,201 Private Units	233,201	2	2,332,008	—	2,332,010
Forfeiture of Founder Shares	(39,990)	—	—	—	—
Sale of unit purchase options	—	—	100	—	100
Common stock subject to possible redemption	(3,831,138)	(38)	(38,544,133)	—	(38,544,171)
Net loss	—	—	—	(31,401)	(31,401)
Balance – December 31, 2019	1,952,097	$20	$5,032,253	$(32,264)	$5,000,009

____________

(1)      Included an aggregate of up to 150,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

ORISUN ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from October 22, 2018 (Inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net loss	$(31,401)	$(863)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(303,731)	—
Changes in operating assets and liabilities:
Prepaid expenses	(42,917)	—
Accrued expenses	139,091	863
Net cash used in operating activities	(238,958)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(44,400,240)	—
Cash withdrawn from Trust Account	9,514	—
Net cash used in investing activities	(44,390,726)	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting fees paid	43,068,230	—
Proceeds from sale of Private Units	2,332,010	—
Sales of unit purchase options	100	—
Advance from related party	57,500
Proceeds from promissory note – related party	9,000	225,000
Repayment of promissory note – related party	(234,000)	—
Payment of offering costs	(413,886)	(103,000)
Net cash provided by financing activities	44,818,954	147,000

Net Change in Cash	189,270	147,000
Cash – Beginning	147,000	—
Cash – Ending	$336,270	$147,000

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$38,558,760	$—
Change in value of common stock subject to possible redemption	$(14,589)	$—
Deferred underwriting fee payable	$1,332,010	$—
Deferred offering costs included in accrued offering costs	$—	$2,500

The accompanying notes are an integral part of the financial statements.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Orisun Acquisition Corp. (the “Company”) was incorporated in Delaware on October 22, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in and around the high-tech industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from October 22, 2018 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on August 2, 2019. On August 6, 2019, the Company consummated the Initial Public Offering of 4,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $40,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 220,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Everstone Investments, LLC (the “Sponsor”) and Chardan Capital Markets LLC (and their designees) (“Chardan”), generating gross proceeds of $2,200,000, which is described in Note 5.

Following the closing of the Initial Public Offering on August 6, 2019, an amount of $40,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On August 28, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company consummated the sale of an additional 440,024 Units at a price of $10.00 per Unit and the sale of an additional 13,201 Private Units at a price of at $10.00 per unit, generating total gross proceeds of $4,532,250. Following the closing, an additional $4,400,240 of net proceeds ($10.00 per Unit) was placed in the Trust Account, resulting in $44,400,240 ($10.00 per Unit) held in the Trust Account.

Transaction costs amounted to $3,180,906, consisting of $1,332,010 of underwriting fees, $1,332,010 of deferred underwriting fees and $516,886 of other offering costs. In addition, at December 31, 2019, cash of $336,270 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 6) (the “Initial Stockholders”) and Chardan have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Initial Stockholders and Chardan have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until August 6, 2020 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by August 6, 2020, the Company may extend the period of time to consummate a Business Combination up to three times, each by an

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

additional three months (for a total of 21 months to complete a Business Combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $444,002 ($0.10 per Public Share), or an aggregate of $1,332,010, or $0.30 per Unit, on or prior to the date of the applicable deadline for each three month extension.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor and Chardan have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or Chardan acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, Ms. Wei Chen, the Company’s chief executive officer, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Ms. Wei Chen, the chief executive officer, will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Ms. Chen Wei will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Nasdaq Notification

On August 28, 2019, the Company received a written notice from the Staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that based upon the Staff’s determination, the common stock contained in the Company’s Units is not in compliance with the minimum 300 round lot holders required for the listing of its Units on The Nasdaq Capital Market, as set forth in the initial listing requirements of Nasdaq Listing Rule 5505(a)(3), or the minimum 300 public holders required for continued listing, as set forth in the continued listing requirements of Rule 5550(a)(3). The Company appealed the delisting, and on November 4, 2019, Nasdaq found the Company has met the requirements for listing and as such the Company will remain listed.

NOTE 2. LIQUIDITY AND GOING CONCERN

As of December 31, 2019, the Company had $336,270 in its operating bank accounts, $44,694,457 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $206,161, which excludes franchise and income taxes payable as these amounts can be paid from the interest earned in the Trust Account. As of December 31, 2019, approximately $294,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, officers, directors, or their affiliates. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through August 6, 2020, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Marketable securities held in Trust Account

At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net loss per common share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 2,336,613 shares of common stock (2) rights sold in the Initial Public Offering and private placement that convert into 467,323 share of common stock and (3) a unit purchase option sold to the underwriter that is exercisable for 333,002 shares of common stock, warrants to purchase 166,501 shares of common stock and rights that convert into 33,300 shares of common stock, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into shares of common stock are contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the period presented.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of net loss per common share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended December 31, 2019	For the Period from October 22, 2018 (Inception) Through December 31, 2018
Net loss	$(31,401)	$(863)
Less: Income attributable to shares subject to possible redemption	(226,672)	—
Adjusted net loss	$(258,073)	$(863)
Weighted average common shares outstanding, basic and diluted	1,366,531	1,000,000
Basic and diluted net loss per common share	$(0.19)	$(0.00)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 4,440,024 units at $10.00 per Unit, inclusive of 440,024 Units sold to the underwriters on August 28, 2019 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock, one right (“Public Right”) and one warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination (see Note 8). Each Public Warrant entitles the holder to purchase one half of one share of common stock at a price of $11.50 per whole share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and their designees) purchased an aggregate of 220,000 Private Units at a price of $10.00 per Private Unit, of which 200,000 Private Units were purchased by the Sponsor and 20,000 Private Units were purchased by Chardan, for an aggregate purchase price of $2,200,000. On August 28, 2019, the Company consummated the sale of

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5. PRIVATE PLACEMENT (cont.)

an additional 13,201 Private Units at a price of $10.00 per Private Unit, which was purchased by the Sponsor and Chardan, generating gross proceeds of $132,010. Each Private Unit consists of one share of common stock (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination (see Note 8). Each Private Warrant is exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Sponsor purchased 1,150,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 150,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Units). On August 28, 2019, as a result of the underwriters’ election to partially exercise their over-allotment option, 110,010 Founder Shares are no longer subject to forfeiture. The underwriters elected not to exercise the remaining portion of the over-allotment option and, therefore, 39,990 Founder Shares were forfeited.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until, with respect to 50% of the Founder Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advances — Related Party

The Sponsor advanced the Company an aggregate of $57,500 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. At December 31, 2019, advances of $57,500 were outstanding and due on demand.

Promissory Note — Related Party

On December 28, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, of which $225,000 was outstanding under the Promissory Note as of June 30, 2019. The Promissory Note is non-interest bearing and due on the earlier of the consummation of the Initial Public Offering or on the date on which the Company determines not to proceed with the Initial Public Offering. On August 9, 2019, the outstanding balance of $234,000 under the Promissory Note was repaid in full.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $444,002 ($0.10 per Public Share), or an aggregate of $1,332,010, or $0.30 per Unit, on or prior to the date of the applicable deadline. The Sponsor will receive a non-interest bearing, unsecured promissory note that will not be repaid in the event that the Company is unable to close a Business Combination unless there are funds available outside the Trust Account to do so. The note would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, converted upon the consummation of a Business Combination into additional Private Units at a price of $10.00 per unit. The initial stockholders and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 2, 2019, the holders of the Founder Shares, Private Units (and all underlying securities), and any shares that may be issued upon conversion of Working Capital Loans will be entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Units and units issued in payment of Working Capital Loans made to the Company can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 600,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 28, 2019, the underwriters elected to partially exercise their over-allotment option to purchase an additional 440,024 Units at a purchase price of $10.00 per Unit.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7. COMMITMENTS (cont.)

In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters are entitled to a deferred fee of $0.30 per Unit, or $1,332,010 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

The Company has granted Chardan a right of first refusal, for a period of 18 months after the date of the consummation of a Business Combination, to act as lead investment banker, or minimally as a co-manager, with at 30% of the economics or 20% if three investment banks are involved in the transaction, for any public or private equity and debt offerings during such period.

Warrant Solicitation Fee

The Company has agreed to pay Chardan a warrant solicitation fee of 5% of the exercise price of each Public Warrant exercised during the period commencing 12 months from the effective date of the registration statement (August 2, 2019) other than (a) in conjunction with a force-call provision, or (b) in the case that all solicitations to warrant holders are made exclusively by the Company and/or the Sponsor without third party assistance on an engaged or non-engaged basis. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to Chardan except to the extent it is limited by the number of warrants outstanding.

NOTE 8. STOCKHOLDERS’ EQUITY

Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.00001 per share. Holders of the common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,952,097 and 1,150,000 shares of common stock issued and outstanding, excluding 3,831,138 and no shares of common stock subject to possible redemption, respectively.

Rights — Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of common stock underlying the rights.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the private warrants and warrants underlying the units that may be issued upon conversion of working capital loans but including any outstanding warrants issued upon exercise of the unit purchase option issued to Chardan Capital Markets, LLC), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

Unit Purchase Option

The Company sold to Chardan (and its designees), for $100, an option to purchase 300,000 Units exercisable at $11.50 per Unit (or an aggregate exercise price of $3,450,000) commencing on the later of February 2, 2020 and the consummation of a Business Combination. In connection with the underwriters election to partially exercise their over-allotment option on August 28, 2019, the Company issued an additional 33,002 unit purchase options to Chardan and its designees. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires August 2, 2024. The Units issuable upon exercise of the option are identical to those sold in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity. The Company estimated the fair value of the unit purchase option to be approximately $941,000 (or $2.83 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.53% and (3) expected life of five years. The option and the underlying securities that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. The option grants to holders demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of common stock at a price below its exercise price.

NOTE 9. INCOME TAX

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2019 and 2018. The provision for income taxes was deemed to be immaterial for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) to December 31, 2018.

The income tax provision for the year ended December 31, 2019 consists of the following:

Federal
Current	$—
Deferred	(6,594)
State
Current	$—
Deferred	—
Change in valuation allowance	6,594
Income tax provision	$—

As of December 31, 2019, the Company had U.S. federal and state net operating loss carryovers (“NOLs”) in the amount of $31,401 available to offset future taxable income. The NOLs have an unlimited carry-forward period; however, under IRS regulations the ability to utilize NOLs will be limited by any change of control and other factors.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9. INCOME TAX (cont.)

representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019, the change in the valuation allowance was $6,594.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Valuation allowance	(21.0)%
Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$44,694,457

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB (unaudited)	USD (Note 2) (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	175,774	89,607	13,198
Term deposits	41,715	42,950	6,326
Short-term investments	37,930	14,350	2,114
Accounts receivable, net of allowance of RMB 11,190 and RMB 18,557as of December 31, 2019 and September 30, 2020, respectively	86,200	66,369	9,775
Prepaid expenses and other current assets	135,830	169,277	24,933
Amounts due from related parties, current	52,611	31,052	4,573
Held-for-sale asset	356,233	—	—
Total current assets	886,293	413,605	60,919

Non-current assets
Restricted cash	20,527	22,777	3,355
Long-term investments	29,329	79,768	11,749
Property and equipment, net	567,844	387,864	57,126
Right-of-use assets, net	1,851,729	1,299,685	191,423
Intangible assets, net	40,105	34,204	5,038
Goodwill	1,533,485	1,533,485	225,858
Rental deposit	98,486	76,507	11,268
Long-term prepaid expenses	116,363	116,173	17,110
Amounts due from related parties, non-current	884	544	80
Other assets, non-current	185	120,318	17,721
Total non-current assets	4,258,937	3,671,325	540,728
TOTAL ASSETS	5,145,230	4,084,930	601,647

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS — (continued)

(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB (unaudited)	USD (Note 2) (unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the Company of RMB 117,568 and RMB 22,639 as of December 31, 2019 and September 30, 2020)	138,647	86,276	12,707
Long-term borrowings, current portion (including long-term borrowings, current portion of the consolidated VIEs without recourse to the Company of RMB 9,500 and RMB 9,018 as of December 31, 2019 and September 30, 2020)	14,390	9,018	1,328
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Company of RMB 317,816 and RMB 229,401 as of December 31, 2019 and September 30, 2020)	325,682	235,294	34,655
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB 243,360 and RMB 203,370 as of December 31, 2019 and September 30, 2020)	276,577	254,330	37,459
Amounts due to related parties, current (including amounts due to related parties, current of the consolidated VIEs without recourse to the Company of RMB 43,251 and RMB 70,051 as of December 31, 2019 and September 30, 2020)	43,251	77,537	11,420
Advance workspace membership fee (including advance workspace membership fee of the consolidated VIEs without recourse to the Company of RMB 92,412 and RMB 60,051 as of December 31, 2019 and September 30, 2020)	99,226	63,057	9,287
Convertible bond (including convertible bond of the consolidated VIEs without recourse to the Company of nil and nil as of December 31, 2019 and September 30, 2020)	69,762	—	—
Contract liabilities (including contract liabilities of the consolidated VIEs without recourse to the Company of RMB 23,875 and RMB 14,690 as of December 31, 2019 and September 30, 2020)	23,875	14,690	2,164
Income taxes payable (including income tax payable of the consolidated VIEs without recourse to the Company of RMB 325 and RMB 1,170 as of December 31, 2019 and September 30, 2020)	325	1,170	172
Deferred subsidy income (including deferred subsidiary income of the consolidated VIEs without recourse to the Company of RMB 11,974 and RMB 8,919 as of December 31, 2019 and September 30, 2020)	11,974	8,919	1,314
Held-for-sale liabilities (including held-for-sale liabilities, current portion of the consolidated VIEs without recourse to the Company of RMB 32,514 and nil as of December 31, 2019 and September 30, 2020)	32,514	—	—
Lease liabilities, current (including lease liabilities, current of the consolidated VIEs without recourse to the Company of RMB 557,647 and RMB 562,454 as of December 31, 2019 and September 30, 2020)	589,467	588,375	86,658
Total current liabilities	1,625,690	1,338,666	197,164

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS — (continued)

(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB (unaudited)	USD (Note 2) (unaudited)
Non-current liabilities:
Long-term borrowings (including long-term borrowings of the consolidated VIEs without recourse to the Company of RMB 5,000 and RMB 20,707 as of December 31, 2019 and September 30, 2020)	5,000	20,707	3,050
Long-term payable (including long-term payable of the consolidated VIEs without recourse to the Company of RMB 14,308 and RMB 21,008 as of December 31, 2019 and September 30, 2020)	14,308	21,008	3,094
Deferred tax liabilities (including deferred tax liability of the consolidated VIEs without recourse to the Company of RMB 2,427 and RMB 1,985 as of December 31, 2019 and September 30, 2020)	2,427	1,985	292
Lease liabilities, non-current (including lease liabilities, non-current of the consolidated VIEs without recourse to the Company of RMB 1,345,623 and RMB 926,478 as of December 31, 2019 and September 30, 2020)	1,393,691	959,092	141,259
Total non-current liabilities	1,415,426	1,002,792	147,695
TOTAL LIABILITIES	3,041,116	2,341,458	344,859

Commitments and contingencies (Note 14)

SHAREHOLDERS’ EQUITY
Ordinary shares (500,000,000 and 500,000,000 authorized, 131,312,984 and 131,312,984 issued and outstanding as of December 31, 2019 and September 30, 2020, with par value of US$0.0001 and US$0.0001, respectively)	92	92	14
Additional paid-in capital	3,645,708	3,645,708	536,955
Subscription receivable	(87)	(78)	(11)
Statutory reserves	3,827	3,827	564
Accumulated deficit	(1,750,475)	(2,093,781)	(308,381)
Accumulated other comprehensive (income) loss	(926)	112	18
Total Ucommune Group Holdings Limited shareholders’ equity	1,898,139	1,555,880	229,159
Noncontrolling interests	205,975	187,592	27,629
TOTAL EQUITY	2,104,114	1,743,472	256,788
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	5,145,230	4,084,930	601,647

The accompanying notes are an integral part of these unaudited combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Nine Months Ended September 30,
	2019	2020	2020
	RMB	RMB	USD (Note 2)
Revenue:
Workspace membership revenue	419,634	346,162	50,984
Marketing and branding service revenue (including services provided to a related party of RMB 78,038 and RMB 75,144 for nine months ended September 30, 2019 and 2020)	403,484	207,357	30,540
Other service revenue (including services provided to related parties of RMB 8,084 and RMB 4,623 for nine months ended September 30, 2019 and 2020)	51,451	44,957	6,621
Total revenue	874,569	598,476	88,145

Cost of revenue:
Workspace membership (including services provided by related parties of RMB 17,064 and RMB 11,231 for nine months ended September 30, 2019 and 2020)	(605,190)	(446,526)	(65,766)
Marketing and branding service(including services provided by related parties of RMB 23,668 and RMB 8,879 for nine months ended September 30, 2019 and 2020)	(364,442)	(189,077)	(27,848)
Other services	(47,722)	(47,222)	(6,955)
Total cost of revenue	(1,017,354)	(682,825)	(100,569)
Operating expenses:
Impairment loss on long-lived assets	(46,122)	(33,457)	(4,928)
Pre-opening expenses	(14,148)	—	—
Sales and marketing expenses	(48,344)	(22,853)	(3,366)
General and administrative expenses	(128,836)	(87,220)	(12,846)
Remeasurement gain of previously held equity interests in connection with step acquisitions	386	—	—
Change in fair value of advance for equity interests subscription	(179,475)	—	—
Loss from operations	(559,324)	(227,879)	(33,564)
Interest income	4,901	4,233	623
Interest expense	(7,960)	(14,962)	(2,204)
Subsidy income	20,521	12,706	1,871
Impairment loss on long-term investments	(2,000)	(3,507)	(517)
loss on disposal of subsidiaries	—	(43,032)	(6,338)
Other expense, net	(20,469)	(84,176)	(12,398)
Loss before income taxes and loss from equity method investments	(564,331)	(356,617)	(52,527)
Provision for income taxes:	(4,780)	(2,330)	(343)
(Loss)/gain from equity method investments	(1,600)	144	21
Net loss	(570,711)	(358,803)	(52,849)
Less: Net loss attributable to noncontrolling interests	(18,763)	(15,497)	(2,282)
Net loss attributable to Ucommune Group Holdings Limited	(551,948)	(343,306)	(50,567)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
– Basic	(5.84)	(2.61)	(0.39)
– Diluted	(5.84)	(2.61)	(0.39)
Weighted average shares used in calculating net loss per share
– Basic	94,434,484	131,312,984	131,312,984
– Diluted	94,434,484	131,312,984	131,312,984

The accompanying notes are an integral part of these unaudited combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Nine Months Ended September 30,
	2019	2020	2020
	RMB	RMB	USD
Net loss	(570,711)	(358,803)	(52,849)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(2,220)	1,039	153
Total Comprehensive loss	(572,931)	(357,764)	(52,696)
Less: Comprehensive loss attributable to noncontrolling interest	(18,793)	(15,496)	(2,282)
Comprehensive loss attributable to Ucommune Group Holdings Limited’s shareholders	(554,138)	(342,268)	(50,414)

The accompanying notes are an integral part of these unaudited combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands, except share and per share data, or otherwise noted)

	Share capital		Paid-in Capital	Additional paid-in capital	Subscription Receivable	Statutory Reserve	Accumulated deficit	Accumulated other comprehensive loss	Total Ucommune Group Holding Limited shareholders’ equity	Noncontrolling interests	Total shareholders’ equity
	No. of shares	Amount
Balance as of December 31, 2018	1	—	10,021	1,344,027	—	1,637	(957,135)	(835)	397,715	198,357	596,072
Issuance of ordinary shares	131,312,984	94	—	2,265,529	(91)	—	—	—	2,265,532	—	2,265,532
Effect of reorganization	(1)	—	(10,021)	10,021	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(551,948)	—	(551,948)	(18,763)	(570,711)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(2,190)	(2,190)	(30)	(2,220)
Business acquisitions through share swap	—	—	—	—	—	—	—	—	—	10,859	10,859
Acquisition of noncontrolling interests	—	—	—	(1,639)	—	—	—	—	(1,639)	(1,081)	(2,720)
Capital contribution from noncontrolling shareholders	—	—	—	—	—	—	—	—	—	4,110	4,110
Balance as of September 30, 2019	131,312,984	94	—	3,617,938	(91)	1,637	(1,509,083)	(3,025)	2,107,470	193,452	2,300,922
Balance as of December 31, 2019	131,312,984	92	—	3,645,708	(87)	3,827	(1,750,475)	(926)	1,898,139	205,975	2,104,114
Net loss	—	—	—	—	—	—	(343,306)	—	(343,306)	(15,497)	(358,803)
Foreign currency translation adjustment	—	—	—	—	—	—		1,038	1,038	1	1,039
Share subscription received	—	—	—	—	9	—	—	—	9	—	9
Disposal of subsidiary	—	—	—	—	—	—	—	—	—	(2,887)	(2,887)
Balance as of September 30, 2020 in RMB	131,312,984	92	—	3,645,708	(78)	3,827	(2,093,781)	112	1,555,880	187,592	1,743,472
Balance as of September 30, 2020 in USD	131,312,984	14	—	536,955	(11)	564	(308,381)	18	241,595	27,629	256,788

The accompanying notes are an integral part of these unaudited combined and consolidated financial statements

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Nine Months Ended September 30,
	2019	2020	2020
	RMB	RMB	USD
Net cash used in by operating activities	(231,578)	(2,347)	(350)
Cash Flows from investing activities
Purchase of term deposits	(400)	(44,450)	(6,547)
Settlement of term deposits	—	43,215	6,365
Purchase of short-term investments	(78,600)	(70,800)	(10,428)
Settlement of short-term investments	33,190	94,380	13,901
Purchase of property and equipment	(112,037)	(64,663)	(9,524)
Proceeds from disposal of property and equipment	1,256	—	—
Purchase of intangible asset	(186)	—	—
Loan provided to related parties	(1,000)	—	—
Loan provided to third parties	(20,000)	—	—
Loan collected from related parties	2,220	—	—
Loan collected from third parties	210,000	—	—
Payment for long-term investment	(1,878)	—	—
Proceeds from disposal of long-term investments	—	3,780	557
Cash received from disposal of subsidiaries	—	30,000	4,419
Cash paid for business acquisitions, net of cash received	—	(4,487)	(661)
Cash received from business Acquisitions	2,702	—	—
Net cash provided by (used in) investing activities	35,267	(13,025)	(1,918)

Cash flows from financing activities
Capital contribution from shareholders	—	9	1
Capital contribution from noncontrolling shareholders	4,110	—	—
Acquisition of noncontrolling interest	(2,720)	—	—
Loan repaid to related parties	(4,014)	—	—
Loan received from related parties	—	21,986	3,238
Loan received from third parties	73,635	55,398	8,159
Cash paid for listing fee	(6,299)	—	—
Loan repaid to third parties	(37,804)	(142,072)	(20,925)
Cash received from bond issuance	68,623	—	—
Net cash provided by (used in) financing activities	95,531	(64,679)	(9,527)
Effects of exchange rate changes	986	(3,866)	(564)
Net decrease in cash, cash equivalents and restricted cash	(99,794)	(83,917)	(12,359)
Cash, cash equivalents and restricted cash – beginning of the period	307,906	196,301	28,912
Cash, cash equivalents and restricted cash – end of the period	208,112	112,384	16,553
Supplemental disclosure of cash flow information:
Interest paid	4,397	16,827	2,478
Income taxes paid	5,628	1,838	271
Supplemental disclosure of noncash information:
Payable for purchase of property and equipment	110,305	116,812	17,205
Payable for investments and acquisitions	—	36,688	5,698
Right-of-use assets obtained in exchange for new operating lease liabilities	277,127	12,339	1,916
Noncash subscription received to be settled in shares	2,171,710	—	—

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF
CASH FLOWS — (continued)

(Amounts in thousands, except share and per share data, or otherwise noted)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	As of December 31, 2019	As of September 30, 2020	As of September 30, 2020
	RMB	RMB	USD
Cash and cash equivalents:	175,774	89,607	13,198
Restricted cash, non-current	20,527	22,777	3,355
Total cash, cash equivalents and restricted cash	196,301	112,384	16,553

The accompanying notes are an integral part of these unaudited consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

1. ORGINAZATIONS AND PRINCIPAL ACTIVITIES

Ucommune Group Holdings Limited (the “Company”) was incorporated under the laws of the Cayman Islands on September 21, 2018. The Company, its subsidiaries, its consolidated variable interest entities (the “VIEs”) and the VIEs’ subsidiaries under common ownership with the Company (collectively the “Group”) are primarily engaged in providing long-term leasing, on-demand and short-term leasing solutions to freelancers, start-up entrepreneurs, small medium enterprises and corporations by delivering well-furnished and fully-serviced space on a flexible basis in the People’s Republic of China (“PRC”). The individuals and enterprises registered on U bazaar, a mobile app of the Group are referred to as members.

(a)     History of the Group

Ucommune (Beijing) Venture Investment Co., Ltd. (“Ucommune Venture”) was established in April 2015, as a limited liability company in the PRC incorporated by Dr. Daqing Mao and other co-founders. After the incorporation, Ucommune Venture completed a series of financing by issuing equity interests with certain preferential rights to investors.

During September 2018 to June 2019, Ucommune Venture undertook a series of reorganization transactions to re-domicile its business from the PRC to the Cayman Islands (the “Re-domiciliation”). The Re-domiciliation was executed in the following steps:

1)      In September 2018, the Company was incorporated in the Cayman Islands to be the holding company of the Group. In December 2018, the Company established Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), a wholly owned subsidiary of the Company as an intermediate holding company. In January 2019, Ucommune HK established a wholly foreign owned enterprise, Ucommune (Beijing) Technology Co., Ltd. (“WFOE”), for the purpose of establishing a VIE structure as further described in 3) below.

2)      In May and June 2019, the Company issued an aggregate of 90,646,360 ordinary shares to all Ucommune Venture’s then existing shareholders at par value, in the same proportions as the percentage of equity interest they held in Ucommune Venture. Upon the issuance of the ordinary shares, the equity structure of the Company is identical to that of Ucommune Venture. The preferential rights of Ucommune Venture’s equity interest holders were cancelled upon the issuance of ordinary shares by the Company, which was accounted for as a modification.

3)      In May 2019, a series of VIE agreements were entered into between WFOE, Ucommune Venture and the shareholders of Ucommune Venture. Those arrangements effectively provided control over the operations of Ucommune Venture to WFOE. Upon the completion of step 2) and 3), the Re-domiciliation was completed.

Prior to the Re-domiciliation, the Company and Ucommune Venture are under the same ownership. The Re-domiciliation was accounted for as a reorganization of entities under common ownership. As a result, the accompanying financial statements have been prepared on a combined basis using historical cost.

(b)     Recent development

The COVID-19 outbreak has materially adversely affected the Group’s’ financial condition and results of operation. Net revenue for the nine months ended September 30, 2020 decreased partially due to the temporary closure of our spaces during the break and the Group experienced difficulty in collection of receivables, which resulted in additional allowance for doubtful accounts or impairment loss.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

1. ORGINAZATIONS AND PRINCIPAL ACTIVITIES (cont.)

The Group has assessed various accounting estimates and other matters, including goodwill, long-lived assets, long-term investments, valuation allowances for deferred tax assets and revenue recognition. Based on current assessment of these estimates, although the COVID-19 outbreak adversely affected the Group’s business in the first quarter of 2020, the Group concluded that there would be no material impact on the Group’s long-term forecast, and the Group identified and recorded impairments related to its long-lived assets and long-term investments in the unaudited condensed combined and consolidated statements of operations for the nine months ended September 30, 2020. While the adverse impact from COVID-19 is currently expected to be temporary, there is uncertainty around the duration of these disruptions and the possibility of other adverse effects on the Group’s business, and the Group will continue to monitor for potential credit risk as the impact of the COVID-19 pandemic evolves.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and use of estimates

The accompanying condensed combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) which include the Company, its subsidiaries, its VIEs and VIEs’ subsidiaries under which they are under common ownership. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results may differ from those estimates. The Group bases its estimates on past experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Group’s financial statements include, but are not limited to, consolidation of VIEs, valuation allowance for deferred tax assets, useful lives of property and equipment and intangible assets, incremental borrowing rate, allowance for doubtful accounts, impairment of right-of-use (“ROU”) assets, other long-lived assets and long-term investments, and purchase price allocation relating to business acquisitions, and valuation of the Group’s equity interests. Actual results may differ materially from those estimates.

The accompanying condensed combined and consolidated financial statements have been prepared assuming that the Group will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business is dependent on, among other things, the Group’s ability to generate sufficient cash flows from operations, and the Group’s ability to arrange adequate financing arrangements.

As of September 30, 2020, the Group had working capital deficit (defined as total current assets deducted by total current liabilities) of RMB 925,061, and shareholders’ equity of RMB 1,743,472, including an accumulated deficit of RMB 2,093,781. For the nine months ended September 30, 2020, the Group incurred losses from operations amounting to RMB 227,879, and generated negative cash flows from operating activities amounting to RMB 2,347. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The followings are management’s arrangement and plan to mitigate the substantial doubt:

•        The Group has short-term borrowings and current portion of long-term borrowings of RMB 86,276 and RMB 9,018, respectively, as of September 30, 2020. The Group has the intention and ability to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the combined and consolidated financial statements.

•        On November 12, 2020, the Group entered into a line of credit borrowing from Xiamen International Bank Beijing Branch amounting to RMB 90 million with annual interest rate range from 5% to 6.8% in different period. The Group could borrow the money at any time during November 16, 2020 to November 15, 2022.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Because of the above arrangements and plan, the Group believes that it will have adequate sources of liquidity and capital resources to support its daily operations for the next 12 months after the issuance of the combined and consolidated financial statements.

Impairment of ROU assets and other long-lived assets

The Group reviews its ROU assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Group considers to be important which could trigger an impairment review primarily includes (a) Significant underperformance relative to projected operating results; (b) Significant changes in the overall business strategy; (c) Significant adverse changes in legal or business environment and (d) Significant competition, unfavorable industry trend, or economic outlook. When these events occur, the Group measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Company measured the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate, operating costs. The weighted average cost of capital is used as the discount rate. The Group recorded RMB 34,150 and RMB 4,667 impairment losses on its ROU assets, RMB 52,350 and RMB 413 impairment losses on its property and equipment, during the nine months ended September 30, 2019 and 2020, respectively. All the impairment losses recorded are reported under co-working space segment.

Convenience translation

The Group’s business is primarily conducted in China and substantially all of the revenues are denominated in Renminbi (“RMB”). However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the combined and consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in shareholders’ equity and cash flows from RMB into US dollars as of and for the nine months ended September 30, 2020 are solely for the convenience of the readers and were calculated at the rate of USD1.00=RMB 6.7896 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on September 30, 2020. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on September 30, 2020, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, which have original maturities of three months or less when purchased and are subject to an insignificant risk of changes in value. The carrying value of cash equivalents approximates market value.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and equipment, net

Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Building	20 years
Furniture	5 years
Office equipment	3 years
Vehicles	5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the combined and consolidated statements of operations.

Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

The first step in the two-step impairment test is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is estimated by applying valuation multiples and/or estimating future discounted cash flows. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends and prospects, industry, market and economic conditions. When estimating future discounted cash flows, the Group considers the assumptions that hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on an industry-wide average cost of capital or location-specific economic factors. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit). If the implied fair value of goodwill exceeds the carrying amount, goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. The Group early adopted ASU No. 2017-04 on January 1, 2019 and used the one-step method for the goodwill impairment assessment for the year of 2019.

Lease

In February 2016, the FASB issued ASU 2016-02, which supersedes existing guidance on accounting for leases in ASC Topic 840-Leases (“ASC 840”) and generally requires all leases, including operating leases, to be recognized in the statement of financial position of lessees as ROU assets and lease liabilities, with certain practical expedients available.

The Group early adopted ASC Topic 842 — Leases (“ASC 842”) on January 1, 2017 on a modified retrospective basis. Upon adoption, the Group elected to utilize the package of practical expedients available under ASC 842, which permits the Group to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of the Group’s ROU assets. In connection with the adoption of ASC 842, the Group made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. The Group has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Group’s overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective of Lessee

The Group leases properties for its co-working space and other locations. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Group recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Group enters the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, the Group recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, the Group elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, the Group uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses includes rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses before it incurs or becomes probable.

From the Perspective of Lessor

The Group recognizes workspace membership revenue under ASC 842, and all the leases contracts are operating leases. The Group provides various leasing solutions for its members and generates revenues from monthly rent in the form of membership services fees or office desk rental fee. The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), as well as fee-based for the use of conference room and prints/copies. The price of each membership varies, based on the basis of the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the amount of desk space in the contract. The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of the Group’s lease contracts are fixed lease payment contracts. The Group’s variable lease payments consist of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred. Workspace membership revenue consists primarily of fees from members and is recognized ratably, on a monthly basis, over the lease term, as access to office space is provided. The Group applied practical expedients to choose not to separate lease and non-lease components for all lease related asset classes. The consolidated component is accounted for under ASC842. The lease term for most of the membership services is less than one year. The leases do not have renewal options and penalty is imposed if the lessees early terminate the leases. Workspace membership fees are generally collected in advance each quarter. Members are generally required to provide the Group with a deposit which is normally one month service fee. Pursuant to the term of membership agreement, the amount of deposit may be applied against the member’s unpaid balance.

The residual value of the Group’s lease assets represents the fair value of the leased assets at the end of the lease terms. The Group relies on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Operating lease income from fixed payments and variable lease income for the nine months ended September 30, 2019 and 2020 were as follows:

	For the nine months ended September 30,
	2019	2020
	RMB	RMB
	(unaudited)	(unaudited)
Operating lease income from fixed payments	419,102	341,430
Variable operating lease income	532	4,732
Total	419,634	346,162

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease payments receivable for the following five years as of September 30, 2020 were as follows:

As of September 30, 2020
RMB
(unaudited)
2021	239,315
2022	60,961
2023	31,039
2024	17,144
2025	10,351
Thereafter	4,938
Total	363,748

Revenue recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. The Group has early adopted the new standard as of January 1, 2017 using the modified retrospective method to all contracts that were not completed as of January 1, 2017. The Group elects the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The adoption did not have a material impact on the Group’s financial positions or results of operations. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

Revenue is recognized when control of promised goods or services is transferred to the Group’s customers in an amount of consideration to which the Group expects to be entitled to in exchange for those goods or services. The Group follows the five steps approach for revenue recognition under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies a performance obligation.

For the nine months ended September 30, 2019, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB 419,634, RMB 403,484 and RMB 51,451, respectively.

For the nine months ended September 30, 2020, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB 346,162, RMB 207,357 and RMB 44,957, respectively.

The primary sources of the Group’s revenues are as follows:

(a)     Workspace membership revenue

As set out in Note 2 “Lease, from the perspective of lessor”, workspace membership revenue is recognized under ASC 842.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b)    Marketing and branding services revenue

Marketing and branding services revenue primarily consists of advertising services revenue, generated by a subsidiary acquired in 2018. The service provided is accounted for as a single performance obligation and revenue is recognized over the service period by using the advertisement placed as output method.

(c)     Other services revenue

Other services revenue primarily consists of 1) interior design and construction revenue, 2) co-working space management fees and 3) charges to members for ancillary services including printing copying, etc. Design and construction revenue is generated from two subsidiaries acquired in 2018. Design revenue is recognized over time based on the basis of direct measurements of the value to the customer of the services transferred to date relative to the remaining services promised under the contract. Construction revenue is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. Co-working space management fees is derived from managing branded co- working space locations for leased property owners. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided. Variable consideration is estimated as the most likely amount to which the Group expects to be entitled. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Contract liabilities primarily result from the timing difference between the Group’s satisfaction of performance obligation and the customers’ payment. As of December 31, 2019, the contract liability was RMB 23,875 which was all recognized as revenue in the following year. As of September 30, 2020, the contract liability was RMB 14,690 which is expected to be recognized as revenue in the following year. Substantial all marketing and branding revenue, and services revenue is recognized over time during nine months ended September 30, 2020.

Recent accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Statements. This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. All entities may adopt the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified- retrospective approach). The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. The ASU clarifies certain aspects of accounting for credit losses, hedging activities, and financial instruments. For entities that have not yet adopted the amendments in ASU 2016-13, the effective dates and transition requirements for the amendments related to ASU 2019-04 are the same as the effective dates and transition requirements in ASU 2016-13. For entities that have adopted the amendments in ASU 2016-13, the amendments in ASU 2019-04 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

years. Early adoption is permitted in any interim period after issuance of this ASU as long as the entity has adopted the amendments in ASU 2016-13. Early adoption is permitted in any interim period following the issuance of this Update as long as the entity has adopted all of the amendments in ASU 2016-01. The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326) — Targeted Transition Relief. The ASU provides transition relief for entities adopting ASU 2016-13. The amendments in ASU 2019-05 allow entities to elect the fair value option on certain financial instruments. For entities that have not yet adopted the amendments in Update 2016-13, the effective date and transition methodology for the amendments in this Update are the same as in Update 2016-13. For entities that have adopted the amendments in Update 2016-13, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period after the issuance of this Update as long as an entity has adopted the amendments in Update 2016-13. The amendments in this Update should be applied on a modified-retrospective basis by means of a cumulative-effect adjustment to the opening balance of retained earnings balance in the statement of financial position as of the date that an entity adopted the amendments in Update 2016-13. The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities,” which provides guidance that indirect interests held through related parties under common control will be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. These indirect interests were previously treated the same as direct interests. The consideration of indirect interests on a proportional basis is consistent with how indirect interests held through related parties under common control are treated when determining if a reporting entity within a related party group is the primary beneficiary of a VIE. The new guidance is effective retrospectively for companies for the year ending March 31, 2021 and interim reporting periods during the year ending March 31, 2021 with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Group is in the process of evaluating the effects on its combined and consolidated financial statements.

3. RISKS AND CONCENTRATION

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents denominated in RMB amounted to RMB 171,915 and RMB 86,127 as of December 31, 2019 and September 30, 2020, respectively.

Interest Rate Risk

The Group is exposed to the impact of interest rate changes primarily through its variable-rate borrowings. As of December 31, 2019 and September 30, 2020, the Group has RMB 28,788 and RMB 25,209 short term borrowings with variable interest rates.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

3. RISKS AND CONCENTRATION (cont.)

Concentration risks

Financial instruments that potentially expose the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, term deposit and short-term investments. As of September 30, 2019 and 2020, substantially all of the Group’s cash and cash equivalents, term deposits and short-term investments were deposited in financial institutions located in the PRC. There are nil and one customer individually represent greater than 10% of total net revenue for the nine months ended September 30, 2019 and September 30, 2020,respectively.

There are no suppliers that individually represent greater than 10% of the total cost of revenue (excluding impairment loss) for the nine months ended September 30, 2019 and 2020.

4. HELD FOR SALE

In April 2019, an investor contributed 100% ownership of Hunan Longxi, a real estate company which primarily consisted of certain properties and a land use right, to the Group for equity interest of Ucommune Venture valued at RMB 367,787. The management has approved the plan to sell the properties and land use right and has been actively marketing these assets, which are expected to be sold in the first half year of 2020. The asset and liability balances amounting to RMB 327,216 and RMB 27,216 as of June 30, 2020 were accounted for as held for sale and measured at the net realizable value as of June 30, 2020.

In July 2020, the Group signed an agreement with an independence third party to sell the 80% equity interest of Hunan Longxi with cash consideration of RMB 240,000, which was subsequently terminated in accordance with the re-signed supplementary agreement due to the change of transaction structure.

In August 2020, the Group entered into another assignment agreement with another independence third party to dispose the 80% equity interest of Hunan Longxi and the Group’s debt claims to Hunan Longxi. The total cash consideration was RMB 200,000.

Disposal losses amounting to RMB 43,032 were recorded as loss on disposal of subsidiaries in the unaudited condensed combined and consolidated statements of operations for the nine months ended September 30, 2020. The 20% remaining equity interest of Hunan Longxi were accounted under the equity method. As of September 30, 2020, the uncollected considerations of RMB 170,000 were additional guaranteed by 30% Hunan Longxi’s equity interest according to a supplementary pledge agreement.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
Advances to suppliers(i)	41,890	18,803
Prepaid VAT	48,175	52,573
Rental deposit, current	10,295	12,935
Staff advances	5,418	8,100
Prepaid consulting expenses	1,099	1,590
Short-term construction deposits	4,744	3,590
Prepaid short-term rent	2,724	2,661
Interest receivable	726	404
Receivables from third-party payment platform	1,266	528
Receivable from disposal of a subsidiary	—	50,000
Others	19,493	18,093
Total	135,830	169,277

____________

(i)      Advances to suppliers mainly includes prepaid advertising costs, occupancy maintenance and facilities management expenses, as well as prepayment to construction and design suppliers.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
Leasehold improvement	612,899	419,339
Buildings	163,887	156,104
Furniture	36,179	24,224
Office equipment	40,966	32,502
Vehicles	119	99
Total cost of property and equipment	854,050	632,268
Less: Accumulated depreciation	(247,428)	(210,707)
Impairment loss	(47,684)	(34,395)
Add: Foreign exchange differences	(506)	463
Construction in progress	9,412	235
	567,844	387,864

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

7. GOODWILL

Goodwill consisted of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
Beginning Balance	1,419,018	1,533,485
Acquisitions	114,467	—
Ending Balance	1,533,485	1,533,485

The Group has three operating segment as of September 30, 2020. The carrying amount of goodwill allocated to co-working space, marketing and branding and others reporting units as of September 30, 2020 was RMB 1,131,154, RMB 133,523 and RMB 268,808, respectively.

8. LEASE

From the Perspective of Lessee

The Group leases real estate for terms between 2 to 20 years from real estate companies. The Group generally does not have options to extend or terminate leases, as the renewal or termination of relevant lease is on negotiation basis. Lease commences when the landlords make the space available for the Group to use.

The Group sub-leased the leased premises to provide various lease solutions. All of the Group’s leases are operating leases under ASC 842.

Supplemental balance sheet information related to the leases were as follows:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
ROU assets	1,851,729	1,299,685
Operating lease liabilities – current	(589,467)	(588,375)
Operating lease liabilities – non current	(1,393,691)	(959,092)
Weighted average remaining lease terms	7.60 years	7.30 years
Weighted average incremental borrowing rate	10.53%	10.63%

The components of lease expenses for the nine months ended September 30, 2019 and 2020 were as follows:

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Operating lease expenses for variable payments	2,978	731
Operating lease expenses for fixed payments	373,980	295,829
Short-term lease expenses	5,315	4,305
Total	382,273	300,865

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

8. LEASE (cont.)

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	269,405	132,404

Supplemental noncash information:

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Operating lease liabilities arising from obtaining ROU assets	277,127	12,449

The future lease payments as of September 30, 2020 were as follows:

Year Leases	As of September 30, 2020
RMB
(unaudited)
2021	86,711
2022	345,085
2023	308,673
2024	269,395
2025	252,529
Thereafter	752,020
Total lease payments	2,014,413
Less: imputed interest	(466,946)
Total lease liabilities	1,547,467

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

9. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
Payable for purchase of property and equipment	179,914	116,812
Payable for construction service	27,978	21,086
Payable for lease expenses	2,170	3,259
Payable for advertising services	56,684	28,339
Payable for utility and other expenses	14,441	20,633
Others	44,495	45,165
Total	325,682	235,294

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
Refundable deposits from members, current	80,935	52,662
Payable for investments and acquisitions	41,688	38,688
Payable to former shareholders of acquirees	13,782	14,057
Accrued payroll	26,719	13,280
VAT payable	8,022	9,184
Other taxes payable	3,448	5,644
Interests payable	13,651	11,786
Third-party loans	34,366	58,484
Amounts reimbursable to employees	858	1,233
Others	53,108	49,312
Total	276,577	254,330

11. CONVERTIBLE BOND

In January 2019, the Company issued a convertible bond of USD10,000 (equivalent to RMB 71,477) (the “Bond”) to All-Stars SPX Limited (the “Holder”). Dr. Daqing Mao pledged 697,977 of the Company’s ordinary shares to the Holder for securing the Bond. The Bond has a term of 364 days commencing from the funding date, which can be extended for an additional six-month with both parties’ consent. Before the maturity, the Bond is convertible into the Company’s most senior class of security interests at the option of the Holder USD1,000, USD4,000 and USD5,000 of the principal amounts should be converted at the conversion price determined based on the pre-money valuation of the Group at USD 2,500,000, USD 1,360,000 and USD 800,000, respectively, on a fully diluted and as converted basis. The Bond bears annual interest rate at 8% and will be payable upon maturity. The Holder enjoys pre-emptive rights, information and inspection rights and other protective rights.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

11. CONVERTIBLE BOND (cont.)

The convertible bond does not have any embedded conversion option which shall be bifurcated and separately accounted for as a derivative under ASC 815, nor did the convertible bond contain a cash conversion feature. The Company accounted for the Bond in accordance with ASC 470, as a single debt instrument; and per ASC 470, contingent beneficial conversion feature (“BCF”) shall not be recognized in earnings until the contingency is resolved. No BCF was recognized for the twelve-month period ended December 31, 2019 as the current set conversion price for the Bond is greater than the fair value of the ordinary share price at date of issuance. No issuance costs related to the Bond incurred.

In January 2020, the Company signed a supplementary agreement with the Holder to extend the repayment date of the Bond to the date earlier of July 13, 2020 or the date the Company successfully consummates an IPO.

In July 2020, the Company signed another supplementary agreement with the Holder to cancel the conversion right of the Holder and revise the repayment term that the Company need to repay the Bond in fifth installment from July to November. And if the Company successfully consummates an IPO, the Bond should be repaid immediately. The balance of RMB 43,022 was reclassified as short-term borrowing as of September 30, 2020. Up to November 30, 2020, the Bond has been fully repaid.

12. COST OF REVENUE (EXCLUDING IMPAIRMENT LOSS)

Cost of revenue (excluding impairment loss) consisted of the following:

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Lease expenses	366,824	298,233
Employee compensation and benefits	54,386	43,293
Depreciation and amortization	77,170	53,411
Advertising cost	354,950	179,867
Other operating costs(i)	164,024	108,021
Total	1,017,354	682,825

____________

(i)      Including costs for construction and design services, utilities, maintenance, daily cleaning and others.

13. INCOME TAXES

Cayman Islands & BVI

The Company is a tax-exempted company incorporated in the Cayman Islands. A subsidiary, Ucommune International Limited, is incorporated in BVI. Both companies are not subject to income tax.

United States (“U.S.”)

Ucommune N.Y. Corp. is incorporated in the U.S. and are subject to the U.S. federal income taxes. According to U.S. tax reform, a flat corporate income tax rate of 21% is effective beginning in 2018.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

13. INCOME TAXES (cont.)

Hong Kong

Ucommune HK was established in Hong Kong and is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first 2 million Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements as it has no assessable profit for the years ended December 31, 2019 and nine months ended September 30, 2020.

Singapore

Ucommune Singapore Pte. Ltd. was established in Singapore and is subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2019 and nine months ended September 30, 2020.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions. According to the requirements of Cai Shui [2014] No. 26, enterprises that qualify as encouraged industrial enterprises located in Zhu Hai Heng Qin New Area (“Heng Qin New Area”) are subject to a tax rate of 15%. Shengguang Zhongshuo, as a company located in Heng Qin New Area, is qualified to enjoy the 15% preferential income tax rate.

Enterprises, for which the annual taxable income amount which does not exceed RMB 500 in 2017, and the annual taxable income of no more than RMB 1,000 in 2018, shall qualify as the small low-profit enterprises, and only 50% of its taxable income shall be subject to enterprise income tax at a reduced tax rate of 20%.

According to Caishui [2019] No. 13, small and low-profit enterprises have updated their preferential tax conditions. The entity should meet the three conditions: 1. The annual taxable income does not exceed RMB 3,000. 2. The number of employees does not exceed 300. 3. The total assets does not exceed RMB 50,000.

For small, low-profit enterprises whose annual taxable income does not exceed RMB 1,000, the preferential income tax rate was 5%; for the annual taxable income exceeding RMB 1,000 but not more than RMB 3,000, the preferential income tax rate was 10%.

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Current tax expense	5,440	2,683
Deferred tax benefit	(660)	(353)
Total	4,780	2,330

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

13. INCOME TAXES (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets were as follows:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
Deferred tax assets:
Allowance for doubtful accounts	2,126	4,554
Impairment loss on long-lived assets	32,263	40,627
Impairment loss on long-term investments	8,953	9,830
Deductible temporary difference related to advertising expenses	3,773	5,092
Deferred subsidy income	1,044	3,274
Net operating loss carrying forwards	231,357	269,292
Total deferred tax assets	279,516	332,669
Less: valuation allowance	(279,516)	(332,669)
Deferred tax assets, net	—	—

Net change in the valuation allowance of deferred tax assets are summarized as follows:

RMB
Net change of valuation allowance of Deferred tax assets
Balance at December 31, 2018	160,252
Additions-change to tax expense	119,264
Balance at December 31, 2019	279,516
Additions-change to tax expense	53,153
Balance at September 30, 2020	332,669

The significant components of deferred taxes liability were as follows:

	As of December 31, 2019	As of September 30, 2020
	RMB	RMB
		(unaudited)
Deferred tax liabilities:
Acquired intangible assets	2,427	1,985
Total deferred tax liabilities	2,427	1,985

The aggregate NOLs as of September 30, 2020 was RMB 3,228,471 deriving from entities in the PRC. The aggregate NOLs in 2019 was RMB 1,256,691 deriving from entities in the PRC. The NOLs will start to expire from 2021 if they are not used. The cumulative net operating loss in the PRC can be carried forward for five years, to offset future net profits for income tax purposes.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

13. INCOME TAXES (cont.)

The aggregate NOLs as of September 30, 2020 was RMB 194,463 deriving from entities in the Hong Kong. The aggregate NOLs in 2019 was RMB 196,445 deriving from entities in the Hong Kong. The cumulative net operating loss in Hong Kong can be carried forward without an expiration date.

The company has RMB 50,198 and RMB 33,795 cumulative net operating loss in U.S and Singapore to carry forward as of September 30, 2020 and December 31, 2019, which can be carried forward indefinitely.

The company has RMB 2,722 and RMB 2,722 cumulative net operating loss in BVI as of September 30, 2020 and December 31, 2019.

The Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries may not be used to offset other subsidiaries’ earnings within the Group. Valuation allowance is considered on each individual subsidiary basis. Valuation allowance of RMB 279,516 and RMB 332,669 had been established as of December 31, 2019 and September 30, 2020, respectively, in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the years ended December 31, 2019 and nine months ended September 30, 2020. The Group did not incur any significant interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future years.

According to the PRC Tax Administration and Collection Law, the tax authority may require the taxpayer or the withholding agent to make delinquent tax payment within three years if the underpayment of taxes is resulted from the tax authority’s act or error. No late payment surcharge will be assessed under such circumstances. The statute of limitation will be three years if the underpayment of taxes is due to the computational errors made by the taxpayer or the withholding agent. Late payment surcharge will be assessed in such case. The statute of limitation will be extended to five years under special circumstances which are not clearly defined (but an underpayment of tax liability exceeding RMB 100 is specifically listed as a “special circumstance”). The statute of limitation for transfer pricing related issue is ten years. There is no statute of limitation in the case of tax evasion.

Therefore, the Group is subject to examination by the PRC tax authorities based on the above.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

13. INCOME TAXES (cont.)

The reconciliation of the effective tax rate and the statutory income tax rate applicable to PRC operations was as follow:

	For the nine months ended September 30, 2019	For the nine months end September 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Loss before provision for income taxes and loss from equity method investments	(564,331)	(356,617)
Income tax expense computed at an applicable tax rate of 25%	(141,083)	(89,154)
Effect of non-deductible expenses	195	254
Effect of preferential tax rate	51,238	36,959
Effect of income tax rate difference in other jurisdictions	4,982	1,118
Change in valuation allowance	89,448	53,153
	4,780	2,330

New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25% with the statute subject to the determination by PRC tax authorities.

If the Company were to be a non-resident for PRC tax purpose, dividends paid to it out of profits earned by PRC subsidiaries after January 1, 2008 would be subject to 10% withholding tax, if no tax treaty is applicable. In addition, under tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the Foreign Invested Enterprise (“FIE”); or 10%, if the investor holds less than 25% in the FIE.

14. NET LOSS PER SHARE

For the nine months ended September 30, 2019 and 2020, for the purpose of calculating net loss per share as a result of the reorganization as described in Note 1, the number of shares used in the calculation reflects the outstanding shares of the Company as if the reorganization took place at the beginning of the period presented.

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

14. NET LOSS PER SHARE (cont.)

Basic and diluted net loss per share for each of the year presented were calculated as follows:

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Numerator:
Net loss attributable to Ucommune Group Holdings Limited’s shareholders	(551,948)	(343,306)
Denominator:
Weighted average ordinary shares used in computing basic loss per share	94,434,484	131,312,984
Weighted average ordinary shares used in computing diluted loss per share	94,434,484	131,312,984
Basic net loss per share	(5.84)	(2.61)
Diluted net loss per share	(5.84)	(2.61)

15. RELATED PARTIES TRANSACTIONS

The Group had the following related parities:

a.      Executive Officers and companies controlled by executive officers

b.      Equity method investees

c.      Companies controlled by the same shareholders.

d.      The 30% equity holder of Shengguang Zhongshuo

e.      The wholly owned subsidiary of d.

I.     Balances:

The Group had the following related party balances:

	Relationship	Notes	As of December 31, 2019	As of September 30, 2020
			RMB	RMB
				(unaudited)
Amounts due from related parties:
Guangdong Advertising Co., Ltd.	(d)	(i)	36,381	28,979
Youxiang Group	(c)	(ii)	15,483	2,125
Others	(b)	(iii)	1,631	492
			53,495	31,596

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

15. RELATED PARTIES TRANSACTIONS (cont.)

	Relationship	Notes	As of December 31, 2019	As of September 30, 2020
			RMB	RMB
				(unaudited)
Amounts due to related parties:
Youxiang Group	(c)	(iv)	34,032	44,473
Guangdong Marketing Advertising Group	(e)	(v)	9,209	15,909
Angela Bai	(a)	(vi)	—	15,486
Others	(b)		10	1,669
			43,251	77,537

____________

(i)      Amounts due from Guangdong Advertising Co., Ltd. are marketing service fee receivable and prepaid advertising fee.

(ii)     Amounts due from Youxiang Group are consulting fee and construction fee.

(iii)    Amounts due from others are operating management fees and promotion consulting fees.

(iv)    Amounts due to Youxiang Group are lease expenses, property management expenses and short-term borrowing.

(v)      Amounts due to Guangdong Marketing Advertising Group are account payable for media resource purchase.

(vi)    Amounts due to Angela Bai are short-term borrowings.

The Group entered into leases with Youxiang Group and the related ROU assets as of December 31, 2019 and September 30, 2020 were RMB 106,558 and RMB 20,257, respectively. The related lease liabilities as of December 31, 2019 and September 30, 2020 were RMB 111,248 and RMB 23,765, respectively.

II.     Transactions:

Lease expenses

	Relationship	Nine months Ended September 30, 2019	Nine months Ended September 30, 2020
		RMB	RMB
		(unaudited)	(unaudited)
Youxiang Group(i)	(c)	17,064	11,231

Revenues

	Relationship	Nine months Ended September 30, 2019	Nine months Ended September 30, 2020
		RMB	RMB
		(unaudited)	(unaudited)
Youxiang Group(ii)	(c)	8,084	4,623
Guangdong Advertising Co., Ltd.(iii)	(d)	78,038	75,144

UCOMMUNE GROUP HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

15. RELATED PARTIES TRANSACTIONS (cont.)

Property management expense

	Relationship	Nine months Ended September 30, 2019	Nine months Ended September 30, 2020
		RMB	RMB
		(unaudited)	(unaudited)
Youxiang Group(iv)	(c)	5,373	196

Purchase of advertisement distribution services

	Relationship	Nine months Ended September 30, 2019	Nine months Ended September 30, 2020
		RMB	RMB
		(unaudited)	(unaudited)
Xinjiang Xinzhongshuo Marketing Co., Ltd.(v)	(a)	17,557	5
Guangdong Advertising Co., Ltd.(v)	(d)	1,590	1,081
Guangdong Advertising Marketing Group(v)	(e)	4,520	7,794

____________

(i)      The amount represents rental expense for the operating lease from Youxiang Group.

(ii)     The amount represents consulting, construction and designing services provided to Youxiang Group.

(iii)    The amount represents marketing services provided to Guangdong Advertising Co., Ltd.

(iv)    The amount represents a property management services provided by Youxiang Group.

(v)      The amount represents advertisement distribution services provided by these related parties.

16. COMMITMENTS AND CONTINGENCIES

Investment commitment

The Group was obligated to pay RMB 5,000 for several long-term investments under various arrangements as of September 30, 2020 with payment due within one year.

17. SUBSEQUENT EVENTS

The Group has performed an evaluation of subsequent events through the date the financial statements were issued and has determined that there are no events that would have required adjustment or disclosure in the financial statements, except for the following:

On November 17, 2020, the Group has successfully consummated the business combination with Orisun Acquisition Corp.. In connection with the Business Combination, the Group has entered into a series of backstop agreements with 19 investors (the “PIPE Financing”).

The PIPE Financing officially closed on November 25, 2020. In connection with the PIPE Financing, 6,030,670 shares of Class A ordinary shares of the Company were issued, and the Company had received gross proceeds of approximately $60.9 million as of November 25, 2020. As of November 25, there were 80,451,843 ordinary shares outstanding, comprising of 70,999,436 Class A ordinary shares and 9,452,407 Class B ordinary shares. The Class A ordinary shares and warrants of the Company are trading on The Nasdaq Stock Market under the symbols “UK” and “UKOMW,” respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Ucommune Group Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying combined and consolidated balance sheets of Ucommune Group Holdings Limited (the “Company”) as of December 31, 2018 and 2019, the related combined and consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2020.

Beijing, China

August 19, 2020

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
ASSETS
Current assets:
Cash and cash equivalents	274,633	175,774	25,196
Restricted cash, current	11,000	—	—
Term deposits	24,000	41,715	5,979
Short-term investments	32,200	37,930	5,437
Accounts receivable, net of allowance of RMB 7,434 and RMB 11,190 as of December 31, 2018 and 2019, respectively	69,368	86,200	12,356
Prepaid expenses and other current assets	95,784	135,830	19,470
Loan receivable	190,000	—	—
Amounts due from related parties, current	25,660	52,611	7,541
Held-for-sale asset	—	356,233	51,064
Total current assets	722,645	886,293	127,043

Non-current assets
Restricted cash, non-current	22,273	20,527	2,942
Long-term investments	73,167	29,329	4,204
Property and equipment, net	490,351	567,844	81,397
Right-of-use assets, net	1,935,401	1,851,729	265,435
Intangible assets, net	30,142	40,105	5,749
Goodwill	1,419,018	1,533,485	219,817
Rental deposit	91,251	98,486	14,117
Long-term prepaid expenses	184,833	116,363	16,680
Amounts due from related parties, non-current	2,220	884	127
Other assets, non-current	3,385	185	27
Total non-current assets	4,252,041	4,258,937	610,495
TOTAL ASSETS	4,974,686	5,145,230	737,538

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS — (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the Company of RMB 77,698 and RMB 117,568 as of December 31, 2018 and 2019)	77,698	138,647	19,874
Long-term borrowings, current portion (including long-term borrowings, current portion of the consolidated VIEs without recourse to the Company of RMB 26,052 and RMB 9,500 as of December 31, 2018 and 2019)	26,052	14,390	2,063
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Company of RMB 317,530 and RMB 317,816 as of December 31, 2018 and 2019)	317,530	325,682	46,685
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB 205,387 and RMB 243,360 as of December 31, 2018 and 2019)	205,387	276,577	39,642
Amounts due to related parties, current (including amounts due to related parties, current of the consolidated VIEs without recourse to the Company of RMB 12,537 and RMB 43,251 as of December 31, 2018 and 2019)	12,537	43,251	6,200
Advance workspace membership fee (including advance workspace membership fee of the consolidated VIEs without recourse to the Company of RMB 86,791 and RMB 92,412 as of December 31, 2018 and 2019)	86,791	99,226	14,224
Convertible bond (including convertible bond of the consolidated VIEs without recourse to the Company of nil and nil as of December 31, 2018 and 2019)	—	69,762	10,000
Contract liabilities (including contract liabilities of the consolidated VIEs without recourse to the Company of RMB 15,305 and RMB 23,875 as of December 31, 2018 and 2019)	15,305	23,875	3,422
Income taxes payable (including income tax payable of the consolidated VIEs without recourse to the Company of RMB 5,747 and RMB 325 as of December 31, 2018 and 2019)	5,747	325	47
Deferred subsidy income (including deferred subsidiary income of the consolidated VIEs without recourse to the Company of RMB 18,357 and RMB 11,974 as of December 31, 2018 and 2019)	18,357	11,974	1,716
Held-for-sale liabilities (including held-for-sale liabilities, current of the consolidated VIEs without recourse to the Company of nil and RMB 32,514 as of December 31, 2018 and 2019)	—	32,514	4,661

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS — (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Liabilities to be settled in shares (including liabilities to be settled in shares, current of the consolidated VIEs without recourse to the Company of RMB 1,554,876 and nil as of December 31, 2018 and 2019)	1,554,876	—	—
Lease liabilities, current (including lease liabilities, current of the consolidated VIEs without recourse to the Company of RMB 559,186 and RMB 557,647 as of December 31, 2018 and 2019)	559,186	589,467	84,497
Total current liabilities	2,879,466	1,625,690	233,031

Non-current liabilities:
Amounts due to related parties, non-current (including amounts due to related parties, non-current of the consolidated VIEs without recourse to the Company of RMB 252 and RMB nil as of December 31, 2018 and 2019)	252	—	—
Long-term borrowings (including long-term borrowings of the consolidated VIEs without recourse to the Company of RMB 19,344 and RMB 5,000 as of December 31, 2018 and 2019)	19,344	5,000	717
Long-term payable (including long-term payable of the consolidated VIEs without recourse to the Company of RMB 14,228 and RMB 14,308 as of December 31, 2018 and 2019)	14,228	14,308	2,051
Deferred tax liabilities (including deferred tax liability of the consolidated VIEs without recourse to the Company of RMB 3,292 and RMB 2,427 as of December 31, 2018 and 2019)	3,292	2,427	348
Lease liabilities, non-current (including lease liabilities, non-current of the consolidated VIEs without recourse to the Company of RMB 1,462,032 and RMB 1,345,623 as of December 31, 2018 and 2019)	1,462,032	1,393,691	199,778
Total non-current liabilities	1,499,148	1,415,426	202,894
TOTAL LIABILITIES	4,378,614	3,041,116	435,925

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS — (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Commitments and contingencies (Note 26)
SHAREHOLDERS’ EQUITY
Ordinary shares (38,000,000 and 500,000,000 authorized, 1 and 131,312,984 issued and outstanding as of December 31, 2018 and, 2019, with par value of HK$0.01 and US$0.0001, respectively)	—	92	13
Paid in capital	10,021	—	—
Additional paid-in capital	1,344,027	3,645,708	522,592
Subscription receivable	—	(87)	(12)
Statutory reserves	1,637	3,827	549
Accumulated deficit	(957,135)	(1,750,475)	(250,921)
Accumulated other comprehensive loss	(835)	(926)	(133)
Total Ucommune Group Holdings Limited shareholders’ equity	397,715	1,898,139	272,088
Noncontrolling interests	198,357	205,975	29,525
TOTAL SHAREHOLDERS’ EQUITY	596,072	2,104,114	301,613
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,974,686	5,145,230	737,538

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Revenue:
Workspace membership revenue	394,356	557,994	79,985
Marketing and branding service revenue (including services provided to a related party of RMB nil and RMB 117,796 for the years ended December 31, 2018 and 2019)	24,617	534,826	76,664
Other service revenue (including services provided to related parties of RMB 4,435 and RMB 12,116 for the years ended December 31, 2018 and 2019)	29,535	74,538	10,685
Total revenue	448,508	1,167,358	167,334

Cost of revenue:
Workspace membership (including services provided by related parties of RMB 11,964 and RMB 22,336 for the years ended December 31, 2018 and 2019)	(624,844)	(814,002)	(116,683)
Marketing and branding service (including services provided by related parties of RMB nil and RMB 57,444 for the years ended December 31, 2018 and 2019)	(22,481)	(485,473)	(69,590)
Other services	(16,284)	(69,917)	(10,022)
Total cost of revenue	(663,609)	(1,369,392)	(196,295)
Operating expenses:
Impairment loss on long-lived assets	(111,203)	(52,030)	(7,458)
Pre-opening expenses	(20,165)	(15,124)	(2,168)
Sales and marketing expenses	(44,783)	(75,841)	(10,871)
General and administrative expenses	(118,798)	(181,582)	(26,029)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	386	55
Change in fair value of liabilities to be settled in shares	25,607	(179,475)	(25,727)
Loss from operations	(456,900)	(705,700)	(101,159)
Interest income	21,574	5,944	852
Interest expense	(9,902)	(16,346)	(2,343)
Subsidy income	31,783	16,782	2,406
Impairment loss on long-term investments	(18,990)	(37,453)	(5,369)
Gain on disposal of long-term investments	2,030	—	—
Other expense, net	(11,715)	(63,480)	(9,100)
Loss before income taxes and loss from equity method investments	(442,120)	(800,253)	(114,713)
Provision for income taxes:	(2,087)	(4,872)	(698)
Loss from equity method investments	(948)	(1,548)	(222)
Net loss	(445,155)	(806,673)	(115,633)
Less: Net loss attributable to noncontrolling interests	(15,563)	(15,523)	(2,225)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(791,150)	(113,408)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
– Basic	(4.74)	(7.56)	(1.08)
– Diluted	(4.74)	(7.56)	(1.08)
Weighted average shares used in calculating net loss per share
– Basic	90,646,360	104,684,701	104,684,701
– Diluted	90,646,360	104,684,701	104,684,701

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Net loss	(445,155)	(806,673)	(115,633)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(653)	(69)	(10)
Total Comprehensive loss	(445,808)	(806,742)	(115,643)
Less: Comprehensive loss attributable to noncontrolling interest	(15,587)	(15,524)	(2,225)
Comprehensive loss attributable to Ucommune Group Holdings Limited’s shareholders	(430,221)	(791,218)	(113,418)

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amounts in thousands, except share and per share data, or otherwise noted)

	Ordinary Shares		Paid-in Capital	Additional paid-in capital	Subscription Receivable	Statutory Reserve	Accumulated deficit	Accumulated other comprehensive loss	Total Ucommune Group Holding Limited shareholders’ equity	Noncontrolling interests	Total shareholders’ equity
	No. of shares	Amount
Balance as of December 31, 2017	—	—	9,082	1,340,467	—	345	(526,251)	(206)	823,437	1,359	824,796
Net loss	—	—	—	—	—	—	(429,592)	—	(429,592)	(15,563)	(445,155)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(629)	(629)	(24)	(653)
Provision for statutory reserve	—	—	—	—	—	1,292	(1,292)	—	—	—	—
Business acquisition	—	—	—	—	—	—	—	—	—	202,411	202,411
Capital contribution from shareholders	1	—	939	3,560	—	—	—	—	4,499	—	4,499
Capital contribution from noncontrolling shareholders	—	—	—	—	—	—	—	—	—	10,174	10,174
Balance as of December 31, 2018	1	—	10,021	1,344,027	—	1,637	(957,135)	(835)	397,715	198,357	596,072
Issuance of ordinary shares	131,312,984	92	—	2,310,377	(87)	—	—	—	2,310,382	—	2,310,382
Effect or reorganization	(1)	—	(10,021)	10,021	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(791,150)	—	(791,150)	(15,523)	(806,673)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(91)	(91)	22	(69)
Provision for statutory reserve	—	—	—	—	—	2,190	(2,190)	—	—	—	—
Business acquisitions	—	—	—	(17,078)	—	—	—	—	(17,078)	20,090	3,012
Acquisition of noncontrolling interests	—	—	—	(1,639)	—	—	—	—	(1,639)	(1,081)	(2,720)
Capital contribution from noncontrolling shareholders	—	—	—	—	—	—	—	—	—	4,110	4,110
Balance as of December 31, 2019 in RMB	131,312,984	92	—	3,645,708	(87)	3,827	(1,750,475)	(926)	1,898,139	205,975	2,104,114
Balance as of December 31, 2019 in USD	—	13	—	522,592	(12)	549	(250,921)	(133)	272,088	29,525	301,613

The accompanying notes are an integral part of these combined and consolidated financial statements

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD
Cash flows from operating activities:
Net loss	(445,155)	(806,673)	(115,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	79,162	108,303	15,525
Amortization of intangible assets	1,907	10,803	1,549
Loss on disposal of property and equipment	7,069	30,604	4,387
Loss on disposal of intangible assets	—	14	2
Impairment of long-lived assets	111,203	52,030	7,458
Impairment of long-term investment	18,990	37,453	5,369
Gain on disposal of a subsidiary	(644)	—	—
Gain on disposal of long-term investments	(2,030)	—	—
Amortization of right-of-use assets	288,076	289,005	41,427
Remeasurement gain of previously held equity interests in connection with step acquisitions	(27,543)	(386)	(55)
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727
Allowance for doubtful accounts	7,352	4,950	710
Loss from equity method investment	948	1,548	222
Deferred income tax	(47)	(884)	(127)
Changes in operating assets and liabilities:
Accounts receivable	543	(19,821)	(2,841)
Prepaid expenses and other current assets	11,097	(1,262)	(181)
Amount due from related parties	21,956	(27,814)	(3,987)
Long-term prepaid expenses	1,413	(1,274)	(183)
Right-of-use assets	(741,372)	(202,983)	(29,096)
Rental deposit, non-current	(21,813)	(6,900)	(989)
Accounts payable	8,845	46,401	6,651
Accrued expenses and other current liabilities	48,239	43,549	6,244
Advanced workspace membership fee	8,869	12,393	1,776
Contract liabilities	14,905	8,569	1,228
Income tax payable	(2,571)	(5,422)	(777)
Deferred subsidy income	(1,179)	(6,383)	(915)
Amount due to related parties	6,179	37,108	5,319
Lease liabilities	574,048	(14,522)	(2,082)
Change in held for sale assets	—	(10,181)	(1,459)
Change in held for sale liabilities	—	18,862	2,704
Refundable deposits from members, non-current	5,089	81	12
Net cash used in operating activities	(52,071)	(223,357)	(32,015)

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD
Cash Flows from investing activities
Purchase of term deposits	(17,000)	(17,712)	(2,539)
Purchase of short-term investments	(32,200)	(321,940)	(46,148)
Settlement of short-term investments	206,400	317,200	45,469
Purchase of property and equipment	(135,239)	(173,571)	(24,880)
Proceeds from disposal of property and equipment	642	1,089	156
Purchase of intangible asset	(607)	(4,345)	(623)
Loan provided to related parties	(8,020)	—	—
Loan provided to third parties	(70,000)	—	—
Loan collected from related parties	—	2,200	315
Loan collected from third parties	—	190,000	27,235
Payment for long-term investment	(6,250)	(1,978)	(284)
Proceeds from disposal of long-term investments	3,000	—	—
Cash deduction due to disposal of a subsidiary	(324)	—	—
Cash received for business acquisitions, net of cash paid	29,913	16,481	2,362
Net cash (used in)/provided by investing activities	(29,685)	7,424	1,063

Cash flows from financing activities
Capital contribution from shareholders	4,499	—	—
Capital contribution from noncontrolling shareholders	10,174	4,110	589
Subscription received to be settled in shares	126,545	—	—
Cash paid for listing fee	—	(6,299)	(903)
Acquisition of noncontrolling interests	—	(2,720)	(390)
Loan repaid to related parties	(11,316)	(6,906)	(990)
Loan received from third parties	59,960	120,165	17,225
Loan repaid to third parties	—	(73,733)	(10,569)
Cash received from issuing convertible bond	—	69,762	10,000
Net cash provided by financing activities	189,862	104,379	14,962
Effects of exchange rate changes	57	(51)	(9)
Net increase/(decrease) in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)
Cash, cash equivalents and restricted cash – beginning of the period	199,743	307,906	44,137
Cash, cash equivalents and restricted cash – end of the period	307,906	196,301	28,138

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD
Supplemental disclosure of cash flow information:
Interest paid	5,253	7,948	1,139
Income taxes paid	351	6,801	975

Supplemental disclosure of noncash information:
Payable for purchase of property and equipment	219,104	179,914	25,790
Payable for investments and acquisitions	38,350	41,688	5,976
Noncash subscription received to be settled in shares	1,180,821	—	—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the combined and consolidated balance sheets that sum to the total of the same such amounts shown in the combined and consolidated statements of cash flows:

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD
Cash and cash equivalents:	274,633	175,774	25,196
Restricted cash, current	11,000	—	—
Restricted cash, non-current	22,273	20,527	2,942
Total cash, cash equivalents and restricted cash	307,906	196,301	28,138

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES

Ucommune Group Holdings Limited (the “Company”) was incorporated under the laws of the Cayman Islands on September 21, 2018. The Company, its subsidiaries, its consolidated variable interest entities (the “VIEs”) and the VIEs’ subsidiaries under common ownership with the Company (collectively the “Group”) are primarily engaged in providing long-term leasing, on-demand and short-term leasing solutions to freelancers, start-up entrepreneurs, small medium enterprises and corporations by delivering well-furnished and fully-serviced space on a flexible basis in the People’s Republic of China (“PRC”). The individuals and enterprises registered on U bazaar, a mobile app of the Group are referred to as members.

History of the Group

Ucommune (Beijing) Venture Investment Co., Ltd. (“Ucommune Venture”) was established in April 2015, as a limited liability company in the PRC incorporated by Dr. Daqing Mao and other co-founders. After the incorporation, Ucommune Venture completed a series of financing by issuing equity interests with certain preferential rights to investors.

During September 2018 to June 2019, Ucommune Venture undertook a series of reorganization transactions to re-domicile its business from the PRC to the Cayman Islands (the “Re-domiciliation”). The Re-domiciliation was executed in the following steps:

1)      In September 2018, the Company was incorporated in the Cayman Islands to be the holding company of the Group. In December 2018, the Company established Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), a wholly owned subsidiary of the Company as an intermediate holding company. In January 2019, Ucommune HK established a wholly foreign owned enterprise, Ucommune (Beijing) Technology Co., Ltd. (“WFOE”), for the purpose of establishing a VIE structure as further described in 3) below.

2)      In May and June 2019, the Company issued an aggregate of 90,646,360 ordinary shares to all Ucommune Venture’s then existing shareholders at par value, in the same proportions as the percentage of equity interest they held in Ucommune Venture. Upon the issuance of the ordinary shares, the equity structure of the Company is identical to that of Ucommune Venture. The preferential rights of Ucommune Venture’s equity interest holders were cancelled upon the issuance of ordinary shares by the Company, which was accounted for as a modification.

3)      In May 2019, a series of VIE agreements were entered into between WFOE, Ucommune Venture and the shareholders of Ucommune Venture. Those arrangements effectively provided control over the operations of Ucommune Venture to WFOE. Upon the completion of step 2) and 3), the Re-domiciliation was completed.

Prior to the Re-domiciliation, the Company and Ucommune Venture are under the same ownership. The Re-domiciliation was accounted for as a reorganization of entities under common ownership. As a result, the accompanying financial statements have been prepared on a combined basis using historical cost.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

As of December 31, 2019, the Company’s major subsidiaries, its VIEs and the VIEs’ major subsidiaries were as follow:

Name	Later of date of establishment or acquisition	Place of establishment	Percentage of ownership	Principal activities
Major Subsidiaries of the Company:
Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”)	December 7, 2018	Hong Kong	100%	Shared workspace
Ucommune (Beijing) Information Technology Co., Ltd (“WFOE”)	January 3, 2019	PRC	100%	Technology and internet service
Melo, Inc.	May 15, 2019	Cayman	100%	Technology Innovation
Melo Hongkong Limited	May 15, 2019	Hong Kong	100%	Technology Innovation
Beijing Melo Technology Co. Ltd	May 15, 2019	PRC	100%	Technology Innovation
VIEs:
Ucommune (Beijing) Venture Investment Co., Ltd (“Ucommune Investment”)	April 3, 2015	PRC	100%	Shared workspace
Beijing Youxianji Technology Co., Ltd (“Youxianji”)	August 29, 2018	PRC	100%	Technology and internet service
Beijing Weixue Tianxia Educational Technology Co. Ltd	May 15, 2019	PRC	100%	Technology Innovation
Major VIEs’ subsidiaries:
Beijing Sunshine 100 Ucommune Venture Investment Co., Ltd.	May 18, 2015	PRC	50%	Shared workspace
Beijing Pengda Ucommune Venture Investment Co., Ltd.	July 31, 2015	PRC	100%	Shared workspace
Shanghai Ucommune Venture Investment Co., Ltd.	October 30, 2015	PRC	100%	Shared workspace
Beijing Weituo Ucommune Venture Investment Co., Ltd.	January 04, 2016	PRC	51%	Shared workspace
Beijing Hongkun Enterprise Management Consulting Co., Ltd.	May 16, 2016	PRC	51%	Shared workspace
Beijing Jingchao Ucommune Technology Services Co., Ltd.	September 19, 2016	PRC	100%	Shared workspace
Beijing Dongke Ucommune Technology Service Co., Ltd.	July 06, 2017	PRC	100%	Shared workspace
Hongtai Innovation Space (Beijing) Venture Investment Co., Ltd. (“Hongtai Space”)	December 05, 2017	PRC	100%	Shared workspace
Hongkunyouxiang (Beijing)Technology Co., Ltd.	December 06, 2017	PRC	55%	Shared workspace
Shenzhen Weido Union Technology Co., Ltd. and Subsidiaries (“Shenzhen Weido”)	June 01, 2018	PRC	100%	Shared workspace
Hezuogongchuang (Beijing) Office Services Co., Ltd. and its Subsidiaries (“Wujie Space”)	June 01, 2018	PRC	100%	Shared workspace
Beijing Dongyi Yuanda Architectural Decoration Engineering Co., Ltd. (“Dongyi Yuanda”)	July 01,2018	PRC	51%	Construction
Beijing Daguan Architectural Design Consulting Co., Ltd. and Subsidiary (“Daguan”)	July 01,2018	PRC	51%	Interior design
Zhuhai Shengguang Zhongshuo Digital Marketing Co., Ltd. (“Shengguang Zhongshuo”)	December 20, 2018	PRC	51%	Marketing service
Hunan Longxi Real Estate Development Co., Ltd (“Hunan Longxi”)	April 02, 2019	PRC	100%	Real Estate Development

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES

The VIE arrangements

The Company operates substantially all of its business through its VIEs including Ucommune Venture and Beijing U Bazaar. On May 20, 2019, WFOE entered into a series of contractual arrangements with Ucommune Venture, Beijing U Bazaar, and the respective equity interest holders. The series of contractual agreements include exclusive business cooperation agreement, exclusive call option agreement, equity pledge agreement, powers of attorney and spousal consent letters.

The Group believes that these contractual arrangements enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and is able to consolidate the VIEs and VIEs’ subsidiaries.

Details of the contractual agreements are set forth below.

•        Agreements that transfer economic benefits to the Group:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between WFOE and the VIEs, WFOE has the exclusive right to provide or designate any third-party to provide, among other things, leasing solution, permission of intellectual property rights, technological support and business support to the VIEs and their subsidiaries. In exchange, the VIEs and their subsidiaries pay service fees to WFOE in an amount determined by WFOE in its sole discretion. Without the prior written consent of WFOE, the VIEs and their subsidiaries cannot accept services provided by or establish similar cooperation relationship with any third-party. WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations. The agreement will be effective upon signing by both parties until WFOE signs a separate agreement to acquire the whole equity of the VIEs. Unless otherwise required by applicable PRC laws, the VIEs and their shareholders do not have any right to terminate the agreement.

•        Agreements that provide the Company effective control over VIEs:

Equity Pledge Agreement

Under the equity interest pledge agreement among WFOE, the VIEs and their shareholders, the VIEs’ shareholders pledged all of their equity interests of the VIEs to WFOE as security for performance of the obligations of the VIEs and its shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney. If any of the specified events of default occurs, WFOE may exercise the right to enforce the pledge immediately. WFOE may transfer all or any of its rights and obligations under the equity interest pledge agreement to its designee(s) at any time. The agreement will remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney.

Exclusive Call Option Agreement

Under the exclusive call option agreement among WFOE, the VIEs and their shareholders, each of the shareholders of the VIEs irrevocably granted WFOE a right to purchase, or designate a third-party to purchase, all or any part of their equity interests in the VIEs at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at WFOE’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of the VIEs shall promptly give all considerations they received from the exercise of the options to WFOE or its designee(s). The VIEs and their shareholders covenant that, without WFOE’s prior written consent, they will not, among other things, (i) sell, transfer, create any pledge or otherwise dispose of their equity interests in the VIEs or create any pledge or encumbrance on their equity interests in the VIEs; (ii) vote for shareholders’ resolution regarding sell, transfer, create any pledge or otherwise dispose of their equity interests

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

in the VIEs; (iii) change the VIEs’ registered capital; (iv) amend the VIEs’ articles of association; (v) cause the VIEs to enter into any major contracts or terminate any material contracts to which the VIEs is a party; (vi) declare or distribute dividends; (vii) terminate, liquidate or dissolve the VIEs; or (viii) allow the VIEs to incur, inherit, guarantee or permit any debts, except for those payables incurred in the ordinary or usual course of business but not incurred by way of borrowing. The agreement will remain effective until terminated by WFOE at its discretion or the entire equity interests in the VIEs have been transferred to WFOE or its designee(s).

Powers of Attorney

Pursuant to the powers of attorney executed by the VIEs’ shareholders, each of them irrevocably authorized WFOE or its designee(s) to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including but not limited to proposing to convene or attend shareholder meetings, signing the resolutions and minutes of such meetings, exercising all the rights as shareholders (including but not limited to voting rights, nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole).

Spousal Consent Letters

Pursuant to the spousal consent letters executed by the spouses of relevant individual shareholders of the VIEs, the signing spouses unconditionally and irrevocably agreed that the equity interest in the VIEs held by and registered in the name of their spouses be disposed of in accordance with the exclusive call option agreement, the exclusive business cooperation agreement, the equity interest pledge agreement and the powers of attorney described above, and that their spouses may perform, amend or terminate such agreements without their additional consent. Additionally, the signing spouses agreed not to assert any rights over the equity interest in the VIEs held by their spouses. In addition, in the event that the signing spouses obtain any equity interests in the VIEs held by their spouses for any reason, they agree to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

Risks in relation to VIE structure

The Company believes that the contractual arrangements with VIEs and their shareholders are in compliance with existing PRC laws and regulations and are legally enforceable. However, the contractual arrangements are subject to risks and uncertainties, including:

—

VIEs and their shareholders may have or develop interests that conflict with the Group’s interests, which may lead them to pursue opportunities in violation of the aforementioned contractual agreements. If the Group cannot resolve any conflicts of interest or disputes between the Group and the shareholders of VIEs, the Group would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

—

VIEs and their shareholders could fail to obtain proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIE or the Group, mandate a change in ownership structure or operations for the VIEs or the Group, restrict the VIEs or the Group’s use of financing sources or otherwise restrict the VIEs or the Group’s ability to conduct business.

—

The PRC government may declare the aforementioned contractual arrangements invalid. They may modify the relevant regulations, have a different interpretation of such regulations, or otherwise determine that the Group or the VIEs have failed to comply with the legal obligations required to effectuate such contractual arrangements.

—	If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government may restrict or prohibit the Group’s business and operations in China.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Group may not be able to consolidate VIEs and their subsidiaries in the combined and consolidated financial statements as the Group may lose the ability to exert effective control over VIEs and their shareholders, and the Group may lose the ability to receive economic benefits from VIEs.

The Group’s business has been directly operated by the VIEs and their subsidiaries. As of December 31, 2018 and 2019, the VIEs and their subsidiaries accounted for an aggregate of 100% and 95.6%, respectively, of the Group’s consolidated total assets, and 100% and 92.7% respectively of the Group’s consolidated total liabilities.

The following financial information of the Company’s VIEs and VIEs’ subsidiaries after the elimination of inter-company transactions and balances as of December 31, 2018 and 2019 and for the years ended December 31, 2018 and 2019 was included in the accompanying consolidated financial statements:

	As of December 31,
	2018	2019
	RMB	RMB
Cash and cash equivalents	274,633	169,530
Held-for-sale asset, current	—	356,233
Other current assets	448,012	362,155
Total current assets	722,645	887,918
Property and equipment, net	490,351	538,514
Right of use assets, net	1,935,401	1,778,734
Goodwill	1,419,018	1,440,769
Other non-current assets	407,271	272,772
Total assets	4,974,686	4,918,707
Accounts payable	317,530	317,816
Liabilities to be settled in shares, current	1,554,876	—
Lease liabilities, current	559,186	557,647
Other current liabilities	447,874	574,779
Total current liabilities	2,879,466	1,450,242
Lease liabilities, non-current	1,462,032	1,345,623
Other non-current liabilities	37,116	21,735
Total liabilities	4,378,614	2,817,600
	For the year ended December 31,
	2018	2019
	RMB	RMB
Net revenues	448,508	1,147,942
Net loss	(445,155)	(736,149)
Net cash used in operating activities	(52,071)	(164,856)
Net cash (used in)/provided by investing activities	(29,685)	36,329
Net cash provided by financing activities	189,682	13,358

There are no combined and consolidated VIEs’ assets that are collateral for the VIEs’ obligations. No creditors (or beneficial interest holders) of the VIEs have recourse to the general credit of the Company or any of its combined and consolidated subsidiaries. No terms in any arrangements, considering both explicit arrangements and implicit variable interests, require the Company or its subsidiaries to provide financial support to the VIEs. However, if the VIEs ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE through loans to the shareholders of the VIEs or entrustment loans to the VIEs.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Basis of presentation and use of estimates

The accompanying combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) which include the Company, its subsidiaries, its VIEs and VIEs’ subsidiaries under which they are under common ownership. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results may differ from those estimates. The Group bases its estimates on past experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Group’s financial statements include, but are not limited to, consolidation of VIEs, valuation allowance for deferred tax assets, useful lives of property and equipment and intangible assets, incremental borrowing rate, allowance for doubtful accounts, impairment of right-of-use (“ROU”) assets, other long-lived assets and long-term investments, and purchase price allocation relating to business acquisitions, and valuation of the Group’s equity interests. Actual results may differ materially from those estimates.

The accompanying combined and consolidated financial statements have been prepared assuming that the Group will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business is dependent on, among other things, the Group’s ability to generate sufficient cash flows from operations, and the Group’s ability to arrange adequate financing arrangements.

As of December 31, 2019, the Group had working capital deficit (defined as total current assets deducted by total current liabilities) of RMB 739,397, and shareholders’ equity of RMB 2,104,114, including an accumulated deficit of RMB 1,750,475. For the years ended December 31, 2018 and 2019, the Group incurred losses from operations amounting to RMB456, 900 and RMB 705,700, respectively, and generated negative cash flows from operating activities amounting to RMB52,071 and RMB 223,357, respectively. These factors raised substantial doubt of the Company’s ability to continue as a going concern. Subsequent to December 31, 2019, the Group entered into the following arrangements:

•        The Group has short-term borrowings, current portion of long-term borrowings, and convertible bond of RMB 84,755, RMB 10,196, and RMB 70,795, respectively, as of June 30, 2020. The Group has the intention and ability to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the combined and consolidated financial statements.

•        From November 2019 to June 2020, the Group entered into four loan agreements with four independent third-party lenders in the principal amounts of RMB580,000 bearing annual interest rate range from 4.35% to 6.31%. The loans will provide in installments from December 2019 to November 2021 and will be repayable one year after each installment.

Because of the above arrangements and plan, the Group believes that it will have adequate sources of liquidity and capital resources to support its daily operations for the next 12 months after the issuance of the combined and consolidated financial statements.

Principles of consolidation

The accompanying combined and consolidated financial statements include the financial information of the Company and its subsidiaries, the VIEs and VIEs’ subsidiaries. All intercompany balances and transactions were eliminated upon combination and consolidation.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign currency translation and transactions

The Group’s reporting currency is Renminbi (“RMB”). The functional currency of the subsidiaries and VIEs’ subsidiaries incorporated outside the mainland China is United States dollar (“USD” or “US$”), Hong Kong dollar (“HK$”) or Singapore dollar (“SGD”). The functional currency of all the other subsidiaries and the VIEs and VIEs’ subsidiaries is RMB.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates.

Business combinations

Business combinations are recorded using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interest, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition- related expenses are expensed as incurred. Common forms of the consideration made in acquisitions are equity exchange; consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

In a business combination achieved in stages, the Group remeasures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the remeasurement gain or loss, if any, is recognized in the combined and consolidated statements of operations.

Asset acquisitions

If investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalized transaction costs, and does not result in the recognition of goodwill. The cost of the acquisition is allocated to the assets acquired on the basis of relative fair values.

Impairment of ROU assets and other long-lived assets

The Group reviews its ROU assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Group considers to be important which could trigger an impairment review primarily includes (a) Significant underperformance relative to projected operating results; (b) Significant changes in the overall business strategy; (c) Significant adverse changes in legal or business environment and (d) Significant competition, unfavorable industry trend, or economic outlook. When these events occur, the Group measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Company measured the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate, operating costs. The weighted average cost of capital is used as the discount rate. The Group recorded RMB94,311 and RMB21,103 impairment losses on its ROU assets, RMB16,892 and RMB 9,479 impairment losses on its property and equipment, RMB nil and RMB 21,448 impairment losses on its property held for sale during the years ended December 31, 2018 and 2019, respectively. All the impairment losses recorded are reported under co-working space segment.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, restricted cash, term deposits, short-term investments, equity securities without readily determinable fair values, amounts due from/to related parties, accounts receivable, loans receivable, accounts payable, short-term borrowings, long-term borrowings, liabilities to be settled in shares, convertible bond and other liabilities.

As of December 31, 2018 and 2019, the carrying values of cash and cash equivalents, restricted cash, term deposits, short-term investments, loans receivable, accounts receivable, accounts payable, short-term borrowings, convertible bond and other liabilities approximated their fair values reported in the combined and consolidated balance sheets due to the short-term maturities of these instruments. The carrying amounts of short-term borrowings and long-term borrowings approximate their fair values as their interest rates are at the same level of current market yield for comparable loans.

Convenience translation

The Group’s business is primarily conducted in China and substantially all of the revenues are denominated in Renminbi (“RMB”). However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the combined and consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in shareholders’ equity and cash flows from RMB into US dollars as of and for the year ended December 31, 2019 are solely for the convenience of the readers and were calculated at the rate of USD1.00=RMB6.9762 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on December 31, 2019, or at any other rate.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, which have original maturities of three months or less when purchased and are subject to an insignificant risk of changes in value. The carrying value of cash equivalents approximates market value.

Restricted cash

Restricted cash consists of cash equivalents restricted as to withdrawal or use for a specified purpose. Restricted cash is classified as either current or non-current based on when the amount will be released in accordance with the terms of the respective agreement.

Term deposit

Term deposits represent time deposits placed with banks with original maturities of more than three months and equal or less than one year. Interest earned is recorded as interest income during the period.

In order to ensure that the Group’s loans under the China Merchants Bank can be timely and fully repaid, the Group pledged RMB 15,000 term deposit to China Merchants Bank. The term of pledge is from April 2019 to the expiration of the limitation of action for credit claims.

In order to guarantee the Group repayment performance of the loan agreement, the Group pledged term deposit in commercial bank to a third party. As of December 31, 2018, the term deposit balance pledged by the group was RMB 24,000. As of December 31, 2019, the term deposit pledged by the group was RMB 26,715. The maturity date of the pledge is until all debts are repaid.

Short-term investments

Short-term investments include various financial products with variable interest rates placed with financial institutions and are restricted as to withdrawal and use. The Group classifies the financial products as held-to-maturity securities. The original maturities of the short-term investments are longer than three months, but shorter than twelve months. The carrying amount of these short-term investments approximate their fair values due to the short term maturities of these investments and are carried at cost.

The Group reviews its short-term investments for other-than-temporary impairment (“OTTI”) based on the specific identification method. The Group considers available quantitative and qualitative evidences in evaluating the potential impairment of its short-term investments. If the carrying amount of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, expected future performance of the investees, the duration and the extent to which the fair value of the investment is less than the carrying amount, and the Group’s intent and ability to hold the investments. OTTI is recognized as a loss in the combined and consolidation statements of operations. No impairment charge was recognized for the years ended December 31, 2018 and 2019.

Property and equipment, net

Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Building	20 years
Furniture	5 years
Office equipment	3 years
Vehicles	5 years

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Repair and maintenance costs are charged to expenses as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the combined and consolidated statements of operations.

Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the combined and consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

The first step in the two-step impairment test is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is estimated by applying valuation multiples and/or estimating future discounted cash flows. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends and prospects, industry, market and economic conditions. When estimating future discounted cash flows, the Group considers the assumptions that hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on an industry-wide average cost of capital or location-specific economic factors. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit). If the implied fair value of goodwill exceeds the carrying amount, goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. The Group early adopted ASU No. 2017-04 on January 1, 2019 and used the one-step method for the goodwill impairment assessment for the year of 2019.

Based on the result of the Group’s annual goodwill impairment assessment, no impairment charges were recognized for the years ended December 31, 2018 and 2019.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible assets

Intangible assets are amortized using the straight-line basis over the estimated useful lives as follows:

Category	Estimated useful life
Brand name	5 years
Customer relationship	3 – 5 years
Software	5 years
Patent	19 years

Long-term investments

The Group’s long-term investments include equity securities without readily determinable fair values (cost method investments before adoption of Accounting Standard Codification (“ASC”) 321) and equity method investments.

Equity securities without readily determinable fair values

In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. Subsequent to ASU 2016-02, the FASB issued ASU 2019-03, “Technical Corrections and Improvements to Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” to clarify certain narrow aspects of guidance concerning the recognition of financial assets and liabilities established in ASU 2016-01.

The Group adopted ASC 321, Investments—Equity Securities on January 1, 2019. Prior to January 1, 2019, for investee companies over which the Group does not have significant influence or a controlling interest, equity securities of privately-held companies were accounted for using the cost method of accounting, measured at cost less OTTI. Starting from January 1, 2019, for equity securities without readily determinable fair value, the Group elected to use the measurement alternative to measure those investments at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. The adoption did not have a material impact on the Group’s combined and consolidated financial position or results of operations.

The Group reviews its equity securities without readily determinable fair value for impairment at each reporting period. If a qualitative assessment indicates that the investment is impaired, the Group estimates the investment’s fair value in accordance with the principles of ASC Topic 820—Fair Value Measurement (“ASC 820”). If the fair value is less than the investment’s carrying value, the Group recognizes an impairment loss in the combined and consolidated statements of operations.

Equity method investments

Investee companies over which the Group has the ability to exercise significant influence, but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method, the Group initially records its investment at cost and subsequently recognizes the Group’s proportionate share of each equity investee’s net income or loss after the date of investment into accumulated deficit

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

and accordingly adjusts the carrying amount of the investment. The Group reviews its equity method investments for impairment whenever an event or circumstance indicates that any OTTI has occurred. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investment.

An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

Convertible bond

The Group accounts for its convertible bond under ASC 470 Debt, using the effective interest method, from the issuance date to the maturity date. Interest expenses are recognized in the combined and consolidated statement of operation in the period in which they are incurred. The convertible bond does not have any embedded conversion option which shall be bifurcated and separately accounted for as a derivative under ASC 815, nor did the convertible bond contain a cash conversion feature.

Lease

In February 2016, the FASB issued ASU 2016-02, which supersedes existing guidance on accounting for leases in ASC Topic 840-Leases (“ASC 840”) and generally requires all leases, including operating leases, to be recognized in the statement of financial position of lessees as ROU assets and lease liabilities, with certain practical expedients available.

The Group early adopted ASC Topic 842 — Leases (“ASC 842”) on January 1, 2017 on a modified retrospective basis. Upon adoption, the Group elected to utilize the package of practical expedients available under ASC 842, which permits the Group to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of the Group’s ROU assets. In connection with the adoption of ASC 842, the Group made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. The Group has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Group’s overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective of Lessee

The Group leases properties for its co-working space and other locations. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Group recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Group enters the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, the Group recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, the Group elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, the Group uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses include rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses before it incurs or becomes probable.

From the Perspective of Lessor

The Group recognizes workspace membership revenue under ASC 842, and all the leases contracts are operating leases. The Group provides various leasing solutions for its members and generates revenues from monthly rent in the form of membership services fees or office desk rental fee. The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), as well as fee-based for the use of conference room. The price of each membership varies, based on the basis of the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the amount of desk space in the contract. The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of the Group’s lease contracts are fixed lease payment contracts. The Group’s variable lease payments consist of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred. Workspace membership revenue consists primarily of fees from members and is recognized ratably, on a monthly basis, over the lease term, as access to office space is provided. The Group applied practical expedients to choose not to separate lease and non-lease components for all lease related asset classes. The consolidated component is accounted for under ASC842. The lease term for most of the membership services is less than one year. The leases do not have renewal options and penalty is imposed if the lessees early terminate the leases. Workspace membership fees are generally collected in advance each quarter. Members are generally required to provide the Group with a deposit which is normally one-month service fee. Pursuant to the term of membership agreement, the amount of deposit may be applied against the member’s unpaid balance.

The residual value of the Group’s lease assets represents the fair value of the leased assets at the end of the lease terms. The Group relies on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Operating lease income from fixed payments and variable lease income for the years ended December 31, 2018 and 2019 were as follows:

	For the years ended December 31,
	2018	2019
	RMB	RMB
Operating lease income from fixed payments	393,285	555,187
Variable operating lease income	1,071	2,807
Total	394,356	557,994

Lease payments receivable for the following five years as of December 31, 2019 were as follows:

As of December 31, 2019
RMB
2020	334,872
2021	123,126
2022	54,703
2023	45,080
2024	37,244
Thereafter	97,045
Total	692,070

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. The Group has early adopted the new standard as of January 1, 2017 using the modified retrospective method to all contracts that were not completed as of January 1, 2017. The Group elects the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The adoption did not have a material impact on the Group’s financial positions or results of operations. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

Revenue is recognized when control of promised goods or services is transferred to the Group’s customers in an amount of consideration to which the Group expects to be entitled to in exchange for those goods or services. The Group follows the five steps approach for revenue recognition under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies a performance obligation.

For the year ended December 31, 2018, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB394,356, RMB 24,617 and RMB29,535, respectively.

For the year ended December 31, 2019, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB557,994, RMB 534,826 and RMB74,538, respectively.

The primary sources of the Group’s revenues are as follows:

(a)     Workspace membership revenue

As set out in Note 2 “Lease, from the perspective of lessor”, workspace membership revenue is recognized under ASC 842.

(b)    Marketing and branding services revenue

Marketing and branding services revenue primarily consists of advertising services revenue, generated by a subsidiary acquired in 2018. The service provided is accounted for as a single performance obligation and revenue is recognized over the service period by using the advertisement placed as output method.

(c)     Other services revenue

Other services revenue primarily consists of 1) interior design and construction revenue, 2) co-working space management fees and 3) charges to members for ancillary services including printing copying, etc. Design and construction revenue is generated from two subsidiaries acquired in 2018. Design revenue is recognized over time based on the basis of direct measurements of the value to the customer of the services transferred to date relative to the remaining services promised under the contract. Construction revenue is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. Co-working space management fees is derived from managing branded co- working space locations for leased property owners. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided. Variable consideration is estimated as the most likely amount to which the Group expects to be entitled. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Contract liabilities primarily result from the timing difference between the Group’s satisfaction of performance obligation and the customers’ payment. As of December 31, 2018, the contract liability was RMB15,305 which was all recognized as revenue during the year ended December 31, 2019. As of December 31, 2019, the contract liability was RMB23,875 which is expected to be recognized as revenue in the following year. Substantial all marketing and branding revenue, and services revenue is recognized over time during the years ended December 31, 2018 and 2019.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of revenue (excluding impairment loss)

Cost of revenue (excluding impairment loss) primarily consists of lease expenses, employee compensation and benefits, depreciation and amortization and other workspace operational costs such as utilities, maintenance, daily cleaning, insurance costs, office expenses, and consumables.

Pre-opening expenses

Pre-opening expenses are expensed as incurred and consist of expenses incurred before a sharing workspace location opens for operations. The primary component of pre-opening expenses is lease expenses.

Government subsidies

The government subsidies provided by the local government mainly included funding to support the development of the Group’s business. The Group reports government subsidies as subsidy income when received from local government authority with no limitation on the use of the subsidies. From time to time, the Group receives government subsidies related to government sponsored projects and records such government subsidies as a liability when received and recognizes as income when the performance obligation is met or fulfilled. For the years ended December 31, 2018 and 2019, RMB31,783 and RMB16,782 were received and recognized as other income in the Group’s combined and consolidated statements of operations, respectively.

Value added taxes

The Group’s services are subject to value added taxes (“VAT”) at the rate of 9% (11% before May 1, 2018 and 10% from May 1, 2018 to April 1, 2019) and 6% based on type of contracts, for general-VAT-payer entities in accordance with PRC tax rules.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes.

Comprehensive loss

Comprehensive loss includes net loss and foreign currency translation adjustments.

Net loss per share

Basic and diluted loss per share is computed by dividing losses attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. During the two years ended December 31, 2018 and 2019, the Group has no potentially dilutive ordinary shares and hence, the basic and diluted loss per share are equal for the years presented.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant risks and uncertainties

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents denominated in RMB amounted to RMB 271,885 and RMB 171,915 as of December 31, 2018 and 2019, respectively.

Interest rate risk

The Group is exposed to the impact of interest rate changes primarily through its variable-rate borrowings. As of December 31, 2018 and 2019, the Group has RMB 6,891 and RMB 28,788 short term borrowings with variable interest rates.

Concentration risks

Financial instruments that potentially expose the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, term deposit and short-term investments. As of December 31, 2018 and 2019, substantially all of the Group’s cash and cash equivalents, term deposits and short-term investments were deposited in financial institutions located in the PRC. There are no net revenues from customers, which individually represent greater than 10% of the total net revenues for the year ended December 31, 2018, while there are two customers individually represent greater than 10% of total net revenue for the year ended December 31, 2019.

There are no suppliers that individually represent greater than 10% of the total cost of revenue (excluding impairment loss) for the years ended December 31, 2018 and 2019.

Newly adopted accounting pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration that a company expects to be entitled in exchange for the goods or services. To achieve this principle, a company must apply five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosure to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash flows is also required. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. The effective date of ASU 2016-10 is the same as the effective date of ASU 2014-09. The Group early adopted ASC 606 on January 1, 2017 using the modified retrospective approach. The adoption did not have a material impact on the Group’s combined and consolidated financial statements. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

In November 2015, the FASB issued ASU 2015-17, which changes how deferred taxes are classified on organizations’ balance sheets. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

classified balance sheet. For public companies, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. This ASU may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Group adopted this new guidance on January 1, 2017 on a retrospective basis and classified all deferred tax assets and liabilities as noncurrent. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In January 2016, the FASB issued a new pronouncement ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. The ASU also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

ASU 2016-01 was further amended in February 2018 by ASU 2018-03, “Technical Corrections and Improvements to Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. This update was issued to clarify certain narrow aspects of guidance concerning the recognition of financial assets and liabilities established in ASU 2016-01. This includes an amendment to clarify that an entity measuring an equity security using the measurement alternative may change its measurement approach to a fair valuation method in accordance with ASC Topic 820, Fair Value Measurement, through an irrevocable election that would apply to that security and all identical or similar investments of the same issued. ASU 2016-01 and ASU 2018-03 are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance permits early adoption of the own credit provision. Adoption of the amendment must be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption, except for amendments related to equity instruments that do not have readily determinable fair values which should be applied prospectively. The Group adopted ASU 2016-01 and ASU 2018-03 on January 1, 2018. The Group elected to use the measurement alternative to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group early adopted this standard since January 1, 2017.

In November 2016, the FASB issued ASU 2016-18: Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments in this Update should be applied using a retrospective transition method to each period presented. The Group adopted this standard since January 1, 2018.

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The ASU requires an entity to evaluate if

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities (collectively, “the set”) is not a business. To be considered a business, the set would need to include an input and a substantive process that together significantly contribute to the ability to create outputs. The standard also narrows the definition of outputs. The definition of a business affects areas of accounting such as acquisitions, disposals and goodwill. Under the new guidance, fewer acquired sets are expected to be considered businesses. ASU 2017-01 was effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption was permitted. The Group early adopted ASU 2017-01 on January 1, 2017. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. The provisions of the new accounting guidance are required to be applied prospectively. The new accounting guidance is effective for companies for goodwill impairment tests performed in fiscal years beginning after December 15, 2019. Early adoption is permitted for goodwill impairment tests performed after January 1, 2017. The Group early adopted ASU 2017-04 on January 1, 2019. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value”. ASU 2018-13 removes and modifies existing disclosure requirements on fair value measurement, namely regarding transfers between levels of the fair value hierarchy and the valuation processes for Level 3 fair value measurements. Additionally, ASU 2018-13 adds further disclosure requirements for Level 3 fair value measurements, specifically changes in unrealized gains and losses and other quantitative information. ASU 2018-13 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Group had adopted ASU No. 2018-13 in the year 2020.

Recent accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Statements. This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. All entities may adopt the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified- retrospective approach). The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. The ASU clarifies certain aspects of accounting for credit losses, hedging activities, and financial instruments. For entities that have not yet adopted the amendments in ASU 2016-13, the effective dates and transition requirements for the amendments related to ASU 2019-04 are the same as the effective dates and transition requirements in ASU 2016-13. For entities that have adopted the amendments in ASU 2016-13, the amendments in ASU 2019-04 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance of this ASU as long as the entity has adopted the amendments in ASU 2016-13. Early adoption is permitted in any interim period following the issuance of this Update as long as the entity has adopted all of the amendments in ASU 2016-01. The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326) — Targeted Transition Relief. The ASU provides transition relief for entities adopting ASU 2016-13. The amendments in ASU 2019-05 allow entities to elect the fair value option on certain financial instruments. For entities that have not yet adopted the amendments in Update 2016-13, the effective date and transition methodology for the amendments in this Update are the same as in Update 2016-13. For entities that have adopted the amendments in Update 2016-13, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period after the issuance of this Update as long as an entity has adopted the amendments in Update 2016-13. The amendments in this Update should be applied on a modified-retrospective basis by means of a cumulative-effect adjustment to the opening balance of retained earnings balance in the statement of financial position as of the date that an entity adopted the amendments in Update 2016-13. The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities,” which provides guidance that indirect interests held through related parties under common control will be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. These indirect interests were previously treated the same as direct interests. The consideration of indirect interests on a proportional basis is consistent with how indirect interests held through related parties under common control are treated when determining if a reporting entity within a related party group is the primary beneficiary of a VIE. The new guidance is effective retrospectively for companies for the year ending March 31, 2021 and interim reporting periods during the year ending March 31, 2021 with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Group is in the process of evaluating the effects on its combined and consolidated financial statements.

3. BUSINESS ACQUISITIONS

Business acquisitions in the year ended December 31, 2018:

Acquisition of Shenzhen Weido

In June 2017, the Group signed an investment agreement to obtain 5% equity interest in Shenzhen Weido who is in the provision of working space sharing services, at cash consideration of RMB 3,000.

Weido’s equity interest was equity security but not in-substance common shares due to substantial liquidation preference over common shares. Accordingly, the investment in Weido was accounted for as cost method investment.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

In June 2018, the Group acquired the remaining 95% equity interest in Shenzhen Weido, for a consideration of RMB 3,200 plus share consideration valued at RMB 95,147. The acquisition of 95% equity interest was accounted for as a step acquisition whereby the Group remeasured the fair value of its previously held equity interest in Shenzhen Weido on June 1, 2018, the step acquisition date. The fair value remeasurement of the 5% equity interest in Shenzhen Weido resulted in a gain of RMB 2,177. The purpose of the acquisition was to expand the business.

Following the completion of the transaction, Shenzhen Weido became a consolidated subsidiary of the Group. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. Details are set out in Note 18.

The purchase price consisted of the following:

RMB
Cash consideration	3,200
Share consideration	95,147
5% equity interest in Shenzhen Weido Fair value:	5,177
Carrying amount	3,000
Remeasurement gain upon step acquisition	2,177
Total purchase consideration	103,524

The acquisitions were recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The acquisition-date fair value of the equity interest held by the Group immediately prior to the acquisition date was measured at fair value using the market approach based on transactions for comparable companies. The purchase price allocations were determined by the Group with assistance of an independent valuation appraiser.

The purchase prices were allocated on the date of acquisition as follows:

RMB
Cash	2,426
Current assets	7,261
Property and equipment, net	3,030
ROU assets	35,019
Goodwill	104,980
Other non-current assets	116
Lease liabilities-current	(7,542)
Other current liabilities	(14,289)
Lease liabilities-non-current	(27,477)
Total purchase consideration	103,524

Acquisition of Daguan

In March 2018, the Group signed an investment agreement with Daguan, which engages in interior design business, to obtain 10% equity interests for cash consideration of RMB500. Daguan’s equity interest was an equity security and Group did not have significant influence over Daguan. Accordingly, the investment in Daguan was accounted for as cost method investment.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

In July 2018, the Group further acquired additional 51% equity interest of Daguan for a cash consideration of RMB700 plus share consideration valued at RMB27,807. The acquisition of additional 51% equity interest was accounted for as a step acquisition whereby the Group measured the fair value of its previously held equity interests in Daguan at the acquisition date. The acquisition date fair value of the equity interest held by the Group immediately prior to the acquisition date was measured at fair value using a discounted cash flow method and taking into account certain factors including the projection of discounted future cash flow and an appropriate discount rate. The fair value remeasurement resulted in a gain of RMB5,093. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand into the design market. Details are set out in Note 18.

The purchase price consisted of the following:

RMB
Cash consideration	700
Share consideration	27,807
10% equity interest in Daguan Fair value:	5,593
Carrying amount	500
Remeasurement gain upon step acquisition	5,093
Total purchase consideration	34,100

The acquisitions were recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocations were determined by the Group with assistance of an independent valuation appraiser. The purchase prices were allocated on the date of acquisition as follows:

	RMB	Amortization Period
Cash	119
Other current assets	1,781
Property and equipment, net	201
Intangible assets-customer relationship	7,658	5 years
Goodwill	50,160
Current liabilities	(3,622)
Non-current Liabilities	(383)
Noncontrolling interests	(21,814)
Total purchase consideration	34,100

Acquisition of Xiamen Aiaite

In July 2018, the Group acquired 100% equity interest of Xiamen Aiaite engages in workspace sharing industry under a share exchange agreement for share consideration valued at RMB120,041, which was not paid until August 2019. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. Details are set out in Note 18. The purpose of the acquisition was to expand into the design market.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser. The purchase price was allocated on the date of acquisition as follows:

RMB
Cash	4,362
Other current assets	10,852
Property and equipment, net.	4,200
ROU assets	14,559
Goodwill	112,000
Other non-current assets	452
Lease liabilities-current	(3,920)
Other current liabilities	(11,945)
Lease liabilities-non current	(10,519)
Total purchase consideration	120,041

Acquisition of Wujie Space

In 2016, the Group signed an investment agreement to obtain 8.19% equity interest in Wujie Space who is in the provision of working space sharing services, at a total cash consideration of RMB9,000. The equity interest held by the Group was diluted to 6.49% due to further financing activities of Wujie Space. The investment was recorded at cost method as the Group determined that the preferred shares were not in-substance common shares due to liquidation preferences over common shares.

In June 2018, the Group acquired the rest 93.51% equity interests in Wujie Space at RMB421,839 with share consideration. The acquisition of additional 93.51% equity interest was accounted for as a step acquisition whereby the Group remeasured the fair value of its previously held equity interests in Wujie Space on July 1, 2018, the step acquisition date. The acquisition-date fair value of the equity interest held by the Group immediately prior to the acquisition date was measured at fair value using the market approach based on transactions for comparable companies. The fair value premeasurement resulted in a gain at RMB20,273. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand the business. Details are set out in Note 18.

The purchase price consisted of the following:

RMB
Share consideration	421,839
6.49% equity interest in Wujie Fair value:	29,273
Carrying amount	9,000
Remeasurement gain upon step acquisition	20,273
Total purchase consideration	451,112

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

The purchase price was allocated on the date of acquisition as follows:

RMB
Cash	2,905
Other current assets	23,016
Property and equipment, net	30,503
ROU assets	68,448
Goodwill	454,722
Other non-current assets	9,152
Lease liabilities-current	(17,584)
Other current liabilities	(70,765)
Lease liabilities-non-current	(49,285)
Total purchase consideration	451,112

Acquisition of Dongyi Yuanda

In July 2018, the Group acquired 51% equity interests of Dongyi Yuanda, which engages in construction business through which the Group expects to benefit from the synergistic effect. The acquisition consideration is Group’s equity interest valued at RMB68,534. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand into the construction market. Details are set out in Note 18.

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser. The purchase price was allocated on the date of acquisition as follows:

RMB
Cash	120
Other current assets	88,685
Property and equipment, net	342
Other non-current assets	1,119
Goodwill	120,961
Current liabilities	(63,033)
Non-current liabilities	(14,000)
Noncontrolling interests	(65,660)
Total purchase consideration	68,534

Acquisition of Shengguang Zhongshuo

In December 2018, the Group acquired 51% equity interest of Shengguang Zhongshuo, which engages in marketing and branding services. The total consideration is RMB62,779 share consideration and RMB4,350 cash. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand into the marketing and branding market. Details are set out in Note 18.

	RMB	Amortization Period
Cash	20,593
Other current assets	53,264
Intangible assets	19,710	3 – 5 years
Property and equipment, net	147
Other non-current assets	61
Goodwill	83,549
Current liabilities	(42,559)
Non-current liabilities	(2,956)
Noncontrolling interests	(64,680)
Total purchase consideration	67,129

Other acquisitions in the year ended December 31, 2018

During the year ended December 31, 2018, the Group also made several other business acquisitions.

The total consideration of these business acquisitions was RMB245,323, of which RMB219,323 was share consideration and RMB26,000 was cash consideration, among which RMB10,000 had been paid during the year ended December 31, 2018. The cash and cash equivalents, intangible assets, goodwill and noncontrolling interests acquired from these business acquisitions were RMB2,931, nil, RMB279,181 and RMB48,990, respectively. The purchase price allocations were determined by the Group with assistance of an independent valuation appraiser.

The results of operations for all these acquired entities have been included in the Group’s combined and consolidated financial statements from their respective acquisition dates.

Pro forma results of operations:

The following summarized unaudited pro forma results of operations for the years ended December 31, 2018 assuming that all acquisitions occurred as of January 1, 2018. These pro forma results have been prepared for comparative purpose only and do not purport to be indicative of the results of operations, which actually would have resulted had the acquisitions occurred as of January 1, 2018, nor is it indicative of future operating results.

For the year ended December 31, 2018
unaudited
Pro forma net revenues	537,011
Pro forma net loss attributable to Ucommune	(472,124)

Business acquisitions in the year ended December 31, 2019:

Acquisition of Melo Inc.

In May 2019, the Group acquired 100% equity interests of Melo Inc., a company providing technology services, at the share consideration valued at RMB107,883 under an equity exchange arrangement. The control of Melo Inc. was transferred to the Group in May 2019 and the ordinary shares of the Company were issued in August 2019. Melo Inc. controls and consolidates Weixue Tianxia through a series of contractual arrangements where the primary beneficiary is Melo Inc.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities assumed were at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser. The purchase prices were allocated on the date of acquisition as follows:

	RMB	Amortization Period
Cash	634
Other current assets	3,335
Property and equipment	370
Intangible assets	13,708	19 years
ROU assets	301
Lease liabilities, current	(127)
Current liabilities	(2,881)
Lease liabilities, non-current	(174)
Goodwill	92,717
Total purchase consideration	107,883

Other acquisitions in the year ended December 31, 2019:

During the year ended December 31, 2019, the Group also made several other business acquisitions. The total consideration of these business acquisitions was RMB 22,647, of which RMB 4,510 was cash consideration and RMB 18,137 was previously held equity interest. The cash and cash equivalents, intangible assets, goodwill and acquired noncontrolling interests from these business acquisitions were RMB3,608, RMB 562, RMB21,751 and RMB19,597, respectively. The purchase price allocations were determined by the Group with the assistance of an independent valuation appraiser.

The results of operations for all these acquired entities have been included in the Group’s combined and consolidated financial statements from their respective acquisition dates.

Pro forma results of operations:

The following summarized unaudited pro forma results of operations for the years ended December 31, 2018 and 2019 assuming that all acquisitions in the year ended December 31, 2019 occurred as of January 1, 2018. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations, which actually would have resulted had the acquisitions occurred as of January 1, 2018 nor is it indicative of future operating results.

	For the year ended December 31, 2018	For the year ended December 31, 2019
	unaudited	unaudited
Pro forma net revenues	543,245	1,064,580
Pro forma net loss attributable to Ucommune	(491,311)	(600,377)

4. HELD FOR SALE

In April 2019, an investor contributed 100% ownership of Hunan Longxi, a real estate company which primarily consisted of certain properties and a land use right, to the Group for equity interest of Ucommune Venture valued at RMB367,787. The management has approved the plan in June 2019 to sell the properties and land use right and has been actively marketing these assets. The asset and liability balances amounting to RMB356,233 and

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

4. HELD FOR SALE (cont.)

RMB32,514 as of December 31, 2019 were accounted for as held for sale and measured at the net realizable value. Impairment charges of RMB21,448 were recorded on these assets for the year ended December 31, 2019 as the net carrying value exceeded management’s current expectation of the net realizable value.

According to PRC law, after one year since obtaining the land use right, if the land is not developed, an idle land fee should be imposed, which equal to 20% of the consideration for obtaining the land use right. Two pieces of lands of Hunan Longxi had not been developed since the land use right was obtained and the period had been beyond for one year. The Group accrued the idle land fee of RMB 21,732 as other expenses based on the law in the combined and consolidated financial statement for the year ended December 31, 2019.

In July 2020, the Group signed an agreement with a third party to sell the 80% equity interest of Hunan Longxi with cash consideration of RMB 240,000.

5. LOANS RECEIVABLE

Loans receivable consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Loans receivable	190,000	—
Total	190,000	—

During 2018 and 2019, the Group purchased several batches of creditor’s rights to dozens of individuals from an asset management company. The loans generally mature in 180 days and the annual interest rate is 7.2%. Loan receivables as of December 31, 2018 have been fully collected including both the principals and interests upon maturity.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Advances to suppliers(i)	25,855	41,890
Prepaid VAT	22,104	48,175
Rental deposit, current	9,622	10,295
Staff advances	3,784	5,418
Prepaid consulting expenses	3,599	1,099
Short-term construction deposits	3,504	4,744
Prepaid short-term rent	2,608	2,724
Interest receivable	1,435	726
Receivables from third-party payment platform	985	1,266
Others	22,288	19,493
Total	95,784	135,830

____________

Notes:

(i)      Advances to suppliers mainly includes prepaid advertising costs, occupancy maintenance and facilities management expenses, as well as prepayment to construction and design suppliers.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Leasehold improvement	523,030	612,899
Buildings(i)	73,221	163,887
Furniture	25,851	36,179
Office equipment	27,971	40,966
Vehicles	119	119
Total cost of property and equipment	650,192	854,050
Less: Accumulated depreciation(i)	(162,375)	(247,428)
Impairment loss	(42,197)	(47,684)
Add: Foreign exchange differences	(249)	(506)
Construction in progress	44,980	9,412
	490,351	567,844

____________

Notes:

(i)      Including cost of RMB73,221 and RMB73,221, accumulated depreciation of RMB5,396 and RMB8,065 for the years ended December 31, 2018 and 2019, respectively, related to assets under operating lease (as lessor).

Depreciation expenses for the years ended December 31, 2018 and 2019 were RMB79,162 and RMB108,303, respectively.

8. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Brand name	14,390	16,442
Customer relationship	12,978	12,978
Software	5,527	9,860
Patent	—	13,708
Others	—	562
Total cost of intangible assets	32,895	53,550
Less: accumulated amortization	(2,753)	(13,445)
Intangible asset	30,142	40,105

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

8. INTANGIBLE ASSETS (cont.)

The Group recorded amortization expense of RMB1,907 and RMB10,803 for the years ended December 31, 2018 and 2019, respectively. As of December 31, 2019, the future estimated amortization expenses are as below:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Within one year	7,890	8,913
1 – 2 years	7,679	8,731
2 – 3 years	7,627	5,391
3 – 4 years	4,102	4,350
4 – 5 years	2,844	1,615
5 years and thereafter	—	11,105
Total	30,142	40,105

9. GOODWILL

Goodwill consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Beginning Balance	286,165	1,419,018
Acquisitions	1,205,553	114,467
Purchase price adjustment(i)	(72,700)	—
Ending Balance	1,419,018	1,533,485

The Group has three operating segments as of December 31, 2019. The carrying amount of goodwill allocated to co-working space, marketing and branding and others reporting units as of December 31, 2019 was RMB1,131,154, RMB133,523 and RMB268,808, respectively

____________

Notes:

(i)      In December 2018, the Group and the seller adjusted the acquisition scope by excluding certain assets, in connection with the acquisition of Hongtai Space, and per the agreement, reduced the consideration accordingly.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

10. LONG-TERM INVESTMENTS

Long-term investments consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Equity method investments:
Youxiang City Hebei Real Estate Development and Operation Co., Ltd. (“Youxiang City”)(a)	8,704	8,646
Beijing Feitelan Culture Development Co., Ltd. (“Feitelan”)(b)	7,814	—
Other equity method investments(c)	13,332	4,655

Equity securities with readily determinable fair values investment:
Phoenix Tree Holdings Limited	—	1,010

Equity securities without readily determinable fair values investments:
UFO Technology (Beijing) Co., Ltd.(d)	19,000	—
Beijing Xiyu Information Technology Co., Ltd.(e)	9,000	—
Other equity securities without readily determinable fair values investments(f)	15,317	15,018
Total	73,167	29,329

____________

Notes:

(a)      In July 2017, the Group invested RMB9,000 in cash in Youxiang City, a company focusing on real estate development and operation, for 30% equity interests. The equity interest was accounted for as equity method since the Group has significant influence over Youxiang City. The Group recognized its share of losses at RMB251 and RMB57 for the years ended December 31, 2018 and 2019, respectively.

(b)      In February and September 2017, the Group invested RMB8,000 and RMB3,000 in cash, respectively, in Feitelan, which provides work space sharing services, for 51.25% equity interest. The Group could exercise significant influence but does not have control over the investee due to failure of control at board of directors’ level. Accordingly, the investment in Feitelan was accounted for by using equity method. During 2019, Feitelan revised its Article of Association and the Group had control over the Feitelan. The Group recognized its share of losses at RMB2,301 for the years ended December 31, 2018.

(c)      The Group holds 1% to 49% equity interests in other third-party companies through investments in their equity interests. The Group holds 1% equity interests in a company and has the ability to exercise significant influence. For other investments, the Group holds over 20% equity interests. The Group accounts for these investments by using equity method because the Group has the ability to exercise significant influence but does not have control over the Group has the ability to exercise significant influence but does not have control over the investees. The Group recognized gain or loss according to its equity interest percentage in these investees. In addition, the impairment recognized for other equity method investments were RMB nil and RMB 6,303 for the years ended December 31, 2018 and 2019.

(d)      In March 2017, the Group invested RMB19,000 in cash in UFO Technology, a private company providing work space sharing services, for 9.95% equity interests. As the Group does not have the ability to exercise significant influence over the investee, the investment was accounted for by using equity securities without readily determinable fair value as of December 31, 2018 and 2019 upon the adoption of ASC 321 on January 1, 2018. By the year ended December 31, 2019, the Group recorded impairment losses of RMB19,000 on UFO Technology as the Group believes the carrying value of the investment was no longer recoverable.

(e)      In October 2017, the Group invested RMB9,000 in Xiyu Information, a private company focusing on internet technology services, for 30% equity interests. Xiyu Information’s equity interest acquired by the Group is not in-substance common shares and accounted for by using equity securities without readily determinable as of December 31, 2018 upon the adoption of ASC 321 on January 1, 2018. In November 2019, the Group further acquired the additional 21% equity interests and consolidated Xiyu since November 1, 2019.

(f)      The balance represents equity securities without readily determinable fair values for Group does not have the ability to exercise significant influence over the investees. relating to a cost method investment. For the years ended December 31, 2018 and 2019, the Group recorded impairment losses of RMB18,990 and RMB12,150 to other cost method investments, respectively as the Group believes the carrying value of the investments were no longer recoverable.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

11. LEASE

From the Perspective of Lessee

The Group leases real estate for terms between 2 to 20 years from real estate companies. The Group generally does not have options to extend or terminate leases, as the renewal or termination of relevant lease is on negotiation basis. Lease commences when the landlords make the space available for the Group to use.

The Group sub-leased the leased premises to provide various lease solutions. All of the Group’s leases are operating leases under ASC 842.

Supplemental balance sheet information related to the leases were as follows:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
ROU assets	1,935,401	1,851,729
Operating lease liabilities – current	(559,186)	(589,467)
Operating lease liabilities – non current	(1,462,032)	(1,393,691)
Weighted average remaining lease terms	8.24 year	7.60 year
Weighted average incremental borrowing rate	10.41%	10.53%

The components of lease expenses for the years ended December 31, 2018 and 2019 were as follows:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Operating lease expenses for variable payments	34	1,151
Operating lease expenses for fixed payments	381,306	506,026
Short-term lease expenses	17,492	7,277
Total	398,832	514,454
	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	254,084	440,170

Supplemental noncash information:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
ROU assets acquired in exchange for equity interests	155,350	—
Operating lease liabilities arising from obtaining ROU assets	977,539	315,027

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

11. LEASE (cont.)

The future lease payments as of December 31, 2019 were as follows:

Year Leases	As of December 31, 2019
RMB
2020	448,897
2021	432,076
2022	390,311
2023	333,709
2024	308,154
Thereafter	928,509
Total lease payments	2,841,656
Less: imputed interest	(858,498)
Total lease liabilities	1,983,158

12. FAIR VALUE MEASUREMENT

Measured at fair value on a recurring basis

The Group measured its financial assets and liabilities, including cash and cash equivalents, restricted cash, term deposits, short-term investments, accounts receivable, loans receivable, prepaid expenses and other current assets, accounts payable, short-term borrowings, convertible bond, long-term borrowings, liabilities to be settled in shares, and accrued expenses and other current liabilities on a recurring basis as of December 31, 2018 and 2019. Cash and cash equivalents, restricted cash and term deposits are classified within Level 1 of the fair value hierarchy because they are valued based on the quoted market price in an active market.

The carrying amounts of short-term investments, accounts receivables, loans receivable, prepaid expenses and other current assets, accounts payable, short-term borrowings, convertible bond and accrued expenses and other current liabilities approximate their fair values due to the short-term maturities. The carrying amounts of long-term borrowings approximate fair value as their interest rates are at the same level of current market yield for comparable loans.

Liabilities to be settled in shares are classified within Level 3 and valued using income approach — discounted cash flow method. The discounted cash flow analysis requires the use of significant unobservable inputs (Level 3 inputs), including projected revenue, operating expenses, capital expenditures and a discount rate calculated based on the weighted average cost of capital.

As of December 31, 2018 and 2019, liabilities to be settled in shares is measured at RMB1,554,876 and nil, respectively.

Buildings and land use right within the assets held for sale are classified within Level 3 and valued using market approach.

As of December 31, 2019, buildings and land use right within the assets held for sale is measured at RMB 338,300

Measured at fair value on a non-recurring basis

The Group’s goodwill and intangible assets are primarily acquired through business acquisitions. Purchase price allocation are measured at fair value on a non-recurring basis as of the acquisition dates. The Group measures its goodwill and intangible assets at fair value on a non-recurring basis when it is annually evaluated or whenever events or changes in circumstances indicate that carrying amount of a reporting unit exceeds its fair value. Acquired intangible assets are measured using the income approach — discounted cash flow method when events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

12. FAIR VALUE MEASUREMENT (cont.)

The Group did not recognize any impairment loss related to goodwill and intangible assets acquired for the years ended December 31, 2018 and 2019. Details please refer to Note 9.

The Group measures ROU assets, property and equipment and other long-lived assets on a non-recurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. The fair value is determined using models with significant unobservable inputs (Level 3 inputs), primarily the management projection of discounted future cash flow and the discount rate. The Group recorded RMB94,311 and RMB21,103 impairment losses on its ROU assets, RMB16,892 and RMB 9,476 impairment losses on property and equipment for the years ended December 31, 2018 and 2019, respectively.

There is no transfer between different levels during the year ended December 31, 2018 and 2019.

13. SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Borrowings from commercial banks(i)	43,623	87,568
Borrowings from Red Star Macalline Co., Ltd.(ii)	30,000	30,000
Borrowings from others(iii)	4,075	21,079
Total	77,698	138,647

____________

Notes:

(i)      In May 2018, the Group entered into a loan agreement with a PRC commercial bank obtain a loan totaling RMB20,000, which bears interest at a rate of 1.35% plus Loan Prime Rate (“LPR”) per annum, with a maturity date of June 30, 2019. On April 30, 2019, the Group repaid the loan. In April 2019, the Group renewed the loan agreement with the same bank and obtain a loan totaling RMB 20,000, which bears interest at a rate of 1.35% plus LPR per annum, with a maturity date of April 4, 2020. On April 4, 2020, the Group repaid the loan.

In January 2018, the Group obtained a one-year line of credit of RMB50,000 from a PRC commercial bank. The effective term for the credit is from January 23, 2018 to July 23, 2018. In March and June 2018, the Group drew two tranches of loans totaling RMB6,891 at an annual interest rate published by the People’s Bank of China times 130%. On March 22, 2019, the group repaid the loan.

In June 2018, the Group obtained a one-year line of credit of RMB30,000 from another PRC commercial bank and drew RMB5,793 in December 2018 with an annual interest rate of 5.655%. In December 2019, the Group repaid the loan. From January to September 2019, the Group drew seven tranches of loans totaling RMB 24,200 at an annual interest rate of 5.655%.

In August 2018, the Group entered into a loan agreement with a PRC commercial bank to obtain a loan totaling RMB1,000 at a rate of 5.66% per annum, with a maturity date of August 31, 2019. In August 2019, the Group repaid the loan.

From January to May 2018, the Group obtained several tranches of loans totaling RMB9,939 from a commercial bank at a rate of 2.75% per annum. In 2019, the Group repaid the loan.

In August 2019, the Group entered into a loan agreement with a PRC commercial bank obtain a loan totaling RMB10,000, which bears interest at a rate of 5.075‰ per month, with a maturity date of February 2020. In February 2020, the Group repaid the loan.

In August 2019, the Group obtained a one-year line of credit of RMB30,000 from another PRC commercial bank. From August to November 2019, the Group drew four tranches of loans totaling RMB 28,789 at an annual interest rate of 5.6115%. The maturity date of the last tranche of the loan is on November 11, 2020.

In August 2019, the Group entered into a loan agreement with a PRC commercial bank. From August to December 2019, the Group drew five tranches of loans totaling RMB 4,579, which bears interest at a rate of 5.655% per annum, with a maturity date of August 2020.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

13. SHORT-TERM BORROWINGS (cont.)

(ii)     In 2017, Red Star Macalline Co., Ltd. (“Red Star”) signed an investment term sheet with the Group and paid a down payment of RMB30,000. The amount was recorded as other payable by the Group as of December 31, 2017. In November 2018, Red Star and the Group reached a supplementary agreement to terminate the term sheet and treat the amount as a loan to be repaid by August 30, 2019 at an annual interest rate of 12%. The interest is calculated starting September 2017 when the Group received the amount. In August 2019, the repayment start date was extended to January 30, 2020. In the year of 2020, the repayment starting date was further extended to April 10, 2020. In April 2020, the Group repaid amount of RMB 5,000 and the interest. In May, June and July 2020, the Group repaid the principal of RMB 5,000 each month. The remaining balance and interest should be repaid in September 2020.

(iii)    In connection with the acquisition of Wujie Space in June 2018, the Group assumed loans of RMB4,075 at an annual interest rate of 9%from Wujie Space, which were repaid in January 2019. In August 2019, the Group entered into a credit facility agreement of USD 3,000 (approximately RMB21,079) with Innoven Capital China Pte., Ltd. (“Innoven Capital”). In August 2019 and September 2019, the Group drew RMB10,539 and RMB10,539, respectively. The interest rate is 9.0% per annum. The group repaid all principal by February 2020.

14. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Payable for purchase of property and equipment	219,104	179,914
Payable for construction service	26,775	27,978
Payable for lease expenses	20,132	2,170
Payable for advertising services	20,251	56,684
Payable for utility and other expenses	10,709	14,441
Others	20,559	44,495
Total	317,530	325,682

15. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Refundable deposits from members, current	77,091	80,935
Payable for investments and acquisitions	38,350	41,688
Payable to former shareholders of acquirees	15,712	13,782
Accrued payroll	11,651	26,719
VAT payable	12,016	8,022
Other taxes payable	3,487	3,448
Interests payable	5,253	13,651
Others	18,263	53,108
Third-party loans	22,876	34,366
Amounts reimbursable to employees	688	858
Total	205,387	276,577

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

16. LONG-TERM BORROWINGS

Long-term borrowings consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Long-term borrowing, current	26,052	14,390
Long-term borrowings, non-current	19,344	5,000
Total	45,396	19,390

In October 2017, the Group entered into a credit facility agreement of USD 5,000 (approximately RMB32,530) with Innoven Capital. In November 2017, April 2018 and August 2018, the Group drew RMB6,700, RMB3,440 and RMB13,750, respectively. Each repayment schedule includes 22 equal installments with the last installments due in November 2019, April 2020 and August 2020, respectively. The interest rate is 9.5% per annum. As of December 31, 2018, RMB17,396 borrowings remained outstanding. As of December 31, 2019, RMB 4,890 borrowings remained outstanding.

In connection with the acquisition of Hongtai Space in December 2017, the Group assumed a loan of RMB15,000 from Shenzhen Dinghong Investment Co., Ltd. The annual interest rate is 6%. The loan shall be repaid in eight equal installments with the last installment due in January 2020. The company did not repay in June 2019 and July 2019. The group began to repay the loan in August 2019, with a monthly repayment of RMB 2,500. The borrowings as of December 31, 2018 and 2019 were RMB15,000 and RMB2,500, respectively. In January 2020, the Group repaid the remaining balance of the loans.

In connection with the acquisition of Dongyi Yuanda in July 2018, the Group assumed a loan of RMB13,000 from a commercial bank which bears an annual interest rate at 7.03%. RMB1,000 and RMB12,000 were classified as current and non-current, respectively, of which RMB1,000, RMB8,000, RMB1,000 and RMB3,000 will due in 2019, 2020, 2021, and 2022, respectively. The Group repaid RMB 1,000 in September 2019. The remaining balance of the loan as of December 31, 2019 is RMB 12,000.

17. CONVERTIBLE BOND

In January 2019, the Company issued a convertible bond of USD10,000 (equivalent to RMB71,477) (the “Bond”) to All-Stars SPX Limited (the “Holder”). Dr. Daqing Mao pledged 697,977 of the Company’s ordinary shares to the Holder for securing the Bond. The Bond has a term of 364 days commencing from the funding date, which can be extended for an additional six-month with both parties’ consent. Before the maturity, the Bond is convertible into the Company’s most senior class of security interests at the option of the Holder USD1,000, USD4,000 and USD5,000 of the principal amounts should be converted at the conversion price determined based on the pre-money valuation of the Group at USD 2,500,000, USD 1,360,000 and USD 800,000, respectively, on a fully diluted and as converted basis. The Bond bears annual interest rate at 8% and will be payable upon maturity. The Holder enjoys pre-emptive rights, information and inspection rights and other protective rights.

The convertible bond does not have any embedded conversion option which shall be bifurcated and separately accounted for as a derivative under ASC 815, nor did the convertible bond contain a cash conversion feature. The Company accounted for the Bond in accordance with ASC 470, as a single debt instrument; and per ASC 470, contingent beneficial conversion feature (“BCF”) shall not be recognized in earnings until the contingency is resolved. No BCF was recognized for the twelve-month period ended December 31, 2019 as the current set conversion price for the Bond is greater than the fair value of the ordinary share price at date of issuance. No issuance costs related to the Bond incurred.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

17. CONVERTIBLE BOND (cont.)

In January 2020, the Company signed a supplementary agreement with the Holder to extend the repayment date of the Bond to the date earlier of July 13, 2020 or the date the Company successfully consummates an IPO.

In July 2020, the Company signed another supplementary agreement with the Holder to cancel the conversion right of the Holder and revise the repayment term that the Company need to repay the Bond in fifth installment from July to November. And if the Company successfully consummates an IPO, the Bond should be repaid immediately.

18. LIABILITIES TO BE SETTLED IN SHARES

During 2018 and 2019, certain investors contributed cash, ROU assets or business equities to Ucommune Venture in exchange for its equity interests. Ucommune Venture was unable to register them as shareholders due to PRC regulation on shareholder number limitations. Moreover, the existing shareholders’ approval for increasing capital by the new investors was not in place until July 2019.

Therefore, those investors were not considered as shareholders and the cash, ROU assets or business contributed were recorded as liabilities to reflect the Group’s obligation to issue equity interests. The liabilities were subsequently measured at fair value at each period end.

During the years ended December 31, 2018 and 2019, RMB25,607 and RMB179,475 of change in fair value of liabilities to be settled in shares were recorded in the statements of operations. In August 2019, the Company issued ordinary shares to such investors, and the balance of RMB2,310,377 was reclassified to the consolidated statements of changes in shareholders’ equity.

19. COST OF REVENUE (EXCLUDING IMPAIRMENT LOSS)

Cost of revenue (excluding impairment loss) consisted of the following:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Lease expenses	383,690	494,111
Employee compensation and benefits	38,118	71,134
Depreciation and amortization	77,579	109,875
Advertising costs	22,292	469,367
Other operating costs(i)	141,930	224,905
Total	663,609	1,369,392

____________

Notes:

(i)       Including costs for construction and design services, utilities, maintenance, daily cleaning and others.

20. INCOME TAXES

Cayman Islands& BVI

The Company is a tax-exempted company incorporated in the Cayman Islands. A subsidiary, Ucommune International Limited, is incorporated in BVI. Both companies are not subject to income tax.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

United States (“U.S.”)

Ucommune N.Y. Corp. is incorporated in the U.S. and are subject to the U.S. federal income taxes. According to U.S. tax reform, a flat corporate income tax rate of 21% is effective beginning in 2018.

Hong Kong

Ucommune HK was established in Hong Kong and is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first 2,000 Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements as it has no assessable profit for the years ended December 31, 2018 and 2019.

Singapore

Ucommune Singapore Pte. Ltd. was established in Singapore and is subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2018 and 2019.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions. According to the requirements of Cai Shui [2014] No. 26, enterprises that qualify as encouraged industrial enterprises located in Zhu Hai Heng Qin New Area (“Heng Qin New Area”) are subject to a tax rate of 15%. Shengguang Zhongshuo, as a company located in Heng Qin New Area, is qualified to enjoy the 15% preferential income tax rate.

Enterprises, for which the annual taxable income amount which does not exceed RMB500 in 2017, and the annual taxable income of no more than RMB1,000 in 2018, shall qualify as the small low-profit enterprises, and only 50% of its taxable income shall be subject to enterprise income tax at a reduced tax rate of 20%.

According to Caishui [2019] No. 13, small and low-profit enterprises have updated their preferential tax conditions. The entity should meet the three conditions: 1. The annual taxable income does not exceed RMB 3,000; 2. The number of employees does not exceed 300; 3. The total assets do not exceed RMB 50,000.

For small, low-profit enterprises whose annual taxable income does not exceed RMB1,000, the preferential income tax rate was 5%; for the annual taxable income exceeding RMB1,000 but not more than RMB 3,000, the preferential income tax rate was 10%.

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Current tax expense	2,134	5,756
Deferred tax benefit	(47)	(884)
Total	2,087	4,872

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets were as follows:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Deferred tax assets:
Allowance for doubtful accounts	1,917	2,126
Impairment loss on long-lived assets	31,233	32,263
Impairment loss on long-term investments	6,748	8,953
Deductible temporary difference related to advertising expenses	3,773	3,773
Deferred subsidy income	1,184	1,044
Net operating loss carrying forwards	115,397	231,357
Total deferred tax assets	160,252	279,516
Less: valuation allowance	(160,252)	(279,516)
Deferred tax assets, net	—	—

Net change in the valuation allowance of deferred tax assets are summarized as follows:

RMB
Net change of valuation allowance of Deferred tax assets
Balance at December 31, 2017	81,635
Additions-change to tax expense	77,553
Additions- Acquisition	1,064
Balance at December 31, 2018	160,252
Additions-change to tax expense	119,264
Balance at December 31, 2019	279,516

The significant components of deferred taxes liability were as follows:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Deferred tax liabilities:
Acquired intangible assets	3,292	2,427
Total deferred tax liabilities	3,292	2,427

The aggregate NOLs in 2019 was RMB 1,249,091 deriving from entities in the PRC. The aggregate NOLs in 2018 was RMB 722,624 deriving from entities in the PRC. The NOLs will start to expire from 2020 if they are not used. The cumulative net operating loss in the PRC can be carried forward for five years, to offset future net profits for income tax purposes.

The aggregate NOLs in 2019 was RMB 193,724 deriving from entities in the Hong Kong. The aggregate NOLs in 2018 was RMB 15,518 deriving from entities in the Hong Kong. The cumulative net operating loss in Hong Kong can be carried forward without an expiration date.

The company has RMB 33,795 and RMB 9,202 cumulative net operating loss in U.S. and Singapore to carry forward as of December 31, 2019 and 2018 which can be carried forward indefinitely.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

The company has RMB 2,722 and nil cumulative net operating loss in BVI as of December 31, 2019 and 2018.

The Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries may not be used to offset other subsidiaries’ earnings within the Group. Valuation allowance is considered on each individual subsidiary basis. Valuation allowance of RMB160,252 and RMB279,516 had been established as of December 31, 2018 and 2019, respectively, in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the years ended December 31, 2018 and 2019. The Group did not incur any significant interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future years.

According to the PRC Tax Administration and Collection Law, the tax authority may require the taxpayer or the withholding agent to make delinquent tax payment within three years if the underpayment of taxes is resulted from the tax authority’s act or error. No late payment surcharge will be assessed under such circumstances. The statute of limitation will be three years if the underpayment of taxes is due to the computational errors made by the taxpayer or the withholding agent. Late payment surcharge will be assessed in such case. The statute of limitation will be extended to five years under special circumstances which are not clearly defined (but an underpayment of tax liability exceeding RMB100 is specifically listed as a “special circumstance”). The statute of limitation for transfer pricing related issue is ten years. There is no statute of limitation in the case of tax evasion.

Therefore, the Group is subject to examination by the PRC tax authorities based on the above.

The reconciliation of the effective tax rate and the statutory income tax rate applicable to PRC operations was as follow:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Loss before provision for income taxes and loss from equity method investments	(442,120)	(800,253)
Income tax expense computed at an applicable tax rate of 25%	(110,530)	(200,063)
Effect of non-deductible expenses	5,736	1,075
Effect of preferential tax rate	16,421	43,826
Effect of income tax rate difference in other jurisdictions	3,663	40,770
Effect of change in tax rate	9,244	—
Change in valuation allowance	77,553	119,264
	2,087	4,872

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

If the Group did not enjoy income tax exemptions and preferential tax rates for the years ended December 31, 2018 and 2019, the increase in income tax expenses and net loss per share amounts would be as follows:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Increase in income tax expenses	1,208	5,299
Net loss per share-basic and diluted	(4.73)	(7.51)

New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25% with the statute subject to the determination by PRC tax authorities.

If the Company were to be a non-resident for PRC tax purpose, dividends paid to it out of profits earned by PRC subsidiaries after January 1, 2008 would be subject to 10% withholding tax, if no tax treaty is applicable. In addition, under tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the Foreign Invested Enterprise (“FIE”); or 10%, if the investor holds less than 25% in the FIE.

21. EQUITY

The Company was incorporated in September 2018. One ordinary share was issued and outstanding with par value of HK$0.01 (equivalent to US$0.001) as of December 31, 2018.

In April 2015, four founders and 11 angel investors formed Ucommune Venture. In exchange, cash capital contribution at RMB43,300 was received.

In September 2015 and March 2016, Ucommune Venture issued 12.74% and 4.08% equity interest with preferential rights for a cash consideration of RMB216,578 and RMB138,620, respectively, to a group of third-party investors.

In June 2016, Ucommune Venture issued 6.49% equity interest with preferential rights for a cash consideration of RMB279,240 to two investors.

In August 2016, Ucommune Venture issued 2.3% equity interest with preferential rights for a cash consideration of RMB121,900 to two investors.

In December 2016 and June 2019, Ucommune Venture issued 5.1% equity interest with preferential rights for a total consideration of RMB333,367 including cash of RMB280,426 and a property of RMB52,941 to five investors.

In July 2019, Ucommune Venture issued 3.23% equity interests with preferential rights for a cash consideration of RMB220,000 to two investors.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

21. EQUITY (cont.)

Preferential rights were granted to investors include liquidation preference, pre-emptive rights, preferred transfer rights, drag-along rights and others. Based on valuation of the Group with the assistance of an independent appraising firm, the fair value of ordinary shares approximates that of equity interest with preferential rights. During the Re-domiciliation, all preferential rights were terminated, and the equity interests of Ucommune Venture were exchanged into ordinary shares of the Company.

During 2018 and 2019, Ucommune Venture issued a series of equity interest with preferential rights to certain investors in exchange for cash, buildings and ROU assets. In addition, Ucommune Venture has completed a couple of business acquisitions through share exchange since December 2019. As set out in Note 18, the contribution received from those investors were recorded as liabilities to be settled in shares and measured at fair value. In August 2019, such liabilities at carrying amount of RMB2,310,377 was reclassified to equity upon share issuance. In addition, the Company issued ordinary shares to an investor in August 2019 in exchange for a property at fair value of RMB90,666 and prepayment of RMB20,000 received in 2018.

The preferential rights granted by Ucommune Venture to investors include liquidation preference, pre-emptive rights, preferred transfer rights, drag-along rights and others. Based on valuation of the Group with the assistance of an independent appraising firm, the fair value of ordinary shares approximates that of equity interest with preferential rights. During the reorganization, all preferential rights had been terminated, and all the equity interests of Ucommune Venture were exchanged into ordinary shares of the Company.

22. EMPLOYEE DEFINED CONTRIBUTION

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund, unemployment insurance and other welfare benefits are provided to employees. Chinese labor regulations require that the Group’s PRC entities make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amount for such employee benefits, which was expensed as incurred, was RMB22,756 and RMB27,965 for years ended December 31, 2018 and 2019, respectively.

23. SHARE-BASED COMPENSATION

In August 2019, the Company’s Board of Directors approved the 2019 share incentive plan (‘‘2019 plan’’) which provides for the grant of options to eligible employees and consultants of the Group. Under the 2019 plan, the maximum aggregate number of ordinary shares of the Company that may be issued shall not exceed 15,028,567.

On September 19, 2019, the Company granted 13,870,252 share options to the Group’s employees at an exercise price of RMB0.0007 per share. The options will vest in accordance with two types of vesting schedules set out in the respective share option agreements.

For type 1, 50% of the awarded options shall vest and become exercisable upon the date of the Company’s IPO; 30% of the options shall vest and become exercisable on the first anniversary date of the Company’s IPO; 20% of the options shall vest and become exercisable on the second anniversary date of the Company’s IPO.

For type 2, 50% of the options shall vest and become exercisable on the first anniversary date of the Company’s IPO; 30% of the options shall vest and become exercisable on the second anniversary date of the Company’s IPO; 20% of this Option shall vest and become exercisable on the third anniversary date of the Company’s IPO.

In the event that the grantee discontinue providing services to the Company before the third anniversary date of the Company’s IPO, the Company shall have the call option to repurchase the shares acquired by grantees.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

23. SHARE-BASED COMPENSATION (cont.)

The fair value of option granted was estimated on the date of grant using the Binominal option- pricing model with the following assumptions used for grants during the applicable periods:

For the year ended December 31, 2019
Risk-free interest rate	1.80%
Volatility	37.34%
Dividend yield	—
Life of options (in years)	10
Fair value of underlying ordinary shares	41.51

(1)    Risk-free interest rate

Risk-free interest rate was estimated based on the daily treasury long term rate of the U.S. Treasury Department with a maturity period close to the expected term of the options, plus the country default spread of China.

(2)    Volatility

The volatility of the underlying ordinary shares during the lives of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the expected term of the options.

(3)    Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

(4)    Life of options

Life of options is extracted from option agreements.

A summary of options activities during the year ended December 31, 2019 is presented below:

	Number of options	Weighted average exercise price RMB	Weighted average grant date fair value RMB	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Options outstanding at January 1, 2019	—	—	—	—
Granted	13,870,252	0.0007	41.51	9.72
Options outstanding at December 31, 2019	13,870,252	0.0007	41.51	9.72	575,744
Options vested and expected to vest as of December 31, 2019	13,870,252	0.0007	41.51	9.72	575,744
Options exercisable as of December 31, 2019	—	—	—	—	—

Total intrinsic value of options outstanding at December 31, 2019 was RMB754,116. The Company did not recognize any share-based compensation expenses for the year ended December 31, 2019. The Group will recognize share-based compensation expenses upon successful completion of a Qualified IPO.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

24. NET LOSS PER SHARE

For the years ended December 31, 2018 and 2019, for the purpose of calculating net loss per share as a result of the reorganization as described in Note 1, the number of shares used in the calculation reflects the outstanding shares of the Company as if the reorganization took place at the beginning of the period presented.

Basic and diluted net loss per share for each of the year presented were calculated as follows:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Numerator:
Net loss attributable to Ucommune Group Holdings Limited’s shareholders	(429,592)	(791,150)
Denominator:
Weighted average ordinary shares used in computing basic loss per share	90,646,360	104,684,701
Weighted average ordinary shares used in computing diluted loss per share*
Basic net loss per share	(4.74)	(7.56)
Diluted net loss per share	(4.74)	(7.56)

____________

*        The potential dilutive securities were not included in the calculation of dilutive net loss per share in those periods where their inclusion would be anti-dilutive.

25. RELATED PARTIES BALANCES AND TRANSACTIONS

The Group had the following related parities:

a.      Executive Officers and companies controlled by executive officers

b.      Equity method investees

c.      Companies controlled by the same shareholders.

d.      The 30% equity holder of Shengguang Zhongshuo

e.      The wholly owned subsidiary of d.

I.       Balances:

The Group had the following related party balances:

	Relationship	Notes	As of December 31, 2018	As of December 31, 2019
			RMB	RMB
Amounts due from related parties:
Guangdong Advertising Co., Ltd.	(d)	(i)	—	36,381
Youxiang Group	(c)	(ii)	18,717	15,483
Feitelan	(b)	(iii)	6,621	—
Dr. Daqing Mao	(a)	(iv)	2,220	—
Others	(b)	(v)	322	1,631
			27,880	53,495

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

25. RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

	Relationship	Notes	As of December 31, 2018	As of December 31, 2019
			RMB	RMB
Amounts due to related parties:
Youxiang Group	(c)	(vi)	8,631	34,032
Dr. Daqing Mao	(a)	(vii)	4,014	—
Guangdong Marketing Advertising Group	(e)	(viii)	—	9,209
Others	(b)		144	10
			12,789	43,251

____________

Notes:

(i)      Amounts due from Guangdong Advertising Co., Ltd. are marketing service fee receivable and prepaid advertising fee.

(ii)     Amounts due from Youxiang Group are consulting fee and construction fee.

(iii)    Amounts due from Feitelan are loans provided by the Group and interest accrued. The loans have a term of one year and bear an annual interest rate of 6%. In 2019, the Company obtained the control of Feitelan, therefore the amount was reclassed to amount due from intercompany and eliminated in the consolidated financial statements.

(iv)    Amounts due from Dr. Daqing Mao are loans provided by the Group, which is interest free. The outstanding balance of RMB 2,220 as of December 31, 2018 was fully collected from Mr. Mao in 2019. Dr. Daqing Mao resigned as director subsequently in May 2020.

(v)      Amounts due from others are operating management fees and promotion consulting fees.

(vi)    Amounts due to Youxiang Group are lease expenses and property management expenses.

(vii)   Amounts due to Dr. Daqing Mao are interest free and payable on demand. In 2019, RMB 2,892 was paid by Dr. Mao on behalf of the Company and RMB 6,906 was repaid to Mr. Mao from the Company.

(viii)  Amounts due to Guangdong Marketing Advertising Group are account payable for advertisement distribution services.

The Group entered into leases with Youxiang Group and the related ROU assets as of December 31, 2018 and 2019 were RMB98,659 and RMB106,558, respectively. The related lease liabilities as of December 31, 2018 and 2019 were RMB99,546 and RMB111,248, respectively.

II.     Transactions:

Lease expenses

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Youxiang Group(i)	(c)	11,964	22,336
Total		11,964	22,336

Revenues

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Youxiang Group(ii)	(c)	4,435	12,116
Guangdong Advertising Co., Ltd.(iii)	(d)	—	117,796

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

25. RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

Property management expense

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Youxiang Group(iv)	(c)	1,451	3,531

Promotion consulting expense

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Xinjiang Xinzhongshuo Marketing Co., Ltd.(v)	(a)	—	4,350

Purchase of advertisement distribution resources

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Xinjiang Xinzhongshuo Marketing Co., Ltd.(vi)	(a)	—	47,425
Guangdong Advertising Co., Ltd.(vi)	(d)		2,871
Guangdong Advertising Marketing Group(vi)	(e)	—	8,687

Acquisition

	Relationship	Year Ended December 31, 2019
RMB
Binchao Xu(vii)	(a)	—

____________

Notes:

(i)      The amount represents rental expense for the operating lease from Youxiang Group.

(ii)     The amount represents consulting, construction and designing services provided to Youxiang Group.

(iii)    The amount represents marketing services provided to Guangdong Advertising Co., Ltd.

(iv)    The amount represents property management services provided by Youxiang Group.

(v)      The amount represents advertisement distribution resources provided by Xinjiang Xinzhongshuo Marketing Co., Ltd.

(vi)    The amount represents advertisement distribution services provided by these related parties.

(vii)   In 2019, the Group additional acquired 21% equity interests of Xiyu Information with a consideration of RMB 0. The control of Xiyu Information was transferred to the Group in November 2019. Prior to the acquisition, Mr. Binchao Xu was the chief technology officer of the Group and had 55% equity interests in Xiyu Information, hence the acquisition was deemed as a related party transaction.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

26. COMMITMENTS AND CONTINGENCIES

Capital commitment

As of December 31, 2019, the Group had outstanding capital commitments totaling RMB2,115, mainly relating to capital expenditures on leasehold improvement with payment due within one year.

Investment commitment

The Group was obligated to pay RMB5,000 for several long-term investments under various arrangements as of December 31, 2019 with payment due within one year.

27. RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts, which is included in retained earnings accounts in equity section of the consolidated balance sheets. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. If any PRC subsidiary incur debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the Group. Any limitation on the ability of the PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit the ability to grow, make investments or acquisitions that could be beneficial to pay dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The Group’s provision for the statutory common reserve is in compliance with the aforementioned requirement of the Company Law. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Because the Group’s entities in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s entities in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital, additional paid-in capital and statutory reserves of the Group’s entities in the PRC. The aggregate amount of paid-in capital, additional paid-in capital and statutory reserves, which is the amount of net assets of the Group’s entities in the PRC (mainland) not available for distribution, were RMB2,103,824 and RMB4,251,792, as of December 31, 2018 and 2019, respectively.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

28. SEGMENT INFORMATION

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance.

The Group’s CODM has been identified as the CEO. For the years ended December 31, 2018 and 2019, there are three operating segments identified including workspace membership, marketing and branding, and others.

The Group primarily operates in the PRC and substantially all of the Group’s long-lived assets are located in the PRC. The Group’s CODM evaluates performance based on each operating segment’s revenue and costs of revenue (excluding impairment loss). Revenues and cost of revenue (excluding impairment loss) by segment are presented below.

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Revenue:
Workspace membership	394,356	557,994
Marketing and branding services	24,617	534,826
Other services	29,535	74,538
Total revenue	448,508	1,167,358
Cost of revenue (excluding impairment loss)
Workspace membership	(624,844)	(814,002)
Marketing and branding services	(22,481)	(485,473)
Other services	(16,284)	(69,917)
Total cost of revenue (excluding impairment loss)	(663,609)	(1,369,392)

The Group’s CODM does not review the financial position by operating segment, thus total assets by operating segment is not presented.

29. PARENT ONLY INFORMATION

Basis of presentation

The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in the Group’s combined and consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries and VIEs.

Investments in subsidiaries and VIEs

The Parent Company and its subsidiaries, VIEs and VIEs’ subsidiaries were included in the combined and consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation. For purpose of the Parent Company’s stand-alone financial statements, its investments in subsidiaries, VIEs and VIEs’ subsidiaries were reported using the equity method of accounting. The Parent Company’s share of loss from its subsidiaries, VIEs and VIEs’ subsidiaries were reported as share of loss of subsidiaries, VIEs and VIEs’ subsidiaries in the accompanying Parent Company financial statements. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to RMB nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of Parent Company Information, preparation the Parent Company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries, VIEs and VIEs’ subsidiaries regardless of the carrying value of the investment even though the Parent Company is not obligated to provide continuing support or fund losses.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

29. PARENT ONLY INFORMATION (cont.)

The following represents condensed unconsolidated financial information of Ucommune Group Holdings Limited.

Condensed Balance Sheets:

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
ASSETS
Current assets
Cash and cash equivalents	—	141	20
Amount due from inter-company	—	69,624	9,980
Other current assets	—	284	41
Non-Current assets
Investment in subsidiaries	397,715	1,909,365	273,697
Total non-current assets	397,715	1,909,365	273,697
TOTAL ASSETS	397,715	1,979,414	283,738

LIABILITIES AND EQUITY
Total current liabilities	—	11,513	1,650
Non-current liabilities:
Convertible bond	—	69,762	10,000
Total non-current liabilities	—	69,762	10,000
TOTAL LIABILITIES	—	81,275	11,650

EQUITY
Ordinary shares (38,000,000 and 500,000,000 authorized, 1 and 131,312,984 issued and outstanding as of December 31, 2018 and, 2019, with par value of HK$0.01 and US$0.0001, respectively)	—	92	13
Subscription receivables	—	(87)	(12)
Additional paid-in capital	1,355,685	3,645,708	522,592
Accumulated deficit	(957,135)	(1,746,648)	(250,372)
Accumulated other comprehensive loss	(835)	(926)	(133)
TOTAL EQUITY	397,715	1,898,139	272,088
TOTAL LIABILITIES AND EQUITY	397,715	1,979,414	283,738

Condensed Statements of Operations and Comprehensive Loss:

	For the Year Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Loss from operations	—	(11,110)	(1,610)
Loss from investment in subsidiaries	(429,592)	(780,040)	(111,797)
Net loss	(429,592)	(791,150)	(113,407)
Other comprehensive loss	(629)	91	13
TOTAL COMPREHENSIVE LOSS	(430,221)	(791,059)	(113,394)

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

29. PARENT ONLY INFORMATION (cont.)

Condensed Statements of Cash Flows:

	For the Year Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Net cash used in operating activities	—	(69,622)	(9,980)
Net cash used in investing activities	—	—	—
Net cash provided by financing activities	—	69,762	10,000
Cash received from convertible bond	—	69,762	10,000
Net increase in cash and cash equivalents	—	140	20
Cash and cash equivalents at beginning of the year	—	—	—
Cash and cash equivalents at end of the year	—	140	20

30. SUBSEQUENT EVENTS

In January 2020, the Company signed a supplementary agreement with the All-Stars SPX Limited (the “Holder”) to extend the repayment date of the convertible bond of USD 10,000 (the “Bond”) to the date earlier of July 13, 2020 or the date the Company successfully consummates an IPO. In July 2020, the Company signed another supplementary agreement with the Holder to cancel the conversion right of the Holder and revise the repayment term that the Company need to repay the convertible bond of USD 10,000 (the “Bond”) in fifth installment from July to November. In addition, if the Company successfully consummates an IPO, the Bond should be repaid immediately. The Company has repaid the first installment of RMB 10,000 (US$1,408) in July.

In April 2020, the Group signed an agreement with a third party to divest all the equity interest of Shenzhen Songhe Innovation Investment Management Co., Ltd with consideration of nil. The transaction had been completed in April 2020.

From March 2020 to June 2020, the Group entered into three loan agreements with three independent third-party lenders in the principal amounts of RMB500,000 bearing annual interest rate range from 6.10% to 6.31%. The loans will provide in installments from September 2020 to November 2021 and will be repayable one year after each installment.

In July 2020, the Group signed an agreement with a third party to sell the 80% equity interest of Hunan Longxi with cash consideration of RMB 240,000. The transaction is expected to be closed by end of 2020. There is a price adjustment term in the agreement, that if within two years, the condition of Hunan Longxi’s vacant land of use right could be solved, the consideration should not be changed, or the consideration should be changed to RMB 130,000. Ucommune assessed that the possibility of the reduction in the consideration is remote.

Novel coronavirus (COVID-19) was first found in December of 2019. Subsequently, COVID-19 spread rapidly around the world. To reduce the impacts of the pandemic, the governments of many countries implemented measures such as quarantines, travel restrictions, and the temporary restrictions of business activities. Substantially all of the Company’s workforce are concentrated in China. Consequently, the COVID-19 outbreak may materially adversely affect our business operations and the Company’s financial condition and operating results for the fiscal year 2020, including, but not limited to material negative impacts on the Company’s total revenues, slower collection of accounts receivables and additional allowance for doubtful accounts and significant downward adjustments or impairment to the Company’s long-lived assets. Because of the significant uncertainties surrounding the COVID-19 outbreak, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Annex A

Unaudited Pro Forma Combined Financial Information

Ucommune International Ltd (“the Company”) is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations as of September 30, 2020 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2020. This information should be read together with respective audited and unaudited financial statements and related notes of Ucommune Group Holdings Limited (“Ucommune”) and Orisun Acquisition Corp. (“Orisun”), “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune” and other financial information included elsewhere in this prospectus.

The unaudited pro forma combined balance sheet as of September 30, 2020 has been prepared using the following:

•        Ucommune’s unaudited historical consolidated balance sheet as of September 30, 2020, as included elsewhere in this prospectus; and

•        Orisun’s unaudited historical balance sheet as of September 30, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

•        Ucommune’s unaudited historical consolidated statement of income for the year ended December 31, 2019, as included elsewhere in this prospectus; and

•        Orisun’s unaudited historical statement of operations for the year ended December 31, 2019, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2020 has been prepared using the following:

•        Ucommune’s unaudited historical consolidated statement of income for the nine months ended September 30, 2020, as included elsewhere in this prospectus; and

•        Orisun’s unaudited historical statement of operations for the nine months ended September 30, 2020, as included elsewhere in this prospectus.

The translations from RMB to U.S. dollars in the unaudited pro forma combined financial statements were made at a rate of RMB6.7896 to US$1.00, the exchange rates set forth in the H.10 statistical release of the U.S. Federal Reserve Board on September 30, 2020.

Annex A-1

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2020
(in thousands)

	Ucommune	Orisun	Initial Pro Forma Combined	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$13,198	$55	$13,253	$45,230	(1)
				(2,060)	(2)
				(8,486)	(3)
				(32,403)	(4)	$15,534
Accounts receivable, net	9,775	—	9,775	—		9,775
Term deposit, current	6,326	—	6,326	—		6,326
Short-term investment	2,114	—	2,114	—		2,114
Amounts due from related parties	4,573	—	4,573	—		4,573
Prepaid expenses and other current assets	24,933	13	24,946	—		24,946
Total Current Assets	60,919	68	60,987	2,281		63,268
Marketable securities held in Trust Account	—	45,230	45,230	(45,230)	(1)	—
Restricted cash, non-current	3,355	—	3,355	—		3,355
Long-term investments	11,749	—	11,749	—		11,749
Property and equipment, net	57,126	—	57,126	—		57,126
Right-of-use assets, net	191,423	—	191,423	—		191,423
Intangible assets, net	5,038	—	5,038	—		5,038
Goodwill	225,858	—	225,858	—		225,858
Rental deposit, non-current	11,268	—	11,268	—		11,268
Long term prepaid expenses	17,110	—	17,110	—		17,110
Amounts due from related parties, non-current	80	—	80	—		80
Other non-current assets	17,721	—	17,721	—		17,721
Total Assets	$601,647	$45,298	$646,945	$(42,949)		$603,996

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$12,707	—	$12,707	—		$12,707
Long-term borrowings, current	1,328	—	1,328	—		1,328
Accounts payable	34,655	—	34,655	—		34,655
Accrued expenses and other current liabilities	37,459	305	37,764	(305)	(2)	37,459
Advanced workspace membership fee	9,287	—	9,287	—		9,287
Contract liabilities	2,164	—	2,164	—		2,164
Income tax payable	172	—	172	—		172
Lease liabilities, current	86,658	—	86,658	—		86,658
Amounts due to related parties	11,420	—	11,420	—		11,420
Deferred subsidy income	1,314	—	1,314	—		1,314
Total Current Liabilities	197,164	305	197,469	(305)		197,164
Annex A-2

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2020
(in thousands) (continued)

	Ucommune	Orisun	Initial Pro Forma Combined	Pro Forma Adjustments		Pro Forma Balance Sheet
Convertible promissory note	—	644	644	(422)	(2)
				(222)	(5)	—
Long-term borrowing	3,050	—	3,050	—		3,050
Refundable deposits from members, non-current	3,094	—	3,094	—		3,094
Deferred tax liabilities	292	—	292	—		292
Lease liabilities, non-current	141,259	—	141,259	—		141,259
Deferred underwriting fees payable	—	1,332	1,332	(1,332)	(2)	—
Total Liabilities	344,859	2,281	347,140	(2,281)		344,859

Commitments and Contingencies
Common stock subject to possible redemption 3,184,802 share at redemption valued as of September 30, 2020	—	38,017	38,017	(38,017)	(4)	—

Shareholders’ Equity
Ordinary shares	3	—	3	(3)	(5)	—
Class A ordinary shares	—	—	—	1	(5)
				0	(4)	1
Class B ordinary shares	—	—	—	0	(5)	0
Additional paid-in capital	536,955	5,559	542,514	5,614	(4)
				(335)	(5)	547,793
Statutory reserves	564	—	564	—		564
Accumulated deficit	(308,381)	(559)	(308,940)	(8,486)	(3)
				558	(5)	(316,868)
Accumulated other comprehensive loss	18	—	18	—		18
Total Shareholders’ Equity	229,159	5,000	234,159	(2,651)		231,508
Non-controlling interest	27,629	—	27,629	—		27,629
Total Liabilities and Equity	$601,647	$45,298	$646,947	$(42,949)		$603,996

Annex A-3

Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2020
(in thousands, except share and per share data)

	Ucommune	Orisun	Initial Pro Forma Combined	Pro Forma Adjustments		Pro Forma Income Statement
Net revenues	$88,145	$—	$88,145	$—		$88,145
Formation and operating costs	—	(694)	(694)	366	(1)	(328)
Cost of revenues	(100,569)	—	(100,569)	—		(100,569)
Gross profit	(12,424)	(694)	(13,118)	366		(12,752)

Sales and marketing expenses	(3,366)	—	(3,366)	—		(3,366)
General and administrative expenses	(12,846)	—	(12,846)	304	(1)	(12,542)
Impairment loss on long-lived assets	(4,928)	—	(4,928)	—		(4,928)
Operating loss	(33,564)	(694)	(34,258)	670		(33,588)

Other income (expense):
Interest income	623	167	790	(167)	(2)	623
Interest expense	(2,204)	—	(2,204)	—		(2,204)
Other expense, net	(17,382)	—	(17,382)	—		(17,382)
Loss before income taxes	(52,527)	(527)	(53,054)	503		(52,551)
Provision for income taxes	(343)	—	(343)	(126)	(3)	(469)
Loss from equity method investment	21	—	21	—		21
Net loss	(52,849)	(527)	(53,376)	377		(52,999)
Net loss attributable to non-controlling interests	(2,282)	—	(2,282)	—		(2,282)
Net loss attributable to stockholders of the Company	$(50,567)	$(527)	$(51,094)	$377		$(50,717)
Weighted average shares outstanding, basic and diluted		1,957,921		78,493,922		80,451,843
Basic and diluted net loss per share		$(0.31)				$(0.63)

Annex A-4

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(UNAUDITED)

	Ucommune	Orisun	Initial Pro Forma Combined	Pro Forma Adjustments		Pro Forma Income Statement
Net revenues	$167,334	$—	$167,334	$—		$167,334
Formation and operating costs	—	(335)	(335)	—		(335)
Cost of revenues	(196,295)	—	(196,295)	—		(196,295)
Gross profit	(28,961)	(335)	(29,296)	—		(29,296)

Pre-opening expenses	(2,168)	—	(2,168)	—		(2,168)
Sales and marketing expenses	(10,871)	—	(10,871)	—		(10,871)
General and administrative expenses	(26,029)	—	(26,029)	—		(26,029)
Impairment loss on long-lived assets	(7,458)	—	(7,458)	—		(7,458)
Remeasurement gain of previously held equity interests in connection with step acquisitions	55	—	55	—		55
Change in fair value of liabilities to be settled in shares	(25,727)	—	(25,727)	—		(25,727)
Operating loss	(101,159)	(335)	(101,494)	—		(101,494)

Other income (expense):
Interest income	852	304	1,156	(304)	(2)	852
Interest expense	(2,343)	—	(2,343)	—		(2,343)
Other expense, net	(12,063)	—	(12,063)	—		(12,063)
Loss before income taxes	(114,713)	(31)	(114,744)	(304)		(115,048)
Provision for income taxes	(698)	—	(698)	76	(3)	(622)
Loss from equity method investment	(222)	—	(222)	—		(222)
Net loss	(115,633)	(31)	(115,664)	(228)		(115,892)
Net loss attributable to non-controlling interests	(2,225)	—	(2,225)	—		(2,225)
Net loss attributable to stockholders of the Company	$(113,408)	$(31)	$(113,439)	$(228)		$(113,667)
Weighted average shares outstanding, basic and diluted		1,366,531		79,085,312	(4)	80,451,843
Basic and diluted net loss per share		$(0.19)				$(1.41)

1.    Accounting for the Transactions

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Orisun will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Ucommune expecting to have a majority of the voting power of the post-combination company, Ucommune senior management comprising all of the senior management of the post-combination company, the relative size of Ucommune compared to Orisun, and Ucommune operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Ucommune issuing stock for the net assets of Orisun, accompanied by a recapitalization. The net assets of Orisun will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Ucommune.

2.    Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the

Annex A-5

post-combination company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Ucommune and Orisun have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

As a result of the Business Combination and immediately following the closing of the Business Combination, 3,184,802 ordinary shares are redeemed for cash, and providing for a minimum net tangible asset value of $5,000,001 after giving effect to payments of estimated transaction expenses and payments to redeeming shareholders, Ucommune will own approximately 87.0% of the outstanding Orisun ordinary shares, the former shareholders of Orisun will own approximately 3.2% of the outstanding Orisun ordinary shares (in each case, not giving effect to any shares issuable to them upon the exercise of warrants and the unit purchase option).

3.     Adjustments to Unaudited Pro Forma Combined Financial Information

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of September 30, 2020 are as follows:

(1)    Reflects the release of cash from marketable securities held in the Trust Account.

(2)    Reflects the payments of Orisun’s accrued expenses and other current liabilities, deferred underwriting fee payable and Convertible promissory note.

(3)    Reflects the payments of transaction fees of $8.5 million (including $8.1 million of Ucommune’s transaction expenses and $0.4 million of Orisun’s expenses). This cost is not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring.

(4)    Reflects the reclassification of $32.4 million of Orisun common stock subject to possible conversion and reflects the 3,184,802 shares actually converted subsequent to September 30, 2020. The excess of the conversions over ordinary shares subject to possible redemptions was reclassified to additional paid in capital.

(5)    Reflects recapitalization of Ucommune through (a) the contribution of all the share capital in Ucommune to Orisun, (b) the issuance of 70,024,420 Orisun shares, (c) the elimination of the historical accumulated deficit of Orisun, the accounting acquiree, and (d) promissory note would be converted to shares in the business combination.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 are as follows:

(1)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Ucommune in the amount of $0.3 million for the nine months ended September 30, 2020, and in the historical consolidated financial statements of Orisun in the amount of $0.4 million for the nine months ended September 30, 2020.

(2)    Represents an adjustment to eliminate interest income related to cash, cash equivalents and marketable securities held in the Trust Account.

(3)    To record the tax effect of the pro forma adjustments applied at Ucommune’s normalized blended statutory income tax rate of 25%.

Annex A-6

(4)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

The following presents the calculation of basic and diluted weighted average shares outstanding for the nine months ended September 30, 2020:

Weighted average shares calculation, basic and diluted
Orisun shares issued in the Business Combination	70,024,420
Orisun public shares	1,255,222
Orisun shares held by sponsor	1,342,111
Orisun shares held by PIPE investors	6,030,670
Orisun shares held by FA Advisory F. Liu	700,000
Orisun shares held by Chardan Capital Markets, LLC	1,099,420
Weighted average shares outstanding	80,451,843

Percent of shares owned by existing holders of Ucommune share	87.0%
Percent of shares owned by existing holders of Orisun share	3.2%
Percent of shares owned by PIPE Investors	7.5%
Percent of shares owned by FA Advisory F. Liu	0.9%
Percent of shares owned by Chardan Capital Markets, LLC	1.4%
100%

Annex A-7

UCOMMUNE

We are fostering our intelligent co-working ecosystem,
where our members can leverage our network to unleash their potential and collectively create maximum value.

WE BELIEVE THAT TOGETHER WITH UCOMMUNE, OUR MEMBERS BECOME STRONGER.

UCOMMUNE